As filed with the Securities and Exchange Commission on January 11, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PROSPERITY BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Texas	6022	74-2331986
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027 (281) 269-7199 (Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

David Zalman

Senior Chairman and Chief Executive Officer Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

(713) 693-9300

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Charlotte M. Rasche Executive Vice President and General Counsel 80 Sugar Creek Center Blvd. Sugar Land, Texas 77478 (281) 269-7205	William S. Anderson Bracewell LLP 711 Louisiana Street, Suite 2300 Houston, Texas 77002 (713) 221-1122

Kenneth L. Burgess, Jr. President and Chief Executive Officer First Bancshares of Texas, Inc. 310 West Wall Street, Suite 1200 Midland, Texas 79701 (844) 322-8392	Alan Lackey President and Chief Executive Officer Lone Star State Bancshares, Inc. 6220 Milwaukee Avenue Lubbock, Texas 79424 (806) 771-7717	Chet A. Fenimore Geoffrey S. Kay Fenimore Kay Harrison LLP 812 San Antonio Street, Suite 600 Austin, Texas 78701 (512) 583-5900

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the mergers described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Prosperity Bancshares, Inc. may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This document is not an offer to sell these securities, and Prosperity Bancshares, Inc. is not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED JANUARY 11, 2023

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholders of First Bancshares of Texas, Inc.:

On [    ], 2023 a special meeting of the shareholders of First Bancshares of Texas, Inc., or “First Bancshares,” will be held to vote on a proposal to merge with Prosperity Bancshares, Inc., or “Prosperity,” a Texas corporation and the parent company of Prosperity Bank. On October 10, 2022, Prosperity and First Bancshares entered into an Agreement and Plan of Reorganization, which we refer to as the “First Bancshares reorganization agreement,” that (i) provides for the merger of First Bancshares with and into Prosperity, with Prosperity as the surviving corporation in the merger, which we refer to as the “First Bancshares merger,” and (ii) contemplates that immediately following the First Bancshares merger, the merger of FirstCapital Bank of Texas, National Association, or “FirstCapital Bank,” a wholly owned subsidiary of First Bancshares, with and into Prosperity Bank, with Prosperity Bank as the surviving bank.

If the First Bancshares merger is completed, all shares of First Bancshares common stock issued and outstanding immediately prior to the effective time of the First Bancshares merger will be converted into an aggregate of 3,583,370 shares of Prosperity common stock, which we refer to as the “First Bancshares stock consideration,” and $93,422,648 in cash, which we refer to as the “First Bancshares cash consideration,” and together with the First Bancshares stock consideration, the “First Bancshares merger consideration,” less any amounts paid at closing with respect to outstanding equity awards, as set forth in the First Bancshares reorganization agreement. Additionally, the aggregate First Bancshares cash consideration will be reduced on a dollar-for-dollar basis if First Bancshares’ equity capital, as calculated under the First Bancshares reorganization agreement, is less than $204,000,000 at closing of the First Bancshares merger. Because of the possibility of an adjustment to the First Bancshares cash consideration, you will not know the exact amount of cash you will receive in connection with the First Bancshares merger when you vote on the First Bancshares reorganization agreement. Additionally, any exercise of equity awards prior to closing may change the number of shares or amount of cash each First Bancshares shareholder will receive.

For illustration purposes only, if the First Bancshares merger occurs and assuming at the closing that (i) there are [            ] shares of First Bancshares common stock issued and outstanding, (ii) there are [            ] unexercised options to purchase shares of First Bancshares common stock with a weighted average exercise price of $[            ], (iii) First Bancshares’ equity capital, as calculated under the First Bancshares reorganization agreement, is equal to or greater than $204,000,000, and (iv) the price per share of Prosperity common stock received in the First Bancshares merger is equal to $[            ], which was the closing price per share of Prosperity common stock on [            ], 2023, then holders of First Bancshares common stock will receive [            ] shares of Prosperity common stock with a value of $[            ] (prior to adjustments for fractional shares) and $[            ] in cash for each share they own, for an aggregate implied value of $[            ] for each share of First Bancshares common stock.

In addition to the First Bancshares merger, Prosperity and Lone Star State Bancshares, Inc., or “Lone Star,” a Texas corporation and the parent company of Lone Star State Bank of West Texas, or “Lone Star Bank,” a wholly owned subsidiary of Lone Star, have entered into an Agreement and Plan of Reorganization, which we refer to as the “Lone Star reorganization agreement,” that (i) provides for the merger of Lone Star with and into Prosperity, with Prosperity as the surviving corporation in the merger, which we refer to as the “Lone Star merger,” and (ii) contemplates that immediately following the Lone Star merger, the merger of Lone Star Bank with and into Prosperity Bank, with Prosperity Bank as the surviving bank. Lone Star Bank operates five banking offices in the West Texas area, including its main office in Lubbock and one banking center in each of Brownfield, Midland, Odessa and Big Spring, Texas. As of September 30, 2022, Lone Star Bank had total assets of approximately $1.39 billion, gross loans of approximately $940.5 million, total deposits of approximately $1.25 billion, and total shareholders’ equity of approximately $134.2 million.

Neither the closing of the First Bancshares merger nor the closing of the Lone Star merger is conditioned upon closing of the other merger. While the Lone Star shareholders will need to approve the Lone Star merger for it to be consummated, the First Bancshares shareholders will not be required to approve the Lone Star merger. Information included in this proxy statement/prospectus with respect to Lone Star and the Lone Star merger is provided as information for First Bancshares shareholders to consider when voting upon the First Bancshares merger.

If the First Bancshares merger and the Lone Star merger, which we refer to collectively as the “mergers,” are both completed, existing Prosperity shareholders would own approximately [    ]% of Prosperity’s common stock immediately following completion of the mergers, former First Bancshares shareholders would own approximately [    ]% and former Lone Star shareholders would own approximately [    ]%. If the First Bancshares merger is completed but the Lone Star merger is not completed, existing Prosperity shareholders and First Bancshares shareholders would own approximately [    ]% and [    ]%, respectively, of Prosperity’s common stock upon completion of the First Bancshares merger. Prosperity’s common stock is listed on the New York Stock Exchange under the symbol “PB,” and the closing price of Prosperity common stock on [    ], 2023 was $[    ] per share.

First Bancshares will hold a special meeting of its shareholders in a completely virtual format in connection with the First Bancshares merger. Prosperity and First Bancshares cannot complete the First Bancshares merger unless the holders of First Bancshares common stock approve the First Bancshares reorganization agreement and the transactions contemplated thereby, including the First Bancshares merger. First Bancshares’ board of directors, or the “First Bancshares board of directors,” is providing this document to solicit First Bancshares shareholders’ proxy to vote in connection with the proposal to approve the First Bancshares reorganization agreement and related matters. This document is also being delivered to First Bancshares shareholders and Lone Star shareholders as Prosperity’s prospectus for its offering of Prosperity common stock in connection with the mergers.

The First Bancshares special meeting will be held virtually on [    ], 2023, at [    ], Central Time. In order to attend the First Bancshares special meeting, shareholders must register before the special meeting date from a computer, tablet or smartphone by accessing the following web address: [https://fcbtexas.com/FBOTMeeting]. After registering, you will receive a confirmation email containing information about joining the First Bancshares special meeting virtually. There will not be a physical meeting to attend in person.

First Bancshares shareholders, your vote is very important.

To ensure your representation at the First Bancshares special meeting, please complete, sign, date and return the enclosed proxy. Sending in your proxy will not prevent you from voting your shares virtually at the First Bancshares special meeting, since you may revoke your proxy at any time before it is voted. You may revoke your proxy at any time prior to [    ], Central Time, on [    ], 2023 by (i) delivering a written revocation letter to First Bancshares’ transfer agent, Manhattan Transfer Registrar Co., by facsimile at (631) 209-8143 or by email at dcarlo@mtrco.com, (ii) completing, signing, dating and returning a proxy with a later date in accordance with the instructions on the enclosed proxy, or (iii) attending the First Bancshares special meeting virtually and voting your shares of First Bancshares common stock electronically at the First Bancshares special meeting.

The First Bancshares board of directors unanimously approved the First Bancshares reorganization agreement and the transactions contemplated thereby and recommends that First Bancshares shareholders vote “FOR” approval of the First Bancshares reorganization agreement, and, if necessary or appropriate, “FOR” the proposal to adjourn the First Bancshares special meeting to solicit additional proxies in favor of the First Bancshares reorganization agreement.

This document contains a more complete description of the special meeting of First Bancshares, the First Bancshares merger, the Lone Star merger, the documents related to the mergers and other related matters. Please carefully read the entire proxy statement/prospectus, including the “Risk Factors” section, beginning on page 33, for a discussion of the proposed mergers and the risks relating to the proposed mergers. You may also obtain information about Prosperity from documents that Prosperity has filed with the Securities and Exchange Commission. The First Bancshares Board of Directors enthusiastically supports the First Bancshares merger and recommends that you vote in favor of the approval of the First Bancshares reorganization agreement and the transactions contemplated thereby.

Sincerely,

Kenneth L. Burgess, Jr.
Chairman and Chief Executive Officer
First Bancshares of Texas, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. The securities that Prosperity is offering through this document are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of Prosperity, First Bancshares or Lone Star, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement/prospectus is dated [    ], 2023, and it is first being mailed or otherwise delivered to the shareholders of First Bancshares on or about [    ], 2023.

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholders of Lone Star State Bancshares, Inc.:

On [    ], 2023 a special meeting of the shareholders of Lone Star State Bancshares, Inc., or “Lone Star,” will be held to vote on a proposal to merge with Prosperity Bancshares, Inc., or “Prosperity,” a Texas corporation and the parent company of Prosperity Bank. On October 10, 2022, Prosperity and Lone Star entered into an Agreement and Plan of Reorganization, which we refer to as the “Lone Star reorganization agreement,” that (i) provides for the merger of Lone Star with and into Prosperity, with Prosperity as the surviving corporation in the merger, which we refer to as the “Lone Star merger,” and (ii) contemplates that immediately following the Lone Star merger, the merger of Lone Star State Bank of West Texas, or “Lone Star Bank,” a wholly owned subsidiary of Lone Star, with and into Prosperity Bank, with Prosperity Bank as the surviving bank.

If the Lone Star merger is completed, all shares of Lone Star common stock issued and outstanding immediately prior to the effective time of the Lone Star merger will be converted into an aggregate of 2,376,182 shares of Prosperity common stock, which we refer to as the “Lone Star stock consideration,” and $64,053,717 in cash, which we refer to as the “Lone Star cash consideration,” and together with the Lone Star stock consideration, the “Lone Star merger consideration,” less any amounts paid at closing with respect to outstanding equity awards, as set forth in the Lone Star reorganization agreement. Additionally, the aggregate Lone Star cash consideration will be reduced on a dollar-for-dollar basis if Lone Star’s equity capital, as calculated under the Lone Star reorganization agreement, is less than $121,088,508 at closing of the Lone Star merger. Because of the possibility of an adjustment to the Lone Star cash consideration, you will not know the exact amount of cash you will receive in connection with the Lone Star merger when you vote on the Lone Star reorganization agreement. Additionally, any exercise of equity awards prior to closing may change the number of shares or amount of cash each Lone Star shareholder will receive.

For illustration purposes only, if the Lone Star merger occurs and assuming at the closing that (i) there are [            ] shares of Lone Star common stock issued and outstanding, (ii) there are [            ] unexercised stock options and stock appreciation rights with respect to Lone Star common stock with a weighted average exercise or grant price of $[            ], (iii) Lone Star’s equity capital, as calculated under the Lone Star reorganization agreement, is equal to or greater than $121,088,508, and (iv) the price per share of Prosperity common stock received in the Lone Star merger is equal to $[            ], which was the closing price per share of Prosperity common stock on [            ], 2023, then holders of Lone Star common stock will receive [            ] shares of Prosperity common stock with a value of $[            ] (before adjusting for fractional shares) and $[            ] in cash, for each share they own, for an aggregate implied value of $[            ] for each share of Lone Star common stock.

In addition to the Lone Star merger, Prosperity and First Bancshares of Texas, Inc., or “First Bancshares,” a Texas corporation and the parent company of FirstCapital Bank of Texas, National Association, or “FirstCapital Bank,” a national banking association and wholly owned subsidiary of First Bancshares, have entered into an Agreement and Plan of Reorganization, which we refer to as the “First Bancshares reorganization agreement,” that (i) provides for the merger of First Bancshares with and into Prosperity, with Prosperity as the surviving corporation in the merger, which we refer to as the “First Bancshares merger,” and (ii) contemplates that immediately following the First Bancshares merger, the merger of FirstCapital Bank with and into Prosperity Bank, with Prosperity Bank as the surviving bank. FirstCapital Bank operates 16 full-service banking offices in six different markets in West, North and Central Texas areas, including its main office in Midland, and banking offices in Midland, Lubbock, Amarillo, Wichita Falls, Burkburnett, Byers, Henrietta, Dallas, Horseshoe Bay, Marble Falls and Fredericksburg, Texas. As of September 30, 2022, First Bancshares had, on a consolidated basis, total assets of approximately $2.2 billion, gross loans of approximately $1.6 billion, total deposits of approximately $1.8 billion, and total shareholders’ equity of approximately $276.7 million.

Neither the closing of the Lone Star merger nor the closing of the First Bancshares merger is conditioned upon closing of the other merger. While the First Bancshares shareholders will need to approve the First Bancshares merger for it to be consummated, the Lone Star shareholders will not be required to approve the First Bancshares merger. Information included in this proxy statement/prospectus with respect to First Bancshares and the First Bancshares merger is provided as information for Lone Star shareholders to consider when voting upon the Lone Star merger.

If the First Bancshares merger and the Lone Star merger, which we refer to collectively as the “mergers,” are both completed, existing Prosperity shareholders would own approximately [    ]% of Prosperity’s common stock immediately following completion of the mergers, former Lone Star shareholders would own approximately [    ]% and former First Bancshares shareholders would own approximately [    ]%. If the Lone Star merger is completed but the First Bancshares merger is not completed, existing Prosperity shareholders and Lone Star shareholders would own approximately [    ]% and [    ]%, respectively, of Prosperity’s common stock upon completion of the Lone Star merger. Prosperity’s common stock is listed on the New York Stock Exchange under the symbol “PB,” and the closing price of Prosperity common stock on [    ], 2023 was $[    ] per share.

Lone Star will hold a special meeting of its shareholders in connection with the Lone Star merger. Prosperity and Lone Star cannot complete the Lone Star merger unless the holders of Lone Star common stock approve the Lone Star reorganization agreement and the transactions contemplated thereby, including the Lone Star merger. Lone Star’s board of directors, or the “Lone Star board of directors,” is providing this document to solicit Lone Star shareholders’ proxy to vote in connection with the proposal to approve the Lone Star reorganization agreement and related matters. This document is also being delivered to First Bancshares shareholders and Lone Star shareholders as Prosperity’s prospectus for its offering of Prosperity common stock in connection with the mergers.

The Lone Star special meeting will be held on [    ], 2023, at [    ], Central Time, at 6220 Milwaukee Avenue, Lubbock, Texas 79424.

Lone Star shareholders, your vote is very important.

To ensure your representation at the Lone Star special meeting, please complete, sign, date and return the enclosed proxy. Sending in your proxy will not prevent you from voting your shares personally at the Lone Star special meeting, since you may revoke your proxy at any time before it is voted.

The Lone Star board of directors unanimously approved the Lone Star reorganization agreement and the transactions contemplated thereby and recommends that Lone Star shareholders vote “FOR” approval of the Lone Star reorganization agreement, and, if necessary or appropriate, “FOR” the proposal to adjourn the Lone Star special meeting to solicit additional proxies in favor of the Lone Star reorganization agreement.

This document contains a more complete description of the special meeting of Lone Star, the Lone Star merger, the First Bancshares merger, the documents related to the mergers and other related matters. Please carefully read the entire proxy statement/prospectus, including the “Risk Factors” section, beginning on page 33, for a discussion of the proposed mergers and the risks relating to the proposed mergers. You may also obtain information about Prosperity from documents that Prosperity has filed with the Securities and Exchange Commission. The Lone Star Board of Directors enthusiastically supports the Lone Star merger and recommends that you vote in favor of the approval of the Lone Star reorganization agreement and the transactions contemplated thereby.

Sincerely,

Alan Lackey
President and Chief Executive Officer
Lone Star State Bancshares, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. The securities that Prosperity is offering through this document are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of Prosperity, First Bancshares or Lone Star, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement/prospectus is dated [    ], 2023, and it is first being mailed or otherwise delivered to the shareholders of Lone Star on or about [    ], 2023.

HOW TO OBTAIN ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Prosperity from documents filed with the SEC that have not been included in or delivered with this document. This information is described on page 141 under “Where You Can Find More Information.” You can obtain free copies of this information by writing or calling:

Prosperity Bancshares, Inc.

Attention: Investor Relations

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

(281) 269-7199

To obtain timely delivery of the documents before the special meeting of First Bancshares shareholders, you must request the information by [    ], 2023. To obtain timely delivery of the documents before the special meeting of Lone Star shareholders, you must request the information by [    ], 2023.

PLEASE NOTE

We have not authorized anyone to provide you with any information other than the information included in this document and the documents to which we refer you. If someone provides you with other information, please do not rely on it as being authorized by us.

This proxy statement/prospectus has been prepared as of [    ], 2023 and may not reflect changes in the affairs of First Bancshares, Lone Star or Prosperity since that date.

First Bancshares of Texas, Inc.

310 West Wall Street, Suite 1200

Midland, Texas 79701

(432) 687-9102

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

A special meeting of shareholders of First Bancshares of Texas, Inc. (“First Bancshares”) will be held virtually on [    ], 2023 at [    ], Central Time (the “First Bancshares special meeting”), for the following purposes:

1.

To consider and vote on the proposal to approve the Agreement and Plan of Reorganization, dated as of October 10, 2022 (as it may be amended from time to time, the “First Bancshares reorganization agreement”), by and between Prosperity Bancshares, Inc. (“Prosperity”) and First Bancshares and the transactions contemplated thereby, including the merger of First Bancshares with and into Prosperity (the “First Bancshares merger”), all on and subject to the terms and conditions contained therein; and

2.

To consider and vote on any proposal to adjourn the First Bancshares special meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of such adjournment to approve the First Bancshares reorganization agreement and the transactions contemplated thereby.

Only First Bancshares shareholders of record at the close of business on [    ], 2023 will be entitled to notice of, to attend and to vote at the First Bancshares special meeting.

Shareholders of First Bancshares have the right to dissent from the First Bancshares merger and obtain payment in cash of the appraised fair value of their shares of First Bancshares common stock under applicable provisions of the Texas Business Organizations Code. In order for such a shareholder of First Bancshares to perfect his, her or its right to dissent, the shareholder must file a written objection to the First Bancshares merger with First Bancshares prior to the First Bancshares special meeting, vote against the First Bancshares reorganization agreement and file a written demand with Prosperity within 20 days after completion of the First Bancshares merger for payment of the fair value of the shareholder’s shares of First Bancshares common stock. A copy of the applicable statutory provisions of the Texas Business Organizations Code is included as Appendix I to the accompanying proxy statement/prospectus and a summary of these provisions can be found under the caption “The Mergers—Dissenters’ Rights of Appraisal.”

By Order of the Board of Directors,

Kenneth L. Burgess, Jr.
Chairman and Chief Executive Officer

Midland, Texas

[    ], 2023

The board of directors of First Bancshares unanimously recommends that you vote “FOR” the approval of the First Bancshares reorganization agreement and the transactions contemplated thereby.

Your Vote is Very Important

A proxy card is enclosed. Whether or not you plan to attend the special meeting, please complete, sign and date the proxy card and promptly mail it in the enclosed envelope. You may revoke your proxy card in the manner described in the proxy statement/prospectus at any time before it is exercised. If you attend the special meeting, you may change your vote if you wish, even if you have previously returned your proxy card.

VIRTUAL ACCESS TO THE FIRST BANCSHARES SPECIAL MEETING

In order to attend the First Bancshares special meeting, First Bancshares shareholders must register before the special meeting date from a computer, tablet or smartphone by accessing the following web address: [https://fcbtexas.com/FBOTMeeting].

After registering, you will receive a confirmation email containing information about joining the First Bancshares special meeting virtually. There will not be a physical First Bancshares meeting to attend in person.

•

We suggest that you login to the First Bancshares special meeting 10-15 minutes prior to the [    ], 2023, [    ], Central Time, start of the First Bancshares special meeting, as once the First Bancshares special meeting has begun, access to the First Bancshares special meeting will be locked.

•	An agenda for the First Bancshares special meeting and the rules of conduct for participation in the meeting will be provided electronically during the First Bancshares special meeting.

•

If the device you are using has a built-in microphone you will be able to offer comments or ask questions at the First Bancshares special meeting when recognized by the moderator; otherwise, you will remain in “mute” mode.

Lone Star State Bancshares, Inc.

6220 Milwaukee Avenue

Lubbock, Texas 79424

(806) 771-7717

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

A special meeting of shareholders of Lone Star State Bancshares, Inc. (“Lone Star”) will be held on [    ], 2023 at [    ], Central Time, at 6220 Milwaukee Avenue, Lubbock, Texas 79424 (the “Lone Star special meeting”), for the following purposes:

1.

To consider and vote on the proposal to approve the Agreement and Plan of Reorganization, dated as of October 10, 2022 (as it may be amended from time to time, the “Lone Star reorganization agreement”), by and between Prosperity Bancshares, Inc. (“Prosperity”) and Lone Star and the transactions contemplated thereby, including the merger of Lone Star with and into Prosperity (the “Lone Star merger”), all on and subject to the terms and conditions contained therein; and

2.

To consider and vote on any proposal to adjourn the Lone Star special meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of such adjournment to approve the Lone Star reorganization agreement and the transactions contemplated thereby.

Only Lone Star shareholders of record at the close of business on [    ], 2023 will be entitled to notice of, to attend and to vote at the Lone Star special meeting.

Shareholders of Lone Star have the right to dissent from the Lone Star merger and obtain payment in cash of the appraised fair value of their shares of Lone Star common stock under applicable provisions of the Texas Business Organizations Code. In order for such a shareholder of Lone Star to perfect his, her or its right to dissent, the shareholder must file a written objection to the Lone Star merger with Lone Star prior to the Lone Star special meeting, vote against the Lone Star reorganization agreement and file a written demand with Prosperity within 20 days after completion of the Lone Star merger for payment of the fair value of the shareholder’s shares of Lone Star common stock. A copy of the applicable statutory provisions of the Texas Business Organizations Code is included as Appendix I to the accompanying proxy statement/prospectus and a summary of these provisions can be found under the caption “The Mergers—Dissenters’ Rights of Appraisal.”

By Order of the Board of Directors,

Alan L. Lackey
President and Chief Executive Officer

Lubbock, Texas

[    ], 2023

The board of directors of Lone Star unanimously recommends that you vote “FOR” the approval of the Lone Star reorganization agreement and the transactions contemplated thereby.

Your Vote is Very Important

A proxy card is enclosed. Whether or not you plan to attend the special meeting, please complete, sign and date the proxy card and promptly mail it in the enclosed envelope. You may revoke your proxy card in the manner described in the proxy statement/prospectus at any time before it is exercised. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

Appendix A:	Agreement and Plan of Reorganization, dated as of October 10, 2022, by and between Prosperity Bancshares, Inc. and First Bancshares of Texas, Inc.	A-1
Appendix B:	Agreement and Plan of Reorganization, dated as of October 10, 2022, by and between Prosperity Bancshares, Inc. and Lone Star State Bancshares, Inc.	B-1
Appendix C:	Form of Director Support Agreement, by and among Prosperity Bancshares, Inc., First Bancshares of Texas, Inc., FirstCapital Bank of Texas, National Association, and each of the directors of First Bancshares of Texas, Inc. or FirstCapital Bank of Texas, National Association	C-1
Appendix D:	Form of Director Support Agreement, by and among Prosperity Bancshares, Inc., Lone Star State Bancshares, Inc., Lone Star State Bank of West Texas, and each of the directors of Lone Star State Bancshares, Inc. or Lone Star State Bank of West Texas	D-1
Appendix E:	Form of Voting Agreement, by and among Prosperity Bancshares, Inc. and certain shareholders of First Bancshares of Texas, Inc. stock	E-1
Appendix F:	Form of Voting Agreement, by and among Prosperity Bancshares, Inc. and certain shareholders of Lone Star State Bancshares, Inc. stock	F-1
Appendix G:	Opinion of Stephens Inc. (with respect to First Bancshares of Texas, Inc.)	G-1
Appendix H:	Opinion of Stephens Inc. (with respect to Lone Star State Bancshares, Inc.)	H-1
Appendix I:	Provisions of the Texas Business Organizations Code Relating to Dissenters’ Rights	I-1

i

QUESTIONS AND ANSWERS

The following are some questions that you may have about the mergers, as described below, the First Bancshares special meeting and the Lone Star special meeting, each as described below, and brief answers to those questions. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the mergers, the First Bancshares special meeting or the Lone Star special meeting. Additional important information is also contained in the documents incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 141.

Unless the context otherwise requires, references in this proxy statement/prospectus to “Prosperity” refer to Prosperity Bancshares, Inc., a Texas corporation; references to “First Bancshares” refer to First Bancshares of Texas, Inc., a Texas corporation; references to “Lone Star” refer to Lone Star State Bancshares, Inc., a Texas corporation; references to “FirstCapital Bank” refer to FirstCapital Bank of Texas, National Association, a national banking association and wholly owned subsidiary of First Bancshares; references to “Lone Star Bank” refer to Lone Star State Bank of West Texas, a Texas state-chartered bank and wholly owned subsidiary of Lone Star; and references to “we,” “our” and “us” refer to Prosperity, First Bancshares and Lone Star together.

THE MERGERS

Q:	What are the mergers?

A:

Prosperity and First Bancshares have entered into an Agreement and Plan of Reorganization, dated as of October 10, 2022, which we refer to as the “First Bancshares reorganization agreement,” and Prosperity and Lone Star have entered into an Agreement and Plan of Reorganization, dated as of October 10, 2022, which we refer to as the “Lone Star reorganization agreement.” We refer to the First Bancshares reorganization agreement and the Lone Star reorganization agreement collectively as the “reorganization agreements.” Copies of the First Bancshares reorganization agreement and the Lone Star reorganization agreement are attached to this proxy statement/prospectus as Appendix A and Appendix B, respectively.

Under the First Bancshares reorganization agreement, (i) First Bancshares will merge with and into Prosperity, with Prosperity as the surviving corporation, which we refer to as the “First Bancshares merger,” and (ii) immediately following the First Bancshares merger, FirstCapital Bank will merge with and into Prosperity Bank, with Prosperity Bank as the surviving bank, which we refer to as the “FirstCapital Bank merger.” The First Bancshares merger cannot be completed unless, among other things, the holders of First Bancshares common stock approve the First Bancshares reorganization agreement.

Under the Lone Star reorganization agreement, (i) Lone Star will merge with and into Prosperity, with Prosperity as the surviving corporation, which we refer to as the “Lone Star merger,” and together with the First Bancshares merger, the “mergers,” and (ii) immediately following the Lone Star merger, Lone Star Bank will merge with and into Prosperity Bank, with Prosperity Bank as the surviving bank, which we refer to as the “Lone Star Bank merger,” and collectively with the FirstCapital Bank merger, the “bank mergers.” The Lone Star merger cannot be completed unless, among other things, the holders of Lone Star common stock approve the Lone Star reorganization agreement.

Q:	Is the consummation of one merger conditioned on the consummation of the other merger?

A:

No. The First Bancshares merger may be consummated regardless of whether the Lone Star merger is consummated, and the Lone Star merger may be consummated regardless of whether the First Bancshares merger is consummated. However, information regarding the First Bancshares merger may be relevant to Lone Star shareholders, and vice versa, and we encourage shareholders of each of First Bancshares and Lone Star to read this proxy statement/prospectus in its entirety.

Q:	Why am I receiving this proxy statement/prospectus?

A:

We are delivering this document to the shareholders of First Bancshares and Lone Star because it is a proxy statement being used by each of the boards of directors of First Bancshares and Lone Star to solicit the proxies of their respective shareholders in connection with approval of the respective mergers and related matters.

In order to approve the mergers and related matters, First Bancshares and Lone Star have each called a special meeting of their shareholders, which we refer to as the “First Bancshares special meeting” and the “Lone Star special meeting,” respectively. This document serves as a proxy statement for both the First Bancshares special meeting and the Lone Star special meeting, which we refer to collectively as the “special meetings,” and describes the proposals to be presented at the special meetings.

This document is also a prospectus that is being delivered to First Bancshares shareholders and Lone Star shareholders because Prosperity is offering shares of its common stock, par value $1.00 per share, which we refer to as “Prosperity common stock,” to First Bancshares shareholders and Lone Star shareholders as partial consideration for the First Bancshares merger and the Lone Star merger, respectively.

This proxy statement/prospectus contains important information about the mergers and the other proposals being voted on at the respective special meetings. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares voted by proxy without attending your meeting. Your vote is important. We encourage you to submit your proxy as soon as possible.

Q:	What will First Bancshares shareholders receive in the First Bancshares merger?

A:

If the First Bancshares reorganization agreement is approved by the First Bancshares shareholders and the First Bancshares merger is completed, all shares of First Bancshares common stock issued and outstanding immediately prior to the effective time of the First Bancshares merger, which we refer to as the “First Bancshares effective time,” will be converted into an aggregate of 3,583,370 shares of Prosperity common stock, which we refer to as the “First Bancshares stock consideration,” and $93,422,648 in cash, which we refer to as the “First Bancshares cash consideration,” and together with the First Bancshares stock consideration, the “First Bancshares merger consideration,” less any amounts paid at closing with respect to outstanding equity awards, as set forth in the First Bancshares reorganization agreement.

Additionally, the aggregate First Bancshares cash consideration will be reduced on a dollar-for-dollar basis if First Bancshares’ equity capital, as calculated under the First Bancshares reorganization agreement, is less than $204,000,000 at closing of the First Bancshares merger. Because of the possibility of an adjustment to the First Bancshares cash consideration, you will not know the exact amount of cash you will receive in connection with the First Bancshares merger when you vote on the First Bancshares reorganization agreement. Additionally, any exercise of equity awards prior to closing may change the number of shares or amount of cash each First Bancshares shareholder will receive.

For illustration purposes only, if the First Bancshares merger occurs and assuming at the closing that (i) there are [                ] shares of First Bancshares common stock issued and outstanding, (ii) there are [                ] unexercised options to purchase shares of First Bancshares common stock with a weighted average exercise price of $[                ], (iii) First Bancshares’ equity capital, as calculated under the First Bancshares reorganization agreement, is equal to or greater than $204,000,000, and (iv) the price per share of Prosperity common stock received in the First Bancshares merger is equal to $[                ], which was the closing price per share of Prosperity common stock on [                ], 2023, then holders of First Bancshares common stock will receive [                ] shares of Prosperity common stock with a value of $[                ] (before adjusting for fractional shares) and $[                ] in cash for each share they own, for an aggregate implied value of $[                ] for each share of First Bancshares common stock.

Prosperity will not issue any fractional shares of Prosperity common stock in the First Bancshares merger. Instead, a First Bancshares shareholder who would otherwise be entitled to a fractional share of Prosperity common stock will receive, in lieu thereof, an amount in cash, rounded up to the nearest whole cent (without interest), determined by multiplying (i) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Prosperity common stock that such First Bancshares shareholder would otherwise be entitled to receive by (ii) the average of the daily volume-weighted price per share of Prosperity common stock for the 20 consecutive trading days on which shares are actually traded on the New York Stock Exchange, or “NYSE,” ending at the close of trading on the fifth trading day prior to the closing date of the First Bancshares merger, which average we refer to as the “First Bancshares/Prosperity average price.”

If the mergers are both completed, existing Prosperity shareholders would own approximately [    ]% of Prosperity’s common stock immediately following completion of the mergers, former First Bancshares shareholders would own approximately [    ]% and former Lone Star shareholders would own approximately [    ]%. If the First Bancshares merger is completed, but the Lone Star merger is not completed, existing Prosperity shareholders and First Bancshares shareholders would own approximately [    ]% and [    ]%, respectively, of Prosperity’s common stock upon completion of the First Bancshares merger.

Q:	What will Lone Star shareholders receive in the Lone Star merger?

A:

If the Lone Star reorganization agreement is approved by the Lone Star shareholders and the Lone Star merger is subsequently completed, all shares of Lone Star common stock issued and outstanding immediately prior to the effective time of the Lone Star merger, which we refer to as the “Lone Star effective time,” will be converted into an aggregate of 2,376,182 shares of Prosperity common stock, which we refer to as the “Lone Star stock consideration,” and $64,053,717 in cash, which we refer to as the “Lone Star cash consideration,” and together with the Lone Star stock consideration, the “Lone Star merger consideration,” less any amounts paid at closing with respect to outstanding equity awards, as set forth in the Lone Star reorganization agreement.

Additionally, the aggregate Lone Star cash consideration will be reduced on a dollar-for-dollar basis if Lone Star’s equity capital, as calculated under the Lone Star reorganization agreement, is less than $121,088,508 at closing of the Lone Star merger. Because of the possibility of an adjustment to the Lone Star cash consideration, you will not know the exact amount of cash you will receive in connection with the Lone Star merger when you vote on the Lone Star reorganization agreement. Additionally, any exercise of equity awards prior to closing may change the number of shares or amount of cash each Lone Star shareholder will receive.

For illustration purposes only, if the Lone Star merger occurs and assuming at the closing that (i) there are [                ] shares of Lone Star common stock issued and outstanding, (ii) there are [                ] unexercised stock options and stock appreciation rights with respect to Lone Star common stock with a weighted average exercise or grant price of $[                ], (iii) Lone Star’s equity capital, as calculated under the Lone Star reorganization agreement, is equal to or greater than $121,088,508, and (iv) the price per share of Prosperity common stock received in the Lone Star merger is equal to $[                ], which was the closing price per share of Prosperity common stock on [                ], 2023, then holders of Lone Star common stock will receive [                ] shares of Prosperity common stock with a value of $[                ] (before adjusting for fractional shares) and $[                ] in cash, for each share they own, for an aggregate implied value of $[                ] for each share of Lone Star common stock.

Prosperity will not issue any fractional shares of Prosperity common stock in the Lone Star merger. Instead, a Lone Star shareholder who would otherwise be entitled to a fractional share of Prosperity common stock will receive, in lieu thereof, an amount in cash, rounded up to the nearest whole cent (without interest), determined by multiplying (i) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Prosperity common stock that such Lone Star shareholder would otherwise be entitled to receive by (ii) the average of the daily volume-weighted price per share of Prosperity common stock for the 20 consecutive full trading days on which shares are actually traded on the NYSE ending at the close of trading on the fifth trading day prior to the closing date of the Lone Star merger, which average we refer to as the “Lone Star/Prosperity average price.”

If the mergers are both completed, existing Prosperity shareholders would own approximately [    ]% of Prosperity common stock immediately following completion of the mergers, former Lone Star shareholders would own approximately [    ]% and former First Bancshares shareholders would own approximately [    ]%. If the Lone Star merger is completed, but the First Bancshares merger is not completed, existing Prosperity shareholders and Lone Star shareholders would own approximately [    ]% and [    ]%, respectively, of Prosperity common stock upon completion of the Lone Star merger.

Q:	Will the value of the merger consideration for the First Bancshares merger or the Lone Star merger change between the date of this proxy statement/prospectus and the effective time of the mergers?

A:

Yes. Any change in the market price of Prosperity common stock prior to the completion of the mergers will affect the value of the merger consideration that First Bancshares shareholders and Lone Star shareholders will receive upon completion of the respective mergers. Additionally, the amount of merger consideration issued and paid per share in the mergers may increase or decrease if the number of shares of First Bancshares common stock or Lone Star common stock, as applicable, outstanding changes after the date hereof, whether due to the exercise of stock options or otherwise.

Q:	What will Prosperity shareholders receive in the mergers?

A:

Holders of Prosperity common stock, or “Prosperity shareholders,” will not receive any merger consideration as a result of the First Bancshares merger or the Lone Star merger and will continue to hold the number of shares of Prosperity common stock that they currently hold. Following the mergers, shares of Prosperity common stock will continue to be traded on the NYSE under the symbol “PB.”

Q:	How will the mergers affect First Bancshares and Lone Star equity awards?

A:

If the First Bancshares merger is completed, each outstanding and unvested First Bancshares stock option will vest and each outstanding First Bancshares stock option will be converted into the right to receive a cash payment equal to the difference between the per award share merger consideration (as defined in the First Bancshares reorganization agreement) and the per share exercise price for each share of First Bancshares common stock subject to such First Bancshares stock option. Payments to holders of First Bancshares stock options will reduce the aggregate cash consideration to be paid to First Bancshares shareholders.

If the Lone Star merger is completed, each outstanding and unvested Lone Star stock option and stock appreciation right will vest and each outstanding Lone Star stock option and stock appreciation right will be converted into the right to receive a cash payment equal to the difference between the per award share merger consideration (as defined in the Lone Star reorganization agreement) and the per share exercise price (in the case of Lone Star stock options) or initial value (in the case of the Lone Star stock appreciation rights) for each share of Lone Star common stock subject to such Lone Star stock option or stock appreciation right. Payments to holders of Lone Star stock options or stock appreciation rights will reduce the aggregate cash consideration to be paid to Lone Star shareholders.

For further information, see the section entitled “The Reorganization Agreements—Treatment of Equity Awards” on page 91.

Q:	When do you expect to complete the mergers?

A:

Each of Prosperity, First Bancshares and Lone Star expect to complete the respective mergers in the first quarter of 2023. However, we cannot assure you of when or if each merger will be completed. First Bancshares and Lone Star must first obtain shareholder approval for their respective mergers, and the parties to the reorganization agreements also must obtain necessary regulatory approvals and satisfy certain other closing conditions. For further information, see the section entitled “The Reorganization Agreements—Conditions to Completion of the Mergers” beginning on page 93.

Q:	Are there any voting agreements with existing First Bancshares shareholders or Lone Star shareholders?

A:

Yes. In connection with entering into the First Bancshares reorganization agreement, each of the directors and certain executive officers of First Bancshares, in their capacities as shareholders, have separately entered into voting agreements, which we refer to collectively as the “First Bancshares voting agreements,” pursuant to which they agreed to vote their beneficially owned shares of First Bancshares common stock in favor of the First Bancshares merger proposal and certain related matters and against alternative transactions. In connection with entering into the Lone Star reorganization agreement, each of the directors and certain executive officers and shareholders of Lone Star, in their capacities as individuals, have separately entered into voting agreements, which we refer to collectively as the “Lone Star voting agreements,” pursuant to which they agreed to vote their beneficially owned shares of Lone Star common stock in favor of the Lone Star merger proposal and certain related matters and against alternative transactions.

As of the First Bancshares record date, shares constituting approximately [    ]% of the First Bancshares common stock entitled to vote at the First Bancshares special meeting are subject to First Bancshares voting agreements; and as of the Lone Star record date, shares constituting approximately [    ]% of the Lone Star common stock entitled to vote at the Lone Star special meeting are subject to Lone Star voting agreements. For further information, see the section entitled “The Reorganization Agreements—Voting Agreements” beginning on page 107.

Q:	Are there risks involved in undertaking the mergers?

A:	Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 33 of this proxy statement/prospectus.

Q:	What happens if the mergers are not completed?

A:

If either or both of the mergers are not completed, holders of First Bancshares common stock or Lone Star common stock, as applicable, will not receive any merger consideration for their shares in connection with the applicable merger. Instead, First Bancshares, Lone Star or both, as applicable, will remain an independent company. In addition, if either or both of the reorganization agreements are terminated in certain circumstances, a termination fee may be required to be paid to Prosperity by First Bancshares or Lone Star, as applicable. See the section entitled “The Reorganization Agreements—Termination Fees and Effect of Termination” beginning on page 104 for a discussion of the circumstances under which termination fees will be required to be paid.

Q:	Are First Bancshares shareholders or Lone Star shareholders entitled to dissenters’ rights?

A:

First Bancshares shareholders and Lone Star shareholders who do not vote in favor of the First Bancshares merger proposal or the Lone Star merger proposal, as applicable, and follow certain procedural steps will be entitled to dissenters’ rights under the provisions of Chapter 10, Subchapter H of the Texas Business Organizations Code, or the “TBOC.” For further information, see the section entitled “The Mergers—Dissenters’ Rights of Appraisal” beginning on page 85. In addition, a copy of Chapter 10, Subchapter H of the of the TBOC is attached as Appendix I to this proxy statement/prospectus.

Q:	What are the material U.S. federal income tax consequences of the First Bancshares merger to First Bancshares shareholders and of the Lone Star merger to Lone Star shareholders?

A:

Each of the First Bancshares merger and the Lone Star merger is intended to qualify as “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” and it is a condition to the respective obligations of Prosperity and First Bancshares, with respect to the First Bancshares merger, and of Prosperity and Lone Star, with respect to the Lone Star merger, to complete the applicable merger that each receives a legal opinion from its counsel to that effect. Consistent with such treatment, a U.S. holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Mergers” beginning on page 110) of First Bancshares common stock or Lone Star common stock will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of their shares of First Bancshares common stock or Lone Star common stock, as applicable, for shares of Prosperity common stock, except that a U.S. holder generally will recognize gain (but not loss) in an amount equal the lesser of (a) the cash consideration received (excluding cash received in lieu of a fractional share) and (b) the gain realized. The amount of gain realized by a U.S. holder will be equal to the amount by which the cash (excluding cashed received in lieu of fractional shares) plus the fair market value, at the effective time of the applicable merger, of the Prosperity common stock received exceeds the holder’s adjusted tax basis in the First Bancshares common stock or Lone Star common stock, as applicable, to be surrendered in exchange therefor.

For further information, see the section entitled “Material U.S. Federal Income Tax Consequences of the Mergers” beginning on page 110. The tax consequences to a U.S. holder of First Bancshares common stock or Lone Star common stock, as applicable, will depend on his, her or its own particular circumstances. In addition, you may be subject to state, local or non-U.S. tax laws that are not discussed in this proxy statement/prospectus. Accordingly, we strongly urge holders of First Bancshares common stock and Lone Star common stock to consult their own tax advisors for a full understanding of the particular tax

Q:	Where can I find more information about Prosperity, First Bancshares and Lone Star?

A:	You can find more information about Prosperity, First Bancshares and Lone Star from the various sources described in the section entitled “Where You Can Find More Information” beginning on page 141.

THE FIRST BANCSHARES SPECIAL MEETING

Q:	What are First Bancshares shareholders being asked to vote on?

A:

First Bancshares is soliciting proxies from its shareholders with respect to (i) a proposal to approve the First Bancshares reorganization agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus, and the transactions contemplated thereby, including the First Bancshares merger, which we refer to as the “First Bancshares merger proposal,” and (ii) a proposal to adjourn the First Bancshares special meeting, if necessary or appropriate, to solicit additional proxies in favor of the First Bancshares merger proposal, which we refer to as the “First Bancshares adjournment proposal.”

Shareholder approval of the First Bancshares merger proposal is required to complete the First Bancshares merger. Completion of the First Bancshares merger is not conditioned upon approval of the First Bancshares adjournment proposal. First Bancshares expects that the First Bancshares adjournment proposal will not be brought before the First Bancshares special meeting if there are sufficient votes to approve the First Bancshares merger proposal. First Bancshares will transact no other business at the First Bancshares special meeting.

Q:	How does the First Bancshares board of directors recommend that First Bancshares shareholders vote at the First Bancshares special meeting?

A:

The First Bancshares board of directors unanimously recommends that First Bancshares shareholders vote “FOR” the First Bancshares merger proposal and, if necessary or appropriate, “FOR” the First Bancshares adjournment proposal.

Q:	When is the First Bancshares special meeting?

A:	The First Bancshares special meeting will be held virtually on [ ], 2023, at [ ], Central Time.

Q:	How can I attend the First Bancshares special meeting?

A:

In order to attend the First Bancshares special meeting, please register before the special meeting date from your computer, tablet or smartphone by accessing the following link: [https://fcbtexas.com/FBOTMeeting]. After registering, you will receive a confirmation email containing information about joining the First Bancshares special meeting virtually. There will not be a physical meeting to attend in person.

Q:	Will I be able to ask questions and vote at the First Bancshares special meeting?

A:

Yes, First Bancshares shareholders that attend the First Bancshares special meeting virtually will be able to ask questions during the meeting. Additionally, a fillable form will be provided online at the beginning of the First Bancshares special meeting for First Bancshares shareholders to vote during the meeting, which will supersede any previously submitted proxy.

Q:	What constitutes a quorum for the First Bancshares special meeting?

A:

The presence at the First Bancshares special meeting, in person or by proxy, of holders of a majority of the outstanding shares of First Bancshares common stock entitled to vote at the First Bancshares special meeting will constitute a quorum. Participation in the First Bancshares special meeting by electronic means in accordance with the instructions given above will constitute the presence in person at the First Bancshares special meeting, except where such shareholder participates in the meeting for the express purpose of objecting to the transaction of business on the ground that the meeting is not lawfully called or convened.

Q:	Who is entitled to vote at the First Bancshares special meeting?

A:

Holders of record of First Bancshares common stock at the close of business on [    ], 2023, which is the date that the First Bancshares board of directors has fixed as the record date for the First Bancshares special meeting, which we refer to as the “First Bancshares record date,” will be entitled to vote at the First Bancshares special meeting.

Q:	What is the vote required to approve each proposal at the First Bancshares special meeting?

A:	First Bancshares merger proposal:

Standard: Approval of the First Bancshares merger proposal requires the affirmative vote of holders of at least two-thirds of the outstanding shares of First Bancshares common stock entitled to vote on the proposal. As of the First Bancshares record date, there were [    ] shares of First Bancshares common stock outstanding and entitled to vote at the First Bancshares special meeting. As of the First Bancshares record date, the directors and executive officers of First Bancshares and their affiliates beneficially owned and were entitled to vote approximately [    ] shares of First Bancshares common stock, representing approximately [    ]% of the shares of First Bancshares common stock outstanding on that date.

Effect of abstentions and broker non-votes: If you are a First Bancshares shareholder and mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the First Bancshares special meeting, or if you fail to instruct your bank, broker or other nominee how to vote with respect to the First Bancshares merger proposal, it will have the same effect as a vote against the proposal.

First Bancshares adjournment proposal:

Standard: Approval of the First Bancshares adjournment proposal requires the affirmative vote of holders of at least a majority of the outstanding shares of First Bancshares common stock entitled to vote on the proposal who are present in person or represented by proxy at the First Bancshares special meeting. A quorum is not required for a vote on the First Bancshares adjournment proposal.

Effect of abstentions and broker non-votes: If you are a First Bancshares shareholder who is present in person or represented by proxy at the First Bancshares special meeting and you mark “ABSTAIN” on your proxy, fail to vote on the First Bancshares adjournment proposal or fail to instruct your bank, broker or other nominee how to vote with respect to the First Bancshares adjournment proposal, it will have the same effect as a vote against the proposal. If you are not present in person or represented by proxy at the First Bancshares special meeting, it will have no effect on the First Bancshares adjournment proposal.

THE LONE STAR SPECIAL MEETING

Q:	What are Lone Star shareholders being asked to vote on?

A:

Lone Star is soliciting proxies from its shareholders with respect to (i) a proposal to approve the Lone Star reorganization agreement, a copy of which is attached as Appendix B to this proxy statement/prospectus, and the transactions contemplated thereby, including the Lone Star merger, which we refer to as the “Lone Star merger proposal,” and (ii) a proposal to adjourn the Lone Star special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Lone Star merger proposal, which we refer to as the “Lone Star adjournment proposal.”

Shareholder approval of the Lone Star merger proposal is required to complete the Lone Star merger. Completion of the Lone Star merger is not conditioned upon approval of the Lone Star adjournment proposal. Lone Star expects that the Lone Star adjournment proposal will not be brought before the Lone Star special meeting if there are sufficient votes to approve the Lone Star merger proposal. Lone Star will transact no other business at the Lone Star special meeting.

Q:	How does the Lone Star board of directors recommend that Lone Star shareholders vote at the Lone Star special meeting?

A:	The Lone Star board of directors unanimously recommends that Lone Star shareholders vote “FOR” the Lone Star merger proposal and, if necessary or appropriate, “FOR” the Lone Star adjournment proposal.

Q:	When and where is the Lone Star special meeting?

A:	The Lone Star special meeting will be held on [ ], 2023, at [ ], Central Time, at 6220 Milwaukee Avenue, Lubbock, Texas 79424.

Q:	What constitutes a quorum for the Lone Star special meeting?

A:

The presence at the Lone Star special meeting, in person or by proxy, of holders of a majority of the shares of Lone Star common stock issued, outstanding and entitled to vote at the Lone Star special meeting will constitute a quorum.

Q:	Who is entitled to vote at the Lone Star special meeting?

A:

Holders of record of Lone Star common stock at the close of business on [    ], 2023, which is the date that the Lone Star board of directors has fixed as the record date for the Lone Star special meeting, which we refer to as the “Lone Star record date,” will be entitled to vote at the Lone Star special meeting.

Q:	What is the vote required to approve each proposal at the Lone Star special meeting?

A:	Lone Star merger proposal:

Standard: Approval of the Lone Star merger proposal requires the affirmative vote of holders of at least two-thirds of the outstanding shares of Lone Star common stock entitled to vote on the proposal. As of the Lone Star record date, there were [    ] shares of Lone Star common stock outstanding and entitled to vote at the Lone Star special meeting. As of the Lone Star record date, the directors and executive officers of Lone Star and their affiliates beneficially owned and were entitled to vote approximately [    ] shares of Lone Star common stock, representing approximately [    ]% of the shares of Lone Star common stock outstanding on that date.

Effect of abstentions and broker non-votes: If you are a Lone Star shareholder and mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the Lone Star special meeting, or if you fail to instruct your bank, broker or other nominee how to vote with respect to the Lone Star merger proposal, it will have the same effect as a vote against the proposal.

Lone Star adjournment proposal:

Standard: Approval of the Lone Star adjournment proposal requires the affirmative vote of holders of at least a majority of the outstanding shares of Lone Star common stock entitled to vote on the proposal who are present or represented by proxy at the Lone Star special meeting. A quorum is not required for a vote on the Lone Star adjournment proposal.

Effect of abstentions and broker non-votes: If you are a Lone Star shareholder who is present in person or represented by proxy at the Lone Star special meeting and you mark “ABSTAIN” on your proxy, fail to vote on the Lone Star adjournment proposal or fail to instruct your bank, broker or other nominee how to vote with respect to the Lone Star adjournment proposal, it will have the same effect as a vote against the proposal. If you are not present in person or represented by proxy at the Lone Star special meeting, it will have no effect on the Lone Star adjournment proposal.

VOTING AND EXCHANGING SHARES

Q:	Why is my vote important?

A:

If you do not vote, it will be more difficult for First Bancshares or Lone Star to obtain the necessary quorum to hold their respective special meetings. In addition, each proposal must be approved by the voting requirements described above. The First Bancshares board of directors and the Lone Star board of directors unanimously recommend that you vote “FOR” the First Bancshares merger proposal and “FOR” the Lone Star merger proposal, respectively.

Q:	How many votes do I have?

A:

Each holder of shares of First Bancshares common stock outstanding on the First Bancshares record date, and each holder of shares of Lone Star common stock outstanding on the Lone Star record date, will be entitled to one vote for each share held of record.

Q:	What do I need to do now?

A:

After carefully reading and considering the information contained in this proxy statement/prospectus, including any documents incorporated into this proxy statement/prospectus by reference, and its appendices, First Bancshares shareholders and Lone Star shareholders should complete, sign, date and return the applicable enclosed proxy and return it in the enclosed envelope as soon as possible so that your shares of First Bancshares common stock or Lone Star common stock, as applicable, will be represented at the First Bancshares special meeting or the Lone Star special meeting, respectively.

Please follow the instructions set forth on the applicable proxy or on the voting instruction form provided by the record holder if your shares are held in “street name” by a bank, broker or other nominee.

First Bancshares shareholders that desire to attend the First Bancshares special meeting should register as soon as possible, but before the First Bancshares special meeting date, from a computer, tablet or smartphone by accessing the following web address: [https://fcbtexas.com/FBOTMeeting]. There will not be a physical meeting of the First Bancshares shareholders to attend in person.

Q:	How do I vote?

A:	If you hold your shares of First Bancshares common stock or Lone Star common stock in your name as a shareholder of record, you may use one of the following methods to submit a proxy:

•	by mail by completing, signing, dating and returning the applicable proxy in the enclosed envelope, which requires no additional postage if mailed in the United States; or

•	in person at the First Bancshares special meeting or Lone Star special meeting.

In order to attend the First Bancshares special meeting and vote in person at the First Bancshares special meeting, please register before the First Bancshares special meeting date from your computer, tablet or smartphone by accessing the following link: [https://fcbtexas.com/FBOTMeeting]. After registering, you will receive a confirmation email containing information about joining the First Bancshares special meeting virtually. A fillable form will be provided online at the beginning of the First Bancshares special meeting for First Bancshares shareholders to vote during the meeting, which will supersede any previously submitted proxy.

Shares held in “street name.” If your shares are held in “street name” by a bank, broker or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. You may not vote shares held in “street name” by returning a proxy directly to First Bancshares or Lone Star, as applicable, or by voting at the First Bancshares special meeting or Lone Star special meeting, as applicable, unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee.

Q:	If my shares of common stock are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote my shares for me?

A:

No. If your shares of First Bancshares common stock or Lone Star common stock are held in “street name” by a bank, broker or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank, broker or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy directly to First Bancshares or Lone Star, as applicable, or by voting at the First Bancshares special meeting or Lone Star special meeting, as applicable, unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee.

Banks, brokers and other nominees who hold shares of First Bancshares common stock or Lone Star common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. First Bancshares and Lone Star expect that all proposals to be voted on at the special meetings will be “non-routine” matters. Broker non-votes are shares held by a bank, broker or other nominee with respect to which such entity is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal.

If you are a First Bancshares shareholder or Lone Star shareholder and you do not instruct your bank, broker or other nominee on how to vote your shares:

•

your bank, broker or other nominee may not vote your shares on the First Bancshares merger proposal or the Lone Star merger proposal, as applicable, which broker non-votes will have the same effect as a vote against such proposal; and

•

your bank, broker or other nominee may not vote your shares on the First Bancshares adjournment proposal or the Lone Star adjournment proposal, as applicable, which broker non-votes will have no effect on such proposal, unless such broker non-votes are considered present for purposes of the First Bancshares special meeting.

Q:	What if I abstain or do not vote?

A:	For purposes of the special meetings, an abstention occurs when a shareholder attends a special meeting, either in person or represented by proxy, but abstains from voting on one or more proposals.

With respect to the First Bancshares merger proposal or the Lone Star merger proposal, if you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the applicable special meeting, or if you fail to instruct your bank, broker or other nominee how to vote, it will have the same effect as a vote against the applicable merger proposal.

If you are a First Bancshares or Lone Star shareholder who is present in person or represented by proxy at your respective special meeting and you mark “ABSTAIN” on your proxy, fail to vote on the relevant adjournment proposal or fail to instruct your bank, broker or other nominee how to vote with respect to the relevant adjournment proposal, it will have the same effect as a vote against the proposal. If you are not present in person or represented by proxy at the applicable special meeting, it will have no effect on the relevant adjournment proposal.

Q:	What will happen if I return my proxy without indicating how to vote?

A:

If any proxy is returned without indication as to how to vote, the shares will be voted in accordance with the recommendations of the board of directors of First Bancshares or Lone Star, as applicable.

Q:	Can I attend the First Bancshares special meeting or the Lone Star special meeting and vote my shares in person?

A:

Yes. All shareholders of First Bancshares and Lone Star, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend their respective special meeting. Holders of record of First Bancshares common stock and Lone Star common stock can vote in person at the First Bancshares special meeting and Lone Star special meeting, respectively. If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the applicable special meeting.

In order to attend the First Bancshares special meeting and vote in person at the First Bancshares special meeting, please register before the First Bancshares special meeting date from your computer, tablet or smartphone by accessing the following link: [https://fcbtexas.com/FBOTMeeting]. After registering, you will receive a confirmation email containing information about joining the First Bancshares special meeting virtually. A fillable form will be provided online at the beginning of the First Bancshares special meeting for First Bancshares shareholders to vote during the meeting, which will supersede any previously submitted proxy. There will not be a physical meeting of the First Bancshares shareholders to attend in person.

Q:	May I change my vote after I have delivered my proxy?

A:	Yes. You may change your vote at any time before your proxy is voted at the First Bancshares special meeting or the Lone Star special meeting, as applicable. You may do so in one of three ways:

•	by completing, signing, dating and returning a proxy with a later date in accordance with the instructions on the enclosed proxy;

•

by delivering a written revocation letter to First Bancshares’ transfer agent, Manhattan Transfer Registrar Co., by facsimile at (631) 209-8143 or by email at dcarlo@mtrco.com, or to LaNell Martindale at Lone Star at (806) 771-7717 or by email at lmartindale@lonestarwtx.com, as applicable; or

•	by voting in person at the applicable special meeting.

If your shares are held in “street name” by a bank, broker or other nominee, you should follow the instructions of your bank, broker or other nominee regarding the revocation of voting instructions.

Q:	If I am a First Bancshares shareholder or a Lone Star shareholder, should I send in my First Bancshares or Lone Star stock certificates now?

A:

No. You SHOULD NOT send in any stock certificates now. As soon as practicable after the effective time of the applicable merger, you will receive a letter and instructions from Computershare Investor Services, Prosperity’s exchange agent, with respect to the procedures for surrendering your stock certificates in exchange for cash and shares of Prosperity common stock. You must carefully review and complete these materials and return them as instructed along with your stock certificates to receive the merger consideration.

Q:	Whom may I contact if I cannot locate my stock certificate(s)?

A:	First Bancshares shareholders: If you are unable to locate your original First Bancshares stock certificate(s), you should contact Robin Richey, telephone: (432) 687-9102, email: rrichey@fcbtexas.com.

Lone Star shareholders: If you are unable to locate your original Lone Star stock certificate(s), you should contact LaNell Martindale, telephone: (806) 771-7717, email: lmartindale@lonestarwtx.com.

Q:	What should I do if I receive more than one set of voting materials?

A:

First Bancshares shareholders and Lone Star shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxies or voting instruction cards. For example, if you hold shares of First Bancshares common stock or Lone Star common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of First Bancshares common stock or Lone Star common stock and your shares are registered in more than one name, you will receive more than one proxy. In addition, if you are a holder of both First Bancshares common stock and Lone Star common stock, you will receive one or more separate proxies or voting instruction cards for each company. Please complete, sign, date and return each proxy and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of First Bancshares common stock and/or Lone Star common stock that you own.

Q:	What happens if I sell my shares of First Bancshares common stock or Lone Star common stock after the applicable record date but before the applicable special meeting?

A:

The First Bancshares record date and the Lone Star record date are earlier than the date of the First Bancshares special meeting and the Lone Star special meeting, respectively, and earlier than the date that the mergers are expected to be completed. If you transfer your shares of First Bancshares common stock or Lone Star common stock after the applicable record date but before the date of the applicable special meeting, you will retain your right to vote at such special meeting (provided that such shares remain outstanding on the date of such special meeting), but you will not have the right to receive any applicable merger consideration for the transferred shares of First Bancshares common stock or Lone Star common stock. You will only be entitled to receive the applicable merger consideration in respect of shares of First Bancshares common stock or Lone Star common stock, as applicable, that you hold at the First Bancshares effective time or the Lone Star effective time, respectively.

Q:	Whom should I call with questions?

A:

First Bancshares shareholders: If you need assistance in completing your proxy, have questions regarding the First Bancshares special meeting, or would like additional copies of this proxy statement/prospectus, please contact Robin Richey, telephone: (432) 687-9102, email: rrichey@fcbtexas.com.

Lone Star shareholders: If you need assistance in completing your proxy, have questions regarding the Lone Star special meeting, or would like additional copies of this proxy statement/prospectus, please contact Alan Lackey, telephone: (806) 771-7717, email: alanlackey@lonestarwtx.com, or Melisa Roberts, telephone: (806) 771-7717, email: mroberts@lonestarwtx.com.

SUMMARY

The following summary highlights selected information in this proxy statement/prospectus and may not contain all the information that may be important to you. You should read carefully this entire proxy statement/prospectus, including any document incorporated by reference into this proxy statement/prospectus, and its Appendixes, because this section may not contain all of the information that may be important to you in determining how to vote. For a description of, and instructions as to how to obtain, this information, see the section entitled “Where You Can Find More Information” beginning on page 141. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

The Companies

Prosperity Bancshares, Inc.

Prosperity Bancshares, Inc.® was formed in 1983 as a vehicle to acquire the former Allied Bank in Edna, Texas, which was chartered in 1949 as The First National Bank of Edna and is now known as Prosperity Bank. Prosperity is a Texas corporation and registered financial holding company that derives substantially all of its revenues and income from the operation of its bank subsidiary, Prosperity Bank®. Prosperity Bank provides a wide array of financial products and services to small and medium-sized businesses and consumers. As of September 30, 2022, Prosperity Bank operated 272 full-service banking locations: 65 in the Houston area, including The Woodlands; 30 in the South Texas area including Corpus Christi and Victoria; 62 in the Dallas/Fort Worth area; 22 in the East Texas area; 29 in the Central Texas area including Austin and San Antonio; 34 in the West Texas area including Lubbock, Midland-Odessa and Abilene; 16 in the Bryan/College Station area; 6 in the Central Oklahoma area; and 8 in the Tulsa, Oklahoma area. Prosperity’s common stock is traded on the NYSE under the symbol “PB.”

First Bancshares of Texas, Inc.

First Bancshares of Texas, Inc. is a registered bank holding company with respect to FirstCapital Bank of Texas, National Association, a national banking association. FirstCapital Bank operates 16 full-service banking offices in six different markets in West, North and Central Texas areas, including its main office in Midland, and banking offices in Midland, Lubbock, Amarillo, Wichita Falls, Burkburnett, Byers, Henrietta, Dallas, Horseshoe Bay, Marble Falls and Fredericksburg, Texas. As of September 30, 2022, First Bancshares had, on a consolidated basis, total assets of approximately $2.2 billion, gross loans of approximately $1.6 billion, total deposits of approximately $1.8 billion, and total shareholders’ equity of approximately $276.7 million.

Lone Star State Bancshares, Inc.

Lone Star State Bancshares, Inc. is a registered bank holding company with respect to Lone Star State Bank of West Texas, a Texas banking association. Lone Star Bank operates five banking offices in the West Texas area, including its main office in Lubbock and one banking center in each of Brownfield, Midland, Odessa and Big Spring, Texas. As of September 30, 2022, Lone Star Bank had total assets of approximately $1.39 billion, gross loans of approximately $940.5 million, total deposits of approximately $1.25 billion, and total shareholders’ equity of approximately $134.2 million.

The First Bancshares Merger (page 47)

Proposed Merger of First Bancshares into Prosperity (page 47)

Under the terms and subject to the conditions of the First Bancshares reorganization agreement, among other things, First Bancshares will merge with and into Prosperity, with Prosperity as the surviving corporation in the First Bancshares merger. Immediately following the First Bancshares merger, FirstCapital Bank will merge with and into Prosperity Bank, with Prosperity Bank as the surviving bank.

Terms of the First Bancshares Merger (page 47)

The terms and conditions of the First Bancshares merger are contained in the First Bancshares reorganization agreement, which is attached to this proxy statement/prospectus as Appendix A. We urge you to read the First Bancshares reorganization agreement carefully and in its entirety, as it is the legal document governing the First Bancshares merger. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the First Bancshares merger are subject to, and qualified in their entirety by reference to, the First Bancshares reorganization agreement.

First Bancshares Merger Consideration (page 90)

If the First Bancshares reorganization agreement is approved by the First Bancshares shareholders and the First Bancshares merger is completed, all shares of First Bancshares common stock issued and outstanding immediately prior to the First Bancshares effective time will be converted into an aggregate of 3,583,370 shares of Prosperity common stock and $93,422,648 in cash, less any amounts paid at closing with respect to outstanding equity awards, as set forth in the First Bancshares reorganization agreement. Additionally, the aggregate First Bancshares cash consideration will be reduced on a dollar-for-dollar basis if First Bancshares’ equity capital, as calculated under the First Bancshares reorganization agreement, is less than $204,000,000 at closing of the First Bancshares merger. Because of the possibility of an adjustment to the First Bancshares cash consideration, you will not know the exact amount of cash you will receive in connection with the First Bancshares merger when you vote on the First Bancshares reorganization agreement. Additionally, any exercise of equity awards prior to closing may change the number of shares or amount of cash each First Bancshares shareholder will receive.

For illustration purposes only, if the First Bancshares merger occurs and assuming (i) there are [                ] shares of First Bancshares common stock issued and outstanding at the closing of the First Bancshares merger, (ii) there are [                ] unexercised options to purchase shares of First Bancshares common stock with a weighted average exercise price of $[                ] at the closing of the First Bancshares merger, (iii) First Bancshares’ equity capital, as calculated under the First Bancshares reorganization agreement, is equal to or greater than $204,000,000 at the closing of the First Bancshares merger, and (iv) the price per share of Prosperity common stock received in the First Bancshares merger is equal to $[                ], which was the closing price per share of Prosperity common stock on [                ], 2023, then holders of First Bancshares common stock will receive [                ] shares of Prosperity common stock with a value of $[                ] (before adjusting for fractional shares) and $[                ] in cash for each share they own, for an aggregate implied value of $[                ] for each share of First Bancshares common stock.

Prosperity will not issue any fractional shares of Prosperity common stock in the First Bancshares merger. Instead, a First Bancshares shareholder who would otherwise be entitled to a fractional share of Prosperity common stock will receive, in lieu thereof, an amount in cash, rounded up to the nearest whole cent (without interest), determined by multiplying (i) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Prosperity common stock that such First Bancshares shareholder would otherwise be entitled to receive by (ii) the First Bancshares/Prosperity average price.

Treatment of Equity Awards—First Bancshares Stock Options (page 91)

At the First Bancshares effective time, subject to the terms and conditions of the First Bancshares reorganization agreement, each option granted by First Bancshares to purchase shares of First Bancshares common stock under the First Bancshares equity compensation plans will fully vest and be cancelled and converted into the right to receive a cash payment equal to the difference between the per award share merger consideration (as defined in the First Bancshares reorganization agreement) and the per share exercise price for each share of First Bancshares common stock subject to such First Bancshares stock option. Payments to holders of First Bancshares stock options will reduce the aggregate cash consideration to be paid to First Bancshares shareholders.

First Bancshares’ Reasons for the First Bancshares Merger and Recommendation of the First Bancshares Board of Directors (page 51)

Based on the reasons discussed elsewhere in this proxy statement/prospectus, the First Bancshares board of directors believes that the First Bancshares merger is in the best interests of First Bancshares and the shareholders of First Bancshares and recommends that First Bancshares shareholders vote “FOR” the First Bancshares merger proposal and “FOR” the First Bancshares adjournment proposal. For a discussion of the circumstances surrounding the First Bancshares merger and the factors considered by the First Bancshares board of directors in approving the First Bancshares reorganization agreement, see the discussion beginning on page 51.

Opinion of First Bancshares’ Financial Advisor (page 54; Appendix G)

At the meeting of the First Bancshares board of directors on October 10, 2022, Lone Star’s financial advisor, Stephens Inc., which we refer to as “Stephens,” rendered its oral opinion to the First Bancshares board of directors, subsequently confirmed in writing, that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the merger consideration to be paid to the holders of First Bancshares common stock in the First Bancshares merger was fair, from a financial point of view, to such holders.

The full text of the Stephens opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Appendix G to this proxy statement/prospectus and is incorporated herein by reference. The summary of the Stephens opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. First Bancshares’ shareholders are urged to read the opinion in its entirety. Stephens’ written opinion was addressed to the First Bancshares board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the First Bancshares merger, was directed only to the merger consideration to be paid to the holders of First Bancshares common stock in the First Bancshares merger and did not address any other aspect of the First Bancshares merger. Stephens expressed no opinion as to the fairness of any consideration to be paid in connection with the First Bancshares merger to the holders of any other class of securities, creditors or other constituencies of First Bancshares or as to the underlying decision by First Bancshares to engage in the First Bancshares merger. The issuance of Stephens’ opinion was approved by a fairness committee of Stephens. The opinion does not constitute a recommendation to any shareholder of First Bancshares as to how such shareholder should vote with respect to the First Bancshares merger or any other matter.

For more information, see the section entitled “The First Bancshares Merger—Opinion of First Bancshares’ Financial Advisor” beginning on page 54 and the copy of the Stephens opinion included in this proxy statement/prospectus as Appendix G.

Financial Interests of First Bancshares’ Directors and Executive Officers in the First Bancshares Merger (page 64)

First Bancshares’ executive officers and directors may have interests in the First Bancshares merger that are different from, or in addition to, the interests of First Bancshares’ shareholders generally. Such interests include payments in connection with existing change in control and deferred cash incentive agreements with certain executive officers of First Bancshares and FirstCapital Bank, FirstCapital Bank and Prosperity Bank entering into new employment agreements with certain executive officers of First Bancshares and FirstCapital Bank, the acceleration and settlement of certain outstanding equity awards, and the right to indemnification and insurance coverage following the consummation of the First Bancshares merger. The members of the First Bancshares board of directors were aware of and considered these interests, among other matters, when they approved the First Bancshares reorganization agreement and recommended that First Bancshares shareholders approve the First Bancshares merger proposal. These interests are described in more detail under the section entitled “The First Bancshares Merger—Financial Interests of First Bancshares’ Directors and Executive Officers in the First Bancshares Merger.”

Prosperity’s Reasons for the First Bancshares Merger (page 54)

The Prosperity board of directors adopted and approved the First Bancshares reorganization agreement. See the section entitled “The First Bancshares Merger—Prosperity’s Reasons for the First Bancshares Merger” on page 54 for a more detailed discussion of the factors considered by the Prosperity board of directors in reaching its decision to approve the First Bancshares reorganization agreement, including the First Bancshares merger and all transactions contemplated thereby.

The First Bancshares Special Meeting (page 39)

The First Bancshares special meeting will be held virtually on [    ], 2023, at [    ], Central Time. In order to attend the First Bancshares special meeting, please register before the special meeting date from your computer, tablet or smartphone by accessing the following link: [https://fcbtexas.com/FBOTMeeting]. After registering, you will receive a confirmation email containing information about joining the First Bancshares special meeting virtually. There will not be a physical meeting to attend in person.

At the First Bancshares special meeting, First Bancshares shareholders will be asked to consider and vote on the First Bancshares merger proposal and, if necessary or appropriate, the First Bancshares adjournment proposal.

First Bancshares has set the close of business on [    ], 2023 as the First Bancshares record date to determine which First Bancshares shareholders will be entitled to receive notice of, to attend and to vote at the First Bancshares special meeting. Each holder of shares of First Bancshares common stock outstanding on the First Bancshares record date will be entitled to one vote for each share held of record. As of the First Bancshares record date, there were [    ] shares of First Bancshares common stock outstanding and entitled to vote at the First Bancshares special meeting. As of the First Bancshares record date, the directors and executive officers of First Bancshares and their affiliates beneficially owned and were entitled to vote approximately [    ] shares of First Bancshares common stock, representing approximately [    ]% of the shares of First Bancshares common stock outstanding on that date.

Approval of the First Bancshares merger proposal requires the affirmative vote of holders of at least two-thirds of the outstanding shares of First Bancshares common stock entitled to vote on the First Bancshares merger proposal. Approval of the First Bancshares adjournment proposal requires the affirmative vote of holders of at least a majority of the outstanding shares of First Bancshares common stock entitled to vote on the proposal who are present in person or represented by proxy at the First Bancshares special meeting. A quorum is not required for a vote on the First Bancshares adjournment proposal.

With respect to the First Bancshares merger proposal, if you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the First Bancshares special meeting, or if you fail to instruct your bank, broker or other nominee how to vote, it will have the same effect as a vote against the proposal. With respect to the First Bancshares adjournment proposal, if you are a First Bancshares shareholder who is present in person or represented by proxy at the First Bancshares special meeting and you mark “ABSTAIN” on your proxy, fail to vote on the First Bancshares adjournment proposal or fail to instruct your bank, broker or other nominee how to vote with respect to the First Bancshares adjournment proposal, it will have the same effect as a vote against the proposal. If you are not present in person or represented by proxy at the First Bancshares special meeting, it will have no effect on the First Bancshares adjournment proposal.

The Lone Star Merger (page 67)

Proposed Merger of Lone Star into Prosperity (page 67)

Under the terms and subject to the conditions of the Lone Star reorganization agreement, among other things, Lone Star will merge with and into Prosperity, with Prosperity as the surviving corporation in the Lone Star merger. Immediately following the Lone Star merger, Lone Star Bank will merge with and into Prosperity Bank, with Prosperity Bank as the surviving bank.

Terms of the Lone Star Merger (page 67)

The terms and conditions of the Lone Star merger are contained in the Lone Star reorganization agreement, which is attached to this proxy statement/prospectus as Appendix B. We urge you to read the Lone Star reorganization agreement carefully and in its entirety, as it is the legal document governing the Lone Star merger. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the Lone Star merger are subject to, and qualified in their entirety by reference to, the Lone Star reorganization agreement.

Lone Star Merger Consideration (page 90)

If the Lone Star reorganization agreement is approved by the Lone Star shareholders and the Lone Star merger is subsequently completed, all shares of Lone Star common stock issued and outstanding immediately prior to the Lone Star effective time will be converted into an aggregate of 2,376,182 shares of Prosperity common stock and $64,053,717 in cash, less any amounts paid at closing with respect to outstanding equity awards, as set forth in the Lone Star reorganization agreement. Additionally, the aggregate Lone Star cash consideration will be reduced on a dollar-for-dollar basis if Lone Star’s equity capital, as calculated under the Lone Star reorganization agreement, is less than $121,088,508 at closing of the Lone Star merger. Because of the possibility of an adjustment to the Lone Star cash consideration, you will not know the exact amount of cash you will receive in connection with the Lone Star merger when you vote on the Lone Star reorganization agreement. Additionally, any exercise of equity awards prior to closing may change the number of shares or amount of cash each Lone Star shareholder will receive.

For illustration purposes only, if the Lone Star merger occurs and assuming at the closing that (i) there are [                ] shares of Lone Star common stock issued and outstanding, (ii) there are [                ] unexercised stock options and stock appreciation rights with respect to Lone Star common stock with a weighted average exercise or grant price of $[                ], (iii) Lone Star’s equity capital, as calculated under the Lone Star reorganization agreement, is equal to or greater than $121,088,508, and (iv) the price per share of Prosperity common stock received in the Lone Star merger is equal to $[                ], which was the closing price per share of Prosperity common stock on [                ], 2023, then holders of Lone Star common stock will receive [                ] shares of Prosperity common stock with a value of $[                ] (before adjusting for fractional shares) and $[                ] in cash, for each share they own, for an aggregate implied value of $[                ] for each share of Lone Star common stock.

Prosperity will not issue any fractional shares of Prosperity common stock in the Lone Star merger. Instead, a Lone Star shareholder who would otherwise be entitled to a fractional share of Prosperity common stock will receive, in lieu thereof, an amount in cash, rounded up to the nearest whole cent (without interest), determined by multiplying (i) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Prosperity common stock that such Lone Star shareholder would otherwise be entitled to receive by (ii) the Lone Star/Prosperity average price.

Prosperity and Lone Star also have agreed that if any required regulatory approval requires divestitures in certain markets, Lone Star would accrue one-half of the cost associated with any such divestitures for purposes of its closing equity capital, up to $16 million.

Treatment of Equity Awards—Lone Star Stock Options and Stock Appreciation Rights (page 92)

At the Lone Star effective time, subject to the terms and conditions of the Lone Star reorganization agreement, each option granted by Lone Star to purchase shares of Lone Star common stock and each stock appreciation right under the Lone Star equity compensation plans will fully vest and be cancelled and converted into the right to receive a cash payment equal to the difference between the per award share merger consideration (as defined in the Lone Star reorganization agreement) and the per share exercise price (in the case of stock options) or initial value (in the case of stock appreciation rights) for each share of Lone Star common stock subject to such Lone Star stock option or stock appreciation right. Payments to holders of Lone Star stock options or stock appreciation rights will reduce the aggregate cash consideration to be paid to Lone Star shareholders.

Lone Star’s Reasons for the Lone Star Merger and Recommendation of the Lone Star Board of Directors (page 70)

Based on the reasons discussed elsewhere in this proxy statement/prospectus, the Lone Star board of directors believes that the Lone Star merger is in the best interests of Lone Star and the shareholders of Lone Star and recommends that Lone Star shareholders vote “FOR” the Lone Star merger proposal and “FOR” the Lone Star adjournment proposal. For a discussion of the circumstances surrounding the Lone Star merger and the factors considered by the Lone Star board of directors in approving the Lone Star reorganization agreement, see the discussion beginning on page 70.

Opinion of Lone Star’s Financial Advisor (page 73; Appendix H)

At the meeting of the Lone Star board of directors on October 7, 2022, Lone Star’s financial advisor, Stephens, rendered its oral opinion to the Lone Star board of directors, subsequently confirmed in writing, that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the merger consideration to be paid to the holders of Lone Star common stock in the Lone Star merger was fair, from a financial point of view, to such holders.

The full text of the Stephens opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Appendix H to this proxy statement/prospectus and is incorporated herein by reference. The summary of the Stephens opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Lone Star’s shareholders are urged to read the opinion in its entirety. Stephens’ written opinion was addressed to the Lone Star board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the Lone Star merger, was directed only to the merger consideration to be paid to the holders of Lone Star common stock in the Lone Star merger and did not address any other aspect of the Lone Star merger. Stephens expressed no opinion as to the fairness of any consideration to be paid in connection with the Lone Star merger to the holders of any other class of securities, creditors or other constituencies of Lone Star or as to the underlying decision by Lone Star to engage in the Lone Star merger. The issuance of Stephens’ opinion was approved by a fairness committee of Stephens. The opinion does not constitute a recommendation to any shareholder of Lone Star as to how such shareholder should vote with respect to the Lone Star merger or any other matter.

For more information, see the section entitled “The Lone Star Merger—Opinion of Lone Star’s Financial Advisor” beginning on page 73 and the copy of the Stephens opinion included in this proxy statement/prospectus as Appendix H.

Financial Interests of Lone Star’s Directors and Executive Officers in the Lone Star Merger (page 83)

Lone Star’s executive officers and directors may have interests in the Lone Star merger that are different from, or in addition to, the interests of Lone Star’s shareholders generally. Such interests include payments in connection with existing employment agreements and change in control severance plans with certain executive officers, Prosperity Bank and Lone Star Bank entering into new employment agreements with certain of Lone Star Bank’s executive officers, the acceleration and settlement of certain outstanding equity awards, and the right to indemnification and insurance coverage following the consummation of the Lone Star merger. The members of the Lone Star board of directors were aware of and considered these interests, among other matters, when they approved the Lone Star reorganization agreement and recommended that Lone Star shareholders approve the Lone Star merger proposal. These interests are described in more detail under the section entitled “The Lone Star Merger—Financial Interests of Lone Star’s Directors and Executive Officers in the Lone Star Merger” beginning on page 83.

Prosperity’s Reasons for the Lone Star Merger (page 73)

The Prosperity board of directors adopted and approved the Lone Star reorganization agreement. See the section entitled “The Lone Star Merger—Prosperity’s Reasons for the Lone Star Merger” on page 73 for a more detailed discussion of the factors considered by the Prosperity board of directors in reaching its decision to approve the Lone Star reorganization agreement, including the Lone Star merger and all transactions contemplated thereby.

The Lone Star Special Meeting (page 43)

The Lone Star special meeting will be held on [    ], 2023, at [    ], Central Time, at 6220 Milwaukee Avenue, Lubbock, Texas 79424. At the Lone Star special meeting, Lone Star shareholders will be asked to consider and vote on the Lone Star merger proposal and, if necessary or appropriate, the Lone Star adjournment proposal.

Lone Star has set the close of business on [    ], 2023 as the Lone Star record date to determine which Lone Star shareholders will be entitled to receive notice of, attend and vote at the Lone Star special meeting. Each holder of shares of Lone Star common stock outstanding on the Lone Star record date will be entitled to one vote for each share held of record. As of the Lone Star record date, there were [    ] shares of Lone Star common stock outstanding and entitled to vote at the Lone Star special meeting. As of the Lone Star record date, the directors and executive officers of Lone Star and their affiliates beneficially owned and were entitled to vote approximately [    ] shares of Lone Star common stock, representing approximately [    ]% of the shares of Lone Star common stock outstanding on that date.

Approval of the Lone Star merger proposal requires the affirmative vote of holders of at least two-thirds of the outstanding shares of Lone Star common stock entitled to vote on the Lone Star merger proposal. Approval of the adjournment proposal requires the affirmative vote of holders of at least a majority of the outstanding shares of Lone Star common stock entitled to vote on the proposal who are present in person or represented by proxy at the Lone Star special meeting. A quorum is not required for a vote on the Lone Star adjournment proposal.

With respect to the Lone Star merger proposal, if you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the Lone Star special meeting, or if you fail to instruct your bank, broker or other nominee how to vote, it will have the same effect as a vote against the proposal. With respect to the Lone Star adjournment proposal, if you are a Lone Star shareholder who is present in person or represented by proxy at the Lone Star special meeting and you mark “ABSTAIN” on your proxy, fail to vote on the Lone Star adjournment proposal or fail to instruct your bank, broker, or other nominee how to vote with respect to the proposal, it will have the same effect as a vote against the proposal. If you are not present in person or represented by proxy at the Lone Star special meeting, it will have no effect on the Lone Star adjournment proposal.

The Mergers (page 85)

Board of Directors and Management of Prosperity and Prosperity Bank After the Mergers (page 85)

The directors and officers of Prosperity and Prosperity Bank immediately prior to the effective time of each of the mergers will serve as the directors and officers of the surviving corporation and surviving bank from and after the effective time of each of the mergers in accordance with the bylaws of the surviving corporation and surviving bank, as applicable.

Prosperity Plans to Continue Payment of Quarterly Dividends (page 119)

As approved by Prosperity’s board of directors, Prosperity declared and paid a $0.46 per share dividend to holders of Prosperity common stock for the first three fiscal quarters of 2020 and a $0.49 per share dividend for the fourth fiscal quarter of 2020 and the first three fiscal quarters of 2021. Prosperity declared and paid a $0.52 per share dividend for the last fiscal quarter of 2021 and the first three fiscal quarters of 2022. Prosperity declared and paid a $0.55 per share dividend for the fourth fiscal quarter of 2022.

Prosperity intends to continue to pay regular quarterly cash dividends on its common stock in the first fiscal quarter of 2023 and following the mergers, when, as and if declared by Prosperity’s board of directors out of funds legally available for that purpose and subject to regulatory restrictions.

Issued Prosperity Shares Will Be Eligible for Trading (page 85)

Prosperity common stock is listed on the NYSE under the symbol “PB.” The Prosperity common stock issuable in the mergers will be listed on the NYSE.

Under the reorganization agreements, Prosperity has agreed to file all documents required to be filed to have the shares of Prosperity common stock to be issued approved for listing on the NYSE prior to closing of each of the mergers and to use its commercially reasonable efforts to effect such listing. The obligations of the parties to complete the respective mergers are subject to such shares having been approved for listing on the NYSE and such approval having not been withdrawn or revoked.

Market Prices of Prosperity Common Stock (page 119)

Shares of Prosperity common stock are quoted on the NYSE under the symbol “PB.” On October 7, 2022, the last trading day before the mergers were announced, the closing price of Prosperity common stock on the NYSE was $69.27 per share. On [                ], 2023, the most recent practicable date prior to the date of this proxy statement/prospectus, the closing price of Prosperity common stock on the NYSE was $[                ] per share. The market price of Prosperity common stock will fluctuate prior to the mergers, including between the respective shareholder meetings and closings. Shares of First Bancshares and Lone Star are not traded on any established public trading market.

Accounting Treatment (page 109)

The mergers will be accounted for as acquisitions of First Bancshares and Lone Star by Prosperity and of FirstCapital Bank and Lone Star Bank by Prosperity Bank under the acquisition method of accounting in accordance with the Financial Accounting Standards Board’s Accounting Standard Codification Topic 805, Business Combinations.

Dissenters’ Rights of Appraisal in the Mergers (page 85)

As a shareholder of First Bancshares or Lone Star, under Texas law you have the right to dissent from the applicable merger and have the appraised fair value of your shares of First Bancshares common stock or Lone Star common stock, as applicable, paid to you in cash. The appraised fair value may be more or less than the value of the shares of Prosperity common stock and cash being paid in the applicable merger.

Persons having beneficial interests in First Bancshares common stock or Lone Star common stock held of record in the name of another person, such as a broker or bank, must act promptly to cause the record holder to take the actions required under Texas law to exercise your dissenter’s rights.

In order to dissent, you must carefully follow the requirements of the TBOC, including giving the required written notice prior to the special meeting at which the vote on the applicable reorganization agreement is taken, voting against the reorganization agreement and filing a written demand with Prosperity within 20 days after completion of the applicable merger for payment of the fair value of your shares of First Bancshares common stock or Lone Star common stock, as applicable. These steps are summarized under the caption “The Mergers—Dissenters’ Rights of Appraisal” beginning on page 85.

If you intend to exercise dissenters’ rights, you should read the statutes carefully and consult with your own legal counsel. You should also remember that if you return a signed proxy card but fail to provide instructions as to how your shares of First Bancshares common stock or Lone Star common stock, as applicable, are to be voted, you will be considered to have voted in favor of the applicable reorganization agreement and you will not be able to assert dissenters’ rights. Also, if you exercise dissenters’ rights, you may have taxable income as a result, so we recommend that you consult with your own tax advisor if you intend to dissent.

If the First Bancshares reorganization agreement is approved by the shareholders of First Bancshares, holders of First Bancshares common stock who make a written objection to the First Bancshares merger prior to the First Bancshares special meeting, vote against the approval of the First Bancshares reorganization agreement, properly make a written demand for payment following notice of the First Bancshares merger and timely surrender their First Bancshares stock certificates will be entitled to receive the appraised fair value of their shares in cash under the TBOC.

If the Lone Star reorganization agreement is approved by the shareholders of Lone Star, holders of Lone Star common stock who make a written objection to the Lone Star merger prior to the Lone Star special meeting, vote against the approval of the Lone Star reorganization agreement, properly make a written demand for payment following notice of the Lone Star merger and timely surrender their Lone Star stock certificates will be entitled to receive the appraised fair value of their shares in cash under the TBOC.

The text of the provisions of the TBOC pertaining to dissenters’ rights is attached to this proxy statement/prospectus as Appendix I.

Regulatory Approvals Required for the Mergers (page 87)

The acquisitions of First Bancshares and Lone Star by Prosperity each require the approval of the Board of Governors of the Federal Reserve System, which we refer to as the “Federal Reserve,” unless the requirement for such approval is waived by the Federal Reserve. On November 18, 2022, Prosperity filed the required documentation with the Federal Reserve Bank of Dallas to request a waiver of approval with respect to the Lone

Star merger. On November 21, 2022, Prosperity filed the required documentation with the Federal Reserve Bank of Dallas to request a waiver of approval with respect to the First Bancshares merger.

The mergers of FirstCapital Bank and Lone Star Bank with and into Prosperity Bank each require the approval of the Federal Deposit Insurance Corporation, which we refer to as the “FDIC,” and the Texas Department of Banking, which we refer to as the “TDB.” On November 16, 2022, Prosperity Bank and Lone Star Bank filed the required applications with the FDIC and TDB; and on November 17, 2022, Prosperity Bank and FirstCapital Bank filed the required applications with the FDIC and TDB.

In addition to the FDIC, the Antitrust Division of the Department of Justice conducts a concurrent competitive review of the mergers to analyze each merger’s competitive effects and determine whether either merger would result in a violation of antitrust laws.

Effective Time of the Mergers (page 92)

Each merger will become effective at the date and time specified in the certificate of merger filed with respect to such merger with the Texas Secretary of State. Subject to the receipt of applicable shareholder and regulatory approvals, and the satisfaction or waiver of the other conditions to the parties’ obligations to effect the respective mergers, we anticipate that the mergers will be completed in the first quarter of 2023, although delays could occur.

We cannot assure you that the necessary shareholder and governmental approvals will be obtained or that the other conditions to completion of the mergers can or will be satisfied or waived.

Exchange Procedures (page 92)

As soon as practicable after the effective time of the applicable merger, you will receive a letter and instructions from Computershare Investor Services, Prosperity’s exchange agent, with respect to the procedures for surrendering your stock certificates in exchange for cash and shares of Prosperity common stock. You must carefully review and complete these materials and return them as instructed along with your stock certificates for First Bancshares common stock or Lone Star common stock, as applicable. Please do not send First Bancshares, Lone Star or Prosperity any stock certificates until you receive these instructions.

The Reorganization Agreements (page 89)

Conditions to Completion of the Mergers (page 93)

The completion of the respective mergers depends on a number of conditions being met. These include, among others:

•	receipt of all required regulatory approvals;

•	approval of the applicable reorganization agreement by the First Bancshares shareholders or Lone Star shareholders, as applicable;

•	receipt by each party of an opinion of such party’s counsel to the effect that the applicable merger will qualify as a reorganization under Section 368(a) of the Code;

•	the shares of Prosperity common stock to be issued to First Bancshares shareholders and Lone Star shareholders being registered with the SEC and authorized for listing on the NYSE;

•

the other party’s representations and warranties contained in the applicable reorganization agreement being true and correct in all material respects as of the date of such reorganization agreement and the closing date of the applicable merger;

•

the performance or compliance in all material respects by each party with its respective covenants and obligations required by the applicable reorganization agreement to be performed or complied with prior to the closing of the applicable merger;

•

the absence of a material adverse change in the assets, properties, business or financial condition of either party to the applicable reorganization agreement or any event that could reasonably be expected to cause or result in a material adverse effect on either party to the applicable reorganization agreement;

•	each director, each executive officer and certain other officers of First Bancshares and FirstCapital Bank and Lone Star and Lone Star Bank, as applicable, having executed a release agreement;

•	with respect to the First Bancshares merger, termination of certain deferred cash incentive agreements by FirstCapital Bank and execution of a termination and release agreement by each such employee;

•	with respect to the Lone Star merger, cancellation of all outstanding stock options by Lone Star and execution of a cancellation and release agreement by each holder of a Lone Star stock option;

•	certain officers of First Bancshares and/or FirstCapital Bank and Lone Star and/or Lone Star Bank, as applicable, each will have entered into an employment agreement with Prosperity;

•

each non-employee director of First Bancshares and FirstCapital Bank and Lone Star and Lone Star Bank, as applicable, having entered into a support (non-competition) agreement with Prosperity, which agreements have been executed;

•

with respect to the First Bancshares merger, the allowance for loan losses of First Bancshares as of the closing date being equal to at least 1.36% of its total loans, subject to certain adjustments; and

•	with respect to the Lone Star merger, the allowance for loan losses of Lone Star as of the closing date being equal to at least 1.25% of its total loans, subject to certain adjustments.

Any condition to the completion of the applicable merger, except the required shareholder and regulatory approvals, and the absence of an order or ruling prohibiting the merger, may be waived in writing by the party to the applicable reorganization agreement entitled to the benefit of such condition.

Amendment or Waiver of the Reorganization Agreements (page 106)

Prosperity and First Bancshares or Lone Star, as applicable, may amend the applicable reorganization agreement and each party to such reorganization agreement may waive its right to require the other party to adhere to any term or condition of the reorganization agreement. However, the merger consideration to be received by the First Bancshares shareholders and the Lone Star shareholders pursuant to the terms of the applicable reorganization agreement may not be decreased after the approval of the reorganization agreement by the First Bancshares shareholders and the Lone Star shareholders, as applicable, without further approval by the First Bancshares shareholders and the Lone Star shareholders, as applicable.

Termination of the Reorganization Agreements (page 104)

The parties to each reorganization agreement may mutually agree at any time to terminate such agreement without completing the applicable merger. In addition, either party to a reorganization agreement may decide, without the consent of the other, to terminate such reorganization agreement if:

•

any order, decree or ruling or any other action that seeks to restrain, enjoin or prohibit the First Bancshares merger or the Lone Star merger, as applicable, is issued, and such order, decree, ruling or other action is final and non-appealable;

•

in the case of the First Bancshares merger, the merger has not been completed by May 8, 2023 (unless one or more of the regulatory approvals has not been received on or before May 8, 2023, in which case this deadline will be extended to July 7, 2023), or in the case of the Lone Star merger, the merger has not been completed by April 8, 2023 (unless one or more of the regulatory approvals has not been received on or before April 8, 2023, in which case this deadline will be extended to June 7, 2023), or such later date approved in writing by the boards of directors of Prosperity and First Bancshares or Lone Star, as applicable, unless the failure to complete the applicable merger by that time is due to a violation of the applicable reorganization agreement by the party that seeks to terminate such reorganization agreement;

•

the merger of First Bancshares into Prosperity or the merger of FirstCapital Bank into Prosperity Bank, in the case of the First Bancshares reorganization agreement, or the merger of Lone Star into Prosperity or the merger of Lone Star Bank into Prosperity Bank, in the case of the Lone Star reorganization agreement, is not approved by the appropriate regulatory authorities or the application or notices are suggested or recommended to be withdrawn by any regulatory authorities;

•

the other party to the applicable reorganization agreement materially breaches its representations and warranties or any covenant or agreement contained in such reorganization agreement and such breach has not been cured within 15 days after the terminating party gives written notice of such failure to the breaching party; or First Bancshares shareholders or Lone Star shareholders, as applicable, fail to approve the applicable reorganization agreement.

First Bancshares or Lone Star may terminate its reorganization agreement, without the consent of Prosperity, if the board of directors of First Bancshares or Lone Star, as applicable, receives an unsolicited, bona fide alternative “acquisition proposal” (as defined in each reorganization agreement) and, under certain terms and conditions, determines that it is a superior proposal to that of the applicable reorganization agreement and that the failure to accept such proposal would cause the First Bancshares board of directors or Lone Star board of directors, as applicable, to violate its fiduciary duties under applicable law; but First Bancshares or Lone Star, as applicable, must notify Prosperity of the superior proposal at least five business days before terminating the applicable reorganization agreement, during which time Prosperity has the right to adjust the terms and conditions of the applicable reorganization agreement so that the superior proposal no longer constitutes a superior proposal.

Prosperity may terminate the First Bancshares reorganization agreement, without the consent of First Bancshares, if any required regulatory approval is obtained subject to restrictions or conditions on the operations of First Bancshares, FirstCapital Bank, Prosperity or Prosperity Bank that are reasonably unacceptable to Prosperity.

Prosperity may terminate the Lone Star reorganization agreement, without the consent of Lone Star, if any required regulatory approval is obtained subject to restrictions or conditions on the operations of Lone Star, Lone Star Bank, Prosperity or Prosperity Bank that are reasonably unacceptable to Prosperity.

Prosperity may also terminate the applicable reorganization agreement if First Bancshares or Lone Star, as applicable, has materially breached its non-solicitation obligations contained in the applicable reorganization agreement in a manner adverse to Prosperity; the First Bancshares board of directors or the Lone Star board of directors, as applicable, resolves to accept a competing acquisition proposal; or the First Bancshares board of directors or the Lone Star board of directors, as applicable, changes its recommendation regarding the applicable merger.

Termination Fees and Effect of Termination (page 104)

If the First Bancshares reorganization agreement or the Lone Star reorganization agreement, as applicable, is terminated by:

•

Prosperity because First Bancshares or Lone Star, as applicable, materially breaches the non-solicitation obligations set forth in the applicable reorganization agreement in a manner adverse to Prosperity;

•	Prosperity because the First Bancshares board of directors or Lone Star board of directors, as applicable, resolves to accept another acquisition proposal;

•

Prosperity because the First Bancshares board of directors or Lone Star board of directors, as applicable, withdraws, amends or modifies, in any manner adverse to Prosperity, its recommendation or approval of the applicable reorganization agreement or the applicable merger; or

•

First Bancshares or Lone Star, as applicable, because the First Bancshares board of directors or Lone Star board of directors, as applicable, receives an unsolicited, bona fide alternative acquisition proposal and, under certain terms and conditions, determines that it is a superior proposal to that of the applicable reorganization agreement taking into account any adjustments made by Prosperity to the applicable merger consideration, then, unless Prosperity is in material breach of any covenant or obligation under the applicable reorganization agreement, First Bancshares and Lone Star, as applicable, will be required to pay Prosperity a termination fee of $13,665,708 and $9,146,074, respectively.

If either Prosperity or First Bancshares terminates the First Bancshares reorganization agreement and:

•

such termination occurs after May 8, 2023 (or July 7, 2023, if regulatory approval has not been obtained by May 8, 2023), if at the time of termination, the registration statement of which this proxy statement/prospectus is a part has been declared effective for at least 25 business days prior to such termination and First Bancshares has failed to call, give notice of, convene and hold the First Bancshares special meeting by such date and an acquisition proposal exists at the time of termination, or

•	without regard to timing, First Bancshares’ shareholders have not approved the First Bancshares reorganization agreement and an acquisition proposal exists at the time of termination,

then, unless Prosperity is in material breach of any covenant or obligation under the reorganization agreement, First Bancshares will be required to pay Prosperity up to $2,000,000 for its expenses related to the First Bancshares merger.

If either Prosperity or Lone Star terminates the Lone Star reorganization agreement and:

•

such termination occurs after April 8, 2023 (or June 7, 2023, if regulatory approval has not been obtained by April 8, 2023), if at the time of termination, the registration statement of which this proxy statement/prospectus is a part has been declared effective for at least 25 business days prior to such termination and Lone Star has failed to call, give notice of, convene and hold the Lone Star special meeting by such date and an acquisition proposal exists at the time of termination, or

•	without regard to timing, Lone Star’s shareholders have not approved the Lone Star reorganization agreement and an acquisition proposal exists at the time of termination,

then, unless Prosperity is in material breach of any covenant or obligation under the reorganization agreement, Lone Star will be required to pay Prosperity up to $2,000,000 for its expenses related to the Lone Star merger.

If either Prosperity or First Bancshares terminates the First Bancshares reorganization agreement, within twelve months of termination of the First Bancshares reorganization agreement First Bancshares enters into an acquisition agreement with a third party and:

•

such termination occurs after May 8, 2023 (or July 7, 2023, if regulatory approval has not been obtained by May 8, 2023), if at the time of termination, First Bancshares’ shareholders have not approved the First Bancshares reorganization agreement and an acquisition proposal exists at the time of termination, or

•	without regard to timing, First Bancshares’ shareholders have not approved the First Bancshares reorganization agreement and an acquisition proposal exists at the time of termination,

then, unless Prosperity is in material breach of any covenant or obligation under the reorganization agreement, First Bancshares will be required to pay Prosperity a termination fee of $13,665,708 minus any of Prosperity’s expenses related to the First Bancshares merger paid by First Bancshares.

If either Prosperity or Lone Star terminates the Lone Star reorganization agreement, within twelve months of termination of the Lone Star reorganization agreement Lone Star enters into an acquisition agreement with a third party and:

•

such termination occurs after April 8, 2023 (or June 8, 2023, if regulatory approval has not been obtained by April 8, 2023), if at the time of termination, Lone Star’s shareholders have not approved the Lone Star reorganization agreement and an acquisition proposal exists at the time of termination, or

•	without regard to timing, Lone Star’s shareholders have not approved the Lone Star reorganization agreement and an acquisition proposal exists at the time of termination,

then, unless Prosperity is in material breach of any covenant or obligation under the reorganization agreement, Lone Star will be required to pay Prosperity a termination fee of $9,146,074 minus any of Prosperity’s expenses related to the Lone Star merger paid by Lone Star.

Material U.S. Federal Income Tax Consequences of the Mergers (page 110)

Each of the First Bancshares merger and the Lone Star merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to the respective obligations of Prosperity and First Bancshares, with respect to the First Bancshares merger, and of Prosperity and Lone Star, with respect to the Lone Star merger, to complete the applicable merger that each party receives a legal opinion from its counsel to that effect.

Consistent with such treatment, a U.S. holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Mergers” beginning on page 110) of First Bancshares common stock or Lone Star common stock will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of their shares of First Bancshares common stock or Lone Star common stock, as applicable, for shares of Prosperity common stock, except that a U.S. holder generally will recognize gain (but not loss) in an amount equal the lesser of (a) the cash consideration received (excluding cash received in lieu of a fractional share) and (b) the gain realized. The amount of gain realized by a U.S. holder will be equal to the amount by which the cash (excluding cashed received in lieu of fractional shares) plus the fair market value, at the effective time of the applicable merger, of the Prosperity common stock received exceeds the holder’s adjusted tax basis in the First Bancshares common stock or Lone Star common stock, as applicable, to be surrendered in exchange therefor.

The tax consequences to a U.S. holder of First Bancshares common stock or Lone Star common stock, as applicable, described above may not apply to all holders of First Bancshares or Lone Star common stock or the First Bancshares or Lone Star shareholders who exercise their dissenters’ rights. In addition, you may be subject to state, local or non-U.S. tax laws that are not discussed in this proxy statement/prospectus. Accordingly, we strongly urge holders of First Bancshares common stock and Lone Star common stock to consult their own tax advisors for a full understanding of the particular tax consequences of the applicable merger to them.

Comparison of Rights of Shareholders of Prosperity and First Bancshares, and Prosperity and Lone Star (pages 125 and 130)

Each of First Bancshares and Lone Star is a Texas corporation and the rights of their respective shareholders are governed by Texas law and their respective certificates of formation and bylaws. Prosperity is a Texas corporation and the rights of Prosperity shareholders are governed by Texas law and Prosperity’s articles of incorporation and bylaws. Upon completion of each merger, the shareholders of First Bancshares and Lone Star will become shareholders of Prosperity and their rights will be governed by Prosperity’s articles of incorporation and bylaws in addition to Texas law. Prosperity’s articles of incorporation and bylaws will remain the same following the mergers unless later altered, amended or repealed.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this proxy statement/prospectus that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act.” These forward-looking statements include information about possible or assumed future results of operations of Prosperity, First Bancshares or Lone Star before or after the respective mergers are completed as well as information about the respective mergers, including Prosperity’s, First Bancshares’ or Lone Star’s future revenues, income, expenses, provision for taxes, effective tax rate, earnings per share and cash flows, Prosperity’s, First Bancshares’ or Lone Star’s future capital expenditures and dividends, Prosperity’s, First Bancshares’ or Lone Star’s future financial condition and changes therein, including changes in Prosperity’s, First Bancshares’ or Lone Star’s loan portfolio and allowance for loan losses, Prosperity’s, First Bancshares’ or Lone Star’s future capital structure or changes therein, the plan and objectives of management for future operations, Prosperity’s future or proposed acquisitions, the future or expected effect of acquisitions on Prosperity’s operations, results of operations and financial condition, Prosperity’s, First Bancshares’ or Lone Star’s future economic performance, statements about the benefits of the proposed transaction, and the statements of the assumptions underlying any such statement. Such statements are typically, but not exclusively, identified by the use in the statements of words or phrases such as “aim,” “anticipate,” “estimate,” “expect,” “goal,” “guidance,” “intend,” “is anticipated,” “is estimated,” “is expected,” “is intended,” “objective,” “plan,” “projected,” “projection,” “will affect,” “will be,” “will continue,” “will decrease,” “will grow,” “will impact,” “will increase,” “will incur,” “will reduce,” “will remain,” “will result,” “would be,” variations of such words or phrases (including where the word “could,” “may” or “would” is used rather than the word “will” in a phrase) and similar words and phrases indicating that the statement addresses some future result, occurrence, plan or objective. The forward-looking statements that Prosperity, First Bancshares and Lone Star make are based on Prosperity’s, First Bancshares’ and Lone Star’s current expectations and assumptions regarding Prosperity’s, First Bancshares’ and Lone Star’s businesses, the economy and other future conditions. Because forward-looking statements relate to future results and occurrences, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Many possible events or factors could affect the future financial results and performance of each of Prosperity, First Bancshares and Lone Star before the mergers or Prosperity after the mergers, and could cause those results or performance to differ materially from those expressed in the forward-looking statements. These possible events or factors include, but are not limited to:

•	Prosperity’s, First Bancshares’ or Lone Star’s ability to sustain its current internal growth rate and total growth rate;

•

changes in geopolitical, business and economic events, occurrences and conditions, including changes in rates of inflation or deflation, nationally, regionally and in Prosperity’s, First Bancshares’ or Lone Star’s target markets, particularly in Texas;

•

worsening business and economic conditions nationally, regionally and in Prosperity’s, First Bancshares’ or Lone Star’s target markets, particularly in Texas, and the geographic areas in Texas in which Prosperity, First Bancshares or Lone Star operate;

•	the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to each reorganization agreement to terminate such reorganization agreement;

•	the outcome of any legal proceedings that may be instituted against Prosperity, First Bancshares or Lone Star;

•	delays in completing either or both of the mergers;

•

the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transactions) and shareholder approvals or to satisfy any of the other conditions to the mergers on a timely basis or at all;

•

the possibility that the anticipated benefits of either or both of the mergers are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the companies or as a result of the strength of the economy and competitive factors in the areas where Prosperity, First Bancshares and Lone Star do business;

•

the possibility that the mergers may be more expensive to complete than anticipated, including as a result of unexpected factors or events, diversion of management’s attention from ongoing business operations and opportunities, potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the mergers, and Prosperity’s ability to complete the acquisition and integration of First Bancshares and Lone Star successfully;

•	the dilution caused by Prosperity’s issuance of additional shares of its common stock in connection with the transactions;

•	Prosperity’s revenues after the First Bancshares and Lone Star mergers may be less than expected;

•	Prosperity’s, First Bancshares’ or Lone Star’s dependence on their respective management teams and their ability to attract, motivate and retain qualified personnel;

•	the concentration of Prosperity’s, First Bancshares’ or Lone Star’s business within their respective geographic areas of operation in Texas;

•	changes in asset quality, including increases in default rates and loans and higher levels of nonperforming loans and loan charge-offs;

•

concentration of the loan portfolio of Prosperity Bank, FirstCapital Bank or Lone Star Bank in commercial and residential real estate loans and changes in the prices, values and sales volumes of commercial and residential real estate;

•

the ability of Prosperity Bank, FirstCapital Bank or Lone Star Bank to make loans with acceptable interest rates and levels of risk of repayment and to otherwise invest in assets at acceptable yields and presenting acceptable investment risks;

•	inaccuracy of the assumptions and estimates that the managements of Prosperity, First Bancshares or Lone Star make in establishing reserves for probable loan losses and other estimates;

•	lack of liquidity, including as a result of a reduction in the amount of sources of liquidity, that Prosperity, First Bancshares or Lone Star currently have;

•	material increases or decreases in the amount of deposits held by Prosperity Bank, FirstCapital Bank or Lone Star Bank and the cost of those deposits;

•	access to the debt and equity markets and the overall cost of funding operations;

•	regulatory requirements to maintain minimum capital levels or maintenance of capital at levels sufficient to support Prosperity’s anticipated growth;

•

changes in market interest rates that affect the pricing of the loans and deposits of each of Prosperity Bank, FirstCapital Bank and Lone Star Bank, and the net interest income of each of Prosperity Bank, FirstCapital Bank and Lone Star Bank;

•	fluctuations in the market value and liquidity of the securities Prosperity, First Bancshares or Lone Star hold for sale, including as a result of changes in market interest rates;

•	effects of competition from a wide variety of local, regional, national and other providers of financial, investment and insurance services;

•	changes in economic and market conditions that affect the amount and value of the assets of Prosperity Bank, FirstCapital Bank and Lone Star Bank;

•

the institution and outcome of, and costs associated with, litigation and other legal proceedings against one or more of Prosperity, Prosperity Bank, First Bancshares, FirstCapital Bank, Lone Star and Lone Star Bank, or to which any of such entities is subject;

•	the occurrence of market conditions adversely affecting the financial industry generally;

•

the impact of recent and future legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by Prosperity’s regulators, such as the Dodd-Frank Act, and changes in federal government policies;

•

changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the SEC and the Public Company Accounting Oversight Board, as the case may be;

•	governmental monetary and fiscal policies, including the policies of the Federal Reserve;

•	changes in the scope and cost of FDIC insurance and other coverage;

•

the effects of war or other conflicts, acts of terrorism (including cyber attacks) or other catastrophic events, including storms, droughts, tornadoes, hurricanes and flooding, that may affect general economic conditions;

•	the impact of investments that Prosperity or Prosperity Bank may have made or may make and the changes in the value of those investments;

•

Prosperity’s ability to continue to identify acquisition targets and successfully acquire desirable financial institutions to sustain its growth, to expand its presence in its markets and to enter new markets;

•	general business and economic conditions in Prosperity’s, First Bancshares’ or Lone Star’s markets may change or may be less favorable than expected;

•	changes may occur in business conditions and inflation;

•	an increase in the rate of personal or commercial customers’ bankruptcies;

•	technology-related changes may be harder to make or may be more expensive than expected;

•

attacks on the security of, and breaches of, Prosperity’s, Lone Star’s, or First Bancshares’ digital information systems, the costs Prosperity, First Bancshares or Lone Star incurs to provide security against such attacks and any costs and liability Prosperity, Lone Star, or First Bancshares may incur in connection with any breach of those systems; and

•	the potential impact of technology and “FinTech” entities and digital currencies on the banking industry generally.

For other factors, risks and uncertainties that could cause actual results to differ materially from estimates contained in forward-looking statements, please read the “Risk Factors” section beginning on page 33 of this proxy statement/prospectus, and the “Risk Factors” sections of Prosperity’s Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent Quarterly Reports on Form 10-Q, each of which is incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 141.

We urge you to consider all of these risks, uncertainties and other factors carefully in evaluating all such forward-looking statements made in this proxy statement/prospectus. As a result of these and other matters, including changes in facts, assumptions not being realized or other factors, the actual results relating to the subject matter of any forward-looking statement may differ materially from the anticipated results expressed or implied in that forward-looking statement. Any forward-looking statement made in this proxy statement/prospectus or made by Prosperity in any report, filing, document or information incorporated by reference in this proxy statement/prospectus, speaks only as of the date on which it is made. Prosperity does not undertake any obligation to update any such forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe that these assumptions or bases have been chosen in good faith and that they are reasonable. However, we caution you that assumptions as to future occurrences or results almost always vary from actual future occurrences or results, and the differences between assumptions and actual occurrences and results can be material. Therefore, we caution you not to place undue reliance on the forward-looking statements contained in this proxy statement/prospectus or incorporated by reference herein.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements,” and the matters discussed under the caption “Risk Factors” in Prosperity’s Annual Report on Form 10-K for the year ended December 31, 2021 and any updates to those risk factors set forth in Prosperity’s Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings, which have been filed with the SEC, First Bancshares shareholders and Lone Star shareholders should carefully consider the following factors in deciding whether to vote for the proposals presented in this proxy statement/prospectus. See also the section entitled “Where You Can Find More Information” beginning on page 141.

Risks Relating to the Mergers

Because the market price of Prosperity common stock will fluctuate, shareholders of First Bancshares and Lone Star cannot be certain of the market value of the stock consideration they will receive upon completion of the applicable merger.

A significant portion of the merger consideration payable to the shareholders of First Bancshares and Lone Star under their respective reorganization agreements will be in the form of Prosperity common stock. The market value of Prosperity common stock will vary from the closing price of Prosperity common stock on the date that parties announced the mergers, on the date that this proxy statement/prospectus is mailed to the shareholders of First Bancshares and Lone Star, and on the dates of the special meetings, and any change in the market price of Prosperity common stock prior to the completion of the respective mergers will affect the value of the merger consideration that will be received by the shareholders of First Bancshares and Lone Star, as applicable. The market price of Prosperity common stock could be subject to significant fluctuations due to changes in sentiment in the market regarding Prosperity’s operations or business prospects, as well as from a variety of other factors. Therefore, at the time of the special meetings, shareholders of First Bancshares and Lone Star will not know the precise market value of any shares of Prosperity common stock that they may receive at the effective time of the respective mergers. Shareholders should obtain market quotations for shares of Prosperity common stock before voting their shares at the special meetings.

The equity capital of First Bancshares or Lone Star at closing of the applicable merger could be less than that required by the applicable reorganization agreement, which would result in the reduction of the amount of the cash consideration that First Bancshares shareholders or Lone Star shareholders would be entitled to receive.

The amount of cash consideration that First Bancshares shareholders would be entitled to receive in the First Bancshares merger will be reduced if First Bancshares’ equity capital is less than $204,000,000, in the manner and under the circumstances set forth in the First Bancshares reorganization agreement. The amount of cash consideration that Lone Star shareholders would be entitled to receive in the Lone Star merger will be reduced if Lone Star’s equity capital is less than $121,088,508, in the manner and under the circumstances set forth in the Lone Star reorganization agreement. Accordingly, at the time First Bancshares shareholders and Lone Star shareholders vote with respect to the respective reorganization agreements, they will not know the exact value of the cash consideration they will be entitled to receive in the First Bancshares merger or the Lone Star merger, respectively.

The respective mergers may not be completed, may take longer than expected or may be subject to conditions imposed by government entities that are not presently anticipated or cannot be met.

Completion of each of the mergers is subject to the receipt of applicable regulatory approvals or the waiver of application and prior approval requirements. On November 18, 2022 and November 21, 2022, Prosperity filed the required documentation with the Federal Reserve Bank of Dallas to request waivers of the Federal Reserve’s application and prior approval requirements for the Lone Star merger and First Bancshares merger, respectively. On November 18, 2022, Prosperity Bank and Lone Star Bank filed the required applications with the FDIC and TDB, and on November 18, 2022, Prosperity Bank and FirstCapital Bank filed the required applications with the FDIC and TDB. In determining whether to grant these approvals, the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under “The Mergers—Regulatory Approvals Required for the Mergers” beginning on page 87. An adverse development in the regulatory standing of either party to the applicable merger or these factors could result in an inability to obtain approval or delay their receipt. In addition, the Antitrust Division of the Department of Justice conducts a concurrent competitive review of the mergers to analyze each merger’s competitive effects and determine whether either merger would result in a violation of antitrust laws.

If Prosperity is not successful in obtaining the required regulatory approvals for either merger, the applicable merger will not be completed. Even if such regulatory approval is received, the timing of that regulatory approval could result in certain closing conditions of one or both of the mergers not being satisfied or in a delay in the consummation of one or both of the mergers. Furthermore, these regulators may impose conditions on the completion of the mergers or the bank mergers or require changes to the terms of the mergers or the bank mergers. Such conditions or changes could have the effect of delaying or preventing completion of the mergers or the bank mergers or imposing additional costs on or limiting the revenues of the combined company following the mergers and the bank mergers, any of which might have an adverse effect on the combined company following the mergers. See “The Mergers—Regulatory Approvals Required for the Mergers” beginning on page 87.

The consummation of the respective mergers is also subject to other conditions precedent as set forth in the respective reorganization agreements. Those conditions precedent include, among others, the approval of the respective mergers by First Bancshares’ shareholders and Lone Star’s shareholders, respectively, there being no material adverse change with respect to First Bancshares or Lone Star, respectively, on the one hand, or Prosperity, on the other hand, and various other closing conditions. If a condition to either party’s obligation to consummate the applicable merger is not satisfied or waived, the transaction would not be consummated or its consummation could be delayed. See “The Reorganization Agreements—Conditions to Completion of the Mergers” beginning on page 93 for a discussion of the conditions to the completion of the mergers.

Prosperity, First Bancshares and Lone Star will be subject to business uncertainties and contractual restrictions while the mergers are pending.

Uncertainty about the effect of the mergers on employees and customers may have an adverse effect on the parties to each merger. Uncertainties surrounding the mergers may impair the ability of one or more of Prosperity, Prosperity Bank, First Bancshares, FirstCapital Bank, Lone Star and Lone Star Bank to attract, retain and motivate key personnel until the respective mergers are completed, and could cause customers and others that deal with any of the banks to seek to change their existing business relationships with such bank. In addition, the respective reorganization agreements restrict First Bancshares and FirstCapital Bank, and Lone Star and Lone Star Bank, respectively, from taking specified actions until the respective merger occurs without Prosperity’s consent. These restrictions may prevent First Bancshares and FirstCapital Bank, or Lone Star and Lone Star Bank, respectively, from pursuing attractive business opportunities that may arise prior to the respective merger’s completion.

Certain of the directors and executive officers of First Bancshares and Lone Star have interests in the applicable merger that may be different from the interests of First Bancshares shareholders and Lone Star shareholders, respectively.

The shareholders of First Bancshares and Lone Star should be aware that some of the directors and executive officers of First Bancshares or Lone Star, as applicable, have interests in the applicable merger that may be different from, or in addition to, the interests of First Bancshares shareholders and Lone Star shareholders, respectively. The First Bancshares board of directors and the Lone Star board of directors, as applicable, were aware of these interests and considered them, among other matters, in approving the First Bancshares reorganization agreement and the Lone Star reorganization agreement, respectively, and the transactions contemplated by the applicable reorganization agreement and recommending to the First Bancshares shareholders and Lone Star shareholders, respectively, that they vote to approve the applicable merger proposal. These interests are described in more detail in the sections entitled “The First Bancshares Merger—Financial Interests of First Bancshares’ Directors and Executive Officers in the First Bancshares Merger” beginning on page 64 and “The Lone Star Merger—Financial Interests of Lone Star’s Directors and Executive Officers in the Lone Star Merger” beginning on page 83.

The opinions of the respective financial advisors to the First Bancshares board of directors and the Lone Star board of directors prior to the signing of the applicable reorganization agreement will not reflect changes in circumstances after the respective dates of the opinions.

The First Bancshares board of directors received a written opinion from Stephens dated October 10, 2022, that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the merger consideration to be paid to the holders of First Bancshares common stock in the First Bancshares merger was fair, from a financial point of view, to such holders, which is attached hereto as Appendix G to this proxy statement/prospectus. The Lone Star board of directors received a written opinion from Stephens, dated October 7, 2022, that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the merger consideration to be paid to the holders of Lone Star common stock in the Lone Star merger was fair, from a financial point of view, to such holders, which is attached as Appendix H to this proxy statement/prospectus. For a description of these opinions, see the sections entitled “The First Bancshares Merger—Opinion of First Bancshares’ Financial Advisor” beginning on page 54 and “The Lone Star Merger—Opinion of Lone Star’s Financial Advisor” beginning on page 73. Such opinions speak only as of the time such opinions were rendered, have not been updated as of the date of this proxy statement/prospectus and will not be updated at, or prior to, the time of the completion of the mergers. Changes in the operations and prospects of Prosperity, First Bancshares or Lone Star, general market and economic conditions and other factors that may be beyond the control of Prosperity, First Bancshares and Lone Star may alter the value of Prosperity, First Bancshares or Lone Star or the prices of shares of Prosperity common stock, First Bancshares common stock or Lone Star common stock by the time the mergers are completed. Further, the opinions regarding the First Bancshares merger and the Lone Star merger, respectively, do not take the other merger transaction into consideration. For a description of the other factors considered by the First Bancshares board of directors in determining to approve the First Bancshares merger and the Lone Star board of directors in determining to approve the Lone Star merger, see the sections entitled “The First Bancshares Merger—First Bancshares’ Reasons for the First Bancshares Merger and Recommendation of the First Bancshares Board of Directors” beginning on page 51 and “The Lone Star Merger—Lone Star’s Reasons for the Lone Star Merger and Recommendation of the Lone Star Board of Directors” beginning on page 70.

The respective reorganization agreements limit First Bancshares’ and Lone Star’s ability to pursue alternative acquisition proposals and require them to pay termination fees of approximately $13.7 million and approximately $9.1 million, respectively, under certain circumstances.

The reorganization agreements prohibit First Bancshares and Lone Star, respectively, from soliciting, knowingly encouraging or facilitating, initiating or participating in negotiations or discussions with respect to certain alternative acquisition proposals with any third party, subject to exceptions set forth in the respective reorganization agreements. See “The Reorganization Agreements—No Solicitation” beginning on page 99. The reorganization agreements also provide that First Bancshares and Lone Star, respectively, must pay to Prosperity a termination fee in the amount of approximately $13.7 million and approximately $9.1 million, respectively, if the applicable reorganization agreement is terminated for certain reasons, including circumstances involving a change in recommendation by the First Bancshares board of directors or the Lone Star board of directors, respectively. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of First Bancshares or Lone Star from considering or proposing such an acquisition. See “The Reorganization Agreements—Termination Fees and Effect of Termination” beginning on page 104.

If the mergers are not completed, Prosperity, First Bancshares and Lone Star will have incurred substantial expenses without realizing the expected benefits of the respective mergers.

Each of Prosperity, First Bancshares and Lone Star has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the respective reorganization agreements, as well as the costs and expenses of filing, printing and mailing this proxy statement/prospectus and all filing and other fees paid to the SEC and fees to other regulators in connection with the respective mergers. If either merger is not completed, Prosperity and the applicable party would have to recognize these and other expenses without realizing the expected benefits of the applicable merger.

Termination of the reorganization agreements could negatively impact First Bancshares, Lone Star or Prosperity.

There may be various negative consequences if either or both of the reorganization agreements are terminated. For example, First Bancshares’, Lone Star’s or Prosperity’s businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the applicable merger, without realizing any of the anticipated benefits of completing such merger. Additionally, if the respective reorganization agreement is terminated, the market price of First Bancshares’, Lone Star’s and/or Prosperity’s common stock could decline to the extent that the current market prices reflect a positive market assumption that the applicable merger will be completed. If the First Bancshares reorganization agreement is terminated under certain circumstances, First Bancshares would be required to pay to Prosperity a termination fee of approximately $13.7 million. If the Lone Star reorganization agreement is terminated under certain circumstances, Lone Star would be required to pay to Prosperity a termination fee of approximately $9.1 million.

Risks Relating to the Combined Company’s Business Following the Mergers

Integrating FirstCapital Bank and Lone Star Bank, respectively, into Prosperity Bank’s operations may be more difficult, costly or time-consuming than Prosperity expects.

Prosperity Bank, FirstCapital Bank and Lone Star Bank have operated and, until the respective mergers are completed, will continue to operate, independently. Accordingly, the process of integrating FirstCapital Bank’s and Lone Star Bank’s respective operations into Prosperity Bank’s operations could result in the disruption of operations, the loss of FirstCapital Bank or Lone Star Bank customers and employees and make it more difficult to achieve the intended benefits of the respective mergers. Inconsistencies between the standards, controls, procedures and policies of Prosperity Bank and those of FirstCapital Bank and Lone Star Bank could adversely affect Prosperity Bank’s ability to maintain relationships with current customers and employees of FirstCapital Bank and Lone Star Bank, respectively, if and when the respective mergers are completed.

As with any merger of banking institutions, business disruptions may occur that may cause Prosperity Bank to lose customers or may cause FirstCapital Bank’s or Lone Star Bank’s respective customers to withdraw their deposits from FirstCapital Bank or Lone Star Bank, respectively, prior to the respective merger’s consummation and from Prosperity Bank thereafter. The realization of the anticipated benefits of the respective mergers may depend in large part on Prosperity’s ability to integrate FirstCapital Bank’s and Lone Star Bank’s respective operations into Prosperity Bank’s operations, and to address differences in business models and cultures. If Prosperity is unable to integrate the operations of First Bancshares and FirstCapital Bank, or Lone Star and Lone Star Bank, into Prosperity’s and Prosperity Bank’s operations successfully and on a timely basis, some or all of the expected benefits of the respective mergers may not be realized. Difficulties encountered with respect to such matters could result in an adverse effect on the financial condition, results of operations, capital, liquidity or cash flows of Prosperity Bank and Prosperity.

Prosperity may fail to realize the cost savings anticipated from the mergers.

Although Prosperity anticipates that it would realize certain cost savings as to the operations of First Bancshares and FirstCapital Bank, and Lone Star and Lone Star Bank, and otherwise from the respective mergers if and when the operations of First Bancshares and FirstCapital Bank, and Lone Star and Lone Star Bank, respectively, are fully integrated into Prosperity’s and Prosperity Bank’s operations, it is possible that Prosperity may not realize all of the cost savings that Prosperity has estimated it can realize from the respective mergers. For example, for a variety of reasons, Prosperity may be required to continue to operate or maintain some facilities or support functions that are currently expected to be combined or reduced as a result of the mergers. Prosperity’s realization of the estimated cost savings also will depend on Prosperity’s ability to combine the operations of Prosperity and Prosperity Bank with the operations of First Bancshares and FirstCapital Bank, and Lone Star and Lone Star Bank, respectively, in a manner that permits those cost savings to be realized. If Prosperity is not able to integrate the operations of First Bancshares and FirstCapital Bank, and Lone Star and Lone Star Bank, into Prosperity’s and Prosperity Bank’s operations successfully and to reduce the combined costs of conducting the integration operations of the banks, the anticipated cost savings may not be fully realized, if at all, or may take longer to realize than expected. Prosperity’s failure to realize those cost savings could materially adversely affect Prosperity’s financial condition, results of operations, capital, liquidity or cash flows.

First Bancshares shareholders and Lone Star shareholders will have a reduced ownership and voting interest in Prosperity after the respective mergers than they now have in First Bancshares and Lone Star, respectively, and will exercise less influence over Prosperity’s management than they now exercise over the management of First Bancshares and Lone Star, respectively.

First Bancshares’ shareholders currently have the right to vote in the election of the board of directors of First Bancshares and on other matters affecting First Bancshares, and Lone Star’s shareholders currently have the right to vote in the election of the board of directors of Lone Star and on other matters affecting Lone Star. The respective mergers will transfer control of the operations of First Bancshares and Lone Star, respectively, to Prosperity and to the shareholders of Prosperity. When the respective mergers occur, each First Bancshares shareholder and each Lone Star shareholder will become a shareholder of Prosperity with a percentage ownership of Prosperity significantly smaller than such shareholder’s percentage ownership of First Bancshares or Lone Star, respectively, immediately prior to the respective merger. If the mergers are both completed, existing Prosperity shareholders would own approximately [    ]% of Prosperity common stock immediately following completion of the mergers, former Lone Star shareholders would own approximately [    ]% and former First Bancshares shareholders would own approximately [    ]%. If the First Bancshares merger is completed, but the Lone Star merger is not completed, existing Prosperity shareholders and First Bancshares shareholders would own approximately [    ]% and [    ]%, respectively, of Prosperity common stock upon completion of the First Bancshares merger. If the Lone Star merger is completed, but the First Bancshares merger is not completed, existing Prosperity shareholders and Lone Star shareholders would own approximately [    ]% and [    ]%, respectively, of Prosperity common stock upon completion of the Lone Star merger. As a result, First Bancshares shareholders and Lone Star shareholders will have less influence on the management and policies of Prosperity than they now have on the management and policies of First Bancshares and Lone Star, respectively.

Risks Relating to an Investment in Prosperity Common Stock

The market price of Prosperity common stock after the respective mergers may be affected by factors different from those affecting the shares of First Bancshares, Lone Star or Prosperity currently.

Upon completion of the respective mergers, holders of Lone Star common stock and of First Bancshares common stock will become holders of Prosperity common stock. Prosperity’s business differs in important respects from that of First Bancshares and Lone Star, and, accordingly, the results of operations of the combined company and the market price of Prosperity common stock after the completion of the respective mergers may be affected by factors different from those currently affecting the independent results of operations of each of First Bancshares, Lone Star and Prosperity.

The shares of Prosperity common stock to be received by First Bancshares shareholders and Lone Star shareholders as a result of the First Bancshares merger and Lone Star merger, respectively, will have different rights than the shares of First Bancshares common stock and Lone Star common stock, respectively, and in some cases may be less favorable.

The rights associated with First Bancshares common stock and Lone Star common stock are different from the rights associated with Prosperity common stock. In some cases, the rights associated with the Prosperity common stock may be less favorable to shareholders than those associated with the First Bancshares common stock and Lone Star common stock. For example, holders of First Bancshares common stock and Lone Star common stock currently elect each member of their respective board of directors at each annual meeting of the First Bancshares shareholders and Lone Star shareholders, respectively. Upon consummation of the First Bancshares merger and the Lone Star merger, the holders of Lone Star common stock and the holders of First Bancshares common stock, respectively, will hold Prosperity common stock that provides that the members of only one of three classes of directors are elected at each annual meeting of Prosperity shareholders, which could have an anti-takeover effect and may delay, discourage or prevent an attempted acquisition or change in control of Prosperity. See “Comparison of Rights of Shareholders of Prosperity and First Bancshares” beginning on page 125 and “Comparison of Rights of Shareholders of Prosperity and Lone Star” beginning on page 130 for a more detailed description of the shareholder rights of each of Prosperity, First Bancshares and Lone Star.

THE FIRST BANCSHARES SPECIAL MEETING

This section contains information for First Bancshares shareholders about the First Bancshares special meeting. First Bancshares is mailing or otherwise delivering this proxy statement/prospectus to you, as a First Bancshares shareholder, on or about [    ], 2023. This proxy statement/prospectus is also being delivered to First Bancshares shareholders as Prosperity’s prospectus for its offering of Prosperity common stock in connection with the First Bancshares merger. This proxy statement/prospectus is accompanied by a notice of the First Bancshares special meeting and a proxy that the First Bancshares board of directors is soliciting for use by First Bancshares shareholders at the First Bancshares special meeting and at any adjournments or postponements of the First Bancshares special meeting. References to “you” and “your” in this section are to First Bancshares shareholders.

Date, Time and Place

The First Bancshares special meeting will be held virtually on [    ], 2023 at [    ], Central Time. In order to attend the First Bancshares special meeting, First Bancshares shareholders must register before the special meeting date from a computer, tablet or smartphone by accessing the following web address: [https://fcbtexas.com/FBOTMeeting]. There will not be a physical meeting to attend in person.

Matters to Be Considered

At the First Bancshares special meeting, you will be asked to consider and vote upon the following proposals:

First Bancshares merger proposal: to approve the First Bancshares reorganization agreement and the transactions contemplated thereby, including the First Bancshares merger; and

First Bancshares adjournment proposal: to adjourn the First Bancshares special meeting to a later date or dates if the board of directors of First Bancshares determines it is necessary or appropriate, including adjournments to permit the solicitation of additional proxies in favor of the First Bancshares merger proposal.

Completion of the First Bancshares merger is conditioned on, among other things, the approval of the reorganization agreement by the requisite First Bancshares shareholder vote, as well as the receipt of all required regulatory approvals.

Recommendation of the First Bancshares Board of Directors

The First Bancshares board of directors has unanimously approved the First Bancshares reorganization agreement and determined that the First Bancshares merger and the other transactions contemplated by the First Bancshares reorganization agreement are in the best interests of First Bancshares and its shareholders.

Accordingly, the First Bancshares board of directors recommends that First Bancshares shareholders vote as follows:

“FOR” the First Bancshares merger proposal; and

“FOR” the First Bancshares adjournment proposal.

Holders of First Bancshares common stock should carefully read this proxy statement/prospectus, including any documents incorporated by reference, and the appendices in their entirety for more detailed information concerning the First Bancshares merger and the transactions contemplated by the First Bancshares reorganization agreement.

Completion of the First Bancshares merger is conditioned upon the approval of the First Bancshares merger proposal, but is not conditioned upon the approval of the First Bancshares adjournment proposal. Neither the closing of the First Bancshares merger nor the closing of the Lone Star merger is conditioned upon closing of the other merger.

First Bancshares Record Date; Shareholders Entitled to Vote

The record date for the First Bancshares special meeting is [    ], 2023, or the “First Bancshares record date.” Only record holders of shares of First Bancshares common stock at the close of business on the First Bancshares record date are entitled to notice of, to attend and to vote at, the First Bancshares special meeting or any adjournment or postponement thereof. At the close of business on the First Bancshares record date, the only outstanding voting securities of Lone Star were shares of common stock, and [    ] shares of First Bancshares common stock were issued and outstanding.

Each share of First Bancshares common stock outstanding on the First Bancshares record date is entitled to one vote on each proposal.

Voting by First Bancshares’ Directors and Executive Officers

At the close of business on the record date for the First Bancshares special meeting, First Bancshares directors and executive officers and their affiliates were entitled to vote approximately [    ] shares of First Bancshares common stock, or approximately [    ]% of the shares of First Bancshares common stock outstanding on that date.

First Bancshares currently expects that the shares of First Bancshares common stock beneficially owned by its directors and executive officers will be voted in favor of the First Bancshares merger proposal and the First Bancshares adjournment proposal. In connection with the First Bancshares reorganization agreement, each of the directors and certain executive officers of First Bancshares, in their capacities as individuals, have separately entered into First Bancshares voting agreements pursuant to which they agreed to vote their beneficially owned shares of First Bancshares common stock in favor of the First Bancshares merger proposal and certain related matters and against alternative transactions. For further information, see the section entitled “The Reorganization Agreements—Voting Agreements” beginning on page 107.

Quorum and Adjournment

No business may be transacted at the First Bancshares special meeting unless a quorum is present. First Bancshares shareholders who hold shares representing at least a majority of the shares of First Bancshares capital stock outstanding and entitled to vote at the First Bancshares special meeting must be present in person or represented by proxy to constitute a quorum.

If a quorum is not present, then the First Bancshares special meeting may be adjourned to allow for the solicitation of additional proxies. The First Bancshares special meeting may be adjourned by the holders of a majority in number of the shares of stock present in person or represented by proxy and entitled to vote, or by the chairman of the meeting without a vote of the shareholders.

No notice of an adjourned First Bancshares special meeting need be given if the time, date and place thereof are announced at the First Bancshares special meeting. At any adjourned First Bancshares special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the First Bancshares special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned First Bancshares special meeting.

All shares of First Bancshares common stock represented at the First Bancshares special meeting, including shares of First Bancshares common stock that are represented but that vote to abstain and broker nonvotes, will be treated as present for purposes of determining the presence or absence of a quorum.

Participation in the First Bancshares special meeting by electronic means in accordance with the instructions given above will constitute the presence in person at the First Bancshares special meeting, except where such shareholder participates in the meeting for the express purpose of objecting to the transaction of business on the ground that the meeting is not lawfully called or convened.

Required Vote; Treatment of Abstentions; Broker Non-Votes and Failure to Vote

The required votes to approve the First Bancshares proposals are as follows:

Approval of the First Bancshares merger proposal requires the affirmative vote of holders of at least two-thirds of the outstanding shares of First Bancshares common stock entitled to vote on the proposal. If you are a First Bancshares shareholder and mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the First Bancshares special meeting, or if you fail to instruct your bank, broker or other nominee how to vote with respect to the First Bancshares merger proposal, it will have the same effect as a vote against the proposal.

Approval of the First Bancshares adjournment proposal requires the affirmative vote of holders of at least a majority of the outstanding shares of First Bancshares common stock entitled to vote on the proposal who are present in person or represented by proxy at the First Bancshares special meeting. A quorum is not required for a vote on the First Bancshares adjournment proposal. If you are a First Bancshares shareholder who is present in person or represented by proxy at the First Bancshares special meeting and you mark “ABSTAIN” on your proxy, fail to vote on the First Bancshares adjournment proposal or fail to instruct your bank, broker or other nominee how to vote with respect to the First Bancshares adjournment proposal, it will have the same effect as a vote against the proposal. If you are not present in person or represented by proxy at the First Bancshares special meeting, it will have no effect on the First Bancshares adjournment proposal.

Voting and Revocation of Proxies

Proxies, in the form enclosed, which are properly executed and returned and not subsequently revoked, will be voted in accordance with the instructions indicated on the proxies. Any properly executed proxy on which voting instructions are not specified will be voted “FOR” the First Bancshares merger proposal and “FOR” the First Bancshares adjournment proposal. The proxy also grants authority to the persons designated in such proxy to vote in accordance with their own judgment if an unscheduled matter is properly brought before the First Bancshares special meeting.

In order to attend and vote at the First Bancshares special meeting, please register before the special meeting date from your computer, tablet or smartphone by accessing the following link: [https://fcbtexas.com/FBOTMeeting]. After registering, you will receive a confirmation email containing information about joining the First Bancshares special meeting virtually. A fillable form will be provided online at the beginning of the First Bancshares special meeting for First Bancshares shareholders to vote during the meeting, which will supersede any previously submitted proxy.

A record holder of First Bancshares common stock may revoke a previously delivered proxy before it is voted at the special meeting by:

•	delivering a written notice of revocation to First Bancshares’ transfer agent, Manhattan Transfer Registrar Co., by facsimile at (631) 209-8143 or by email at dcarlo@mtrco.com;

•	by completing, signing, dating and returning a proxy with a later date in accordance with the instructions on the enclosed proxy; or

•	attending and voting in person virtually at the First Bancshares special meeting using the fillable form provided online at the beginning of the meeting.

All written notices of revocation and other communications with respect to revocation or proxies must be sent to: Manhattan Transfer Registrar Co. by facsimile at (631) 209-8143 or email at dcarlo@mtrco.com. If you hold your shares in street name with a bank or broker, you must contact such bank or broker for instructions as to how to revoke your proxy.

Dissenters’ Rights

First Bancshares shareholders are entitled to dissenters’ rights with respect to the First Bancshares merger proposal. These dissenters’ rights are conditioned on strict compliance with requirements of the applicable provisions of the Texas Business Organizations Code. Please see the section entitled “The Mergers—Dissenters’ Rights of Appraisal,” and the full text of the applicable provisions of the Texas Business Organizations Code, which are reproduced in full in Appendix I to this proxy statement/prospectus.

Solicitation of Proxies

The First Bancshares board of directors is soliciting proxies for the First Bancshares special meeting from holders of shares of First Bancshares common stock entitled to vote at such special meeting. First Bancshares is responsible for its expenses incurred in preparing, assembling, printing, and mailing this proxy statement/prospectus. Proxies will be solicited through the mail. Additionally, directors and officers of First Bancshares intend to solicit proxies personally or by telephone or other means of communication. The directors and officers of First Bancshares will not be additionally compensated for any such solicitation. First Bancshares will reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners.

Assistance

If you need assistance in completing your proxy, have questions regarding the First Bancshares special meeting, or would like additional copies of this proxy statement/prospectus, please contact Robin Richey, telephone: (432) 687-9102, email: rrichey@fcbtexas.com.

THE LONE STAR SPECIAL MEETING

This section contains information for Lone Star shareholders about the Lone Star special meeting. Lone Star is mailing or otherwise delivering this proxy statement/prospectus to you, as a Lone Star shareholder, on or about [    ], 2023. This proxy statement/prospectus is also being delivered to Lone Star shareholders as Prosperity’s prospectus for its offering of Prosperity common stock in connection with the Lone Star merger. This proxy statement/prospectus is accompanied by a notice of the Lone Star special meeting and a proxy that the Lone Star board of directors is soliciting for use by Lone Star shareholders at the Lone Star special meeting and at any adjournments or postponements of the Lone Star special meeting. References to “you” and “your” in this section are to Lone Star shareholders.

Date, Time and Place

The Lone Star special meeting will be held on [    ], 2023 at [    ], Central Time, at 6220 Milwaukee Avenue, Lubbock, Texas 79424.

Matters to Be Considered

At the Lone Star special meeting, you will be asked to consider and vote upon the following proposals:

Lone Star merger proposal: to approve the Lone Star reorganization agreement and the transactions contemplated thereby, including the Lone Star merger; and

Lone Star adjournment proposal: to adjourn the Lone Star special meeting to a later date or dates, if the board of directors of Lone Star determines it is necessary or appropriate, including adjournments to permit the solicitation of additional proxies in favor of the Lone Star merger proposal.

Completion of the Lone Star merger is conditioned on, among other things, the approval of the reorganization agreement by the requisite Lone Star shareholder vote, as well as the receipt of all required regulatory approvals.

Recommendation of the Lone Star Board of Directors

The Lone Star board of directors has unanimously approved the Lone Star reorganization agreement and determined that the Lone Star merger and the other transactions contemplated by the Lone Star reorganization agreement are in the best interests of Lone Star and its shareholders.

Accordingly, the Lone Star board of directors recommends that Lone Star shareholders vote:

“FOR” the Lone Star merger proposal; and

“FOR” the Lone Star adjournment proposal.

Holders of Lone Star common stock should carefully read this proxy statement/prospectus, including any documents incorporated by reference, and the appendices in their entirety for more detailed information concerning the Lone Star merger and the transactions contemplated by the Lone Star reorganization agreement.

Completion of the Lone Star merger is conditioned upon the approval of the Lone Star merger proposal, but is not conditioned upon the approval of the Lone Star adjournment proposal. Neither the closing of the Lone Star merger nor the closing of the First Bancshares merger is conditioned upon closing of the other merger.

Lone Star Record Date; Shareholders Entitled to Vote

The record date for the Lone Star special meeting is [    ], 2023, or the “Lone Star record date.” Only record holders of shares of Lone Star common stock at the close of business on the Lone Star record date are entitled to notice of, to attend and to vote at, the Lone Star special meeting or any adjournment or postponement thereof. At the close of business on the Lone Star record date, the only outstanding voting securities of Lone Star were shares of common stock, and [    ] shares of Lone Star common stock were issued and outstanding.

Each share of Lone Star common stock outstanding on the Lone Star record date is entitled to one vote on each proposal.

Voting by Lone Star’s Directors and Executive Officers

At the close of business on the record date for the Lone Star special meeting, Lone Star directors and executive officers and their affiliates were entitled to vote approximately [    ] shares of Lone Star common stock, or approximately [    ]% of the shares of Lone Star common stock outstanding on that date.

Lone Star currently expects that the shares of Lone Star common stock beneficially owned by its directors and executive officers will be voted in favor of the Lone Star merger proposal and the Lone Star adjournment proposal. In connection with the Lone Star reorganization agreement, each of the directors, certain executive officers and certain shareholders of Lone Star, in their capacities as individuals, have separately entered into Lone Star voting agreements pursuant to which they agreed to vote their beneficially owned shares of Lone Star common stock in favor of the Lone Star merger proposal and certain related matters and against alternative transactions. For further information, see the section entitled “The Reorganization Agreements—Voting Agreements” beginning on page 107.

Quorum and Adjournment

No business may be transacted at the Lone Star special meeting unless a quorum is present. Lone Star shareholders who hold shares representing at least a majority of the shares of Lone Star capital stock outstanding and entitled to vote at the Lone Star special meeting must be present in person or represented by proxy to constitute a quorum.

If a quorum is not present, then the Lone Star special meeting may be adjourned to allow for the solicitation of additional proxies. The Lone Star special meeting may be adjourned by the holders of a majority in number of the shares of stock present in person or represented by proxy and entitled to vote, or by the chairman of the meeting without a vote of the shareholders.

No notice of an adjourned Lone Star special meeting need be given unless the adjournment is for more than 30 days or, after the adjournment, a new record date is fixed for the adjourned Lone Star special meeting, in which case a notice of the adjourned Lone Star special meeting shall be given to each Lone Star shareholder of record entitled to vote at the Lone Star special meeting. At any adjourned Lone Star special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the Lone Star special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned Lone Star special meeting.

All shares of Lone Star common stock represented at the Lone Star special meeting, including shares of Lone Star common stock that are represented but that vote to abstain and broker nonvotes, will be treated as present for purposes of determining the presence or absence of a quorum.

Required Vote; Treatment of Abstentions; Broker Non-Votes and Failure to Vote

Approval of the Lone Star merger proposal requires the affirmative vote of holders of at least two-thirds of the outstanding shares of Lone Star common stock entitled to vote on the proposal. If you are a Lone Star shareholder and mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the Lone Star special meeting, or if you fail to instruct your bank, broker or other nominee how to vote with respect to the Lone Star merger proposal, it will have the same effect as a vote against the proposal.

Approval of the Lone Star adjournment proposal requires the affirmative vote of holders of at least a majority of the outstanding shares of Lone Star common stock entitled to vote on the proposal who are present in person or represented by proxy at the Lone Star special meeting. A quorum is not required for a vote on the Lone Star adjournment proposal. If you are a Lone Star shareholder who is present in person or represented by proxy at the Lone Star special meeting and you mark “ABSTAIN” on your proxy, fail to vote on the Lone Star adjournment proposal or fail to instruct your bank, broker or other nominee how to vote with respect to the Lone Star adjournment proposal, it will have the same effect as a vote against the proposal. If you are not present in person or represented by proxy at the Lone Star special meeting, it will have no effect on the Lone Star adjournment proposal.

Voting and Revocation of Proxies

Proxies, in the form enclosed, which are properly executed and returned and not subsequently revoked, will be voted in accordance with the instructions indicated on the proxies. Any properly executed proxy on which voting instructions are not specified will be voted “FOR” the Lone Star merger proposal and “FOR” the Lone Star adjournment proposal. The proxy also grants authority to the persons designated in such proxy to vote in accordance with their own judgment if an unscheduled matter is properly brought before the Lone Star special meeting.

A holder of Lone Star common stock may revoke a previously delivered proxy before it is voted at the special meeting by:

•	delivering a written notice of revocation to the LaNell Martindale, Senior Vice President of Lone Star;

•	executing a proxy bearing a later date and delivering that proxy to LaNell Martindale, Senior Vice President of Lone Star, that is received prior to the Lone Star special meeting; or

•	attending and voting in person at the Lone Star special meeting.

All written notices of revocation and other communications with respect to revocation or proxies must be sent to: Lone Star State Bancshares, Inc., 6220 Milwaukee Avenue, Lubbock, Texas 79424, Attention: LaNell Martindale, Senior Vice President. If you hold your shares in street name with a bank or broker, you must contact such bank or broker for instructions as to how to revoke your proxy.

Dissenters’ Rights

Lone Star shareholders are entitled to dissenters’ rights with respect to the Lone Star merger proposal. These dissenters’ rights are conditioned on strict compliance with requirements of the applicable provisions of the Texas Business Organizations Code. Please see the section entitled “The Mergers—Dissenters’ Rights of Appraisal,” and the full text of the applicable provisions of the Texas Business Organizations Code, which are reproduced in full in Appendix I to this proxy statement/prospectus.

Participants in the Lone Star State Bancshares, Inc. and Subsidiaries Employee Stock Ownership Plan

Each participant in the Lone Star State Bancshares, Inc. and Subsidiaries Employee Stock Ownership Plan, or the “Lone Star ESOP,” is entitled to direct the trustee of the plan on how to vote the shares of Lone Star common stock allocated to his or her account under the Lone Star ESOP. If a participant properly executes the voting instruction card distributed by the trustee of the Lone Star ESOP, the trustee will vote the participant’s shares in accordance with the instructions. Where properly executed voting instruction cards are returned to the trustee with no specific instruction as to how to vote at the Lone Star special meeting, or in the event a participant fails to give timely voting instructions to the trustee with respect to the voting of the Lone Star common stock that is allocated to his or her Lone Star ESOP account, the trustee will vote the shares as directed by the administrator of the Lone Star ESOP. The trustee will vote the shares of Lone Star common stock held in the

Lone Star ESOP but not allocated to any participant’s account in the same proportion as directed by the participants who directed the trustee as to the manner of voting their allocated shares in the ESOP with respect to each proposal.

Solicitation of Proxies

The Lone Star board of directors is soliciting proxies for the Lone Star special meeting from holders of shares of Lone Star common stock entitled to vote at such special meeting. Lone Star is responsible for its expenses incurred in preparing, assembling, printing, and mailing this proxy statement/prospectus. Proxies will be solicited through the mail. Additionally, directors, officers and employees of Lone Star may also solicit proxies personally or by telephone or other means of communication. Lone Star will not pay any additional or special compensation to these directors, officers or employees for these activities, but may reimburse them for out-of-pocket expenses. Lone Star will reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding the proxy materials to beneficial owners.

Assistance

If you need assistance in completing your proxy, have questions regarding the Lone Star special meeting, or would like additional copies of this proxy statement/prospectus, please contact Alan Lackey, telephone: (806) 771-7717, email: alanlackey@lonestarwtx.com, or Melisa Roberts, telephone: (806) 771-7717, email: mroberts@lonestarwtx.com.

THE FIRST BANCSHARES MERGER

The following discussion contains material information regarding the First Bancshares merger. The discussion is subject to, and qualified in its entirety by reference to, the First Bancshares reorganization agreement, which is attached to this proxy statement/prospectus as Appendix A and is incorporated by reference into this proxy statement/prospectus. The following is not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. This discussion does not purport to be complete and may not contain all of the information about the First Bancshares merger that is important to you. We urge you to read the First Bancshares reorganization agreement carefully and in its entirety, as it is the legal document governing the First Bancshares merger.

Terms of the First Bancshares Merger

Each of the Prosperity board of directors and the First Bancshares board of directors approved the First Bancshares reorganization agreement. The First Bancshares reorganization agreement provides that, among other things, First Bancshares will merge with and into Prosperity, with Prosperity as the surviving corporation in the merger. Immediately following the First Bancshares merger, FirstCapital Bank will merge with and into Prosperity Bank, with Prosperity Bank as the surviving bank.

If the First Bancshares reorganization agreement is approved by the First Bancshares shareholders and the First Bancshares merger is completed, all shares of First Bancshares common stock issued and outstanding immediately prior to the First Bancshares effective time will be converted into an aggregate of 3,583,370 shares of Prosperity common stock and $93,422,648 in cash, less any amounts paid at closing with respect to outstanding equity awards, as set forth in the First Bancshares reorganization agreement. Additionally, the aggregate First Bancshares cash consideration will be reduced on a dollar-for-dollar basis if First Bancshares’ equity capital, as calculated under the First Bancshares reorganization agreement, is less than $204,000,000 at closing of the First Bancshares merger. Because of the possibility of an adjustment to the First Bancshares cash consideration, you will not know the exact amount of cash you will receive in connection with the First Bancshares merger when you vote on the First Bancshares reorganization agreement. Additionally, any exercise of equity awards prior to closing may change the number of shares or amount of cash each First Bancshares shareholder will receive.

For illustration purposes only, if the First Bancshares merger occurs and assuming at the closing that (i) there are [                ] shares of First Bancshares common stock issued and outstanding, (ii) there are [                ] unexercised options to purchase shares of First Bancshares common stock with a weighted average exercise price of $[                ], (iii) First Bancshares’ equity capital, as calculated under the First Bancshares reorganization agreement, is equal to or greater than $204,000,000, and (iv) the price per share of Prosperity common stock received in the First Bancshares merger is equal to $[                ], which was the closing price per share of Prosperity common stock on [                ], 2023, then holders of First Bancshares common stock will receive [                ] shares of Prosperity common stock with a value of $[                ] (before adjusting for fractional shares) and $[                ] in cash for each share they own, for an aggregate implied value of $[                ] for each share of First Bancshares common stock.

Prosperity will not issue any fractional shares of Prosperity common stock in the First Bancshares merger. Instead, a First Bancshares shareholder who would otherwise be entitled to a fractional share of Prosperity common stock will receive, in lieu thereof, an amount in cash, rounded up to the nearest whole cent (without interest), determined by multiplying (i) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Prosperity common stock that such First Bancshares shareholder would otherwise be entitled to receive by (ii) the First Bancshares/Prosperity average price.

First Bancshares shareholders are being asked to approve the First Bancshares reorganization agreement, including the First Bancshares merger and all transactions contemplated thereby. See the section entitled “The

Reorganization Agreements” beginning on page 89 for additional and more detailed information regarding the legal documents that govern the First Bancshares merger, including information about the conditions to consummation of the First Bancshares merger and the provisions for terminating or amending the First Bancshares reorganization agreement.

Background of the First Bancshares Merger

As part of the ongoing consideration and evaluation of First Bancshares’ long-term prospects and strategies, First Bancshares’ board of directors and senior management have regularly reviewed and assessed First Bancshares’ business strategies and objectives, including First Bancshares’ future prospects for earnings and asset growth as well as the viability of strategic growth opportunities potentially available to First Bancshares. From time to time, First Bancshares’ board of directors and senior management have reviewed and discussed First Bancshares’ long-term objectives and considered ways to enhance shareholder value and performance of the consolidated organization. These strategic discussions and reviews have focused on, among other things, prospects and developments in the financial services industry, the regulatory environment, the economy and the financial markets generally, and the implications of such developments both for financial institutions generally and for First Bancshares, in particular. These strategic discussions were part of the continuous efforts of First Bancshares to enhance value for its shareholders and deliver the best possible services to its customers and communities. This strategic review has also included assessment of ongoing consolidation in the financial services industry and the benefits and risks to First Bancshares and its shareholders of strategic combinations compared to the benefits and risks of continued operation as a stand-alone company. Factors assessed in connection with this review have included the benefits and risks of operating in existing and new markets, competition, potential expense and revenue synergies, regulatory requirements, the interest rate environment, scale and diversification, credit risk, market risk and the impacts of rapidly changing technology and the delivery channels for products and services.

In furtherance of the foregoing, in February 2022 the First Bancshares board of directors determined to explore the possibility of a strategic business combination, including the prospect of merging First Bancshares into a larger institution, and to identify potential strategic merger partners. After reviewing proposals from Stephens and another investment banking firm, First Bancshares engaged Stephens as its financial advisor in March 2022. Representatives of Stephens met with First Bancshares’ management team on March 14 and 15, 2022 to conduct a preliminary due diligence review of First Bancshares and to gather information that management believed to be necessary information for evaluating market factors affecting First Bancshares’ strategic objectives and making sound recommendations to the First Bancshares board of directors regarding the strategic direction of First Bancshares.

On April 26, 2022, representatives of Stephens met with the First Bancshares board of directors to discuss current market conditions, industry trends, potential merger partners and strategic business combination opportunities and the process for pursuing First Bancshares strategic objectives. At that meeting, the First Bancshares board of directors directed Stephens to contact a selected group of potential strategic partners.

On May 23, 2022, Kenneth L. Burgess, Jr., First Bancshares’ Chairman and Chief Executive Officer, Don Cosby, First Bancshares’ President, and representatives of Stephens met with a potential strategic partner. Following the initial meeting, the parties engaged in further preliminary discussions regarding a potential business combination, including discussions regarding the potential merits and risks of a combination between the institutions. After these initial discussions the parties declined to pursue a business combination.

On June 28, 2022, representatives of Stephens again met with the First Bancshares board of directors to discuss current market conditions, potential merger partners and potential strategic opportunities.

On July 12, 2022, representatives of Stephens met with members of Prosperity’s management team for an initial discussion of Prosperity’s interest in pursuing a transaction with First Bancshares. Prosperity indicated that it would be interested in meeting First Bancshares’ management team and further discussing a potential strategic combination between the institutions.

On July 20, 2022, Mr. Burgess, Mr. Cosby and representatives of Stephens met with members of Prosperity’s management team and discussed preliminary terms of a strategic combination between the institutions, the potential merits, risks and viability of pursuing a combination, the anticipated benefits and challenges for completing a transaction and integrating business cultures, personnel matters and market considerations.

On July 29, 2022, Stephens received the initial letter of intent from Prosperity for a proposed acquisition of First Bancshares by Prosperity. On this date, Prosperity and First Bancshares also entered into a Non-Disclosure and Confidentiality Agreement pursuant to which the parties began sharing information for the purposes of their respective due diligence processes.

During the following week, members of First Bancshares’ management and Stephens, in consultation with First Bancshares’ legal counsel, Fenimore Kay Harrison LLP, or “Fenimore,” negotiated the terms of the letter of intent to reflect the interests of First Bancshares’ stakeholders in the proposed transaction. Throughout these negotiations, the parties negotiated certain economic and material terms of the proposed transaction.

On August 3, 2022, Prosperity delivered a revised letter of intent to Stephens reflecting the negotiations between the parties. After review and discussion, the M&A Committee of the First Bancshares board of directors approved the revised letter of intent and recommended it to the full board of directors, subject to certain counterproposals of the committee, which Stephens and First Bancshares management were instructed to negotiate with Prosperity.

On August 4, 2022, First Bancshares, along with Stephens and Fenimore, provided Prosperity with a revised letter of intent. Following further negotiations between the parties, Prosperity delivered a revised letter of intent to Stephens on August 5, 2022.

On August 8, 2022, the First Bancshares board of directors met to consider the revised letter of intent. The First Bancshares board of directors, in consultation with Stephens, discussed the terms of the revised letter of intent, the viability of a business combination with Prosperity as proposed in the revised letter of intent, the anticipated benefits and challenges related to the proposal and pursuing a transaction that would be in the best interests of First Bancshares’ customers, employees, communities and shareholders. After an in-depth discussion, the First Bancshares board of directors authorized management to execute and deliver the letter of intent and pursue a business combination with Prosperity as set forth in the letter of intent. On that same date, Mr. Burgess executed and delivered the letter to intent on behalf of First Bancshares to Prosperity.

During August and September 2022, Mr. Burgess, Mr. Cosby, other members of the First Bancshares management team and representatives of Stephens met several times with senior members of Prosperity’s management team to discuss various deal terms, due diligence matters and preliminary integration and personnel considerations.

During this same period, First Bancshares provided Prosperity with access to an electronic virtual data room to allow Prosperity to conduct a due diligence investigation of First Bancshares, including its results of operations, financial condition, loan portfolio and tax, litigation and other matters. During this same period, members of First Bancshares’ management team, together with First Bancshares’ advisors, conducted reverse due diligence of Prosperity and its operations.

Based on Prosperity’s due diligence investigation of First Bancshares, Prosperity proposed certain adjustments to the terms of the proposed transaction. On September 16, 2022, the First Bancshares board of directors met and determined to move forward with the proposed business combination based on Prosperity’s revised terms.

On September 27, 2022, First Bancshares and Fenimore received an initial draft of the First Bancshares reorganization agreement prepared by Prosperity and its legal counsel, Bracewell LLP. Until the First Bancshares reorganization agreement was signed on October 10, 2022, First Bancshares and Prosperity, in consultation with their respective legal counsel, exchanged several drafts of, and negotiated the terms of, the First Bancshares reorganization agreement and related ancillary documents and agreements (including disclosure schedules, voting agreements, and support agreements and releases with certain directors and officers, and employment agreements with certain officers of First Bancshares). In such negotiations, First Bancshares and its advisors negotiated for terms that reflected the interests of First Bancshares’ stakeholders in the transaction, were consistent with best market practices, and that fairly represented the previously agreed upon terms in the executed letter of intent, with such changes as the parties had mutually agreed.

On September 30, 2022, Mr. Burgess, Mr. Cosby, other members of the First Bancshares management team, representatives of Stephens and representatives of Fenimore conducted a reverse due diligence conference call with senior management of Prosperity covering Prosperity’s corporate strategy, credit quality and loan portfolio trends, financial performance for 2021 and year-to-date 2022 and key assumptions related to Prosperity’s projected performance and earnings, certain operational matters and regulatory compliance and legal matters.

On October 7, 2022, the First Bancshares board of directors held a special meeting to analyze and further consider the negotiated terms of the proposed First Bancshares merger and entry into the First Bancshares reorganization agreement by First Bancshares. Members of First Bancshares’ management and representatives of Stephens and Fenimore also attended this meeting. Stephens reviewed its financial analysis of the proposed First Bancshares merger with the First Bancshares board of directors. Representatives of Fenimore provided a summary of the proposed terms of the First Bancshares reorganization agreement and the ancillary agreements and reviewed the First Bancshares board of directors’ fiduciary duties in connection with its evaluation of the potential merger. Following these discussions, and after further discussion of the proposed financial terms of the transaction and consideration of the strategic merits and potential risks and uncertainties for First Bancshares and its shareholders and other constituencies, the First Bancshares board of directors expressed support for the transaction and directed First Bancshares management and First Bancshares’ advisors to seek to finalize the terms of the potential transaction.

On October 10, 2022, the First Bancshares board of directors held a special meeting to consider the negotiated terms of the proposed merger between Prosperity and First Bancshares and the entry into the First Bancshares reorganization agreement by First Bancshares. At the meeting, members of First Bancshares management and representatives of Fenimore provided an update on the results of the negotiations since the October 7, 2022 board meeting, reviewed the proposed terms of the potential transaction and advised that the negotiations and definitive transaction documents were substantially complete. Stephens reviewed the financial aspects of the proposed First Bancshares merger and rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion to the First Bancshares board of directors dated as of October 10, 2022, that, as of such date, the consideration to be received by the holders of First Bancshares common stock (solely in their capacity as such) in the proposed First Bancshares merger was fair to them from a financial point of view, based upon and subject to the qualifications, assumptions and other matters considered by Stephens in connection with the preparation of its opinion. Representatives of Fenimore described the resolutions the board of First Bancshares would be asked to consider if it was to approve the potential transaction. Thereafter, management of First Bancshares confirmed its recommendation of the proposed transaction to the First Bancshares board of directors. At the conclusion of the meeting, after further review and discussion by the First Bancshares board of directors, including consideration of the factors described under the section below entitled “ —First Bancshares’ Reasons for the First Bancshares Merger and Recommendation of the First Bancshares Board of Directors,” the First Bancshares board of directors determined that the First Bancshares reorganization agreement and the transactions contemplated thereby were advisable and in the best interests of First Bancshares and its shareholders, and unanimously approved the First Bancshares reorganization agreement and the transactions contemplated thereby and entry into the First Bancshares reorganization agreement by First Bancshares.

Prosperity and First Bancshares executed the First Bancshares reorganization agreement and related ancillary agreements discussed in this proxy statement/prospectus on October 10, 2022.

The First Bancshares merger was announced the morning of October 11, 2022, before the opening of the financial markets in New York, in a joint press release issued by Prosperity and First Bancshares.

First Bancshares’ Reasons for the First Bancshares Merger and Recommendation of the First Bancshares Board of Directors

The First Bancshares board of directors believes that the First Bancshares merger is in the best interests of First Bancshares and the First Bancshares shareholders. Accordingly, the First Bancshares board of directors has approved the First Bancshares reorganization agreement and unanimously recommends that the First Bancshares shareholders vote “FOR” approval of the First Bancshares merger proposal.

In reaching its decision to approve the First Bancshares reorganization agreement and to recommend its approval to First Bancshares shareholders, the First Bancshares board of directors evaluated the First Bancshares merger and the First Bancshares reorganization agreement in consultation with its executive management, Stephens, First Bancshares’ outside financial advisor, and First Bancshares’ legal counsel. In arriving at its recommendation, the First Bancshares board of directors considered a number of factors, including the following:

•

the First Bancshares board of directors’ familiarity with and review of the information concerning the business, results of operations, financial condition, competitive position and future prospects of First Bancshares and FirstCapital Bank;

•

the First Bancshares board of directors’ knowledge of the current environment in the financial services industry, including national, regional and regional economic conditions, increased regulatory burdens, evolving trends in technology, increasing competition, the current financial market and regulatory conditions and the likely effects of these factors on First Bancshares’ and Prosperity’s potential growth, development, productivity, profitability and strategic options;

•

the belief of the First Bancshares board of directors that the value of the First Bancshares merger consideration to be received by First Bancshares’ shareholders pursuant to the First Bancshares reorganization agreement represents a fair price for the shares of First Bancshares common stock;

•	the historical performance of Prosperity and its common stock, including historical cash dividends;

•

the results that First Bancshares could expect to obtain if it continued to operate independently, and the likely benefits to shareholders of that course of action, as compared with the value of the First Bancshares merger consideration offered by Prosperity and First Bancshares’ belief that a merger with Prosperity would allow First Bancshares shareholders to participate in the future performance of a combined company that would have better future prospects than First Bancshares was likely to achieve on a stand-alone basis or through other strategic alternatives;

•

the belief of the First Bancshares board of directors that Prosperity emphasizes many of the same values embraced by First Bancshares in the conduct of its business, such as excellent customer service, employee development and delivering value to shareholders;

•	that a merger with a larger bank holding company could provide the opportunity to realize economies of scale, add infrastructure and operational support and enhance customer products and services;

•	the likelihood of Prosperity successfully consummating the First Bancshares merger and integrating First Bancshares’ operations based on Prosperity’s history of merger transactions;

•

the treatment of the First Bancshares merger as a “reorganization” within the meaning of Section 368(a) of the Code with the respect to the First Bancshares common stock exchanged for Prosperity common stock;

•

the limited liquidity that First Bancshares shareholders have with respect to their investment in First Bancshares, for which there is no active public market, and that shareholders of First Bancshares will receive a portion of the First Bancshares merger consideration in shares of Prosperity common stock, which is publicly traded on the NYSE, which would be expected to provide such shareholders with increased liquidity of their investment;

•

the fact that the First Bancshares stock consideration would allow former First Bancshares shareholders to participate as Prosperity shareholders in the growth of Prosperity and in any synergies resulting from the First Bancshares merger;

•	the immediate liquidity to First Bancshares shareholders as reflected by the First Bancshares cash consideration;

•

the opinion rendered to the First Bancshares board of directors by Stephens to the effect that, as of October 10, 2022, and based on and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Stephens as described in such written opinion, the consideration to be received by the holders of First Bancshares common stock (solely in their capacity as such) in the proposed First Bancshares merger was fair to them from a financial point of view;

•

the fact that First Bancshares may continue to pay regular quarterly cash dividends on First Bancshares common stock in accordance with past practices, subject to the terms of the First Bancshares reorganization agreement;

•	the anticipated likelihood of Prosperity to obtain the requisite regulatory approvals in a timely manner and without unacceptable conditions;

•

the potential effect of the First Bancshares merger on First Bancshares’ employees, including the prospects for continued employment and other benefits agreed to be provided by Prosperity to First Bancshares’ employees; and

•	the terms and conditions of the First Bancshares reorganization agreement, including the parties’ respective representations, warranties, covenants and other agreements and the conditions to closing.

The First Bancshares board of directors also considered the risks and potential negative factors outlined below, but concluded that the anticipated benefits of combining with Prosperity were likely to outweigh substantially these risks and factors. These risks included:

•	the lack of control of the First Bancshares board of directors and First Bancshares’ shareholders over future operations and strategy of the combined company as compared to remaining independent;

•	the challenges of combining the businesses, assets and workforces of two financial institutions;

•	the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the First Bancshares merger;

•	the risks and costs to First Bancshares if the First Bancshares merger is not completed;

•

the requirement under the First Bancshares reorganization agreement that First Bancshares conduct its business in the ordinary course and the other restrictions on the conduct of First Bancshares’ business before completion of the First Bancshares merger, which could delay or prevent First Bancshares from undertaking business opportunities that may arise before completion of the First Bancshares merger;

•

the possibility that First Bancshares may not be able to deliver $204 million in adjusted equity at closing of the First Bancshares merger, which would result in a reduction of the First Bancshares merger consideration;

•

that the value of the First Bancshares stock consideration will fluctuate between the date of the First Bancshares reorganization agreement and the closing date and will not be known at the time the First Bancshares shareholders vote on the First Bancshares merger proposal, and that any reduction in the value of Prosperity common stock will not, in and of itself, permit First Bancshares to terminate the First Bancshares reorganization agreement;

•

that the value of the Prosperity common stock to be issued to First Bancshares’ shareholders in the First Bancshares merger is reliant on the successful operation of Prosperity in the future as opposed to selling First Bancshares entirely for cash, which would deliver all value to First Bancshares shareholders upon closing of such a sale;

•

the fact that gain on the disposition of First Bancshares common stock would generally be taxable to U.S. holders for U.S. federal income tax purposes to the extent of the cash received in the First Bancshares merger;

•	the potential for unintended delays in the regulatory approval process;

•

the fact that the First Bancshares reorganization agreement prohibits First Bancshares from soliciting acquisition proposals or, subject to certain exceptions, engaging in negotiations concerning or providing nonpublic information to any person relating to an acquisition proposal, and the fact that First Bancshares would be obligated to pay a termination fee following the termination of the First Bancshares reorganization agreement under certain circumstances;

•

the interests of certain of First Bancshares’ directors and executive officers in the First Bancshares merger that are different from, or in addition to, their interests as First Bancshares shareholders, which are further described below under “—Financial Interests of First Bancshares’ Directors and Executive Officers in the First Bancshares Merger” beginning on page 64;

•

the requirement that First Bancshares submit the First Bancshares reorganization agreement to its shareholders for approval even if the First Bancshares board of directors withdraws its recommendation to approve the First Bancshares reorganization agreement, unless the First Bancshares reorganization agreement is terminated;

•	the risk that the anticipated benefits of the First Bancshares merger, including the realization of synergies and cost savings, may not be realized or may take longer than expected to be realized; and

•

the possible effects of the pendency or completion of the transactions contemplated by the First Bancshares reorganization agreement, including any suit, action or proceeding initiated in respect of the First Bancshares merger.

The reasons set out above for the First Bancshares merger are not intended to be exhaustive but are believed to include material factors considered by the First Bancshares board of directors in approving the First Bancshares merger. In reaching its determination, the First Bancshares board of directors did not assign any relative or specific weights to different factors, and individual directors may have given different weights to different factors.

The First Bancshares board of directors conducted an overall analysis of the factors described above as a whole, including thorough discussions with, and questioning of, its executive management and outside financial and legal advisors. Based on the reasons stated, the First Bancshares board of directors believed that the First Bancshares merger was in the best interest of First Bancshares’ shareholders and approved the First Bancshares reorganization agreement and the First Bancshares merger.

The foregoing explanation of the First Bancshares board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Note Regarding Forward-Looking Statements” beginning on page 29.

Each of the directors and certain executive officers of First Bancshares, in their capacities as individuals, entered into First Bancshares voting agreements with Prosperity and First Bancshares pursuant to which they agreed to vote “FOR” the First Bancshares merger proposal and “FOR” any other matters required to be approved by the First Bancshares shareholders in furtherance of the First Bancshares merger proposal. For more information regarding the First Bancshares voting agreements, please see the section entitled “The Reorganization Agreements—Voting Agreements” beginning on page 107.

FIRST BANCSHARES’ BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT FIRST BANCSHARES SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE THE FIRST BANCSHARES REORGANIZATION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

Prosperity’s Reasons for the First Bancshares Merger

As a part of Prosperity’s growth strategy, Prosperity routinely evaluates opportunities to acquire financial institutions. The acquisition of First Bancshares is consistent with Prosperity’s expansion strategy. Prosperity’s board of directors, senior management and certain lenders reviewed the business, financial condition, results of operation and prospects for First Bancshares, the market condition of the market area in which First Bancshares conducts business, the compatibility of the management and the proposed financial terms of the First Bancshares merger. In addition, management of Prosperity believes that the First Bancshares merger will enhance Prosperity’s presence in the Wichita Falls and Amarillo markets and the Horseshoe Bay, Marble Falls and Fredericksburg markets in the high-growth Central Texas area, provide opportunities for future growth and provide the potential to realize cost savings. Prosperity’s board of directors also considered the financial condition and valuation for both First Bancshares and Prosperity as well as the financial and other effects the First Bancshares merger would have on Prosperity’s shareholders.

While management of Prosperity believes that revenue opportunities will be achieved and costs savings will be obtained following the First Bancshares merger, Prosperity has not quantified the amount of enhancements or projected the areas of operation in which such enhancements will occur.

In view of the variety of factors considered in connection with its evaluation of the First Bancshares merger, the Prosperity board did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to factors it considered. Further, individual directors may have given differing weights to different factors. In addition, the Prosperity board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination. Rather, the Prosperity board conducted an overall analysis of the factors it considered material, including thorough discussions with, and questioning of, Prosperity’s management.

Opinion of First Bancshares’ Financial Advisor

On March 18, 2022, First Bancshares engaged Stephens to act as financial adviser to First Bancshares in connection with any proposed transaction involving First Bancshares and one or more parties. As part of its engagement, Stephens assisted First Bancshares in connection with the proposed merger of First Bancshares with and into Prosperity and was asked by First Bancshares to undertake a study of the fairness, from a financial point of view, of the consideration payable in connection with the proposed First Bancshares merger. First Bancshares engaged Stephens because, among other factors, Stephens is a nationally recognized investment banking firm with substantial experience in similar transactions. As part of its investment banking business, Stephens is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of Stephens’ engagement, representatives of Stephens participated in a meeting of the First Bancshares board of directors held on October 10, 2022 in which the First Bancshares board of directors considered and approved the proposed First Bancshares merger. At this meeting, Stephens reviewed the financial aspects of the proposed First Bancshares merger and rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion to the First Bancshares board of directors dated as of October 10, 2022, that, as of such date, the consideration to be received by the shareholders of First Bancshares (solely in their capacity as such) in the proposed First Bancshares merger was fair to them from a financial point of view, based upon and subject to the qualifications, assumptions and other matters considered by Stephens in connection with the preparation of its opinion.

The full text of Stephens’ written opinion letter, which we refer to as the “First Bancshares Opinion Letter,” is attached as Appendix G to this proxy statement/prospectus. The First Bancshares Opinion Letter outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Stephens in rendering its opinion. The summary of the opinion set forth in this document is qualified in its entirety by reference to the full text of such written First Bancshares Opinion Letter. Investors are urged to read the entire First Bancshares Opinion Letter carefully in connection with their consideration of the proposed merger. First Bancshares did not give any instruction to or impose any limitations on Stephens as it related to the issuance of its opinion.

Stephens’ opinion speaks only as of the date of the opinion, and Stephens has undertaken no obligation to update or revise its opinion. The opinion was directed to the First Bancshares board of directors (solely in its capacity as such) in connection with, and for purposes of, its consideration of the proposed First Bancshares merger. The opinion only addresses whether the consideration to be received by the shareholders of First Bancshares (solely in their capacity as such) in the proposed First Bancshares merger was fair to them from a financial point of view as of the date of the opinion. The opinion does not address the underlying business decision of First Bancshares to engage in the proposed First Bancshares merger or any other term or aspect of the First Bancshares reorganization agreement or the transactions contemplated thereby. Stephens’ opinion does not constitute a recommendation to the First Bancshares board of directors or any of First Bancshares’ shareholders as to how such person should vote or otherwise act with respect to the proposed First Bancshares merger or any other matter. First Bancshares and Prosperity determined the First Bancshares merger consideration through a negotiation process.

In connection with developing its opinion, Stephens:

•	reviewed certain publicly available financial statements and reports regarding First Bancshares and Prosperity;

•	reviewed certain audited financial statements regarding First Bancshares and Prosperity;

•	reviewed certain internal financial statements, management reports and other financial and operating data concerning First Bancshares prepared by management of First Bancshares;

•

reviewed, on a pro forma basis, in reliance upon financial projections and other information and assumptions concerning First Bancshares provided by management of First Bancshares, and consensus research estimates regarding Prosperity, the effect of the proposed First Bancshares merger on the balance sheet, capitalization ratios, earnings and tangible book value both in the aggregate and, where applicable, on a per share basis of Prosperity;

•	reviewed the reported prices and trading activity for the common stock of Prosperity;

•

compared the financial performance of First Bancshares with that of certain other publicly traded companies and their securities that Stephens deemed relevant to Stephens’ analysis of the proposed First Bancshares merger;

•

reviewed the financial terms, to the extent publicly available, of certain merger or acquisition transactions that Stephens deemed relevant to Stephens’ analysis of the proposed First Bancshares merger;

•	reviewed the then most recent draft of the First Bancshares reorganization agreement and related documents provided to Stephens by First Bancshares;

•

discussed with management of First Bancshares and management of Prosperity the operations of and future business prospects for First Bancshares and Prosperity, respectively and the anticipated financial consequences of the proposed First Bancshares merger to First Bancshares and the Prosperity, respectively;

•	assisted in First Bancshares’ deliberations regarding the material terms of the proposed First Bancshares merger and First Bancshares’ negotiations with Prosperity; and

•	performed such other analyses and provided such other services as Stephens deemed appropriate.

Stephens relied on the accuracy and completeness of the information, financial data and financial forecasts provided to Stephens by First Bancshares and Prosperity and of the other information reviewed by Stephens in connection with the preparation of Stephens’ opinion, and its opinion was based upon such information. Stephens did not independently verify or undertake any responsibility to independently verify the accuracy or completeness of any of such information, data or forecasts. Management of First Bancshares assured Stephens that it was not aware of any relevant information that had been omitted or remained undisclosed to Stephens. Stephens did not assume any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of First Bancshares or of Prosperity, and Stephens was not furnished with any such evaluations or appraisals; nor did Stephens evaluate the solvency or fair value of First Bancshares or of Prosperity under any laws relating to bankruptcy, insolvency or similar matters. Stephens did not assume any obligation to conduct any physical inspection of the properties, facilities, assets or liabilities (contingent or otherwise) of First Bancshares or Prosperity. Stephens did not receive or review any individual loan or credit files nor did Stephens make an independent evaluation of the adequacy of the allowance for loan and lease losses of First Bancshares or Prosperity. Stephens did not make an independent analysis of the effects of the COVID-19 pandemic, the invasion of Ukraine, potential future changes in the inflation rate or other related market developments or disruptions, or of any other disaster or adversity, on the business or prospects of First Bancshares or Prosperity. With respect to the financial forecasts prepared by management of First Bancshares and management of Prosperity, including the forecasts of potential cost savings and potential synergies, Stephens assumed that such financial forecasts had been reasonably prepared and reflected the best then currently available estimates and judgments of management of First Bancshares and management of Prosperity, respectively, as to the future financial performance of First Bancshares and Prosperity, respectively, and provided a reasonable basis for Stephens’ analysis. Stephens recognized that such financial forecasts were based on numerous variables, assumptions and judgments that were inherently uncertain (including, without limitation, factors related to general economic and competitive conditions) and that actual results could vary significantly from such forecasts, and Stephens expressed no opinion as to the reliability of such financial projections and estimates or the assumptions upon which they were based. For a discussion of the financial forecasts and other prospective financial information made available by First Bancshares to Stephens for the purpose of Stephens performing its financial analysis in connection with rendering its opinion to the First Bancshares board of directors, please see the section entitled “—Certain Unaudited Prospective Financial Information” beginning on page 62.

Stephens does not provide legal, accounting, regulatory, or tax advice or expertise, and Stephens relied solely, and without independent verification, on the assessments of First Bancshares and its other advisors with respect to such matters. Stephens assumed, with First Bancshares’ consent, that the proposed First Bancshares merger will not result in any materially adverse legal, regulatory, accounting or tax consequences for First Bancshares or its shareholders and that any reviews of legal, accounting, regulatory or tax issues conducted as a result of the proposed First Bancshares merger will be resolved favorably to First Bancshares and its shareholders. Stephens did not express any opinion as to any tax or other consequences that might result from the proposed First Bancshares merger.

Stephens’ opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on the date of the opinion, and on the information made available to Stephens as of the date of the opinion. Market price data used by Stephens in connection with its opinion was based on reported market closing prices as of October 4, 2022. It should be understood that subsequent developments may affect the opinion and that Stephens did not undertake any obligation to update, revise or reaffirm the opinion or otherwise comment on events occurring after the date of the opinion. Stephens further noted that the current volatility and disruption in the credit and financial markets relating to, among other things, the COVID-19 pandemic, the invasion of Ukraine or potential future changes in inflation rates may or may not have an effect on First

Bancshares or Prosperity, and Stephens did not express an opinion as to the effects of such volatility or such disruption on the proposed First Bancshares merger or any party to the proposed First Bancshares merger. Stephens further expressed no opinion as to the prices at which shares of First Bancshares’ or Prosperity’s common stock may trade at any time subsequent to the announcement of the proposed First Bancshares merger.

In connection with developing its opinion, Stephens assumed that, in all respects material to its analyses:

•

the proposed First Bancshares merger and any related transactions will be consummated on the terms of the latest draft of the First Bancshares reorganization agreement provided to Stephens, without material waiver or modification;

•

the representations and warranties of each party in the First Bancshares reorganization agreement and in all related documents and instruments referred to in the First Bancshares reorganization agreement are true and correct;

•	each party to the First Bancshares reorganization agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the proposed First Bancshares merger will be satisfied within the time frames contemplated by the First Bancshares reorganization agreement without any waivers;

•

that in the course of obtaining the necessary regulatory, lending or other consents or approvals (contractual or otherwise) for the proposed First Bancshares merger and any related transactions, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that would have a material adverse effect on the contemplated benefits of the proposed First Bancshares merger to the shareholders of First Bancshares;

•

there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of First Bancshares or Prosperity since the date of the most recent financial statements made available to Stephens, and that no legal, political, economic, regulatory or other development has occurred that will adversely impact First Bancshares or Prosperity; and

•	the proposed First Bancshares merger will be consummated in a manner that complies with applicable law and regulations.

Stephens’ opinion was limited to whether the consideration to be received by the shareholders of First Bancshares (solely in their capacity as such) in the proposed First Bancshares merger was fair to them from a financial point of view as of the date of the opinion. Stephens was not asked to, and it did not, offer any opinion as to the terms of the First Bancshares reorganization agreement or the form of the proposed First Bancshares merger or any aspect of the proposed First Bancshares merger, other than the fairness, from a financial point of view, of the consideration to be received in the proposed First Bancshares merger by the shareholders of First Bancshares (solely in their capacity as such). The opinion did not address the merits of the underlying decision by First Bancshares to engage in the proposed First Bancshares merger, the merits of the proposed First Bancshares merger as compared to other alternatives potentially available to First Bancshares or the relative effects of any alternative transaction in which First Bancshares might engage, nor is it intended to be a recommendation to any person or entity as to any specific action that should be taken in connection with the proposed First Bancshares merger, including with respect to how to vote or act with respect to the proposed First Bancshares merger. Moreover, Stephens did not express any opinion as to the fairness of the amount or nature of the compensation to any of First Bancshares’ officers, directors or employees, or to any group of such officers, directors or employees, whether relative to the compensation to other shareholders of First Bancshares or otherwise.

The following is a summary of the material financial analyses performed and material factors considered by Stephens in connection with developing its opinion. Stephens performed certain procedures, including each of the financial analyses described below, and reviewed with First Bancshares’ executive management and board of directors the assumptions upon which the analyses were based, as well as other factors. Although this summary does not purport to describe all of the analyses performed or factors considered by Stephens, it does set forth those analyses considered by Stephens to be material in arriving at its opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. The order of the summaries of analyses described does not represent the relative importance or weight given to those analyses by Stephens. It should be noted that in arriving at its opinion, Stephens did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Stephens believes that its analysis must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses summarized below. Accordingly, Stephens’ analyses and the summary of its analyses must be considered as a whole, and selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying Stephens’ analyses and opinion.

Summary of Proposed First Bancshares Merger

Pursuant to the First Bancshares reorganization agreement, and subject to the terms, conditions and limitations set forth therein, and for purposes of its opinion, Stephens understood that, subject to potential adjustments as described in the First Bancshares reorganization agreement, the consideration expected to be exchanged by Prosperity for all of the outstanding common stock and options on the common stock of First Bancshares has an aggregate value of approximately $350.4 million and will consist of 3,583,370 shares of Prosperity’s common stock and $93,422,648 in cash. Stephens further understood that under the First Bancshares reorganization agreement each share of First Bancshares’ outstanding common stock will be entitled to receive approximately 0.2119 shares of Prosperity’s common stock and approximately $5.32 in cash, which is based on Prosperity’s closing stock price of $71.71 on October 4, 2022. Based upon the unaudited financial information of First Bancshares as of and for the twelve months ended June 30, 2022 and market data as of October 4, 2022 Stephens calculated the following transaction multiples:

Transaction Value / Reported Tangible Book Value	1.67x
Transaction Value / Adjusted Tangible Book Value (9.0%)	1.76x
Transaction Value / Last Twelve Months Earnings	12.5x
Core Deposit Premium	9.4%

Note: The last twelve months earnings of First Bancshares is based on the most recent available financial statements prior to announcement of the First Bancshares merger.

Relevant Public Companies Analysis

Stephens compared the financial condition, operating statistics and market valuation of First Bancshares to certain public companies selected by Stephens and their respective public trading values. Stephens selected the companies outlined below because their relative asset size and financial performance, among other factors, were reasonably similar to First Bancshares; however, no selected company below was identical or directly comparable to First Bancshares. A complete analysis involves complex considerations and qualitative judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading values of the relevant public companies. Mathematical analysis (such as determining the median) is not in itself a meaningful method of using relevant public company data.

Stephens selected the following public companies based on the criteria set forth below:

Nationwide major exchange traded banks between $1.5 billion and $3.0 billion in total assets, a last twelve months return on average assets greater than 1.20%, and a loans to deposits ratio less than 100%.

• Bank First Corporation	• USCB Financial Holdings, Inc.

• Five Star Bancorp	• Parke Bancorp, Inc.

• Blue Ridge Bankshares, Inc.	• OP Bancorp

• The First Bancorp, Inc.	• Meridian Corporation

• Citizens & Northern Corporation	• MainStreet Bancshares, Inc.

• PCB Bancorp	• Hawthorn Bancshares, Inc.

• John Marshall Bancorp, Inc.	• First United Corporation

• Citizens Financial Services, Inc.	• National Bankshares, Inc.

• Capital Bancorp, Inc.	• FNCB Bancorp, Inc.

• Norwood Financial Corp.	• Plumas Bancorp

To perform this analysis, Stephens reviewed publicly available financial information as of and for the last twelve-month period ended June 30, 2022 or the most recently reported period available, and the market trading multiples of the selected public companies based on October 4, 2022 closing prices. The financial data included in the table presented below may not correspond precisely to the data reported in historical financial statements as a result of the assumptions and methods used by Stephens to compute the financial data presented. The table below contains information reviewed and utilized by Stephens in its analysis:

	First Bancshares	25th Percentile	Median	75th Percentile
Total Assets (in billions)	$2.1	$1.8	$2.0	$2.4
Tangible Common Equity / Total Assets	10.2%	7.5%	8.2%	8.8%
Price / Tangible Book Value	1.67x	1.10x	1.50x	1.67x
Price / Adj. Tangible Book Value (9.0%)	1.76x	1.08x	1.41x	1.62x
Price / Last Twelve Months Net Income	12.5x	6.8x	8.1x	9.6x

Source: S&P Capital IQ Pro and FactSet.

Discounted Cash Flow Analysis

Stephens performed a standalone discounted cash flow analysis using projections developed by the executive management team of First Bancshares and then calculated a range of implied equity values for First Bancshares based upon the discounted net present value of the projected after-tax free cash flows for the projected period. Stephens determined the amount of cash flow assuming (i) a terminal earnings multiple of 9.0x, (ii) dividend payments for earnings and excess capital above a tangible common equity to tangible asset ratio of 9.0% from 2022 to 2026 and (iii) the present value of First Bancshares’ implied standalone terminal values at the end of such period. Stephens calculated the terminal values of First Bancshares based on 2027 estimated earnings and multiples of 8.0x to 10.0x. Stephens considered discount rates from 8.5% to 10.5% for First Bancshares. Based on this analysis, Stephens derived a range for the implied equity value of First Bancshares from $21.52 per share to $26.72 per share.

The discounted cash flow analysis is a widely used valuation methodology, but the results of this methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, capital levels, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of First Bancshares. The actual results may vary from the projected results, any of these assumptions might not be realized in future operations and the variations may be material. For a discussion of the financial forecasts and other prospective financial information made available by First Bancshares to Stephens for the purpose of Stephens performing its financial analysis in connection with rendering its opinion to the First Bancshares board of directors, please see the section entitled “—Certain Unaudited Prospective Financial Information” beginning on page 62.

Relevant Nationwide Transactions Analysis

Stephens reviewed certain publicly available transaction multiples and related financial data for transactions nationwide announced since 2020, where (i) the deal value was publicly disclosed, (ii) the target’s assets were between $1.5 billion and $3.0 billion, (iii) the target’s last twelve months return on average assets was greater than 1.00% and (iv) the target’s tangible common equity to tangible assets ratio was greater than 8.00% (excluding any Merger of Equals (as defined by S&P Global Market Intelligence)). The following transactions were selected by Stephens because each target’s relative asset size, financial performance and operations, among other factors, was reasonably similar to First Bancshares; however, no selected company or transaction below was identical or directly comparable to First Bancshares or the proposed First Bancshares merger (in each transaction, the acquirer is listed first and the target is listed second):

•	United Community Banks, Inc./Progress Financial Corporation

•	Origin Bancorp, Inc./BT Holdings, Inc.

•	Lakeland Bancorp, Inc./1st Constitution Bancorp

•	Columbia Banking System, Inc./Bank of Commerce Holdings

•	United Bankshares, Inc./Community Bankers Trust Corporation

•	Enterprise Financial Services Corp/First Choice Bancorp

•	Peoples Bancorp Inc./Premier Financial Bancorp, Inc.

•	Provident Financial Services, Inc./SB One Bancorp

Stephens considered these selected transactions to be reasonably similar, but not identical or directly comparable, to the proposed First Bancshares merger. A complete analysis involves complex considerations and qualitative judgments concerning differences in the selected transactions and other factors that could affect the transaction values in those selected transactions as compared with the proposed First Bancshares merger. Mathematical analysis (such as determining the median) is not in itself a meaningful method of using selected transaction data. Stephens compared certain proposed transaction multiples of the proposed First Bancshares merger to the 25th percentile, median and 75th percentile transaction multiples of the selected transactions:

	First Bancshares	25th Percentile	Median	75th Percentile
Deal Value (in millions)	$350	$262	$281	$307
Target Total Assets (in billions)	$2.1	$1.8	$1.9	$2.0
Target Tangible Common Equity / Total Assets	10.2%	8.8%	9.0%	10.5%
Target Last Twelve Months Return on Average Assets	1.35%	1.18%	1.20%	1.28%
Transaction Value / Tangible Book Value	1.67x	1.49x	1.60x	1.66x
Transaction Value / Adj. Tangible Book Value (9.0%)	1.76x	1.52x	1.64x	1.69x
Transaction Value / Last Twelve Months Earnings	12.5x	11.5x	13.1x	13.9x
Core Deposit Premium	9.4%	6.5%	7.9%	9.3%

Source: S&P Capital IQ Pro, First Bancshares management and draft First Bancshares reorganization agreement.

Relevant Texas Transactions Analysis

Stephens reviewed certain publicly available transaction multiples and related financial data for transactions with a target headquarters domiciled in Texas announced since 2020, where (i) the deal value was publicly disclosed, and (ii) the target’s assets were between $500 million and $10 billion (excluding any Merger of Equals (as defined by S&P Global Market Intelligence)). The following transactions were selected by Stephens because each target’s relative asset size, financial performance and markets of operation, among other factors, was reasonably similar to First Bancshares; however, no selected company or transaction below was identical or directly comparable to First Bancshares or the proposed First Bancshares merger (in each transaction, the acquirer is listed first and the target is listed second):

•	Origin Bancorp, Inc./BT Holdings, Inc.

•	Simmons First National Corporation/Spirit of Texas Bancshares, Inc.

•	Business First Bancshares, Inc./Texas Citizens Bancorp, Inc.

•	Home Bancshares, Inc./Happy Bancshares, Inc.

•	BancorpSouth Bank/National United Bancshares, Inc.

•	Heartland Financial USA, Inc./AIM Bancshares, Inc.

Stephens considered these selected transactions to be reasonably similar, but not identical or directly comparable, to the proposed First Bancshares merger. A complete analysis involves complex considerations and qualitative judgments concerning differences in the selected transactions and other factors that could affect the transaction values in those selected transactions as compared with the proposed First Bancshares merger. Mathematical analysis (such as determining the median) is not in itself a meaningful method of using selected transaction data. Stephens compared certain proposed transaction multiples of the proposed First Bancshares merger to the 25th percentile, median and 75th percentile transaction multiples of the selected transactions:

	First Bancshares	25th Percentile	Median	75th Percentile
Deal Value (in millions)	$350	$156	$297	$515
Target Total Assets (in billions)	$2.1	$1.0	$1.9	$2.9
Target Tangible Common Equity / Total Assets	10.2%	8.1%	9.5%	10.2%
Target Last Twelve Months Return on Average Assets	1.35%	1.15%	1.28%	1.39%
Transaction Value / Tangible Book Value	1.67x	1.56x	1.58x	1.77x
Transaction Value / Adj. Tangible Book Value (9.0%)	1.76x	1.60x	1.63x	1.87x
Transaction Value / Last Twelve Months Earnings	12.5x	12.7x	13.6x	15.3x
Core Deposit Premium	9.4%	6.9%	7.6%	11.2%

Source: S&P Capital IQ Pro, First Bancshares management and draft First Bancshares reorganization agreement.

Miscellaneous

The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. Stephens believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Stephens considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the results from any particular analysis described above should not be taken to be the view of Stephens.

In performing its analyses, Stephens made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of First Bancshares. The analyses performed by Stephens are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty.

Stephens is serving as financial adviser to First Bancshares in connection with the proposed First Bancshares merger and is entitled to receive from First Bancshares reimbursement of its expenses and a fee for its services as financial advisor to First Bancshares, a significant portion of which is contingent upon the consummation of the proposed First Bancshares merger. Stephens also received a fee from First Bancshares upon rendering its fairness opinion, which opinion fee will be credited in full against the fee which will become payable to Stephens upon the closing of the proposed First Bancshares merger. First Bancshares has also agreed to indemnify Stephens against certain claims and liabilities that could arise out of Stephens’ engagement, including certain liabilities that could arise out of Stephens’ providing its opinion.

Stephens issues periodic research reports regarding the business and prospects of Prosperity, and Stephens makes a market in the stock of Prosperity. Stephens has not received fees for providing investment banking services to First Bancshares or Prosperity within the past two years. Stephens expects to pursue future investment banking services assignments with participants in the proposed First Bancshares merger transaction.

In the ordinary course of its business, Stephens Inc. and its affiliates and employees at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt, equity or derivative securities of participants in the proposed First Bancshares merger.

Certain Unaudited Prospective Financial Information

Prosperity and First Bancshares do not as a matter of course make public projections as to future performance, revenues, earnings or other financial results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates of any such projections. However, First Bancshares is including in this proxy statement/prospectus certain unaudited prospective financial information that was made available by First Bancshares to Stephens for the purpose of Stephens performing its financial analysis in connection with rendering its opinion to the First Bancshares board of directors, as described above under the section entitled “—Opinion of First Bancshares’ Financial Advisor.” This unaudited prospective financial information was prepared solely by First Bancshares management and was not prepared, provided to, reviewed or approved by Prosperity management or the Prosperity board of directors. By inclusion of this information, the respective managements and boards of directors of Prosperity and First Bancshares and First Bancshares’ financial advisor, assume no responsibility for the unaudited prospective financial information. The inclusion of this information should not be regarded as an indication that any of Prosperity, First Bancshares, Stephens, their respective representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results, or that it should be construed as financial guidance, and it should not be relied on as such.

The information regarding First Bancshares below was prepared solely by First Bancshares management for internal use and is subjective in many respects. While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made solely by First Bancshares management with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to First Bancshares’ business, all of which are difficult to predict and many of which are beyond First Bancshares’ control. The unaudited prospective financial information of First Bancshares reflects both assumptions solely by First Bancshares management as to certain business decisions that are subject to change and, in many respects, subjective judgment solely by First Bancshares management, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. No assurance can be given that the unaudited prospective financial information and the underlying estimates and assumptions will be realized. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to First Bancshares’ business, industry performance, general business and economic conditions, competition, customer requirements and adverse changes in applicable laws, regulations or rules. For other factors that could cause actual results to differ, see the sections entitled “Risk Factors” beginning on page 33 and “Cautionary Note Regarding Forward-Looking Statements” beginning on page 29.

The unaudited prospective financial information was not prepared by First Bancshares management with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, the prevailing practices in the banking industry, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the unaudited prospective financial information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled GAAP measures in Prosperity’s and First Bancshares’ respective historical GAAP financial statements. Neither Prosperity’s nor First Bancshares’ independent public accountants nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. No assurance can be given that, had the unaudited prospective financial information been prepared as of the date of this proxy statement/prospectus, similar estimates and assumptions would be used. Neither Prosperity nor First Bancshares intends to, and expressly disclaims any obligation to, make publicly available any update or other revision to the unaudited prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions. The unaudited prospective financial information does not take into account the possible financial and other effects of the First Bancshares merger and does not attempt to predict or suggest future results of the surviving company. The unaudited prospective financial information of First Bancshares is presented strictly on a stand-alone basis and does not give effect to the First Bancshares merger, including the impact of negotiating or executing the First Bancshares reorganization agreement, the expenses that may be incurred in connection with consummating the First Bancshares merger, the potential synergies that may be achieved by the surviving company as a result of the First Bancshares merger, the effect on First Bancshares of any business or strategic decision or action that has been or will be taken as a result of the First Bancshares reorganization agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the First Bancshares reorganization agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the First Bancshares merger. Further, the unaudited prospective financial information does not take into account the effect on First Bancshares of any possible failure of the First Bancshares merger to occur.

None of Prosperity, First Bancshares, Stephens, or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any shareholder of Prosperity or First Bancshares or other persons regarding First Bancshares’ ultimate performance compared to the information contained in the unaudited prospective financial information or that the projected results will be achieved. The summary of the unaudited prospective financial information included below is not being included to influence your decision whether to vote for the First Bancshares merger proposal, but is being provided solely because it was made available to Stephens in connection with the First Bancshares merger.

In light of the foregoing, and considering that the First Bancshares special meeting will be held many months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, First Bancshares shareholders are cautioned not to place unwarranted reliance on such information, and all First Bancshares shareholders are urged to review the other information contained elsewhere in this proxy statement/prospectus for a description of Prosperity’s and First Bancshares’ respective businesses, as well as Prosperity’s most recent SEC filings for a description of its reported financial results. See the section entitled “Where You Can Find More Information” beginning on page 141.

The following table presents selected unaudited prospective financial data of First Bancshares on a stand-alone basis and were prepared solely by First Bancshares management and approved by the First Bancshares board of directors for Stephens’ financial analysis in connection with rendering its opinion to the First Bancshares board of directors, as described in this proxy statement/prospectus under the section entitled “—Opinion of First Bancshares’ Financial Advisor.”

	As of or For the Years Ended December 31,
	2022	2023	2024	2025	2026
First Bancshares Net Income (in millions)	$35.0	$37.9	$42.6	$45.2	$47.9
First Bancshares Total Assets (in billions)	2.2	2.3	2.5	2.6	2.8

Assumed Long-Term Growth Rates for First Bancshares
Earnings (%)	6.0%
Total Assets (%)	6.0%

Financial Interests of First Bancshares’ Directors and Executive Officers in the First Bancshares Merger

In considering the recommendation of the First Bancshares board of directors that First Bancshares shareholders vote “FOR” the First Bancshares merger proposal, First Bancshares shareholders should be aware that some of First Bancshares’ executive officers and directors have interests in the First Bancshares merger, which may be considered to be different from, or in addition to, the interests of the First Bancshares shareholders generally. These interests are described below. The First Bancshares board of directors was aware of these interests and considered them, among other matters, in reaching its decision to approve the First Bancshares reorganization agreement, the First Bancshares merger and the other transactions contemplated by the First Bancshares reorganization agreement and to recommend that First Bancshares shareholders vote “FOR” the First Bancshares merger proposal.

Employment Agreements with Prosperity

As a material inducement to Prosperity to enter into the First Bancshares reorganization agreement, Prosperity Bank entered into employment agreements with certain of the executive officers of First Bancshares and FirstCapital Bank, which are designed to govern the terms and conditions of each such individual’s service relationship with Prosperity Bank following the effective time of the First Bancshares merger. Each agreement is for an initial term of three years, entitles the named individual to receive a base annual salary over the term of the agreement, sets forth the eligibility terms for bonuses and provides for participation in certain employee benefit plans and stock based compensation programs of Prosperity, among other things. Each agreement also sets forth the conditions under which the agreement may be terminated and contains non-competition and non-solicitation obligations for a specified period of time.

Deferred Cash Incentive Agreements

Prosperity’s obligation to complete the First Bancshares merger is subject to First Bancshares terminating and fully liquidating its deferred cash incentive agreements with certain officers. Under the terms of the First

Bancshares deferred cash incentive agreements, First Bancshares may provide deferred compensation to these officers as a percentage of the officer’s base salary based on certain performance-based criteria. Accrued amounts earn interest at fifty percent of FirstCapital Bank’s annual after-tax return on equity. Deferred cash incentive distributions are paid on an annual basis on December 31, beginning after the fourth anniversary of initial plan contributions. Upon the termination of the deferred cash incentive agreements immediately prior to the First Bancshares merger, First Bancshares must pay all accrued benefits to the officers that are parties to such agreements in a lump sum within sixty days of the termination. The aggregate amount of the accrued benefits that are expected to be paid to officers of First Bancshares prior to completion of the First Bancshares merger is approximately $1.5 million.

Change in Control Payments

FirstCapital Bank is a party to change in control agreements with certain of its officers, which provide, among other things, for change in control payments to be made in connection with the completion of the First Bancshares merger. Under the terms of the First Bancshares reorganization agreement, the after-tax amount of the change in control payments must be paid or properly accrued for by First Bancshares for purposes of calculating its adjusted tangible equity. The aggregate amount of the change in control payments that are expected to be paid to such individuals as a result of the completion of the First Bancshares merger is approximately $4.8 million.

Acceleration of Equity Awards

At the First Bancshares effective time, subject to the terms and conditions of the First Bancshares reorganization agreement, each option granted by First Bancshares to purchase shares of First Bancshares common stock under the First Bancshares equity compensation plans will fully vest and be cancelled and converted into the right to receive a cash payment equal to the difference between the per award share merger consideration (as defined in the First Bancshares reorganization agreement) and the per share exercise price for each share of First Bancshares common stock subject to such First Bancshares stock option. The following table sets forth holdings of First Bancshares stock options by its executive officers as of the First Bancshares record date:

Name of Optionholder	Number of Vested Options	Number of Non-Vested Options
Tracy Bacon	39,900	4,100
Phyllis Bechner	25,800	4,700
Jeremy Bishop	6,000	14,000
Brad D. Burgess	85,000	12,500
J. Greg Burgess	22,600	6,200
Ken L. Burgess, Jr.	152,000	20,500
Michael J. Canon	9,000	1,500
Don E. Cosby	115,000	10,000
Tommy L. McCulloch, Jr.	3,000	2,000
Robin Richey	3,000	7,000

Indemnification

The First Bancshares reorganization agreement provides that Prosperity will indemnify each director and officer of First Bancshares or FirstCapital Bank as of the effective time of the First Bancshares merger for a period of four years thereafter, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the effective time of the merger, whether asserted or claimed before, at or after the effective time of the First Bancshares merger, arising in whole or in part out of or pertaining to the fact that he or she was acting in his or her capacity as a director or officer of First Bancshares or FirstCapital Bank to the fullest extent that the indemnified party would be entitled under First Bancshares’ certificate of formation or bylaws or the similar constituent documents of FirstCapital Bank, as applicable, as in effect on the date of the reorganization agreement and to the extent permitted by applicable law.

THE LONE STAR MERGER

The following discussion contains material information regarding the Lone Star merger. The discussion is subject to, and qualified in its entirety by reference to, the Lone Star reorganization agreement, which is attached to this proxy statement/prospectus as Appendix B and is incorporated by reference into this proxy statement/prospectus. The following is not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. This discussion does not purport to be complete and may not contain all of the information about the Lone Star merger that is important to you. We urge you to read the Lone Star reorganization agreement carefully and in its entirety, as it is the legal document governing the Lone Star merger.

Terms of the Lone Star Merger

Prosperity and Lone Star are proposing a transaction in which Prosperity will acquire Lone Star by means of the merger of Lone Star with and into Prosperity, with Prosperity as the surviving corporation, and Lone Star Bank will merge with and into Prosperity Bank, with Prosperity Bank as the surviving bank. The Lone Star merger transaction is governed by the Lone Star reorganization agreement, which has been unanimously approved by both the Prosperity board of directors and the Lone Star board of directors.

If the Lone Star merger is completed, all shares of Lone Star common stock issued and outstanding immediately prior to the Lone Star effective time will be converted into an aggregate of 2,376,182 shares of Prosperity common stock and $64,053,717 in cash, less any amounts paid at closing with respect to outstanding equity awards, as set forth in the Lone Star reorganization agreement. Additionally, the aggregate Lone Star cash consideration will be reduced on a dollar-for-dollar basis if Lone Star’s equity capital, as calculated under the Lone Star reorganization agreement, is less than $121,088,508 at closing of the Lone Star merger. Because of the possibility of an adjustment to the Lone Star cash consideration, you will not know the exact amount of cash you will receive in connection with the Lone Star merger when you vote on the Lone Star reorganization agreement. Additionally, any exercise of equity awards prior to closing may change the number of shares or amount of cash each Lone Star shareholder will receive.

For illustration purposes only, if the Lone Star merger occurs and assuming at the closing that (i) there are [                ] shares of Lone Star common stock issued and outstanding, (ii) there are [                ] unexercised stock options and stock appreciation rights with respect to Lone Star common stock with a weighted average exercise or grant price of $[                ], (iii) Lone Star’s equity capital, as calculated under the Lone Star reorganization agreement, is equal to or greater than $121,088,508, and (iv) the price per share of Prosperity common stock received in the Lone Star merger is equal to $[                ], which was the closing price per share of Prosperity common stock on [                ], 2023, then holders of Lone Star common stock will receive [                ] shares of Prosperity common stock with a value of $[                ] (before adjusting for fractional shares) and $[                ] in cash, for each share they own, for an aggregate implied value of $[                ] for each share of Lone Star common stock.

Prosperity will not issue any fractional shares of Prosperity common stock in the Lone Star merger. Instead, a Lone Star shareholder who would otherwise be entitled to a fractional share of Prosperity common stock will receive, in lieu thereof, an amount in cash, rounded up to the nearest whole cent (without interest), determined by multiplying (i) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Prosperity common stock that such Lone Star shareholder would otherwise be entitled to receive by (ii) the Lone Star/Prosperity average price.

Lone Star shareholders are being asked to approve the Lone Star reorganization agreement, including the Lone Star merger and all transactions contemplated thereby. See the section entitled “The Reorganization Agreements” beginning on page 89 for additional and more detailed information regarding the legal documents that govern the Lone Star merger, including information about the conditions to consummation of the Lone Star merger and the provisions for terminating or amending the Lone Star reorganization agreement.

Background of the Lone Star Merger

As part of the ongoing consideration and evaluation of its long-term prospects and strategies, Lone Star’s board of directors and senior management have regularly reviewed and assessed their business strategies and objectives, including assessments of strategic growth opportunities potentially available to Lone Star. These strategic discussions have focused on, among other things, prospects and developments in the financial services industry, the regulatory environment, the economy and the financial markets generally, and the implications of such developments both for financial institutions generally and for Lone Star, in particular. These strategic discussions were part of the continuous efforts of Lone Star to enhance value for their respective shareholders and deliver the best possible services to its customers and communities. This strategic review has also included assessment of ongoing consolidation in the financial services industry and the benefits and risks to Lone Star and its shareholders of strategic combinations compared to the benefits and risks of continued operation as a stand-alone company. Factors assessed in connection with this review have included the benefits and risks of operating in existing and new markets, competition, potential expense and revenue synergies, regulatory requirements, the interest rate environment, scale and diversification, credit risk, market risk and the impacts of rapidly changing technology and the delivery channels for products and services.

The Lone Star board of directors initially determined to explore the possibility of a strategic combination transaction and engaged Stephens as financial advisor in early 2020. During the first quarter of 2020, Stephens solicited interest from five different potential partners, including Prosperity. However, as a result of the COVID-19 pandemic, the Lone Star board of directors suspended the process shortly thereafter.

In the summer of 2021, Stephens renewed discussions around a potential strategic transaction and Lone Star determined to resume the marketing process on a limited basis in order to be in a better position when the pandemic and the uncertainty surrounding it eventually subsided. During the second half of 2021 and first half of 2022, Stephens and Lone Star had discussions with seven potential partners, including Prosperity, in order to gauge their interest in a potential combination.

On June 29, 2022, representatives of Stephens met with members of Prosperity’s management team in Dallas, Texas, to discuss a potential transaction with Lone Star. As a result of Prosperity’s expressed interest in Lone Star, members of Prosperity and Lone Star’s respective management teams met, together with representatives of Stephens, in Lubbock, Texas, on July 12, 2022 to discuss a potential transaction. Thereafter, on July 18, 2022, the parties entered into a Non-Disclosure and Confidentiality Agreement to enable them to begin sharing information and further discussing a potential transaction.

On July 22, 2022, Prosperity provided Lone Star with a non-binding letter of intent that contemplated Prosperity acquiring all of the issued and outstanding shares of Lone Star common stock, and all outstanding equity-based awards, in exchange for 2,376,182 shares of Prosperity common stock and $64.1 million in cash consideration, subject to, among other things, completion of due diligence and entry into a definitive agreement. The proposed transaction was not subject to a financing contingency.

During the following week, members of Lone Star’s management and Stephens, in consultation with Lone Star’s outside legal counsel, Fenimore Kay Harrison LLP, or “Fenimore,” discussed and negotiated the terms of the letter of intent with Prosperity. On July 29, 2022, Prosperity provided a revised letter of intent to Lone Star, which contemplated the same transaction structure and purchase price, but made certain changes, including with respect to the provisions governing purchase price adjustments.

Following additional discussions between management of Lone Star and Lone Star’s advisors, the Lone Star board of directors met on August 1, 2022 to consider the non-binding letter of intent. At that meeting, representatives of Stephens presented to the Lone Star board of directors an evaluation of the financial terms of the Prosperity letter of intent in relation to relevant financial pricing metrics, discussed with the board the market for mergers and acquisitions, and led a discussion regarding various strategic alternatives that may be available to

Lone Star. As part of those discussions, the Lone Star board of directors discussed with representatives of Stephens an overview of Prosperity’s financial performance and expectations for a proposed transaction with Prosperity. The Lone Star board of directors also discussed the terms of the revised letter of intent. Following lengthy deliberations, the Lone Star board of directors voted unanimously to authorize management to enter into the non-binding letter of intent.

Following the execution of the non-binding letter of intent, the parties continued to engage in reciprocal due diligence and discussions on matters that would form the basis of a definitive agreement. Over this time, Lone Star provided Prosperity with access through an electronic data room with to various corporate, financial, legal, operational and compliance-related documents and responded to other specific information requests.

On September 12, 2022, legal counsel for Prosperity distributed a draft definitive agreement to Lone Star and its advisors, which formed the basis for the further negotiation of deal terms. Following the receipt of the draft definitive agreement, the parties continued to conduct and discuss the results of reciprocal due diligence, which included a joint management due diligence call on September 30, 2022 with representatives of both parties and their respective advisors. During this period, management of Lone Star and Prosperity also engaged in negotiations over the other business and legal terms of the proposed merger. Primary subjects of these negotiations included the scope of any purchase price adjustments, the manner of disposition of Lone Star equity-based awards, the scope of operational covenants, the scope of each party’s representations and warranties, employee matters, the scope of termination rights and the amounts of any fees and expense reimbursements upon certain termination events, regulatory matters and the scope of ancillary agreements. In addition, Prosperity provided drafts of employment agreements to certain identified employees of Lone Star relating to the terms of employment with Prosperity upon completion of the Lone Star merger.

On October 7, 2022, the Lone Star board of directors held a special meeting to analyze and further consider the negotiated terms of the Lone Star reorganization agreement and the Lone Star merger. Members of Lone Star management and representatives of Stephens and Fenimore also attended this meeting. Stephens reviewed its financial analysis of the proposed merger with the Lone Star board of directors and rendered to the Lone Star board of directors an oral opinion, which was subsequently confirmed by delivery of a written opinion, to the Lone Star board of directors to the effect that, as of the date of such written opinion and based on and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in such written opinion, the per share merger consideration set forth in the Lone Star reorganization agreement was fair, from a financial point of view, to holders of Lone Star common stock. Representatives of Fenimore then provided an updated summary of the proposed terms of the Lone Star reorganization agreement and the ancillary agreements, reviewed the Lone Star board of directors’ fiduciary duties in connection with its evaluation of the potential merger and described the resolutions the directors of Lone Star would be asked to consider if they were to approve the Lone Star merger. At the conclusion of the meeting, after careful review and deliberation by the Lone Star board of directors, including consideration of the factors described below under “—Lone Star’s Reasons for the Lone Star Merger and Recommendation of the Lone Star Board of Directors,” the Lone Star board of directors determined that the Lone Star reorganization agreement and the transactions contemplated thereby were advisable and in the best interests of Lone Star and its shareholders, and unanimously approved the Lone Star reorganization agreement and the transactions contemplated thereby and authorized management to enter into the Lone Star reorganization agreement in the name and on behalf of Lone Star.

In the days following the October 7, 2022 board meeting, representatives of Lone Star and Prosperity continued to discuss the possibility that a regulatory approval could be received subject to a condition requiring one or more divestitures. The parties discussed various alternatives that would provide greater certainty to the parties that the transaction would proceed to closing while equitably allocating the impact of such divestitures among the parties.

On October 10, 2022, the Lone Star board of directors met again with representatives of Stephens and Fenimore to discuss the matter. At the meeting, representatives of Stephens discussed the impact of the proposed resolution on the financial terms of the transaction, and representatives of Fenimore discussed legal and regulatory matters related to the proposed resolution. Following a lengthy discussion among the Lone Star board of directors, the Lone Star board of directors unanimously agreed to move forward with the Lone Star merger in accordance with its prior authorization.

After this meeting, on October 10, 2022, the parties entered into the Lone Star reorganization agreement, and the directors, executive officers and certain shareholders of Lone Star delivered their respective ancillary agreements to Prosperity and/or Lone Star, as applicable, and the parties announced the transaction in a joint press release prior to the opening of trading on October 11, 2022.

Lone Star’s Reasons for the Lone Star Merger and Recommendation of the Lone Star Board of Directors

The Lone Star board of directors believes that the Lone Star merger is in the best interests of Lone Star and its shareholders. Accordingly, the Lone Star board of directors has unanimously approved the Lone Star reorganization agreement and recommends that the Lone Star shareholders vote “FOR” approval of the Lone Star merger proposal.

In reaching its decision to approve the Lone Star reorganization agreement and to recommend its approval to Lone Star shareholders, the Lone Star board of directors evaluated the Lone Star merger and the Lone Star reorganization agreement in consultation with its executive management, Stephens, Lone Star’s outside financial advisor, and Lone Star’s legal counsel. In arriving at its recommendation, the Lone Star board of directors considered a number of positive factors, including the following:

•	its familiarity with and review of the information concerning the business, results of operations, financial condition, competitive position and future prospects of Lone Star and Prosperity;

•

its knowledge of the current environment in the financial services industry, including national and regional economic conditions, increased regulatory burdens, evolving trends in technology, increasing competition, the current financial market and regulatory conditions and the likely effects of these factors on Lone Star and Prosperity’s potential growth, development, productivity, profitability and strategic options;

•

the complementary aspects of Lone Star’s and Prosperity’s respective businesses, including customer focus, business orientation, employee development and compatibility of the companies’ management and operating styles;

•	the fact that members of senior management of Lone Star are expected to play key leadership roles in Prosperity’s West Texas management team;

•

its belief that a merger with Prosperity would allow Lone Star shareholders to participate in the future performance of a combined company that would have better future prospects and economies of scale than Lone Star was likely to achieve on a stand-alone basis or through other strategic alternatives, and the likely risks and benefits to shareholders of the various strategic options;

•	its belief that Lone Star and Prosperity share a similar strategic vision and a commitment to enhancing the combined bank’s strategic position in Lone Star’s markets;

•	the resources required to keep pace with technology and cybersecurity risks;

•

the financial analyses of Stephens, which were presented to the Lone Star board of directors, and the opinion of Stephens to the effect that, as of October 7, 2022, and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Stephens as described in such written opinion, the Lone Star merger consideration provided under the Lone Star reorganization agreement was fair, from a financial point of view, to the holders of Lone Star common stock, as more fully described below under “—Opinion of Lone Star’s Financial Advisor”;

•

the value of the Lone Star merger consideration compared to, among other metrics: (i) the current and projected book value of Lone Star; (ii) the historical and present operating results of Lone Star; (iii) the estimated future operating results and financial position of Lone Star; and (iv) other similar recent transactions in the industry;

•

its belief that the value of the Lone Star merger consideration to be received by Lone Star’s shareholders under the Lone Star reorganization agreement represents a fair price for the shares of Lone Star’s common stock;

•

the fact that the portion of the Lone Star merger consideration paid in the form of Prosperity common stock would allow former Lone Star shareholders to participate as Prosperity shareholders in the growth of the combined company and in any synergies resulting from the Lone Star merger;

•	the fact that the portion of the Lone Star merger consideration paid in the form of Prosperity common stock is expected to be tax-free to Lone Star shareholders;

•	the historical performance of Prosperity common stock, including historical cash dividends;

•

the limited liquidity that Lone Star shareholders have with respect to their investment in Lone Star, which results not only from the lack of an active public market, but also from the restrictions on transfer resulting from its status as an S corporation, and the fact that as Prosperity shareholders, former Lone Star shareholders would be expected to have materially increased liquidity in the form of a publicly traded NYSE-listed security;

•	the immediate liquidity to Lone Star shareholders, and the certainty of the amount, reflected by the cash portion of the Lone Star merger consideration;

•

the regulatory and other approvals required to complete the Lone Star merger and the likelihood of Prosperity consummating the Lone Star merger and integrating Lone Star’s operations based on Prosperity’s extensive history of successful merger transactions;

•

the potential effect of the Lone Star merger on Lone Star’s employees, including the prospects for continued employment and other benefits agreed to be provided by Prosperity to Lone Star’s employees; and

•	the terms of the Lone Star reorganization agreement, and the presentation of Lone Star’s legal advisors regarding the Lone Star merger and the Lone Star reorganization agreement.

The Lone Star board of directors also considered the risks and potential negative factors outlined below, but concluded that the anticipated benefits of combining with Prosperity were likely to outweigh substantially these risks and factors. These risks included:

•

the potential negative impact of the announcement of the Lone Star merger on Lone Star’s business and relations with customers, service providers and other stakeholders, whether or not the Lone Star merger is completed;

•	the lack of control of the Lone Star board of directors and Lone Star’s shareholders over future operations and strategy of the combined company as compared to remaining independent;

•	the challenges of combining the businesses, assets and workforces of two financial institutions;

•	the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the Lone Star merger;

•	the risks and costs to Lone Star if the Lone Star merger is not completed;

•

the restrictions on the conduct of Lone Star’s business before completion of the Lone Star merger, which may adversely affect Lone Star’s ability to make certain decisions quickly and independently and may delay or prevent Lone Star from undertaking business opportunities that may arise before completion of the Lone Star merger;

•	the possibility that Lone Star may not be able to deliver $121 million in adjusted equity at closing, which would result in a reduction of the Lone Star merger consideration;

•

the fact that the Lone Star merger consideration, a large component of which consists of shares of Prosperity common stock, provides less certainty of value to Lone Star shareholders compared to a transaction in which they would receive all cash consideration;

•

the potential that the value of the Lone Star merger consideration could decline between the date of the Lone Star reorganization agreement and the closing date, reducing the value of the consideration received by Lone Star’s shareholders;

•

the fact that gain on the disposition of Lone Star common stock would generally be taxable to U.S. holders for U.S. federal income tax purposes to the extent of the cash received in the Lone Star merger;

•	the potential for unintended delays in the regulatory approval process;

•

the provisions of the Lone Star reorganization agreement restricting Lone Star’s solicitation of third party acquisition proposals and the fact that Lone Star would be obligated to pay a termination fee, or reimburse certain transaction-related expenses, to Prosperity following the termination of the Lone Star reorganization agreement in certain circumstances; and

•

the interests of certain of Lone Star’s directors and executive officers in the Lone Star merger that are different from, or in addition to, their interests as Lone Star shareholders, which are further described below under “—Financial Interests of Lone Star’s Directors and Executive Officers in the Lone Star Merger” beginning on page 83.

The foregoing discussion of the factors considered by the Lone Star board of directors is not intended to be exhaustive, but is believed to include the material factors considered by the Lone Star board of directors in approving the Lone Star merger. The Lone Star board of directors collectively reached the unanimous conclusion to approve the Lone Star reorganization agreement and the Lone Star merger in light of the various factors described above and other factors that each member of the Lone Star board of directors determined was appropriate. In view of the wide variety of factors considered in connection with its evaluation of the Lone Star merger and the complexity of these matters, the Lone Star board of directors did not find it useful, and did not attempt to quantify, rank or otherwise assign any relative or specific weights to different factors, and individual directors may have given different weights to different factors.

The Lone Star board of directors conducted an overall analysis of the factors described above as a whole, including thorough discussions with, and questioning of, its executive management and outside financial and legal advisors. Based on this analysis, the Lone Star board of directors unanimously determined that the Lone Star reorganization agreement and the Lone Star merger were in the best interests of Lone Star and its shareholders, and approved the Lone Star reorganization agreement and the Lone Star merger.

The foregoing explanation of the Lone Star board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Note Regarding Forward-Looking Statements” beginning on page 29.

Each of the directors and certain executive officers of Lone Star, in their capacities as individuals, entered into Lone Star voting agreements with Prosperity and Lone Star pursuant to which they agreed to vote “FOR” the Lone Star merger proposal and “FOR” any other matters required to be approved by the Lone Star shareholders in furtherance of the Lone Star merger proposal. For more information regarding the Lone Star voting agreements, see the section entitled “The Reorganization Agreements—Voting Agreements” beginning on page 107.

LONE STAR’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LONE STAR SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE THE LONE STAR REORGANIZATION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

Prosperity’s Reasons for the Lone Star Merger

As a part of Prosperity’s growth strategy, Prosperity routinely evaluates opportunities to acquire financial institutions. The acquisition of Lone Star is consistent with Prosperity’s expansion strategy. Prosperity’s board of directors, senior management and certain lenders reviewed the business, financial condition, results of operation and prospects for Lone Star, the market condition of the market area in which Lone Star conducts business, the compatibility of the management and the proposed financial terms of the Lone Star merger. In addition, management of Prosperity believes that the Lone Star merger will enhance Prosperity’s presence in the West Texas area, provide opportunities for future growth and provide the potential to realize cost savings. Prosperity’s board of directors also considered the financial condition and valuation for both Lone Star and Prosperity as well as the financial and other effects the Lone Star merger would have on Prosperity’s shareholders.

While management of Prosperity believes that revenue opportunities will be achieved and costs savings will be obtained following the Lone Star merger, Prosperity has not quantified the amount of enhancements or projected the areas of operation in which such enhancements will occur.

In view of the variety of factors considered in connection with its evaluation of the Lone Star merger, the Prosperity board did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to factors it considered. Further, individual directors may have given differing weights to different factors. In addition, the Prosperity board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination. Rather, the Prosperity board conducted an overall analysis of the factors it considered material, including thorough discussions with, and questioning of, Prosperity’s management.

Opinion of Lone Star’s Financial Advisor

On January 24, 2020, Lone Star engaged Stephens to act as financial adviser to Lone Star in connection with any proposed transaction involving Lone Star and one more parties. As part of its engagement, Stephens assisted Lone Star in connection with the proposed merger of Lone Star with and into Prosperity and was asked by Lone Star to undertake a study of the fairness, from a financial point of view, of the consideration payable in connection with the proposed merger. Lone Star engaged Stephens because, among other factors, Stephens is a nationally recognized investment banking firm with substantial experience in similar transactions. As part of its investment banking business, Stephens is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of Stephens’ engagement, representatives of Stephens participated in a meeting of the Lone Star board of directors held on October 7, 2022 in which the Lone Star board of directors considered and approved the proposed Lone Star merger. At this meeting, Stephens reviewed the financial aspects of the proposed Lone Star merger and rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion to the Lone Star board of directors dated as of October 7, 2022 that, as of such date, the consideration to be received by the shareholders of Lone Star (solely in their capacity as such) in the proposed Lone Star merger was fair to them from a financial point of view, based upon and subject to the qualifications, assumptions and other matters considered by Stephens in connection with the preparation of its opinion.

The full text of Stephens’ written opinion letter, which we refer to as the “Lone Star Opinion Letter,” is included as Appendix H to this proxy statement/prospectus. The Lone Star Opinion Letter outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Stephens in rendering its opinion. The summary of the opinion set forth in this document is qualified in its entirety by reference to the full text of such written Lone Star Opinion Letter. Investors are urged to read the entire Lone Star Opinion Letter carefully in connection with their consideration of the proposed Lone Star merger. Lone Star did not give any instruction to or impose any limitations on Stephens as it related to the issuance of its opinion.

Stephens’ opinion speaks only as of the date of the opinion, and Stephens has undertaken no obligation to update or revise its opinion. The opinion was directed to the Lone Star board of directors (solely in its capacity as such) in connection with, and for purposes of, its consideration of the proposed Lone Star merger. The opinion only addresses whether the consideration to be received by the shareholders of Lone Star (solely in their capacity as such) in the proposed Lone Star merger was fair to them from a financial point of view as of the date of the opinion. The opinion does not address the underlying business decision of Lone Star to engage in the proposed Lone Star merger or any other term or aspect of the Lone Star reorganization agreement or the transactions contemplated thereby. Stephens’ opinion does not constitute a recommendation to the Lone Star board of directors or any of Lone Star’s shareholders as to how such person should vote or otherwise act with respect to the proposed Lone Star merger or any other matter. Lone Star and Prosperity determined the Lone Star merger consideration through a negotiation process.

In connection with developing its opinion, Stephens:

•	reviewed certain publicly available financial statements and reports regarding Lone Star and Prosperity;

•	reviewed certain audited financial statements regarding Lone Star and Prosperity;

•	reviewed certain internal financial statements, management reports and other financial and operating data concerning Lone Star prepared by management of Lone Star;

•

reviewed, on a pro forma basis, in reliance upon financial projections and other information and assumptions concerning Lone Star provided by management of Lone Star, and consensus research estimates regarding Prosperity, the effect of the proposed Lone Star merger on the balance sheet, capitalization ratios, earnings and tangible book value both in the aggregate and, where applicable, on a per share basis of Prosperity;

•	reviewed the reported prices and trading activity for the common stock of Prosperity;

•

compared the financial performance of Lone Star with that of certain publicly traded companies and their securities that Stephens deemed relevant to Stephens’ analysis of the proposed Lone Star merger;

•	reviewed the financial terms, to the extent publicly available, of certain merger or acquisition transactions that Stephens deemed relevant to Stephens’ analysis of the proposed Lone Star merger;

•	reviewed the then most recent draft of the Lone Star reorganization agreement and related documents provided to Stephens by Lone Star;

•

discussed with management of Lone Star and management of Prosperity the operations of and future business prospects for Lone Star and Prosperity, respectively and the anticipated financial consequences of the proposed Lone Star merger to Lone Star and Prosperity, respectively;

•	assisted in Lone Star’s deliberations regarding the material terms of the proposed Lone Star merger and Lone Star’s negotiations with Prosperity; and

•	performed such other analyses and provided such other services as Stephens deemed appropriate.

Stephens relied on the accuracy and completeness of the information, financial data and financial forecasts provided to Stephens by Lone Star and Prosperity and of the other information reviewed by Stephens in connection with the preparation of Stephens’ opinion, and its opinion was based upon such information. Stephens did not independently verify or undertake any responsibility to independently verify the accuracy or completeness of any of such information, data or forecasts. Management of Lone Star assured Stephens that it was not aware of any relevant information that had been omitted or remained undisclosed to Stephens. Stephens did not assume any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of Lone Star or of Prosperity, and Stephens was not furnished with any such evaluations or appraisals; nor did Stephens evaluate the solvency or fair value of Lone Star or of Prosperity under any laws relating to bankruptcy, insolvency or similar matters. Stephens did not assume any obligation to conduct any physical inspection of the properties, facilities, assets or liabilities (contingent or otherwise) of Lone Star or Prosperity. Stephens did not receive or review any individual loan or credit files nor did Stephens make an independent evaluation of the adequacy of the allowance for loan and lease losses of Lone Star or Prosperity. Stephens did not make an independent analysis of the effects of the COVID-19 pandemic, the invasion of Ukraine, potential future changes in the inflation rate or other related market developments or disruptions, or of any other disaster or adversity, on the business or prospects of Lone Star or Prosperity. With respect to the financial forecasts prepared by management of Lone Star and management of Prosperity, including the forecasts of potential cost savings and potential synergies, Stephens assumed that such financial forecasts had been reasonably prepared and reflected the best then currently available estimates and judgments of management of Lone Star and management of Prosperity, respectively, as to the future financial performance of Lone Star and Prosperity, respectively, and provided a reasonable basis for Stephens’ analysis. Stephens recognized that such financial forecasts were based on numerous variables, assumptions and judgments that were inherently uncertain (including, without limitation, factors related to general economic and competitive conditions) and that actual results could vary significantly from such forecasts, and Stephens expressed no opinion as to the reliability of such financial projections and estimates or the assumptions upon which they were based. For a discussion of the financial forecasts and other prospective financial information made available by Lone Star to Stephens for the purpose of Stephens performing its financial analysis in connection with rendering its opinion to the Lone Star board of directors, please see the section entitled “—Certain Unaudited Prospective Financial Information” beginning on page 81.

Stephens does not provide legal, accounting, regulatory, or tax advice or expertise, and Stephens relied solely, and without independent verification, on the assessments of Lone Star and its other advisors with respect to such matters. Stephens assumed, with Lone Star’s consent, that the proposed Lone Star merger will not result in any materially adverse legal, regulatory, accounting or tax consequences for Lone Star or its shareholders and that any reviews of legal, accounting, regulatory or tax issues conducted as a result of the proposed Lone Star merger will be resolved favorably to Lone Star and its shareholders. Stephens did not express any opinion as to any tax or other consequences that might result from the proposed Lone Star merger.

Stephens’ opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on the date of the opinion, and on the information made available to Stephens as of the date of the opinion. Market price data used by Stephens in connection with its opinion was based on reported market closing prices as of October 4, 2022. It should be understood that subsequent developments may affect the opinion and that Stephens did not undertake any obligation to update, revise or reaffirm the opinion or otherwise comment on events occurring after the date of the opinion. Stephens further noted that the current volatility and disruption in the credit and financial markets relating to, among other things, the COVID-19 pandemic, the invasion of Ukraine or potential future changes in inflation rates may or may not have an effect on Lone Star or Prosperity, and Stephens did not express an opinion as to the effects of such volatility or such disruption on the proposed Lone Star merger or any party to the proposed Lone Star merger. Stephens further expressed no opinion as to the prices at which shares of Prosperity’s or Lone Star’s common stock may trade at any time subsequent to the announcement of the proposed Lone Star merger.

In connection with developing its opinion, Stephens assumed that, in all respects material to its analyses:

•

the proposed Lone Star merger and any related transactions will be consummated on the terms of the latest draft of the Lone Star reorganization agreement provided to Stephens, without material waiver or modification;

•

the representations and warranties of each party in the Lone Star reorganization agreement and in all related documents and instruments referred to in the Lone Star reorganization agreement are true and correct;

•	each party to the Lone Star reorganization agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the proposed Lone Star merger will be satisfied within the time frames contemplated by the Lone Star reorganization agreement without any waivers;

•

that in the course of obtaining the necessary regulatory, lending or other consents or approvals (contractual or otherwise) for the proposed Lone Star merger and any related transactions, no restrictions, including certain divestiture requirements, or amendments or modifications, will be imposed that would have a material adverse effect on the contemplated benefits of the proposed Lone Star merger to the shareholders of Lone Star;

•

there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of Lone Star or Prosperity since the date of the most recent financial statements made available to Stephens, and that no legal, political, economic, regulatory or other development has occurred that will adversely impact Lone Star or Prosperity; and

•	the proposed Lone Star merger will be consummated in a manner that complies with applicable law and regulations.

Stephens’ opinion was limited to whether the consideration to be received by the shareholders of Lone Star (solely in their capacity as such) in the proposed Lone Star merger was fair to them from a financial point of view as of the date of the opinion. Stephens was not asked to, and it did not, offer any opinion as to the terms of the Lone Star reorganization agreement or the form of the proposed Lone Star merger or any aspect of the proposed Lone Star merger, other than the fairness, from a financial point of view, of the consideration to be received in the proposed Lone Star merger by the shareholders of Lone Star (solely in their capacity as such). The opinion did not address the merits of the underlying decision by Lone Star to engage in the proposed Lone Star merger, the merits of the proposed Lone Star merger as compared to other alternatives potentially available to Lone Star or the relative effects of any alternative transaction in which Lone Star might engage, nor is it intended to be a recommendation to any person or entity as to any specific action that should be taken in connection with the proposed Lone Star merger, including with respect to how to vote or act with respect to the proposed Lone Star merger. Moreover, Stephens did not express any opinion as to the fairness of the amount or nature of the compensation to any of Lone Star’s officers, directors or employees, or to any group of such officers, directors or employees, whether relative to the compensation to other shareholders of Lone Star or otherwise.

The following is a summary of the material financial analyses performed and material factors considered by Stephens in connection with developing its opinion. Stephens performed certain procedures, including each of the financial analyses described below, and reviewed with Lone Star’s executive management and board of directors the assumptions upon which the analyses were based, as well as other factors. Although this summary does not purport to describe all of the analyses performed or factors considered by Stephens, it does set forth those analyses considered by Stephens to be material in arriving at its opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. The order of the summaries of analyses described does not represent the relative importance or weight given to those analyses by Stephens. It should be noted that in arriving at its opinion, Stephens did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Stephens believes that its analysis must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses summarized below. Accordingly, Stephens’ analyses and the summary of its analyses must be considered as a whole, and selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying Stephens’ analyses and opinion.

Summary of Proposed Lone Star Merger

Pursuant to the Lone Star reorganization agreement, and subject to the terms, conditions and limitations set forth therein, and for purposes of its opinion, Stephens understood that, subject to potential adjustments as described in the Lone Star reorganization agreement, the consideration expected to be exchanged by Prosperity for all of the outstanding common stock, stock appreciation rights and options on the common stock of Lone Star has an aggregate value of approximately $234.4 million and will consist of 2,376,182 shares of Prosperity’s common stock and $64,053,717 in cash. Stephens further understood that under the Lone Star reorganization agreement each share of Lone Star’s outstanding common stock will be entitled to receive approximately 0.3968 shares of Prosperity’s common stock and approximately $9.19 in cash, based on Prosperity’s closing stock price as of October 4, 2022, and the outstanding stock appreciation rights and options on Lone Star’s common stock will be entitled to receive cash in connection with the closing of the Lone Star reorganization agreement and will be terminated. Based upon the unaudited financial information of Lone Star of and for the twelve months ended June 30, 2022, and market data as of October 4, 2022, Stephens calculated the following transaction multiples:

Transaction Value / Reported Tangible Book Value	1.94x
Transaction Value / Adjusted Tangible Book Value (9.0%)	1.97x
Transaction Value / Last Twelve Months Earnings(1)	14.9x
Core Deposit Premium	12.3%

Note: The last twelve months earnings of Lone Star is based on the most recent available financial statements prior to announcement of the Lone Star merger.

(1)	Reflects 21% tax effect due to subchapter S corporate status.

Relevant Public Companies Analysis

Stephens compared the financial condition, operating statistics and market valuation of Lone Star to certain public companies selected by Stephens and their respective public trading values. Stephens selected the companies outlined below because their relative asset size and financial performance, among other factors, were reasonably similar to Lone Star; however, no selected company below was identical or directly comparable to Lone Star. A complete analysis involves complex considerations and qualitative judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading values of the relevant public companies. Mathematical analysis (such as determining the median) is not in itself a meaningful method of using relevant public company data.

Stephens selected the following public companies based on the criteria set forth below:

Includes nationwide major exchange traded banks between $1.0 billion and $2.5 billion in total assets, a last twelve months return on average assets greater than 1.20%, a nonperforming assets to total assets ratio less than 1.00%, and a loans to deposits ratio less than 100%.

• Citizens & Northern Corporation	• OP Bancorp

• PCB Bancorp	• MainStreet Bancshares, Inc.

• John Marshall Bancorp, Inc.	• First United Corporation

• Citizens Financial Services, Inc.	• National Bankshares, Inc.

• Capital Bancorp, Inc.	• FNCB Bancorp, Inc.

• Norwood Financial Corp.	• Plumas Bancorp

• USCB Financial Holdings, Inc.	• Bank7 Corp.

• Parke Bancorp, Inc.

To perform this analysis, Stephens reviewed publicly available financial information as of and for the last twelve-month period ended June 30, 2022 or the most recently reported period available, and the market trading multiples of the selected public companies based on October 4, 2022 closing prices. The financial data included in the table presented below may not correspond precisely to the data reported in historical financial statements as a result of the assumptions and methods used by Stephens to compute the financial data presented. The table below contains information reviewed and utilized by Stephens in its analysis:

	Lone Star	25th Percentile	Median	75th Percentile
Total Assets (in billions)	$1.3	$1.7	$2.0	$2.2
Tangible Common Equity / Total Assets	9.3%	7.4%	8.6%	8.9%
Price / Tangible Book Value	1.94x	1.09x	1.50x	1.68x
Price / Adj. Tangible Book Value (9.0%)	1.97x	1.07x	1.42x	1.62x
Price / Last Twelve Months Net Income (1)	14.9x	7.0x	8.1x	9.5x

Source: S&P Capital IQ Pro and FactSet.

(1)	Lone Star multiple reflects 21% tax effect due to subchapter S corporate status.

Discounted Cash Flow Analysis

Stephens performed a standalone discounted cash flow analysis using projections developed by the executive management team of Lone Star and then calculated a range of implied equity values for Lone Star based upon the discounted net present value of the projected after-tax free cash flows for the projected period. Stephens determined the amount of cash flow assuming (i) a terminal earnings multiple of 9.0x, (ii) dividend payments for earnings and excess capital above a tangible common equity to tangible asset ratio of 9.0% from 2022 to 2026 and (iii) the present value of Lone Star’s implied standalone terminal values at the end of such period. Stephens calculated the terminal values of Prosperity based on 2027 estimated earnings and multiples of 8.0x to 10.0x. Stephens considered discount rates from 11.0% to 13.0% for Lone Star. Based on this analysis, Stephens derived a range for the implied equity value of Lone Star from $31.75 per share to $39.34 per share.

The discounted cash flow analysis is a widely used valuation methodology, but the results of this methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, capital levels, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Lone Star. The actual results may vary from the projected results, any of these assumptions might not be realized in future operations and the variations may be material. For a discussion of the financial forecasts and other prospective financial information made available by Lone Star to Stephens for the purpose of Stephens performing its financial analysis in connection with rendering its opinion to the Lone Star board of directors, please see the section entitled “—Certain Unaudited Prospective Financial Information” beginning on page 81.

Relevant Nationwide Transactions Analysis

Stephens reviewed certain publicly available transaction multiples and related financial data for transactions nationwide announced since 2020, where (i) the deal value was publicly disclosed, (ii) the target’s assets were between $1.0 billion and $1.5 billion, (iii) the target’s last twelve months return on average assets was greater than 1.00%, (iv) the target’s nonperforming assets to total assets ratio was less than 1.00% and (v) the target’s tangible common equity to tangible assets ratio was greater than 8.00% (excluding any Merger of Equals (as defined by S&P Global Market Intelligence)). The following transactions were selected by Stephens because each target’s relative asset size, financial performance and operations, among other factors, was reasonably similar to Lone Star; however, no selected company or transaction below was identical or directly comparable to Lone Star or the proposed Lone Star merger (in each transaction, the acquirer is listed first and the target is listed second):

•	Seacoast Banking Corporation of Florida/Drummond Banking Company

•	Nicolet Bankshares, Inc./Charter Bankshares, Inc.

•	German American Bancorp, Inc./Citizens Union Bancorp of Shelbyville, Inc.

•	CVB Financial Corp./Suncrest Bank

•	Valley National Bancorp/The Westchester Bank Holding Corporation

•	Simmons First National Corporation/Landmark Community Bank

•	Enterprise Financial Services Corp/Seacoast Commerce Banc Holdings

•	Business First Bancshares, Inc./Pedestal Bancshares, Inc.

Stephens considered these selected transactions to be reasonably similar, but not identical or directly comparable, to the proposed Lone Star merger. A complete analysis involves complex considerations and qualitative judgments concerning differences in the selected transactions and other factors that could affect the transaction values in those selected transactions as compared with the proposed Lone Star merger. Mathematical analysis (such as determining the median) is not in itself a meaningful method of using selected transaction data. Stephens compared certain proposed transaction multiples of the proposed Lone Star merger to the 25th percentile, median and 75th percentile transaction multiples of the selected transactions:

	Lone Star	25th Percentile	Median	75th Percentile
Deal Value (in millions)	$234	$157	$166	$206
Target Total Assets (in billions)	$1.3	$1.1	$1.2	$1.3
Target Tangible Common Equity / Total Assets	9.3%	8.7%	9.6%	10.1%
Target Last Twelve Months Return on Average Assets	1.26%	1.08%	1.24%	1.32%
Transaction Value / Tangible Book Value	1.94x	1.51x	1.56x	1.69x
Transaction Value / Adj. Tangible Book Value (9.0%)	1.97x	1.55x	1.62x	1.70x
Transaction Value / Last Twelve Months Earnings(1)	14.9x	12.2x	13.2x	14.1x
Core Deposit Premium	12.3%	6.4%	7.9%	8.8%

Source: S&P Capital IQ Pro, Lone Star management and draft Lone Star reorganization agreement.

(1)	Lone Star multiple reflects 21% tax effect due to subchapter S corporate status.

Relevant Texas Transactions Analysis

Stephens reviewed certain publicly available transaction multiples and related financial data for transactions with a target headquarters domiciled in Texas announced since 2020, where (i) the deal value was publicly disclosed, and (ii) the target’s assets were between $500 million and $10 billion (excluding any Merger of Equals (as defined by S&P Global Market Intelligence)). The following transactions were selected by Stephens because each target’s relative asset size, financial performance and markets of operation, among other factors, was reasonably similar to Lone Star; however, no selected company or transaction below was identical or directly comparable to Lone Star or the proposed Lone Star merger (in each transaction, the acquirer is listed first and the target is listed second):

•	Origin Bancorp, Inc./BT Holdings, Inc.

•	Simmons First National Corporation/Spirit of Texas Bancshares, Inc.

•	Business First Bancshares, Inc./Texas Citizens Bancorp, Inc.

•	Home Bancshares, Inc./Happy Bancshares, Inc.

•	BancorpSouth Bank/National United Bancshares, Inc.

•	Heartland Financial USA, Inc./AIM Bancshares, Inc.

Stephens considered these selected transactions to be reasonably similar, but not identical or directly comparable, to the proposed Lone Star merger. A complete analysis involves complex considerations and qualitative judgments concerning differences in the selected transactions and other factors that could affect the transaction values in those selected transactions as compared with the proposed Lone Star merger. Mathematical analysis (such as determining the median) is not in itself a meaningful method of using selected transaction data. Stephens compared certain proposed transaction multiples of the proposed Lone Star merger to the 25th percentile, median and 75th percentile transaction multiples of the selected transactions:

	Lone Star	25th Percentile	Median	75th Percentile
Deal Value (in millions)	$234	$156	$297	$515
Target Total Assets (in billions)	$1.3	$1.0	$1.9	$2.9
Target Tangible Common Equity / Total Assets	9.3%	8.1%	9.5%	10.2%
Target Last Twelve Months Return on Average Assets	1.26%	1.15%	1.28%	1.39%
Transaction Value / Tangible Book Value	1.94x	1.56x	1.58x	1.77x
Transaction Value / Adj. Tangible Book Value (9.0%)	1.97x	1.60x	1.63x	1.87x
Transaction Value / Last Twelve Months Earnings(1)	14.9x	12.7x	13.6x	15.3x
Core Deposit Premium	12.3%	6.9%	7.6%	11.2%

Source: S&P Capital IQ Pro, Lone Star management and draft Lone Star reorganization agreement.

(1)	Lone Star multiple reflects 21% tax effect due to subchapter S corporate status.

Miscellaneous

The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. Stephens believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Stephens considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the results from any particular analysis described above should not be taken to be the view of Stephens.

In performing its analyses, Stephens made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of Lone Star. The analyses performed by Stephens are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty.

Stephens is serving as financial adviser to Lone Star in connection with the proposed Lone Star merger and is entitled to receive from Lone Star reimbursement of its expenses and a fee for its services as financial advisor to Lone Star, a significant portion of which is contingent upon the consummation of the proposed Lone Star merger. Stephens also received a fee from Lone Star upon rendering its fairness opinion, which opinion fee will be credited in full against the fee which will become payable to Stephens upon the closing of the proposed Lone Star merger. Lone Star has also agreed to indemnify Stephens against certain claims and liabilities that could arise out of Stephens’ engagement, including certain liabilities that could arise out of Stephens’ providing its opinion.

Stephens issues periodic research reports regarding the business and prospects of Prosperity, and Stephens makes a market in the stock of Prosperity. Stephens has not received fees for providing investment banking services to Lone Star or Prosperity within the past two years. Stephens expects to pursue future investment banking services assignments with participants in the proposed Lone Star merger transaction.

In the ordinary course of its business, Stephens Inc. and its affiliates and employees at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt, equity or derivative securities of participants in the proposed Lone Star merger.

Certain Unaudited Prospective Financial Information

Prosperity and Lone Star do not as a matter of course make public projections as to future performance, revenues, earnings or other financial results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates of any such projections. However, Lone Star is including in this proxy statement/prospectus certain unaudited prospective financial information that was made available by Lone Star to Stephens for the purpose of Stephens performing its financial analysis in connection with rendering its opinion to the Lone Star board of directors, as described above under the section entitled “—Opinion of Lone Star’s Financial Advisor.” This unaudited prospective financial information was provided by Lone Star management and was not prepared, provided to, reviewed or approved by Prosperity management or the Prosperity board of directors. By inclusion of this information, the respective managements and boards of directors of Prosperity and Lone Star and Lone Star’s financial advisor, assume no responsibility for the unaudited prospective financial information. The inclusion of this information should not be regarded as an indication that any of Prosperity, Lone Star, Stephens, their respective representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results, or that it should be construed as financial guidance, and it should not be relied on as such.

The information regarding Lone Star below was provided by Lone Star management for internal use and is subjective in many respects. While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made by Lone Star management with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to Lone Star’s business, all of which are difficult to predict and many of which are beyond Lone Star’s control. The unaudited prospective financial information of Lone Star reflects both assumptions by Lone Star management as to certain business decisions that are subject to change and, in many respects, subjective judgment by Lone Star management, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. No assurance can be given that the unaudited prospective financial information and the underlying estimates and assumptions will be realized. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to Lone Star’s business, industry performance, general business and economic conditions, competition, customer requirements and adverse changes in applicable laws, regulations or rules. For other factors that could cause actual results to differ, see the sections entitled “Risk Factors” beginning on page 33 and “Cautionary Note Regarding Forward-Looking Statements” beginning on page 29.

The unaudited prospective financial information was not provided by Lone Star management with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, the prevailing practices in the banking industry, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the unaudited prospective financial information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled GAAP measures in Prosperity’s and Lone Star’s respective historical GAAP financial statements. Neither Prosperity’s nor Lone Star’s independent public accountants nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. No assurance can be given that, had the unaudited prospective financial information been prepared as of the date of this proxy statement/prospectus, similar estimates and assumptions would be used. Neither Prosperity nor Lone Star intends to, and expressly disclaims any obligation to, make publicly available any update or other revision to the unaudited prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions. The unaudited prospective financial information does not take into account the possible financial and other effects of the Lone Star merger and does not attempt to predict or suggest future results of the surviving company. The unaudited prospective financial information of Lone Star is presented strictly on a stand-alone basis and does not give effect to the Lone Star merger, including the impact of negotiating or executing the Lone Star reorganization agreement, the expenses that may be incurred in connection with consummating the Lone Star merger, the potential synergies that may be achieved by the surviving company as a result of the Lone Star merger, the effect on Lone Star of any business or strategic decision or action that has been or will be taken as a result of the Lone Star reorganization agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the Lone Star reorganization agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the Lone Star merger. Further, the unaudited prospective financial information does not take into account the effect on Lone Star of any possible failure of the Lone Star merger to occur.

None of Prosperity, Lone Star, Stephens, or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any shareholder of Prosperity or Lone Star or other persons regarding Lone Star’s ultimate performance compared to the information contained in the unaudited prospective financial information or that the projected results will be achieved. The summary of the unaudited prospective financial information included below is not being included to influence your decision whether to vote for the Lone Star merger proposal, but is being provided solely because it was made available to Stephens in connection with the Lone Star merger.

In light of the foregoing, and considering that the Lone Star special meeting will be held many months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, Lone Star shareholders are cautioned not to place unwarranted reliance on such information, and all Lone Star shareholders are urged to review the other information contained elsewhere in this proxy statement/prospectus for a description of Prosperity’s and Lone Star’s respective businesses, as well as Prosperity’s most recent SEC filings for a description of its reported financial results. See the section entitled “Where You Can Find More Information” beginning on page 141.

The following table presents selected unaudited prospective financial data of Lone Star on a stand-alone basis and were provided by Lone Star management for Stephens’ financial analysis in connection with rendering its opinion to the Lone Star board of directors, as described in this proxy statement/prospectus under the section entitled “—Opinion of Lone Star’s Financial Advisor.”

	As of or For the Years Ended December 31,
	2022	2023	2024	2025	2026
Lone Star Net Income (in millions)	$20.3	$24.2	$25.6	$27.2	$28.8
Lone Star Total Assets (in billions)	1.3	1.4	1.5	1.6	1.7

Assumed Long-Term Growth Rates for Lone Star
Earnings (%)	6.0%
Total Assets (%)	6.0%

Financial Interests of Lone Star’s Directors and Executive Officers in the Lone Star Merger

In the Lone Star merger, the directors and executive officers of Lone Star will receive the same consideration for their shares of Lone Star common stock as all other Lone Star shareholders. In considering the recommendation of the Lone Star board of directors that you vote “FOR” the Lone Star merger proposal, you should be aware that some of Lone Star’s executive officers and directors have interests in the Lone Star merger, which may be considered to be different from, or in addition to, the interests of the Lone Star shareholders generally. These interests are described below. The Lone Star board of directors was aware of these interests and considered them, among other matters, in reaching its decision to unanimously approve the Lone Star reorganization agreement, the Lone Star merger and the other transactions contemplated by the Lone Star reorganization agreement and recommend that Lone Star shareholders vote “FOR” the Lone Star merger proposal.

Employment Agreements with Prosperity

As a material inducement to Prosperity to enter into the Lone Star reorganization agreement, Prosperity Bank entered into employment agreements with certain of the executive officers of Lone Star, including Alan Lackey and Melisa Roberts, which are designed to govern the terms and conditions of each such individual’s service relationship with Prosperity Bank following the effective time of the Lone Star merger. Each agreement is for an initial term of three years, entitles the named individual to receive a base annual salary over the term of the agreement, sets forth the eligibility terms for bonuses and provides for participation in certain employee benefit plans and stock based compensation programs of Prosperity, among other things. Each agreement also sets forth the conditions under which the agreement may be terminated and contains non-competition and non-solicitation obligations for a specified period of time.

Acceleration of Equity Awards

At the Lone Star effective time, subject to the terms and conditions of the Lone Star reorganization agreement, each option granted by Lone Star to purchase shares of Lone Star common stock or stock appreciation rights granted under the Lone Star equity compensation plans will fully vest and be cancelled and converted into the right to receive a cash payment equal to the difference between the per award share merger consideration (as defined in the Lone Star reorganization agreement) and the per share exercise price of such for each share of Lone Star common stock subject to such Lone Star stock option or the initial value of such stock appreciation right, as applicable. The following table sets forth the stock options held by the Lone Star directors and executive officers as of the Lone Star record date:

Name of Optionholder	Number of Vested Options	Number of Non-Vested Options
Clifton E. Bickerstaff	—	—
Frosty Gilliam, Jr.	—	—
Lestie Glover	6,800	—
Mark S. Hallgren	3,000	—
Alan L. Lackey	—	—
Edmund W. McGee	6,800	—
Charles E. Needham	—	—
William Wade Porter	—	—
Melisa Roberts	7,500	—
Brent Wade	—	—

The following table sets forth holdings of stock appreciation rights by the Lone Star directors and executive officers as of the Lone Star record date:

Name of SAR Holder	Number of Vested SARs	Number of Non-Vested SARs
Clifton E. Bickerstaff	—	6,000
Frosty Gilliam, Jr.	11,000	—
Lestie Glover	9,000	12,000
Mark S. Hallgren	5,000	6,000
Alan L. Lackey	5,000	10,000
Edmund W. McGee	21,000	—
Charles E. Needham	5,000	6,000
William Wade Porter	5,000	6,000
Melisa Roberts	12,000	15,000
Brent Wade	—	6,000

Change in Control Payments

Lone Star is a party to change in control agreements with certain of its executive officers who are not under employment agreements discussed above, which provide, among other things, for change in control payments following the completion of the Lone Star merger. Under the terms of the Lone Star reorganization agreement, the after-tax amount of the change in control payments must be paid or properly accrued for by Lone Star for purposes of calculating its closing equity capital. The aggregate amount of the change in control payments that are expected to be paid to such individuals following the completion of the Lone Star merger is approximately $1.5 million.

Indemnification

The Lone Star reorganization agreement provides that Prosperity will indemnify each director and officer of Lone Star or Lone Star Bank as of the effective time of the Lone Star merger for a period of four years thereafter, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the effective time of the merger, whether asserted or claimed before, at or after the effective time of the Lone Star merger, arising in whole or in part out of or pertaining to the fact that he or she was acting in his or her capacity as a director or officer of Lone Star or Lone Star Bank to the fullest extent that the indemnified party would be entitled under Lone Star’s certificate of formation or bylaws or the similar constituent documents of Lone Star Bank, as applicable, as in effect on the date of the reorganization agreement and to the extent permitted by applicable law.

THE MERGERS

Board of Directors and Management of Prosperity and Prosperity Bank After the Mergers

The directors and officers of Prosperity and Prosperity Bank immediately prior to the effective time of each of the mergers will serve as the directors and officers of the surviving corporation and surviving bank from and after the effective time of each of the mergers in accordance with the bylaws of the surviving corporation and surviving bank. Information about the current members of the Prosperity board of directors can be found in the documents listed in the section entitled “Where You Can Find More Information” beginning on page 141.

Public Trading Markets

Prosperity common stock is listed on the NYSE under the symbol “PB.” The Prosperity common stock issuable in the mergers will be listed on the NYSE.

Under the reorganization agreements, Prosperity has agreed to file all documents required to be filed to have the shares of Prosperity common stock to be issued in each merger approved for listing on the NYSE prior to the closing of such merger and to use its commercially reasonable efforts to effect such listing. The obligations of the parties to complete each merger are subject to such shares having been approved for listing on the NYSE and such approval having not been withdrawn or revoked.

Dissenters’ Rights of Appraisal

General. If you hold one or more shares of First Bancshares common stock or Lone Star common stock, as applicable, you are entitled to dissenters’ rights under Texas law and have the right to dissent from the applicable merger and have the appraised fair value of your shares of First Bancshares common stock or Lone Star common stock, as applicable, paid to you in cash. The appraised fair value may be more or less than the value of the shares of Prosperity common stock and cash being paid in the applicable merger. If you are contemplating exercising your right to dissent, we urge you to read carefully the provisions of Chapter 10, Subchapter H of the TBOC, which are attached to this proxy statement/prospectus as Appendix I, and consult with your legal counsel before electing or attempting to exercise these rights. The following discussion describes the steps you must take if you want to exercise your right to dissent. You should read this summary and the full text of the law carefully.

How to Exercise and Perfect Your Right to Dissent. To be eligible to exercise your right to dissent to the First Bancshares merger or the Lone Star merger, as applicable:

•

you must, prior to the First Bancshares special meeting or the Lone Star special meeting, as applicable, provide First Bancshares or Lone Star, as applicable, with a written objection to the applicable merger that states that you will exercise your right to dissent if the applicable merger is completed and that provides an address to which Prosperity may send a notice if the applicable merger is completed;

•	you must vote your shares of First Bancshares common stock or Lone Star common stock, as applicable, against the applicable reorganization agreement;

•

you must, not later than the 20th day after Prosperity sends you notice that the applicable merger was completed, provide Prosperity with a written demand for payment that states the number and class of shares of First Bancshares capital stock or Lone Star capital stock, as applicable, you own, your estimate of the fair value of such stock and an address to which a notice relating to the dissent and appraisal procedures may be sent; and

•

you must, not later than the 20th day after the date on which you make written demand for payment, submit to Prosperity your certificates representing First Bancshares common stock or Lone Star common stock, as applicable, to which the demand relates for purposes of making a notation on the certificates that a demand for the payment of the fair value of your certificates representing First Bancshares common stock or Lone Star common stock, as applicable, has been made.

If you intend to dissent from the First Bancshares merger or the Lone Star merger, you must send the notice to the applicable party at the proper address below:

First Bancshares of Texas, Inc.

310 West Wall Street, Suite 1200

Midland, Texas 79701

Attention: Robin Richey

Telephone: (432) 687-9102

Email: rrichey@fcbtexas.com

Lone Star State Bancshares, Inc.

6220 Milwaukee Avenue

Lubbock, Texas 79424

Attention: Alan Lackey

Telephone: (806) 771-7717

Email: alanlackey@lonestarwtx.com

If you fail to vote your shares of First Bancshares common stock or Lone Star common stock at the applicable special meeting against the approval of the applicable reorganization agreement, you will lose your right to dissent from the applicable merger. You will instead receive shares of Prosperity common stock and cash as described in the applicable reorganization agreement. If you comply with the first two items above and the First Bancshares merger or the Lone Star merger, as applicable, is completed, Prosperity will send you a written notice advising you that the applicable merger has been completed. Prosperity must deliver this notice to you within ten days after the applicable merger is completed.

Your Demand for Payment. If you wish to receive the fair value of your shares of First Bancshares common stock or Lone Star common stock, as applicable, in cash, you must, within 20 days of the date the notice was delivered or mailed to you by Prosperity, send a written demand to Prosperity for payment of the fair value of your shares of First Bancshares common stock or Lone Star common stock, as applicable. The fair value of your shares of First Bancshares common stock or Lone Star common stock will be the value of the shares on the day immediately preceding the applicable merger, excluding any appreciation or depreciation in anticipation of the applicable merger. Your written demand and any notice addressed to Prosperity must be sent to:

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

Attention: President and Secretary

Your written demand must state how many shares of First Bancshares common stock or Lone Star common stock, as applicable, you own and your estimate of the fair value of your shares of First Bancshares common stock or Lone Star common stock. If you fail to send this written demand to Prosperity within 20 days of Prosperity’s delivery or mailing of your notice, you will be bound by the applicable merger and you will not be entitled to receive a cash payment representing the fair value of your shares of First Bancshares common stock or Lone Star common stock, as applicable. Instead, you will receive shares of Prosperity common stock and cash as described in the applicable reorganization agreement.

In addition, not later than the 20th day after the date on which you make written demand for payment, you must submit to Prosperity your certificates representing First Bancshares common stock or Lone Star common stock, as applicable, to which the demand relates for purposes of making a notation on the certificates that a demand for the payment of the fair value of your certificates representing First Bancshares common stock or Lone Star common stock, as applicable, has been made. If you fail to submit your certificates within the required period, it will have the effect of terminating, at the option of Prosperity, your right to dissent and appraisal unless a court, for good cause shown, directs otherwise.

Prosperity’s Actions Upon Receipt of Your Demand for Payment. Within 20 days after Prosperity receives your demand for payment and your estimate of the fair value of your shares of First Bancshares common stock or Lone Star common stock, as applicable, Prosperity must send you written notice stating whether or not it accepts your estimate of the fair value of your shares.

If Prosperity accepts your estimate, Prosperity will notify you that it will pay the amount of your estimated fair value within 90 days of the applicable merger being completed. Prosperity will make this payment to you only if you have surrendered the share certificates representing your shares of First Bancshares common stock or Lone Star common stock, as applicable, duly endorsed for transfer, to Prosperity.

If Prosperity does not accept your estimate, Prosperity will notify you of this fact and will make an offer of an alternative estimate of the fair value of your shares that it is willing to pay you within 120 days of the applicable merger being completed, which you may accept within 90 days or decline.

Payment of the Fair Value of Your Shares of First Bancshares Common Stock or Lone Star Common Stock Upon Agreement of an Estimate. If you and Prosperity have reached an agreement on the fair value of your shares of First Bancshares common stock or Lone Star common stock, as applicable, within 90 days after the applicable merger is completed, Prosperity must pay you the agreed amount within 120 days after the applicable merger is completed, provided that you have surrendered the share certificates representing your shares of First Bancshares common stock or Lone Star common stock, as applicable, duly endorsed for transfer, to Prosperity.

Commencement of Legal Proceedings if a Demand for Payment Remains Unsettled. If you and Prosperity have not reached an agreement as to the fair market value of your shares of First Bancshares common stock or Lone Star common stock, as applicable, within 90 days after the applicable merger is completed, you or Prosperity may, within 60 days after the expiration of the 90-day period, commence proceedings in Harris County, Texas, asking the court to determine the fair value of your shares of First Bancshares common stock or Lone Star common stock, as applicable. The court will determine if you have complied with the dissent provisions and if you have become entitled to a valuation of and payment for your shares of First Bancshares common stock or Lone Star common stock, as applicable. The court will appoint one or more qualified persons to act as appraisers to determine the fair value of your shares. The appraisers will determine the fair value of your shares and will report this value to the court. The court will consider the report, and both you and Prosperity may address the court about the report. The court will determine the fair value of your shares and direct Prosperity to pay that amount, plus interest, which will begin to accrue 91 days after the applicable merger is completed.

Rights as a Shareholder. If you have made a written demand on Prosperity for payment of the fair value of your shares of First Bancshares common stock or Lone Star common stock, as applicable, you will not thereafter be entitled to vote or exercise any other rights as a shareholder except the right to receive payment for your shares as described herein and the right to maintain an appropriate action to obtain relief on the ground that the applicable merger would be or was fraudulent. In the absence of fraud in the transaction, your right under the dissent provisions described herein is the exclusive remedy for the recovery of the value of your shares or money damages with respect to the First Bancshares merger or the Lone Star merger, as applicable.

Withdrawal of Demand. If you have made a written demand on Prosperity for payment of the fair value of your First Bancshares common stock or Lone Star common stock, as applicable, you may withdraw such demand at any time before payment for your shares has been made or before a petition has been filed with a court for determination of the fair value of your shares. If you withdraw your demand or are otherwise unsuccessful in asserting your dissenters’ rights, you will be bound by the applicable merger and your status as a shareholder will be restored without prejudice to any corporate proceedings, dividends or distributions which may have occurred during the interim.

Regulatory Approvals Required for the Mergers

The completion of the First Bancshares merger is subject to (i) waiver by the Federal Reserve Board of the application and prior approval requirements of the Bank Holding Company Act with respect to the merger of

First Bancshares with and into Prosperity, and (ii) receipt of the approval of each of the FDIC and the TDB with respect to the merger of FirstCapital Bank with and into Prosperity Bank.

The completion of the Lone Star merger is subject to (i) waiver by the Federal Reserve Board of the application and prior approval requirements of the Bank Holding Company Act with respect to the merger of Lone Star with and into Prosperity, and (ii) receipt of the approval of each of the FDIC and the TDB with respect to the merger of Lone Star Bank with and into Prosperity Bank.

On November 18, 2022 and November 21, 2022, Prosperity filed the required documentation with the Federal Reserve Bank of Dallas to request a waiver of its approval with respect to the Lone Star merger and the First Bancshares merger, respectively.

On November 16, 2022, Prosperity Bank and Lone Star Bank filed the required applications with the FDIC and TDB; and on November 17, 2022, Prosperity Bank and FirstCapital Bank filed the required applications with the FDIC and the TDB to obtain approval of the respective bank mergers. Each application is pending.

In addition to the FDIC, the Antitrust Division of the Department of Justice, or the “DOJ,” conducts a concurrent competitive review of the mergers to analyze each merger’s competitive effects and determine whether either merger would result in a violation of antitrust laws. Transactions approved under the Federal Deposit Insurance Act generally may not be completed until 30 days after the approval of the applicable federal banking agency is received, during which time the DOJ may challenge the transaction on antitrust grounds. With the approval of the applicable federal banking agency and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the mergers, the DOJ could analyze each merger’s effect on competition differently than the FDIC and, thus, it is possible that the DOJ could reach a different conclusion than the FDIC regarding the effects of each merger on competition. A determination by the DOJ not to object to the mergers may not prevent the filing of antitrust actions by private persons or state attorneys general. There can be no assurance if and when DOJ clearance will be obtained, or as to the conditions or limitations that such DOJ approval may contain or impose.

The approval of any notice or application merely implies satisfaction of regulatory criteria for approval, and does not include review of the particular transaction from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approval does not constitute an endorsement or recommendation of the proposed mergers.

Prosperity and First Bancshares are not aware of any reason why the parties would not be able to obtain the necessary regulatory approvals in a timely manner; however, there can be no assurances when or if the regulatory approvals will be received and, if received, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to or have an adverse impact on Prosperity or its subsidiaries after completion of the First Bancshares merger. Prosperity and First Bancshares believe that the First Bancshares merger should not raise any significant regulatory concerns and that the parties will be able to obtain all required regulatory approvals in a timely manner.

Prosperity and Lone Star are not aware of any reason why the parties would not be able to obtain the necessary regulatory approvals in a timely manner; however, there can be no assurances when or if the regulatory approvals will be received and, if received, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to or have an adverse impact on Prosperity or its subsidiaries after completion of the Lone Star merger. Prosperity and Lone Star believe that the Lone Star merger should not raise any significant regulatory concerns and that the parties will be able to obtain all required regulatory approvals in a timely manner.

If any additional governmental approvals or actions are required, the parties presently intend to seek those approvals or actions. However, the parties cannot assure you that any of these additional approvals or actions will be obtained.

THE REORGANIZATION AGREEMENTS

The following describes certain material provisions of the reorganization agreements, but does not describe all of the terms of the reorganization agreements and may not contain all of the information about the reorganization agreements that is important to you. The following is not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. The following description of the reorganization agreements is subject to, and qualified in its entirety by reference to, the First Bancshares reorganization agreement, which is attached to this proxy statement/prospectus as Appendix A, and the Lone Star reorganization agreement, which is attached to this proxy statement/prospectus as Appendix B, each of which is incorporated by reference into this proxy statement/prospectus. We urge you to read each of the reorganization agreements carefully and in their entirety, as they are the legal documents governing the respective mergers.

Explanatory Note Regarding the Reorganization Agreements

The reorganization agreements and this summary of terms are included to provide you with information regarding the terms of the reorganization agreements. Factual disclosures about Prosperity, First Bancshares and Lone Star contained in this proxy statement/prospectus or in the public reports of Prosperity filed with the SEC may supplement, update or modify the factual disclosures about Prosperity, First Bancshares and Lone Star contained in the respective reorganization agreements. Each reorganization agreement contains representations and warranties by Prosperity, on the one hand, and by First Bancshares or Lone Star, as applicable, on the other hand. The representations, warranties and covenants made in the reorganization agreements by Prosperity, First Bancshares and Lone Star were qualified and subject to important limitations agreed to by Prosperity, First Bancshares and Lone Star in connection with negotiating the terms of the respective reorganization agreements. In particular, in your review of the representations and warranties contained in the reorganization agreements and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the applicable reorganization agreement may have the right not to consummate the applicable merger if the representations and warranties of the other party to that reorganization agreement prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the applicable reorganization agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC and some were qualified by the matters contained in the confidential disclosure schedules that Prosperity and First Bancshares, or Prosperity and Lone Star, as applicable, each delivered in connection with the applicable reorganization agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the reorganization agreements.

For the foregoing reasons, the representations and warranties or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of Prosperity, First Bancshares and Lone Star or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this proxy statement/prospectus. Please see “Where You Can Find More Information” beginning on page 141. Prosperity will provide additional disclosures in its public reports to the extent it is aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the reorganization agreements and will update such disclosure as required by federal securities laws.

Structure of the Mergers

The First Bancshares reorganization agreement (a) provides for the merger of First Bancshares with and into Prosperity, with Prosperity as the surviving corporation in the merger, and (b) contemplates that immediately following the First Bancshares merger, the merger of FirstCapital Bank with and into Prosperity Bank, with Prosperity Bank as the surviving bank.

The Lone Star reorganization agreement (a) provides for the merger of Lone Star with and into Prosperity, with Prosperity as the surviving corporation in the merger, and (b) contemplates that immediately following the Lone Star merger, the merger of Lone Star Bank with and into Prosperity Bank, with Prosperity Bank as the surviving bank.

The Merger Consideration

First Bancshares Merger Consideration

If the First Bancshares merger is completed, all shares of First Bancshares common stock issued and outstanding immediately prior to the First Bancshares effective time will be converted into an aggregate of 3,583,370 shares of Prosperity common stock and $93,422,648 in cash, less any amounts paid with respect to outstanding equity awards, as set forth in the First Bancshares reorganization agreement. Additionally, the aggregate First Bancshares cash consideration will be reduced on a dollar-for-dollar basis if First Bancshares’ equity capital, as calculated under the First Bancshares reorganization agreement, is less than $204,000,000 at closing of the First Bancshares merger. Because of the possibility of an adjustment to the First Bancshares cash consideration, you will not know the exact amount of cash you will receive in connection with the First Bancshares merger when you vote on the First Bancshares reorganization agreement. Additionally, any exercise of equity awards prior to closing may change the number of shares or amount of cash each First Bancshares shareholder will receive.

For illustration purposes only, if the First Bancshares merger occurs and assuming at the closing that (i) there are [                ] shares of First Bancshares common stock issued and outstanding, (ii) there are [                ] unexercised options to purchase shares of First Bancshares common stock with a weighted average exercise price of $[                ], (iii) First Bancshares’ equity capital, as calculated under the First Bancshares reorganization agreement, is equal to or greater than $204,000,000, and (iv) the price per share of Prosperity common stock received in the First Bancshares merger is equal to $[                ], which was the closing price per share of Prosperity common stock on [                ], 2023, then holders of First Bancshares common stock will receive [                ] shares of Prosperity common stock with a value of $[                ] (before adjusting for fractional shares) and $[                ] in cash for each share they own, for an aggregate implied value of $[                ] for each share of First Bancshares common stock.

For purposes of determining First Bancshares’ equity capital at closing, the parties have agreed that First Bancshares will deduct or accrue as of the closing of the First Bancshares merger for certain amounts (without duplication), including the after-tax amount of financial advisory, accounting and legal expenses, the after-tax costs to obtain extended reporting period insurance coverage as discussed herein, any amounts required to increase First Bancshares’ allowance for loan losses to the minimum allowance amount required under the First Bancshares reorganization agreement, the estimated after-tax amount of any penalty or liquidated damages associated with the termination of First Bancshares’ data processing agreement, the after-tax amount of any payments to be made under employee-related agreements (other than First Bancshares stock options), the after-tax amount required to fully fund, terminate and liquidate any First Bancshares employee benefit plan, the after-tax amount of any fees, costs and expenses and the estimated after-tax amount related to any required accruals related to certain litigation matters, and the after-tax amount required to pay dividends for one quarter with respect to First Bancshares’ trust preferred securities, among other things.

Lone Star Merger Consideration

If the Lone Star merger is completed, all shares of Lone Star common stock issued and outstanding immediately prior to the Lone Star effective time will be converted into an aggregate of 2,376,182 shares of

Prosperity common stock and $64,053,717 in cash, less any amounts paid with respect to outstanding equity awards, as set forth in the Lone Star reorganization agreement. Additionally, the aggregate Lone Star cash consideration will be reduced on a dollar-for-dollar basis if Lone Star’s equity capital, as calculated under the Lone Star reorganization agreement, is less than $121,088,508 at closing of the Lone Star merger. Because of the possibility of an adjustment to the Lone Star cash consideration, you will not know the exact amount of cash you will receive in connection with the Lone Star merger when you vote on the Lone Star reorganization agreement. Additionally, any exercise of equity awards prior to closing may change the number of shares or amount of cash each Lone Star shareholder will receive.

For illustration purposes only, if the Lone Star merger occurs and assuming at the closing that (i) there are [                ] shares of Lone Star common stock issued and outstanding, (ii) there are [                ] unexercised stock options and stock appreciation rights with respect to Lone Star common stock with a weighted average exercise or grant price of $[                ], (iii) Lone Star’s equity capital, as calculated under the Lone Star reorganization agreement, is equal to or greater than $121,088,508, and (iv) the price per share of Prosperity common stock received in the Lone Star merger is equal to $[                ], which was the closing price per share of Prosperity common stock on [                ], 2023, then holders of Lone Star common stock will receive [                ] shares of Prosperity common stock with a value of $[                ] (before adjusting for fractional shares) and $[                ] in cash, for each share they own, for an aggregate implied value of $[                ] for each share of Lone Star common stock.

For purposes of determining Lone Star’s equity capital at closing, the parties have agreed that Lone Star will deduct or accrue as of the closing of the Lone Star merger for certain amounts (without duplication), including the after-tax amount of financial advisory, accounting and legal expenses, the after-tax costs to obtain extended reporting period insurance coverage as discussed herein, any amounts required to increase Lone Star’s allowance for loan losses to the minimum allowance amount required under the Lone Star reorganization agreement, the estimated after-tax amount of any penalty or liquidated damages associated with the termination of Lone Star’s data processing agreement, the after-tax amount of any payments to be made under employee-related agreements (other than Lone Star stock options or stock appreciation rights), the after-tax amount of certain payments to be made to holders of Lone Star stock options, the after-tax amount required to fully fund, terminate and liquidate any Lone Star employee benefit plan, and the after-tax amount of any fees, costs and expenses and the estimated after-tax amount related to any required accruals related to outstanding litigation, among other things. Prosperity and Lone Star also have agreed that if any required regulatory approval requires divestitures in certain markets, Lone Star would accrue one-half of the cost associated with any such divestitures for purposes of its closing equity capital, up to $16 million.

Fractional Shares

Prosperity will not issue any fractional shares of Prosperity common stock in the mergers. Instead, First Bancshares shareholders and Lone Star shareholders who otherwise would have been entitled to a fractional share of Prosperity common stock will receive, in lieu thereof, an amount in cash, rounded up to the nearest whole cent (without interest), determined by multiplying the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Prosperity common stock to which such holder would otherwise be entitled by the First Bancshares/Prosperity average price or the Lone Star/Prosperity average price, respectively.

Treatment of Equity Awards

First Bancshares Stock Options

At the First Bancshares effective time, subject to the terms and conditions of the First Bancshares reorganization agreement, each option granted by First Bancshares to purchase shares of First Bancshares common stock under the First Bancshares equity compensation plans will fully vest and be cancelled and converted into the right to receive a cash payment equal to the difference between the per award share merger consideration (as defined in the First Bancshares reorganization agreement) and the per share exercise price for each share of First Bancshares common stock subject to such First Bancshares stock option. Payments to holders of First Bancshares stock options will reduce the aggregate cash consideration to be paid to First Bancshares shareholders.

Lone Star Stock Options and Stock Appreciation Rights

At the Lone Star effective time, subject to the terms and conditions of the Lone Star reorganization agreement, each option granted by Lone Star to purchase shares of Lone Star common stock and each stock appreciation right under the Lone Star equity compensation plans will fully vest and be cancelled and converted into the right to receive a cash payment equal to the difference between the per award share merger consideration (as defined in the Lone Star reorganization agreement) and the per share exercise price (in the case of stock options) or initial value (in the case of stock appreciation rights) for each share of Lone Star common stock subject to such Lone Star stock option or stock appreciation right. Payments to holders of Lone Star stock options will reduce the aggregate cash consideration to be paid to Lone Star shareholders.

Treatment of Shares of Prosperity Common Stock

Each share of Prosperity common stock outstanding immediately prior to the First Bancshares effective time and the Lone Star effective time will, on and after the applicable effective time, remain issued and outstanding as one share of common stock of Prosperity as the surviving corporation in the First Bancshares merger and the Lone Star merger, respectively.

Effective Time of the Mergers

Each merger will be completed only if all conditions to such merger discussed in this proxy statement/prospectus and set forth in the applicable reorganization agreement are either satisfied or waived (subject to applicable law). See the section entitled “—Conditions to Completion of the Mergers” below.

Each merger will become effective as of the date and time specified in the certificate of merger filed with respect to such merger with the Secretary of State of the State of Texas. We refer to the effective time of the First Bancshares merger as the “First Bancshares effective time” and the effective time of the Lone Star merger as the “Lone Star effective time.” Subject to the receipt of applicable shareholder and regulatory approvals, and the satisfaction or waiver of the other conditions to the applicable parties’ obligations to effect the respective mergers, we anticipate that the mergers will be completed during the first quarter of 2023, although delays could occur. However, we cannot assure you that the necessary shareholder or governmental approvals will be obtained or that the other conditions to completion of the mergers can or will be satisfied or waived.

Exchange Procedures

If you are a holder of First Bancshares common stock or Lone Star common stock, as soon as practicable after the First Bancshares effective time or the Lone Star effective time, as applicable, with the intent to be no later than ten business days after the applicable effective time, Prosperity will use commercially reasonable efforts to cause Computershare Investor Services, Inc., which we refer to as the “exchange agent,” to mail to each record holder of an outstanding certificate or certificates representing shares of First Bancshares common stock or Lone Star common stock, respectively, a form of letter of transmittal and instructions to you for use in surrendering your First Bancshares certificates or Lone Star certificates, respectively.

When you properly surrender your First Bancshares certificates or Lone Star certificates or provide other satisfactory evidence of ownership, and return the applicable letter of transmittal duly executed and completed in accordance with its instructions, the exchange agent will cancel the surrendered stock certificates and deliver to you a notice specifying, among other things, the number of shares of Prosperity common stock, which will be solely in uncertificated book-entry form credited to the account of the holder of record as established in the Direct Registration System, and cash for fractional shares, if any, to which you are entitled under the First Bancshares reorganization agreement or the Lone Star reorganization agreement, respectively. No stock certificates will be issued with respect to the Prosperity common stock to be issued under the reorganization agreements.

You should not send in your certificates until you receive the applicable letter of transmittal and instructions, which will be mailed as soon as practicable after the First Bancshares effective time or the Lone Star effective time, as applicable.

Until surrendered as described above, (1) each First Bancshares certificate (other than First Bancshares certificates representing cancelled shares) will, from and after the First Bancshares effective time, represent for all purposes only the right to receive the First Bancshares merger consideration without any interest thereon, and (2) each Lone Star certificate (other than Lone Star certificates representing cancelled shares) will, from and after the Lone Star effective time, represent for all purposes only the right to receive the Lone Star merger consideration without any interest thereon.

With respect to any First Bancshares certificate or Lone Star certificate that has been lost, stolen or destroyed, upon making of an affidavit of that fact by the person claiming such First Bancshares certificate or Lone Star certificate to be lost, stolen or destroyed, and, if required by Prosperity or the exchange agent, the posting by such person of a bond as indemnity against any claim that may be made with respect to such First Bancshares certificate or Lone Star certificate, the exchange agent will issue in exchange for such lost, stolen or destroyed First Bancshares certificate or Lone Star certificate the applicable merger consideration deliverable in respect thereof.

After the First Bancshares effective time and the Lone Star effective time, the transfer books of each of First Bancshares and Lone Star, respectively, will be closed and there will be no transfers of the shares of First Bancshares common stock or Lone Star common stock outstanding immediately prior to the First Bancshares effective time and Lone Star effective time, respectively.

Withholding

Prosperity will be entitled to deduct and withhold, or cause the exchange agent to deduct and withhold, from any cash in lieu of fractional shares of Prosperity common stock, cash dividends or distributions payable or any other amount payable under the applicable reorganization agreement to any holder of First Bancshares common stock or equity awards or Lone Star common stock or equity awards, as applicable, such amounts as it is required to deduct and withhold under the Code or any provision of state, local or non-U.S. tax law. To the extent any such amounts are so withheld by Prosperity or the exchange agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts will be treated for all purposes of the applicable reorganization agreement as having been paid to the holder of First Bancshares common stock or equity awards or Lone Star common stock or equity awards, as applicable, in respect of which the deduction and withholding was made by Prosperity or the exchange agent, as the case may be.

Conditions to Completion of the Mergers

The respective obligations of each party to consummate the applicable merger and the other transactions contemplated by the applicable reorganization agreement are subject to the satisfaction or waiver at or prior to the effective time of the applicable merger of the following conditions:

•	receipt of all required regulatory approvals of transactions contemplated by the applicable reorganization agreement, including the mergers of FirstCapital Bank with and into Prosperity Bank and Lone Star Bank with and into Prosperity Bank, respectively, in a manner that does not impose any restrictions on the operations of Prosperity or the continuing entity which are reasonably unacceptable to Prosperity;

•	approval of the applicable reorganization agreement by the holders of at least two-thirds of the outstanding shares of First Bancshares common stock or Lone Star common stock, as applicable;

•	receipt by each party of an opinion of such party’s counsel to the effect that the applicable merger will qualify as a reorganization under Section 368(a) of the Code;

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the registration statement of which this proxy statement/prospectus forms a part having become effective and no stop order suspending its effectiveness being in effect and no proceedings for that purpose being initiated, continuing or threatened by the SEC, and all necessary approvals under state securities laws relating to the issuance or trading of the Prosperity common stock to be issued having been received;

•	the shares of Prosperity common stock to be issued pursuant to the applicable merger being authorized for listing on the NYSE;

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the other party’s representations and warranties contained in the applicable reorganization agreement being true and correct in all material respects as of the date of the applicable reorganization agreement and as of the date of the applicable closing, and receipt of a certificate signed by an authorized representative of the other party to that effect;

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the performance or compliance in all material respects by each party with its respective covenants and obligations required by the applicable reorganization agreement to be performed or complied with prior to the closing of the applicable merger and receipt of a certificate executed by an authorized representative of the other party to that effect; and

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the absence of a material adverse change in the assets, properties, deposits, results of operations, earnings, cash flows, business or financial condition of either party to the applicable reorganization agreement or any event that could reasonably be expected to cause or prevents or materially impairs the ability of a party to consummate the applicable merger.

In addition to the conditions listed above, Prosperity’s obligation to complete the applicable merger is subject to the satisfaction of the following conditions by Prosperity:

•	each director and certain officers of First Bancshares and FirstCapital Bank and of Lone Star and Lone Star Bank, as applicable, having executed a release agreement;

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with respect to the First Bancshares merger, termination of all outstanding deferred cash incentive agreements by FirstCapital Bank and execution of a termination and release agreement by each such employee;

•	with respect to the Lone Star merger, cancellation of all outstanding stock options by Lone Star and execution of a cancellation and release agreement by each holder of a Lone Star stock option;

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certain officers of First Bancshares and/or FirstCapital Bank, with respect to the First Bancshares merger, and Lone Star and/or Lone Star Bank, with respect to the Lone Star merger, each having entered into an employment agreement with Prosperity, which have been executed, and with each such agreement remaining in full force and effect;

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each non-employee director of First Bancshares or FirstCapital Bank, with respect to the First Bancshares merger, and of Lone Star or Lone Star Bank, with respect to the Lone Star merger, having entered into a support (non-competition) agreement with Prosperity, which agreements have been executed, and with each such agreement remaining in full force and effect;

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holders of no more than 5% of the outstanding First Bancshares common stock or Lone Star common stock, as applicable, having demanded or being entitled to receive payment of the fair value of their shares as dissenting shareholders;

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all consents, approvals, waivers and other assurances from all non-governmental third parties identified in the reorganization agreement having been obtained, and Prosperity having received evidence thereof in form and substance satisfactory to it;

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with respect to the First Bancshares merger, the allowance for loan losses of First Bancshares as of the closing date being equal to at least 1.36% of its total loans, subject to certain adjustments; and

•	with respect to the Lone Star merger, the allowance for loan losses of Lone Star as of the closing date being equal to at least 1.25% of its total loans, subject to certain adjustments.

Any condition to the completion of the First Bancshares merger or the Lone Star merger, except the required shareholder and regulatory approvals, and the absence of an order or ruling prohibiting the applicable merger, may be waived in writing by the party to the applicable reorganization agreement entitled to the benefit of such condition.

Conduct of Business Pending Effective Time

Except as otherwise expressly permitted or required by the applicable reorganization agreement or as required by applicable law, subject to certain specified exceptions, during the pendency of the applicable reorganization agreement, each of First Bancshares and Lone Star has agreed to and has agreed to cause each of its respective subsidiaries to:

•	maintain its corporate existence in good standing;

•	use commercially reasonable efforts to maintain the general character of its business and conduct its business in its ordinary and usual manner consistent with past practices;

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use commercially reasonable efforts to preserve its business organization intact; to retain the services of its present employees, officers, directors and agents; to retain its present customers, depositors, suppliers and correspondent banks; and to preserve its goodwill and the goodwill of its suppliers, customers and others having business relationships with it;

•	extend credit only in material compliance with lending policies and practices existing on the date of the applicable reorganization agreement;

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promptly give written notice to Prosperity of the following: (a) any material change in its business, operations or prospects, (b) any complaints, investigations or hearings (or communications indicating the same may be contemplated) of any regulatory authority, (c) the institution or threat of any material litigation against First Bancshares or any of its subsidiaries or Lone Star or any of its subsidiaries, as applicable, or (d) the occurrence of an event, the failure of an event to occur or the existence of a circumstance that would reasonably be expected to cause (1) a material breach of a covenant, condition or agreement contained in the applicable reorganization agreement, (2) any representation or warranty of First Bancshares or Lone Star contained in the applicable reorganization agreement to be untrue or inaccurate in any material respect or (3) a material adverse effect (as defined in the applicable reorganization agreement) on Lone Star or Lone Star Bank or on First Bancshares or FirstCapital Bank, as applicable;

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except as required by law or regulation or expressly permitted by the applicable reorganization agreement, take no action which would adversely affect or delay the ability of First Bancshares or Lone Star, as applicable, or Prosperity to obtain any regulatory or other approvals required for the completion of the applicable merger or to perform its obligations and agreements under the applicable reorganization agreement;

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maintain all offices, machinery, equipment, materials, supplies, inventories and properties owned, leased or used by it (whether under its control or the control of others) in good operating repair and condition, ordinary wear and tear excepted;

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timely file all tax returns required to be filed by it and promptly pay all taxes, assessments, governmental charges, duties, penalties, interest and fines that become due and payable, except those being contested in good faith by appropriate proceedings;

•	continue to identify, monitor, classify and treat all assets in substantially the same manner as it has in the past and in accordance with applicable law;

•	account for all transactions in accordance with GAAP;

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perform all of its material obligations under contracts, leases and documents relating to or affecting its assets, properties and business, except such obligations as it may in good faith reasonably dispute;

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maintain and keep in full force and effect, in all material respects, presently existing insurance coverage and give all notices and present all claims under all insurance policies in due and timely fashion; and

•	timely file all reports required to be filed with governmental authorities which shall conform, in all material respects, to applicable law.

Except as otherwise expressly permitted or required by the applicable reorganization agreement or as required by applicable law, subject to certain specified exceptions, during the pendency of the applicable reorganization agreement, without the prior written consent of Prosperity, which consent will not be unreasonably withheld or delayed, First Bancshares and Lone Star will not, and each of First Bancshares and Lone Star will cause each of its respective subsidiaries not to:

•	introduce any new material method of management or operation;

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intentionally take any action that would reasonably be anticipated to result in a material adverse effect on First Bancshares or FirstCapital Bank or on Lone Star or Lone Star Bank, as applicable, or prevent or materially delay the ability of the parties to consummate the transactions contemplated by the applicable reorganization agreement;

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take or fail to take any action that would reasonably be expected to cause the representations and warranties of First Bancshares or Lone Star, as applicable, to be inaccurate in any material respect at the applicable closing;

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cause or allow the loss of insurance coverage, unless replaced with coverage which is substantially similar (in amount, scope and insurer) to that in effect as of the date of the applicable reorganization agreement;

•	redeem, purchase or otherwise acquire, directly or indirectly, or adjust, split, combine or reclassify, any of its capital stock or other securities;

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except pursuant to existing commitments entered into prior to the date of the applicable reorganization agreement, make or acquire, renew or extend any loans that, (i) with respect to loans to existing customers, increase the aggregate outstanding commitments to any such existing customer by more than $2,000,000 (in the case of First Bancshares) or by more than $1,000,000 (in the case of Lone Star), or (ii) with respect to loans to new customers, result in an aggregate commitment to any such new customer in excess of $2,000,000 (in the case of First Bancshares) or by more than $1,000,000 (in the case of Lone Star), in each case, without first notifying and, if requested by Prosperity within one business day of receipt of such notice, consulting with Prosperity;

•	issue or sell or obligate itself to issue or sell any shares of its capital stock or any warrants, rights or options to acquire, or any securities convertible into, any shares of its capital stock;

•	grant any stock appreciation rights, stock appreciation units, restricted stock, stock options or other form of equity-based compensation;

•	open, close or relocate any branch office, or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities;

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enter into, amend or terminate certain agreements specified in the applicable reorganization agreement, or any other material agreement, or acquire or dispose of any material amount of assets or liabilities or make any change in any of its leases, except in the ordinary course of business consistent with past practices and safe and sound banking practices;

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except in the ordinary course of business consistent with past practice, grant any severance or termination payment to, or enter into any employment, independent contractor, consulting, noncompetition, retirement, parachute, retention, severance, indemnification or similar agreement or arrangement with, any officer, director, employee or agent of First Bancshares or Lone Star, as applicable, or one of its respective subsidiaries, either individually or as part of a class of similarly situated persons;

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increase in any manner the compensation or benefits, including incentive compensation, of any of its current or former employees, officers, directors, independent contractors or consultants, accelerate the vesting, funding or payment of any compensation or benefit, including incentive compensation, or pay or provide any perquisite such as automobile allowance, club membership or dues or other similar benefits, in each case other than in accordance with past practice or pursuant to policies as in effect as of the date of the applicable reorganization agreement;

•	hire or otherwise enter into any employment or independent contractor or consulting agreement or arrangement with any individual whose compensation would exceed $100,000 on an annualized basis;

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terminate the employment of any employee, or service of any independent contractor, of First Bancshares or Lone Star, as applicable, or any of their respective subsidiaries whose annual target compensation opportunity is $100,000 or more (other than a termination of employment or service for cause in the ordinary course of business consistent with past practices);

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adopt or commence participation in any benefit plan of First Bancshares or Lone Star, as applicable, amend or modify any such benefit plan, except as required to maintain the tax qualified status of such plan, or terminate or withdraw from participation in any benefit plan of First Bancshares or Lone Star, as applicable;

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with respect to First Bancshares, (a) declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of First Bancshares common stock or preferred stock, other than (1) the payment of dividends from FirstCapital Bank to First Bancshares, (2) provided that the First Bancshares effective time is not scheduled to occur on or between the declaration and payment dates, other than the first fiscal quarter of 2023, the declaration and payment of the regular quarterly dividend to the shareholders of First Bancshares in accordance with past practice of no more than $0.05 per share and the regular fourth quarter dividend to the shareholders of First Bancshares of no more than $0.80 per share, (3) with respect to the first fiscal quarter of 2023, any dividend payable by First Bancshares in an amount per share equal to the greater of (i) the product of (x) the per share amount of Prosperity’s first fiscal quarter of 2023 dividend and (y) the per share First Bancshares stock consideration that would be payable for each share of First Bancshares common stock if the First Bancshares closing date would have been the record date for Prosperity’s first fiscal quarter of 2023 dividend and (ii) $0.05, or (4) the payment of dividends on First Bancshares trust securities, or (b) directly or indirectly, purchase, redeem or otherwise acquire any shares of First Bancshares common stock;

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with respect to Lone Star, (a) declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of Lone Star common stock, other than (1) the payment of dividends from Lone Star Bank to Lone Star or (2) dividends to the shareholders of Lone Star in an amount that, in the good faith reasonable judgment of Lone Star based on consultation with its own tax advisors, is sufficient to satisfy the estimated tax obligations of Lone Star shareholders with respect to net taxable income or gain allocated to such shareholders with respect to any period commencing after June 30, 2022, or (b) directly or indirectly, purchase, redeem or otherwise acquire any shares of Lone

Star common stock, except as required under the Lone Star employee stock ownership plan; provided that Lone Star may use amounts that Lone Star Bank receives in any monetary settlement with respect to certain pre-existing legal proceedings to pay a dividend to its shareholders, subject to certain agreed-upon limits;

•	make any change in accounting methods, principles and practices, except as may be required by GAAP or any governmental authority;

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sell, transfer, convey, mortgage, encumber or otherwise dispose of any properties or assets (including other real estate owned) or interest therein, other than the other real estate owned properties under contract for sale as of the date of the applicable reorganization agreement;

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foreclose upon or otherwise acquire any commercial real property having an appraised value of greater than $100,000 prior to receipt and approval by Prosperity of a Phase I environmental review thereof, other than, solely with respect to Lone Star, those properties set forth on a schedule to the Lone Star reorganization agreement;

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increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with First Bancshares’ or Lone Star’s, as applicable, past practices and safe and sound banking practices;

•	charge-off any loan or other extension of credit of $100,000 or more prior to review and approval by Prosperity of the amount of such charge-off;

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incur any indebtedness, obligation or liability, whether absolute or contingent, other than the receipt of deposits and trade debt, Federal Home Loan Bank borrowings with maturities of six months or less, sales of certificates of deposit, issuances of commercial paper and entering into repurchase agreements, in each case in the ordinary course of business;

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materially deviate from policies and procedures existing as of the date of the applicable reorganization agreement with respect to (a) classification of assets, (b) the allowance for loan losses and (c) accrual of interest on assets, except as otherwise required by the provisions of the applicable reorganization agreement, applicable law or regulation or any governmental authority;

•	amend or change any provision of the certificate of formation or bylaws or other governing documents of First Bancshares or Lone Star, as applicable, or any of their respective subsidiaries;

•	make any capital expenditures that would exceed an aggregate of $100,000, except pursuant to commitments made prior to the date of the applicable reorganization agreement;

•	discharge or satisfy any lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business and consistent with past practices;

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acquire any capital stock or other equity securities or acquire any equity or ownership interest in or material assets or businesses of any person, including any bank, corporation, partnership or other entity, except (1) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (2) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such person;

•	merge or consolidate with any other person or restructure, reorganize or completely or partially liquidate or dissolve;

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except with respect to the collection of checks and other negotiable instruments or otherwise in the ordinary course of the business and consistent with past practices, enter into or give any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any other third person, firm or corporation;

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sell or knowingly dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with past practices, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

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change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing, hedging and other material banking and operating policies or practices, except as required by law or any governmental body;

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settle any litigation, claim, action or proceeding other than settlements in the ordinary course of business consistent with past practices involving solely money damages not in excess of $50,000 individually or $250,000 in the aggregate that does not involve or create an adverse precedent and that would not impose any material restriction on the business of either party (including the surviving corporation) to the respective reorganization agreements or their respective subsidiaries;

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make any material changes to its securities portfolio from that as of June 30, 2022, through purchases, sales or otherwise (but not redemptions by the issuers of such securities), or the manner in which the portfolio is classified or reported; provided, however, that First Bancshares and FirstCapital Bank, and Lone Star and Lone Star Bank, as applicable, may (A) manage its investment securities in the ordinary course of business consistent with past practice, (B) sell any investment securities after advising Prosperity of the planned sale via e-mail transmission at least two business days prior to such sale and (C) purchase U.S. governmental agency securities, mortgage-backed securities (other than private label mortgage-backed securities) and municipal securities having a maturity date no greater than one year after prior written notice to Prosperity;

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make, change or revoke any material tax election or method of tax accounting, enter into any closing agreement or settle, compromise or abandon any material audit or other proceeding relating to taxes, or file any material amended tax return;

•	take any action that could reasonably be expected to prevent the applicable merger from constituting a reorganization within the meaning of Section 368(a) of the Code; or

•	agree to do any of the foregoing.

For a complete description of such restrictions on the conduct of the business of First Bancshares and Lone Star, we refer you to the First Bancshares reorganization agreement and the Lone Star reorganization agreement, respectively, which are attached as Appendix A and Appendix B to this proxy statement/prospectus.

No Solicitation

Each of First Bancshares and Lone Star has agreed that neither it, nor any of its subsidiaries, nor any of their respective directors, officers, agents or representatives will directly or indirectly take any action to:

•

solicit, initiate, encourage or facilitate the making of any inquiries, or provide any information to, conduct any assessment of or participate in discussions or negotiate with any other party, with respect to any proposal which could reasonably be expected to lead to an acquisition proposal;

•	approve, endorse, recommend or enter into any acquisition agreement relating to any acquisition proposal; or

•	propose or agree to do any of the foregoing.

If First Bancshares or Lone Star or any of their respective representatives receives an unsolicited bona fide acquisition proposal before the First Bancshares special meeting or Lone Star special meeting, as applicable, that the First Bancshares board of directors or Lone Star board of directors, as applicable, has:

•

determined in its good faith judgment (after consultation with its financial advisors and outside legal counsel) that such acquisition proposal constitutes or would reasonably be expected to result in a superior proposal;

•	determined in its good faith judgment (after consultation with outside legal counsel) that the failure to take such action would cause it to violate its fiduciary duties under applicable law; and

•	obtained from such person or entity an executed confidentiality agreement,

then First Bancshares or Lone Star, as applicable, or their respective representatives may furnish information to and enter into discussions and negotiations with such other party.

Each of First Bancshares and Lone Star has agreed to notify Prosperity orally immediately, and in writing within one business day, after receipt of any unsolicited acquisition proposals or inquiries regarding any acquisition proposals and provide reasonable detail as to the identity of the person making such proposal and the material terms of such acquisition proposal, request or inquiry.

Additional Agreements

In addition to the agreements described above, each party has agreed in the applicable reorganization agreement to take certain other actions, including but not limited to:

•

each party has agreed to take all reasonable actions to aid and assist in the completion of the applicable merger and use commercially reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable to complete the transactions contemplated by the applicable reorganization agreement, including such actions which are necessary, proper or advisable in connection with filing applications with, or obtaining approvals from all regulatory authorities having jurisdiction over the transactions contemplated by the applicable reorganization agreement;

•

each party has agreed to give the other party reasonable access to its properties, books and records and to provide additional financial and operating data and other information about its business and properties;

•	each party has agreed to hold in confidence documents and information concerning the other in accordance with the terms of a previously executed confidentiality agreement;

•

each party has agreed that it will not, and will cause its respective representatives not to, directly or indirectly, before or after the completion of the applicable merger or termination of the applicable reorganization agreement, disclose any confidential information for any reason other than in connection with the regulatory notice and application process;

•

each party has agreed that it will not issue or cause the publication of any press release or public announcement with respect to the transactions contemplated by the applicable reorganization agreement without the consent of the other party except as required by applicable law or securities exchange rules or in connection with the regulatory application process;

•	First Bancshares has agreed to cooperate with Prosperity to facilitate Prosperity’s assumption of the First Bancshares trust preferred securities;

•

each of First Bancshares and Lone Star has agreed, to the extent permitted by law, to provide Prosperity all information concerning First Bancshares and Lone Star, respectively, required for inclusion in this proxy statement/prospectus, or any other application, filing, statement or document to be made or filed in connection with the transactions contemplated by the respective reorganization agreements;

•

each of First Bancshares and Lone Star has agreed to deliver or make available to Prosperity all unaudited monthly and quarterly financial statements and all call reports filed by FirstCapital Bank and Lone Star Bank, respectively;

•

each of First Bancshares and Lone Star has agreed that it will provide, for a period of at least four years after the effective time of the applicable merger, past acts insurance for no less than the four-year period immediately preceding the effective time of the applicable merger under its (1) current directors’ and officers’ insurance policy (or comparable coverage), and (2) employment practices liability insurance for each director and officer of First Bancshares or Lone Star, respectively, or their respective subsidiaries currently covered under comparable policies held by First Bancshares or Lone Star, respectively, or any of their respective subsidiaries;

•

each of First Bancshares and Lone Star has agreed to execute and deliver such instruments and take such actions as Prosperity reasonably requests to cause the amendment or termination of any of the employee benefit plans of First Bancshares and Lone Star, respectively, requested by Prosperity;

•

Prosperity has agreed that the employees of First Bancshares and Lone Star, respectively, and their respective subsidiaries who continue their employment after the closing of the applicable merger will be entitled to participate as newly hired employees in the employee benefit plans and programs maintained for employees of Prosperity and Prosperity Bank, such employees will be entitled to credit for prior service with First Bancshares and Lone Star, respectively, and Prosperity will use its reasonable best efforts to facilitate such coverage, including, without limitation, waiving any eligibility waiting periods and pre-existing condition exclusions, to the extent allowed by Prosperity’s plans and applicable law and subject to the provisions set forth in the applicable reorganization agreement;

•

each of First Bancshares and Lone Star has agreed to make such accounting entries consistent with GAAP as Prosperity may reasonably request in order to conform the accounting records of First Bancshares and Lone Star, respectively, to the accounting policies and practices of Prosperity, but such adjustments will not affect the calculation of First Bancshares’ or Lone Star’s respective equity capital;

•

each of First Bancshares and Lone Star has agreed not to reduce its respective allowance for loan losses to total loans to less than 1.36% and 1.25%, respectively, subject to certain adjustments, and if applicable, to take all action necessary to increase the allowance for loan losses to an amount equal to 1.36% and 1.25%, respectively, of total loans on that date, subject to certain adjustments;

•

each of First Bancshares and Lone Star has agreed to use its best efforts to ensure that its current data processing contracts and contracts related to the provision of other electronic banking services will be terminated on a mutually agreeable date after the respective merger is completed;

•

First Bancshares has agreed to cause FirstCapital Bank to terminate and fully liquidate each deferred cash incentive agreement prior to the First Bancshares closing and pay the amounts due to the participants;

•	each of First Bancshares and Lone Star has agreed to use its commercially reasonable efforts to obtain all required consents, approvals, authorizations or waivers;

•

each of First Bancshares and Lone Star has agreed to cause FirstCapital Bank and Lone Star Bank, respectively, to cooperate with Prosperity and Prosperity Bank as necessary in conjunction with all approvals, filings and other steps necessary to cause the completion of the combination of FirstCapital Bank with Prosperity Bank, and Lone Star Bank with Prosperity Bank, respectively, with Prosperity Bank in each case surviving, through merger, purchase and assumption or otherwise after the effective time of the First Bancshares merger and the Lone Star merger, respectively;

•	Prosperity has agreed to assume, or cause Prosperity Bank to assume, certain survivor benefit agreements of FirstCapital Bank;

•

Prosperity has agreed to file all notices and applications for all regulatory approvals required to be obtained by Prosperity or Prosperity Bank in connection with the applicable reorganization agreement and the transactions contemplated thereby and to provide First Bancshares and Lone Star, as applicable, copies of such filings for which confidential treatment has not been requested;

•

Prosperity has agreed to file all documents required to be filed to have the shares of the Prosperity common stock to be issued pursuant to the reorganization agreements included for listing on the NYSE and use its commercially reasonable efforts to effect said listing;

•

Prosperity has agreed to prepare and file a registration statement with the SEC with respect to the shares of Prosperity common stock to be issued pursuant to the reorganization agreements, and use its commercially reasonable efforts to cause the registration statement to become effective; and

•

Prosperity has agreed to indemnify the directors and officers of First Bancshares and FirstCapital Bank, and Lone Star or Lone Star Bank, respectively, as of the First Bancshares effective time and the Lone Star effective time, respectively, and for four years thereafter, against costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the effective time of the applicable merger, whether asserted or claimed before, at or after the effective time of the applicable merger, arising in whole or in part out of or pertaining to the fact that he or she was acting in his or her capacity as a director or officer of First Bancshares or FirstCapital Bank, or Lone Star or Lone Star Bank, respectively, to the fullest extent that the indemnified party would be entitled under the certificate of formation or bylaws of First Bancshares or Lone Star, respectively, or the similar constituent documents of FirstCapital Bank or Lone Star Bank, respectively, as applicable, as in effect on the date of the applicable reorganization agreement and to the extent permitted by applicable law.

Representations and Warranties

In the First Bancshares reorganization agreement and the Lone Star reorganization agreement, each of First Bancshares and Lone Star, respectively, has made customary representations and warranties to Prosperity, and Prosperity has made customary representations and warranties to each of First Bancshares and Lone Star, respectively, relating to their respective businesses, including the following:

•	corporate organization and existence;

•	authority and power to execute the applicable reorganization agreement and to complete the transactions contemplated by the applicable reorganization agreement;

•

the absence of conflicts between the execution of the applicable reorganization agreement and completion of the transactions contemplated by the applicable reorganization agreement and certain other agreements;

•	capitalization;

•	the accuracy of their financial statements and reports;

•	the ability to receive requisite regulatory approvals;

•	compliance with applicable laws and regulatory filings; and

•	the absence of certain changes and events.

Each of First Bancshares and Lone Star, respectively, also has made additional representations and warranties to Prosperity with respect to (among other things):

•	its investments;

•	its loan portfolio and reserve for loan losses;

•	the existence of certain loan agreements and related matters;

•	its fiduciary responsibilities;

•	its real property and leases;

•	its personal property;

•	its compliance with environmental laws;

•	pending or threatened litigation and other proceedings;

•	compliance with tax laws, payment of taxes and filing of tax returns;

•	the existence of certain contracts and commitments;

•	its fidelity bonds and insurance coverage;

•	actions taken by regulatory authorities;

•	employment relations;

•	compensation and benefit plans;

•	its deferred compensation agreements;

•	its brokers’, finders’ and financial advisors’ fees;

•	its accounting controls;

•	the absence of derivative contracts;

•	its deposit accounts;

•	its intellectual property rights;

•	its shareholders list;

•	its status concerning SEC filings and registration of shares;

•	dissenting shareholders;

•	anti-takeover laws;

•	compliance with the Community Reinvestment Act; and

•	its receipt of a fairness opinion.

First Bancshares also has made additional representations and warranties to Prosperity with respect to the outstanding trust preferred securities issued by its subsidiary trust.

Prosperity has also made additional representations and warranties to First Bancshares and Lone Star, respectively, with respect to (among other things) its compliance with its SEC reporting obligations and the accuracy of such reports.

Termination of the Reorganization Agreements

Prosperity and Lone Star can mutually agree at any time to terminate the Lone Star reorganization agreement without completing the Lone Star merger, and Prosperity and First Bancshares can mutually agree at any time to terminate the First Bancshares reorganization agreement without completing the First Bancshares merger. In addition, either Prosperity, on the one hand, or First Bancshares or Lone Star, respectively, on the other, may decide, without the consent of the other, to terminate the applicable reorganization agreement if:

•

any order, decree or ruling or any other action that seeks to restrain, enjoin or prohibit the First Bancshares merger or the Lone Star merger, as applicable, is issued, and such order, decree, ruling or other action is final and non-appealable;

•

any of the transactions contemplated by the applicable reorganization agreement are not approved by the appropriate regulatory authorities or the applications or notices are suggested or recommended to be withdrawn by any regulatory authorities;

•

in the case of the First Bancshares reorganization agreement, the First Bancshares merger has not been completed by May 8, 2023 (unless one or more of the regulatory approvals has not been received on or before May 8, 2023, in which case this deadline will be extended to July 7, 2023), and in the case of the Lone Star reorganization agreement, the Lone Star merger has not been completed by April 8, 2023 (unless one or more of the regulatory approvals has not been received on or before April 8, 2023, in which case this deadline will be extended to June 7, 2023), or in each case, such later date approved in writing by the boards of directors of Prosperity and First Bancshares or Lone Star, as applicable, unless the failure to complete the applicable merger by that time is due to a violation of the applicable reorganization agreement by the party that seeks to terminate such reorganization agreement;

•

the other party to the applicable reorganization agreement materially breaches its representations and warranties or any covenant or agreement contained in such reorganization agreement and such breach has not been cured within 15 days after the terminating party gives written notice of such failure to the breaching party; or First Bancshares shareholders or Lone Star shareholders, as applicable, fail to approve the applicable reorganization agreement.

First Bancshares or Lone Star may terminate its reorganization agreement, without the consent of Prosperity, if the board of directors of First Bancshares or Lone Star, as applicable, receives an unsolicited, bona fide alternative “acquisition proposal” (as defined in each reorganization agreement) and, under certain terms and conditions, determines that it is a superior proposal to that of such reorganization agreement and that the failure to accept such proposal would cause the First Bancshares board of directors or Lone Star board of directors, as applicable, to violate its fiduciary duties under applicable law; but First Bancshares or Lone Star, as applicable, must notify Prosperity of the superior proposal at least five business days before terminating the applicable reorganization agreement, during which time Prosperity has the right to adjust the terms and conditions of the applicable reorganization agreement so that the superior proposal no longer constitutes a superior proposal.

Prosperity may terminate the First Bancshares reorganization agreement, without the consent of First Bancshares, if any required regulatory approval is obtained subject to restrictions or conditions on the operations of First Bancshares, FirstCapital Bank, Prosperity or Prosperity Bank that are reasonably unacceptable to Prosperity.

Prosperity may terminate the Lone Star reorganization agreement, without the consent of Lone Star, if any required regulatory approval is obtained subject to restrictions or conditions on the operations of Lone Star, Lone Star Bank, Prosperity or Prosperity Bank that are reasonably unacceptable to Prosperity.

Prosperity may also terminate the applicable reorganization agreement if First Bancshares or Lone Star, as applicable, has materially breached its non-solicitation obligations contained in the applicable reorganization agreement in a manner adverse to Prosperity, the board of First Bancshares or Lone Star, as applicable, resolves to accept a competing acquisition proposal or the board of First Bancshares or Lone Star, as applicable, changes its recommendation regarding the applicable merger

Termination Fees and Effect of Termination

If the First Bancshares reorganization agreement or the Lone Star reorganization agreement, as applicable, is terminated by:

•

Prosperity because First Bancshares or Lone Star, as applicable, materially breaches the non-solicitation obligations set forth in the applicable reorganization agreement in a manner adverse to Prosperity;

•	Prosperity because the First Bancshares board of directors or Lone Star board of directors, as applicable, resolves to accept another acquisition proposal;

•

Prosperity because the First Bancshares board of directors or Lone Star board of directors, as applicable, withdraws, amends or modifies, in any manner adverse to Prosperity, its recommendation or approval of the applicable reorganization agreement or the applicable merger; or

•

First Bancshares or Lone Star, as applicable, because the First Bancshares board of directors or Lone Star board of directors, as applicable, receives an unsolicited, bona fide alternative acquisition proposal and, under certain terms and conditions, determines that it is a superior proposal to that of the applicable reorganization agreement taking into account any adjustments made by Prosperity to the applicable merger consideration, then, unless Prosperity is in material breach of any covenant or obligation under the applicable reorganization agreement, First Bancshares and Lone Star, as applicable, will be required to pay Prosperity a termination fee of $13,665,708 and $9,146,074, respectively.

If either Prosperity or First Bancshares terminates the First Bancshares reorganization agreement and:

•

such termination occurs after May 8, 2023 (or July 7, 2023, if regulatory approval has not been obtained by May 8, 2023), if at the time of termination, the registration statement of which this proxy statement/prospectus is a part has been declared effective for at least 25 business days prior to such termination and First Bancshares has failed to call, give notice of, convene and hold the First Bancshares special meeting by such date and an acquisition proposal exists at the time of termination, or

•	without regard to timing, First Bancshares’ shareholders have not approved the First Bancshares reorganization agreement and an acquisition proposal exists at the time of termination,

then, unless Prosperity is in material breach of any covenant or obligation under the reorganization agreement, First Bancshares will be required to pay Prosperity up to $2,000,000 for its expenses related to the First Bancshares merger.

If either Prosperity or Lone Star terminates the Lone Star reorganization agreement and:

•

such termination occurs after April 8, 2023 (or June 7, 2023, if regulatory approval has not been obtained by April 8, 2023), if at the time of termination, the registration statement of which this proxy statement/prospectus is a part has been declared effective for at least 25 business days prior to such termination and Lone Star has failed to call, give notice of, convene and hold the Lone Star special meeting by such date and an acquisition proposal exists at the time of termination, or

•	without regard to timing, Lone Star’s shareholders have not approved the Lone Star reorganization agreement and an acquisition proposal exists at the time of termination,

then, unless Prosperity is in material breach of any covenant or obligation under the reorganization agreement, Lone Star will be required to pay Prosperity up to $2,000,000 for its expenses related to the Lone Star merger.

If either Prosperity or First Bancshares terminates the First Bancshares reorganization agreement, within twelve months of termination of the First Bancshares reorganization agreement First Bancshares enters into an acquisition agreement with a third party and:

•

such termination occurs after May 8, 2023 (or July 7, 2023, if regulatory approval has not been obtained by May 8, 2023), if at the time of termination, First Bancshares’ shareholders have not approved the First Bancshares reorganization agreement and an acquisition proposal exists at the time of termination, or

•	without regard to timing, First Bancshares’ shareholders have not approved the First Bancshares reorganization agreement and an acquisition proposal exists at the time of termination,

then, unless Prosperity is in material breach of any covenant or obligation under the reorganization agreement, First Bancshares will be required to pay Prosperity a termination fee of $13,665,708 minus any of Prosperity’s expenses related to the First Bancshares merger paid by First Bancshares.

If either Prosperity or Lone Star terminates the Lone Star reorganization agreement, within twelve months of termination of the Lone Star reorganization agreement Lone Star enters into an acquisition agreement with a third party and:

•

such termination occurs after April 8, 2023 (or June 8, 2023, if regulatory approval has not been obtained by April 8, 2023), if at the time of termination, Lone Star’s shareholders have not approved the Lone Star reorganization agreement and an acquisition proposal exists at the time of termination, or

•	without regard to timing, Lone Star’s shareholders have not approved the Lone Star reorganization agreement and an acquisition proposal exists at the time of termination,

then, unless Prosperity is in material breach of any covenant or obligation under the reorganization agreement, Lone Star will be required to pay Prosperity a termination fee of $9,146,074 minus any of Prosperity’s expenses related to the Lone Star merger paid by Lone Star.

If either reorganization agreement is terminated or abandoned, it will become void and have no further force or effect and there will be no liability on the part of any party to such agreement for any matters addressed in such agreement or other claim relating to such agreement and the transactions contemplated thereby, except that (a) designated provisions of such reorganization agreement will survive the termination, including, but not limited to, those relating to payment of fees and expenses and the confidential treatment of information and (b) the termination of such agreement will not relieve a party of any liability for a breach by it occurring prior to such termination.

Expenses and Fees

Each party will bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated by the reorganization agreements.

Amendment or Waiver

Prosperity and First Bancshares or Lone Star, as applicable, may amend the applicable reorganization agreement and each party to such reorganization agreement may waive its right to require the other party to adhere to any term or condition of the reorganization agreement. However, the terms of the applicable reorganization agreement may not be amended after the approval of the First Bancshares shareholders and the Lone Star shareholders, as applicable, to change the form or decrease of the amount of the merger consideration, without the further approval by such shareholders.

Director Support Agreements

First Bancshares Director Support Agreements

The non-employee directors of First Bancshares and the non-employee directors of FirstCapital Bank each entered into a director support agreement with Prosperity, First Bancshares and FirstCapital Bank, in connection with Prosperity’s and First Bancshares’ entry into the First Bancshares reorganization agreement, which we refer to as the “First Bancshares director support agreements.” Pursuant to the First Bancshares director support agreements, the First Bancshares non-employee directors have agreed, among other things, and subject to certain exceptions, not to disclose or use confidential information of First Bancshares or Prosperity, and, with respect to certain of the non-employee directors, from and after the First Bancshares effective time for a period of two years, not to solicit customers of First Bancshares or Prosperity on behalf of a third party, not to solicit certain First Bancshares or Prosperity employees and not to compete with Prosperity. The First Bancshares director support agreements become effective upon the First Bancshares effective time; provided that if the First Bancshares reorganization agreement is terminated, the director support agreements will not become effective.

The foregoing summary of the First Bancshares director support agreements is not complete and is qualified in its entirety by reference to the complete text of the form of such agreements, which is attached to this proxy statement/prospectus as Appendix C and is incorporated by reference into this proxy statement/prospectus.

Lone Star Director Support Agreements

The non-employee directors of Lone Star and the non-employee directors of Lone Star Bank each entered into a director support agreement with Prosperity, Lone Star and Lone Star Bank, in connection with Prosperity’s and Lone Star’s entry into the Lone Star reorganization agreement, which we refer to as the “Lone Star director support agreements.” Pursuant to the Lone Star director support agreements, the Lone Star non-employee directors have agreed, among other things, and subject to certain exceptions, not to disclose or use confidential information of Lone Star or Prosperity, and from and after the Lone Star effective time for a period of two years, not to solicit customers of Lone Star or Prosperity on behalf of a third party, not to solicit certain Lone Star or Prosperity employees and, with respect to certain of the non-employee directors, not to compete with Prosperity. The Lone Star director support agreements become effective upon the Lone Star effective time; provided that if the Lone Star reorganization agreement is terminated, the Lone Star director support agreements will not become effective.

The foregoing summary of the Lone Star director support agreements is not complete and is qualified in its entirety by reference to the complete text of the form of such agreements, which is attached to this proxy statement/prospectus as Appendix D and is incorporated by reference into this proxy statement/prospectus.

Voting Agreements

Each of the directors of First Bancshares and certain executive officers of First Bancshares, as well as each of the directors of Lone Star and certain executive officers and shareholders of Lone Star, in each case in their capacities as individuals, have separately entered into a First Bancshares voting agreement or Lone Star voting agreement, respectively, in which they have agreed to vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all covered shares as to which they control the right to vote, subject to certain exceptions, (1) in favor of the adoption and approval of the applicable reorganization agreement and the consummation of the transactions contemplated thereby, including the applicable merger, (2) against any acquisition proposal or other proposal made in opposition to or that is otherwise in competition or inconsistent with the transactions contemplated by the applicable reorganization agreement, (3) against any agreement, amendment of any agreement or organizational document inconsistent with the applicable voting agreement or the applicable reorganization agreement and (4) against any action, agreement, transaction or proposal that would reasonably be expected to result in a breach of any representation, warranty, covenant, agreement or other obligation of First Bancshares or Lone Star, respectively, under such reorganization agreement or that would reasonably be expected to prevent, impede or delay the consummation of the transactions contemplated by the applicable reorganization agreement. In addition, the First Bancshares voting agreements and Lone Star voting agreements provide that such shareholders will not sell or transfer any of their shares of First Bancshares common stock or Lone Star common stock, respectively, of which they are a record owner, subject to certain exceptions, until the earlier of the receipt of the First Bancshares shareholder approval or Lone Star shareholder approval, respectively, or the date on which the applicable reorganization agreement is terminated in accordance with its terms, or, in the case of voting agreements with certain of the First Bancshares non-employee directors, one year after the date of the First Bancshares voting agreements or the date of any amendment to the First Bancshares reorganization agreement in a manner material and adverse to such directors.

The First Bancshares voting agreements and Lone Star voting agreements will remain in effect until the earlier to occur of the closing of the respective merger and the date of termination of the applicable reorganization agreement in accordance with its terms.

As of the First Bancshares record date and Lone Star record date, shares constituting approximately [    ]% of the First Bancshares common stock entitled to vote at the First Bancshares special meeting and approximately

[    ]% of the Lone Star common stock entitled to vote at the Lone Star special meeting are subject to First Bancshares voting agreements or Lone Star voting agreements, respectively.

The foregoing description of the First Bancshares voting agreements and the Lone Star voting agreements is subject to, and qualified in its entirety by reference to, the First Bancshares voting agreements and Lone Star voting agreements, respectively, forms of which are attached to this proxy statement/prospectus as Appendix E and Appendix F, respectively, and are incorporated by reference into this proxy statement/prospectus.

ACCOUNTING TREATMENT

The mergers will be accounted for under the acquisition method of accounting under accounting principles generally accepted in the United States of America. Under this method, First Bancshares’ and Lone Star’s respective assets and liabilities as of the date of the applicable merger will be recorded at their respective fair values. Any difference between the purchase price for First Bancshares or Lone Star, as applicable, and the fair value of the identifiable net assets acquired (including intangibles) will be recorded as goodwill. In accordance with ASC Topic 805, Business Combinations, the goodwill resulting from each merger will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by Prosperity in connection with the mergers will be amortized to expense in accordance with such rules. The consolidated financial statements of Prosperity issued after the mergers will reflect the results attributable to the acquired operations of First Bancshares and Lone Star beginning on the date of completion of the applicable merger.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS

The following discussion describes the material U.S. federal income tax consequences of the First Bancshares merger and the Lone Star merger to “U.S. holders” (as defined below) of First Bancshares common stock or Lone Star common stock, respectively, that exchange their shares of First Bancshares common stock or Lone Star common stock, respectively, for shares of Prosperity common stock and cash in either the First Bancshares merger or the Lone Star merger, respectively. The following discussion is based upon the Code, U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax, including without limitation, under the federal estate, gift or alternative minimum tax, the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, any withholding considerations under the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury Regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith) or, except as expressly discussed below, any tax reporting requirements.

The following discussion applies only to U.S. holders who hold such shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders subject to the alternative minimum tax provisions of the Code, partnerships, S corporations or other pass-through entities or investors therein, regulated investment companies, real estate investment trusts, U.S. expatriates, holders who exercise dissenter’s rights, holders whose functional currency is not the U.S. dollar, holders who hold First Bancshares common stock or Lone Star common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, retirement plans, individual retirement accounts, or other tax-deferred accounts, holders who acquired First Bancshares common stock or Lone Star common stock, as applicable, pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation or holders who actually or constructively own more than 5% of First Bancshares common stock or Lone Star common stock, as applicable).

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of First Bancshares common stock or Lone Star common stock, as applicable, that is for U.S. federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) such trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes or (iv) an estate, the income of which is subject to U.S. federal income tax, regardless of its source.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds First Bancshares common stock or Lone Star common stock, as applicable, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds First Bancshares common stock or Lone Star common stock, and any partners in such partnership, should consult their own tax advisors regarding the tax consequences of the applicable merger to their specific circumstances.

None of the opinions described below will be binding on the Internal Revenue Service (the “IRS”), or any court. None of Prosperity, First Bancshares or Lone Star have sought or will seek any ruling from the IRS regarding any matters relating to the mergers, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which those opinions are based are inconsistent with the actual facts, this discussion of the material U.S. federal income tax consequences of the mergers could be inaccurate. Determining the actual tax consequences of the First Bancshares merger or the Lone Star merger, as applicable, to an individual holder may be complex and will depend on such holder’s specific situation. Each holder should consult his, her or its own tax advisor as to the specific tax consequences of the applicable merger in such holder’s particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws and of changes in those laws.

Tax Consequences of the Mergers Generally

In connection with the filing with the SEC of the registration statement on Form S-4 of which this proxy statement/prospectus is a part, Bracewell LLP has rendered its tax opinion to Prosperity and Fenimore Kay Harrison LLP has rendered its tax opinion to First Bancshares, addressing the U.S. federal income tax consequences of the First Bancshares merger as described below. Similarly, in connection with the filing with the SEC of the registration statement on Form S-4 of which this proxy statement/prospectus is a part, Bracewell LLP has rendered its tax opinion to Prosperity and Fenimore Kay Harrison LLP has rendered its tax opinion to Lone Star, addressing the U.S. federal income tax consequences of the Lone Star merger as described below. In addition, it is a condition to the obligation of each of Prosperity and First Bancshares to complete the First Bancshares merger that each of Prosperity and First Bancshares receive an opinion from Bracewell LLP and Fenimore Kay Harrison LLP, respectively, dated as of the closing date of the First Bancshares merger, to the effect that the First Bancshares merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Similarly, it is a condition to the obligation of each of Prosperity and Lone Star to complete the Lone Star merger that each of Prosperity and Lone Star receive an opinion from Bracewell LLP and Fenimore Kay Harrison LLP, respectively, dated as of the closing date of the Lone Star merger, to the effect that the Lone Star merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions are and will be subject to customary qualifications and assumptions, including assumptions regarding the absence of changes in existing facts and the completion of the mergers strictly in accordance with the respective reorganization agreements and the registration statement. In rendering their tax opinions and approving this description of the U.S. federal income tax consequences of the respective mergers, each counsel relied, and will rely, upon representations and covenants, including those contained in certificates of officers of Prosperity, First Bancshares and Lone Star, as applicable, reasonably satisfactory in form and substance to each such counsel, and will assume that such representations are true, correct and complete without regard to any knowledge limitation, and that the parties will comply with such covenants. If any of these assumptions or representations are inaccurate in any way, or any of the covenants are not complied with, such opinions and this description could be inaccurate. The opinions and this description represent each counsel’s best legal judgment, but have no binding effect or official status of any kind, and no assurance can be given that contrary positions will not be taken by the IRS or a court considering the issues. In addition, none of Prosperity, First Bancshares or Lone Star has requested or intends to request a ruling from the IRS as to the U.S. federal income tax consequences of the First Bancshares merger or the Lone Star merger, as applicable. Accordingly, there can be no assurances that the IRS will not assert, or that a court will not sustain, a position contrary to any of the tax consequences set forth below or any of the tax consequences described in the tax opinions. The following discussion assumes that the First Bancshares merger and the Lone Star merger will be consummated as described in the applicable reorganization agreement and this proxy statement/prospectus and that none of Prosperity, First Bancshares or Lone Star, as applicable, will waive the closing opinion condition described above in this paragraph.

Tax Consequences to Prosperity, First Bancshares and Lone Star

With respect to the First Bancshares merger and on the basis that the First Bancshares merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, each of Prosperity and First Bancshares will be considered a “party to a reorganization” within the meaning of Section 368(b) of the Code, and no gain or loss will be recognized by Prosperity or First Bancshares for U.S. federal income tax purposes as a result of the First Bancshares merger. With respect to the Lone Star merger and on the basis that the Lone Star merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, each of Prosperity and Lone Star will be considered a “party to a reorganization” within the meaning of Section 368(b) of the Code, and no gain or loss will be recognized by Prosperity or Lone Star for U.S. federal income tax purposes as a result of the Lone Star merger.

U.S. Holders—Treatment of Merger Consideration

On the basis that each merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, upon exchanging its First Bancshares common stock or Lone Star common stock, as applicable, for Prosperity common stock and cash, a U.S. holder may recognize gain (in the manner described immediately herein), but will not be permitted to recognize loss, on the difference between such holder’s adjusted tax basis in the First Bancshares common stock or Lone Star common stock, as applicable, surrendered and the sum of the fair market value of the shares of Prosperity common stock and the amount of cash received (other than cash received in lieu of a fractional share of Prosperity common stock). Any gain generally will be recognized in an amount equal to the lesser of (i) the sum of the amount of cash (other than cash received in lieu of a fractional share of Prosperity common stock) and the fair market value of the Prosperity common stock received, minus the adjusted tax basis of the First Bancshares shares or Lone Star shares surrendered in exchange therefor, and (ii) the amount of cash received by the U.S. holder (other than cash received in lieu of a fractional share of Prosperity common stock). Except to the extent any cash received is treated as a dividend as discussed below, any recognized gain generally will be capital gain and will be long-term capital gain if, as of the effective date of the merger, the U.S. holder’s holding period with respect to the First Bancshares shares or Lone Star shares surrendered exceeds one year.

In general, in order for any gain recognized as described above to be treated as capital gain, it must not have the effect of the distribution of a dividend under the tests described in Section 302 of the Code. Otherwise, such gain will be treated as dividend income to the extent of such U.S. holder’s ratable share of Prosperity’s accumulated earnings and profits (as calculated for U.S. federal income tax purposes). Under these tests, the cash will not be treated as a dividend if the holder experiences a “meaningful reduction” in the equity of Prosperity, tested as if the U.S. holder received solely shares of Prosperity common stock in the applicable merger and then had a portion of such shares redeemed for the cash consideration. Depending on a U.S. holder’s particular circumstances, even a small reduction in stock ownership interest may satisfy this test. In particular, based on a published ruling of the IRS, any reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal (e.g., an interest of less than 1%) and who exercises no control over corporate affairs should constitute a “meaningful reduction.” To the extent that U.S. holders that are corporations might be treated as not having a meaningful reduction, in particular because of the application of certain constructive ownership rules, it is recommended that such holders consult their own tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Code.

The aggregate tax basis of the Prosperity common stock received by a U.S. holder that exchanges its First Bancshares common stock or Lone Star common stock, as applicable, for a combination of Prosperity common stock and cash as a result of the First Bancshares merger or Lone Star merger (including any fractional share deemed received and redeemed for cash as described below), respectively, will be the same as the aggregate adjusted tax basis in the First Bancshares shares or Lone Star shares surrendered in exchange therefor, reduced by the amount of cash received on the exchange (excluding cash received in lieu of a fractional share of Prosperity common stock) plus the amount of any gain or dividend income recognized upon the exchange (excluding any gain recognized as a result of any cash received in lieu of a fractional share of Prosperity common stock). A U.S. holder’s holding period for the Prosperity common stock received in the applicable merger (including any fractional share deemed received and redeemed for cash as described below) will include the holding period of the First Bancshares shares or Lone Star shares surrendered. In general, the Prosperity common stock received by a U.S. holder that acquired different blocks of First Bancshares common stock or Lone Star common stock at different times or at different prices generally will be allocated pro rata to each block of First Bancshares common stock or Lone Star common stock, and the basis and holding period of each block of Prosperity common stock received will be determined on a block-for-block basis by reference to the blocks of First Bancshares common stock or Lone Star common stock exchanged therefor. We recommend that U.S. holders consult their own tax advisors regarding the manner in which cash and Prosperity common stock should be allocated among their shares of First Bancshares common stock or Lone Star common stock and the manner in which the above rules would apply in their particular circumstance.

Cash In Lieu of Fractional Shares

If a U.S. holder receives cash instead of a fractional share of Prosperity common stock, the U.S. holder will be treated as having received such fractional share of Prosperity common stock pursuant to the applicable merger and then as having received cash in exchange for such fractional share of Prosperity common stock. As a result, the U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received and the holder’s basis in its fractional share of Prosperity common stock as set forth above. Such gain or loss generally will be capital gain or loss (subject to the rules above regarding possible dividend treatment) and will be long-term capital gain or loss if, as of the effective date of the applicable merger, the holding period for such fractional share (including the holding period of shares of First Bancshares common stock or Lone Star common stock surrendered in exchange therefor) exceeds one year. Long-term capital gains of certain U.S. holders, including individuals, generally are eligible for a reduced rate of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Under certain circumstances, non-corporate U.S. holders may be subject to information reporting and backup withholding on the receipt of any cash payments. A U.S. holder generally will not be subject to backup withholding, however, if such holder (i) furnishes a correct taxpayer identification number, certifying that such holder is not subject to backup withholding and otherwise complies with all the applicable requirements of the backup withholding rules; or (ii) provides proof that it otherwise is exempt from backup withholding. Any amounts withheld under the backup withholding rules are not an additional tax and generally will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the U.S. holder timely furnishes the required information to the IRS.

Certain Reporting Requirements

If you are a U.S. holder who receives Prosperity common stock as a result of the First Bancshares merger or Lone Star merger, as applicable, you will be required to retain permanent records and make such records available to any authorized IRS officers and employees. The records should include the number of shares of First Bancshares common stock or Lone Star common stock, as applicable, exchanged, the number of shares of Prosperity common stock received, the fair market value and tax basis in the shares of First Bancshares common stock or Lone Star common stock, as applicable, exchanged and your tax basis in the shares of Prosperity common stock received.

If you are a U.S. holder that receives Prosperity common stock in the First Bancshares merger or the Lone Star merger and you are considered a “significant holder,” you would be required (1) to file a statement with your U.S. federal income tax return in accordance with Section 1.368-3 of the U.S. Treasury Regulations providing certain facts pertinent to the applicable merger, including your tax basis in, and the fair market value of, the First Bancshares common stock or Lone Star common stock, as applicable, you surrendered in the applicable merger (determined immediately before such merger), the names and employer identification numbers of First Bancshares or Lone Star, as applicable, and Prosperity and the date of the applicable merger and (2) to retain permanent records of these facts relating to the applicable merger. A “significant holder” is any First Bancshares shareholder or Lone Star shareholder, as applicable, that, immediately before the applicable merger, (1) owned at least 1% (by vote or value) of the outstanding shares of First Bancshares common stock or Lone Star common stock, as applicable, or (2) owned First Bancshares or Lone Star, as applicable, securities with a tax basis of  $1.0 million or more.

This discussion of certain material U.S. federal income tax consequences is not intended to be, and should not be construed as, tax advice. It is not a complete analysis or discussion of all potential tax consequences of the First Bancshares merger or the Lone Star merger. Holders of First Bancshares common stock or Lone Star common stock are urged to consult their own tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty or with respect to the effect of possible changes in any of those laws after the date of this proxy statement/prospectus.

BUSINESS OF FIRST BANCSHARES

General

First Bancshares is a Texas corporation and a bank holding company registered under the Bank Holding Company Act for FirstCapital Bank. First Bancshares was incorporated in February 2002 for the purpose of serving as a bank holding company for FirstCapital Bank. First Bancshares does not, as an entity, engage in separate business activities of a material nature apart from the activities it performs for its wholly owned banking subsidiary, FirstCapital Bank. Its primary activities are to provide assistance in the management and coordination of FirstCapital Bank’s financial resources. First Bancshares has no significant assets other than all of the outstanding common stock of FirstCapital Bank. First Bancshares derives its revenues primarily from the operations of FirstCapital Bank in the form of dividends received from FirstCapital Bank. As a bank holding company, First Bancshares is subject to the supervision and regulation of the Federal Reserve. First Bancshares does not file reports with the SEC. First Bancshares does, however, voluntarily provide annual reports, including audited financial statements, to its shareholders.

FirstCapital Bank is a national banking association that was chartered in November 1998 and is subject to the supervision and regulation of the Office of the Comptroller of the Currency, or the “OCC.” FirstCapital Bank is a full-service commercial bank, providing financial services to customers primarily located in the Texas market areas of Amarillo, Byers, Burkburnett, Dallas, Fredericksburg, Henrietta, Horseshoe Bay, Lubbock, Marble Falls, Midland, and Wichita Falls.

As of September 30, 2022, First Bancshares had, on a consolidated basis, total assets of approximately $2.2 billion, gross loans of approximately $1.6 billion, total deposits of approximately $1.8 billion, and total shareholders’ equity of approximately $276.7 million.

Products and Services

FirstCapital Bank is a community-oriented, full service financial institution, which emphasizes personal service and contact. FirstCapital Bank meets its commercial and retail customers’ banking needs with a diversified range of financial services. FirstCapital Bank offers personal and business checking accounts, interest-bearing checking accounts, savings accounts, and various types of certificates of deposit. FirstCapital Bank also offers installment loans, working capital loans, real estate loans, construction loans, residential loans, jumbo loans, commercial and home equity lines of credit, boat and auto loans, and credit cards. In addition, FirstCapital Bank provides services online and through a mobile platform such as mobile deposit, person-to-person payments, credit and debit cards as well as a host of other traditional banking services. FirstCapital Bank offers its services through a variety of channels to meet the needs of its customers including in-person through full service branches, automated teller machines, via telephone, online and mobile platforms.

Employees

As of September 30, 2022, FirstCapital had 257 full-time (or full-time equivalent) employees, none of whom is covered by a collective bargaining agreement.

Properties

The main office of First Bancshares and FirstCapital Bank is located at 310 West Wall Street, Midland, Texas 79701. FirstCapital Bank also operates two additional branch offices in Midland, Texas, two branch offices in Amarillo, Texas, two branch offices in Lubbock, Texas, two branch offices in Wichita Falls, Texas, and a branch office in each of Burkburnett, Byers, Dallas, Fredericksburg, Henrietta, Horseshoe Bay, and Marble Falls, Texas.

Legal Proceedings

There are no threatened or pending legal proceedings against First Bancshares or FirstCapital Bank which, if determined adversely, would, in the opinion of management, have a material adverse effect on First Bancshares’ business, financial condition, results of operations, cash flows or prospects.

Competition

FirstCapital Bank operates an aggregate of 16 full-service banking offices among the Texas banking markets of Amarillo, Dallas, Fredericksburg, Lubbock, Marble Falls (which includes Horseshoe Bay, Texas), Odessa-Midland, and Wichita Falls (which includes the Texas cities of Buyers, Burkburnett and Henrietta). The Texas banking markets are each a highly competitive environment for commercial banking. The following table lists FirstCapital Bank’s deposit market share, as reported by the Federal Reserve’s CASSIDI as of June 30, 2022, for each banking market in which FirstCapital Bank has a branch.

Market Area	Market Rank	No. of Institutions in Market	Deposits In Market	Market Share
			(in millions)
Amarillo, Texas	11	23	$3,289	1.06%
Dallas, Texas	110	143	$1,912	0.1%
Fredericksburg, Texas	10	12	$1,862	2.60%
Lubbock, Texas	14	28	$928	1.17%
Marble Falls, Texas	7	17	$1,067	5.02%
Odessa-Midland, Texas	7	19	$924	6.78%
Wichita Falls, Texas	4	14	$1,557	11.50%

First Bancshares experiences competition in its markets from many other financial institutions, including when attracting and retaining savings deposits and in lending funds. The primary factors First Bancshares encounters in competing for savings deposits are convenient office locations and rates offered. Direct competition for savings deposits comes from other commercial bank and thrift institutions, credit unions, money market mutual funds and issuers of corporate and government securities which may offer more attractive rates than insured depository institutions are willing to pay. The primary factors First Bancshares encounters in competing for loans include, among others, interest rate and loan origination fees and the range of services offered. Competition for origination of real estate loans comes from other commercial banks, thrift institutions, mortgage bankers, mortgage brokers and insurance companies. Banks and other financial institutions with which First Bancshares competes may have capital resources and legal loan limits substantially higher than those maintained by First Bancshares.

Corporate Information

First Bancshares’ principal office is located at 310 West Wall Street, Midland, Texas 79701. FirstCapital Bank’s website is https://www.fcbtexas.com/. The information on FirstCapital Bank’s website is not part of this proxy statement/prospectus, and the reference to the FirstCapital Bank website address does not constitute incorporation by reference of any information on that website into this proxy statement/prospectus.

BUSINESS OF LONE STAR

General

Lone Star is a Texas corporation and registered bank holding company, headquartered in Lubbock, Texas, and the sole shareholder of Lone Star Bank. Lone Star has no material business or operations at the parent company level other than owning and managing Lone Star Bank. Lone Star is subject to the supervision and regulation of the Federal Reserve and TDB.

Lone Star Bank is a Texas state bank and Federal Reserve member bank organized in 2007 and based in Lubbock, Texas. As such, the bank is subject to the supervision and regulation of the Federal Reserve and TDB. Lone Star Bank is a full-service commercial bank, providing financial services to customers primarily located in the Lubbock and Midland-Odessa market areas in Texas. As of September 30, 2022, Lone Star Bank had total assets of approximately $1.39 billion, gross loans of approximately $940.5 million, total deposits of approximately $1.25 billion, and total shareholders’ equity of approximately $134.2 million. Lone Star Bank maintains a website at www.lonestarwtx.com. The information on Lone Star Bank’s website is not part of this proxy statement/prospectus, and the reference to the Lone Star Bank website address does not constitute incorporation by reference of any information on that website into this proxy statement/prospectus.

Lone Star’s principal executive offices are located at 6220 Milwaukee Avenue, Lubbock, Texas 79424, and its telephone number at that location is (806) 771-7717.

Business

Lone Star and Lone Star Bank share a main office located at 6220 Milwaukee Avenue, Lubbock, Texas 79424. Lone Star Bank operates five banking locations, two in the Lubbock, Texas market and three in the Midland-Odessa, Texas Market. Lone Star Bank offers personal and business checking accounts, interest-bearing checking accounts, savings accounts, and various types of certificates of deposit. Lone Star Bank also offers installment loans, working capital loans, real estate loans, construction loans, residential loans, jumbo loans, commercial and home equity lines of credit, boat and auto loans, and credit cards. Lone Star Bank offers its services through a variety of channels to meet the needs of our customers including in-person through our full-service branches, automated teller machines, via telephone, online and mobile platforms.

Banking Services

Lone Star Bank is engaged in substantially all of the business operations customarily conducted by independent financial institutions in West Texas, including the acceptance of checking, savings and certificates of deposits and the making of commercial and consumer loans, real estate loans, agricultural loans and other installment and term loans. The terms of these loans vary by purpose and by type of underlying collateral, if any. The bank does a substantial amount of business with individuals, as well as with customers in small to medium-sized commercial, industrial and professional businesses. For the convenience of its customers, the bank offers drive through banking facilities, automated teller machines and online banking, as well as a suite of cash management services.

As of September 30, 2022, Lone Star Bank had approximately $940.5 million in total loans and leases. Approximately $602.1 million, or 64.0% of Lone Star Bank’s total loans were real estate loans and approximately $248.7 million, or 26.4%, of Lone Star Bank’s loans were classified as commercial and industrial loans. As of September 30, 2022, Lone Star Bank had a deposit balance of approximately $1.25 billion. Approximately $687.6 million, or 55.1%, of Lone Star Bank’s total deposits were transaction deposits, approximately $288.3 million, or 23.1%, were comprised of money market and savings accounts, and approximately $272.2 million, or 21.8%, consisted of time deposits.

Employees

As of September 30, 2022, Lone Star Bank had 97 full-time employees, none of whom is covered by a collective bargaining agreement.

Properties

Lone Star Bank operates from its main office, located at 6220 Milwaukee Avenue, Lubbock, Texas 79424, and four full service banking offices, located in each of Big Spring, Brownfield, Midland and Odessa, Texas. Lone Star Bank owns each of its banking office locations, other than the Midland banking office, which is leased.

Legal Proceedings

There are no threatened or pending legal proceedings against Lone Star or Lone Star Bank which, if determined adversely, would, in the opinion of Lone Star management, have a material adverse effect on Lone Star’s business, financial condition, results of operations, cash flows or prospects.

Competition

Lone Star Bank operates from two full-service banking locations in the Lubbock market and three full-service banking locations in the Midland-Odessa market. The markets in which Lone Star Bank operates are highly competitive, with a number of larger and similarly sized traditional financial institutions as well as non-bank and digital bank competitors operating in each market. Many of these competitors have capital resources, geographic markets and legal lending limits substantially larger than those maintained by Lone Star Bank. In addition, many of the bank’s non-bank competitors have fewer regulatory constraints and may have lower cost structures. For purposes of this discussion, Lone Star has defined the Lubbock market as Crosby, Garza, Hale, Lubbock, Lynn and Terry Counties, Texas, and the Midland-Odessa market as Ector, Howard and Midland Counties, Texas.

As of June 30, 2022, the most recent data reported in the FDIC’s Summary of Deposits, the Lubbock banking market had 28 financial institutions operating in it, with an aggregate of 131 banking locations and approximately $13.7 billion in deposits on an unweighted basis. Lone Star Bank has two banking locations in the Lubbock banking market, comprising 3.39% of the deposit market share as of June 30, 2022.

As of June 30, 2022, the Midland-Odessa banking market had 22 financial institutions operating in it, with an aggregate of 87 banking locations and approximately $14.2 billion in deposits on an unweighted basis. Lone Star Bank has three banking locations in the Midland-Odessa banking market, comprising 5.01% of the deposit market share as of June 30, 2022.

The following table lists Lone Star Bank’s deposit market share, as reported in the FDIC’s Summary of Deposits, for each county in which Lone Star Bank has a branch, as of June 30, 2022.

County (TX)	No. of Institutions in County	Total County Deposits	Lone Star Deposits	Lone Star Deposit Market Share	Lone Star Rank
		(in thousands)	(in thousands)
Ector County	16	$3,594,149	$182,411	6.16%	6
Howard County	7	$1,391,623	$254,882	25.54%	2
Lubbock County	24	$12,039,018	$204,536	2.22%	13
Midland County	17	$9,201,776	$108,946	1.45%	11
Terry County	3	$294,365	$183,295	66.36%	1

COMPARATIVE STOCK PRICES AND DIVIDENDS

Prosperity

The following table shows (1) the market value of Prosperity common stock at the close of business on October 7, 2022, the last trading day prior to the announcement of the proposed mergers, and as of the most recent practicable date preceding the date of this proxy statement/prospectus, (2) the equivalent pro forma value of a share of First Bancshares common stock at such dates based on the value of the consideration to be received in the First Bancshares merger with respect to each share and (3) the equivalent pro forma value of a share of Lone Star common stock at such dates based on the value of the consideration to be received in the Lone Star merger with respect to each share. The equivalent prices per First Bancshares share and per Lone Star share are hypothetical implied values of the applicable merger consideration, which includes both the applicable per share stock consideration and the applicable per share cash consideration.

For illustration purposes only, if the First Bancshares merger occurs and assuming at the closing that (i) there are [                ] shares of First Bancshares common stock issued and outstanding, (ii) there are [                ] unexercised options to purchase shares of First Bancshares common stock with a weighted average exercise price of $[                ], (iii) First Bancshares’ equity capital, as calculated under the First Bancshares reorganization agreement, is equal to or greater than $204,000,000, and (iv) the price per share of Prosperity common stock received in the First Bancshares merger is equal to $[                ], which was the closing price per share of Prosperity common stock on [                ], 2023, then holders of First Bancshares common stock will receive [                ] shares of Prosperity common stock with a value of $[                ] (before adjusting for fractional shares) and $[                ] in cash for each share they own, for an aggregate implied value of $[                ] for each share of First Bancshares common stock.

For illustration purposes only, if the Lone Star merger occurs and assuming at the closing that (i) there are [                ] shares of Lone Star common stock issued and outstanding, (ii) there are [                ] unexercised stock options and stock appreciation rights with respect to Lone Star common stock with a weighted average exercise or grant price of $[                ], (iii) Lone Star’s equity capital, as calculated under the Lone Star reorganization agreement, is equal to or greater than $121,088,508, and (iv) the price per share of Prosperity common stock received in the Lone Star merger is equal to $[                ], which was the closing price per share of Prosperity common stock on [                ], 2023, then holders of Lone Star common stock will receive [                ] shares of Prosperity common stock with a value of $[                ] (before adjusting for fractional shares) and $[                ] in cash, for each share they own, for an aggregate implied value of $[                ] for each share of Lone Star common stock.

Because of the possibility of adjustments as discussed in this proxy statement/prospectus, you will not know the exact amount of cash you will receive in connection with the applicable merger when you vote on the applicable reorganization agreement.

	Prosperity Common Stock(1)	Equivalent Pro Forma Value Per Share of First Bancshares Common Stock(2)	Equivalent Pro Forma Value Per Share of Lone Star Common Stock(3)
October 7, 2022	$	$	$
[ ], 2023

(1)	Represents the closing price of Prosperity common stock on the NYSE.
(2)

Represents the historical market value per share of Prosperity common stock multiplied by the assumed exchange ratio of [                ] and adding the assumed per share cash consideration of $[                ], assuming no adjustments.

(3)

Represents the historical market value per share of Prosperity common stock multiplied by the assumed exchange ratio of [                ] and adding the assumed per share cash consideration of $[                ], assuming no adjustments.

As approved by Prosperity’s board of directors, Prosperity declared and paid a $0.46 per share dividend to holders of Prosperity common stock for the first three fiscal quarters of 2020 and a $0.49 per share dividend for the fourth fiscal quarter of 2020 and the first three fiscal quarters of 2021. Prosperity declared and paid a $0.52 per share dividend for the last fiscal quarter of 2021 and the first three fiscal quarters of 2022. Prosperity declared and paid a $0.55 per share dividend for the fourth fiscal quarter of 2022.

Prosperity intends to continue to pay regular quarterly cash dividends on its common stock in the first fiscal quarter of 2023 and following the mergers, when, as and if declared by Prosperity’s board of directors out of funds legally available for that purpose and subject to regulatory restrictions. Except as described herein, no dividends payable in the future have been declared by Prosperity’s board of directors.

Prosperity’s dividend policy may change with respect to the payment of dividends as a return on investment, and Prosperity’s board of directors may change or eliminate the payment of future dividends at its discretion, without notice to Prosperity’s shareholders. There can be no assurance that Prosperity will continue to pay dividends in the future. Future dividends on Prosperity’s common stock will depend upon its earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, its ability to service any equity or debt obligations senior to the common stock and other factors deemed relevant by the board of directors of Prosperity.

First Bancshares

There is no established public trading market for the shares of First Bancshares common stock, and no market for First Bancshares common stock is expected to develop if the First Bancshares merger does not occur. No registered broker/dealer makes a market in the First Bancshares common stock, and no shares of such stock are listed for trading or quoted on any stock exchange or automated quotation system. Manhattan Transfer Registrar Company serves as the transfer agent and registrar for the First Bancshares common stock. As of the First Bancshares record date, there were approximately [    ] holders of record of First Bancshares common stock.

The following tables show, for the indicated periods, the high and low sales prices per share for First Bancshares common stock, to the extent management of First Bancshares is aware of such sales. First Bancshares pays regular quarterly dividends on its common stock as described in the table below and, in addition to the quarterly dividend, First Bancshares paid a special dividend on its common stock of $0.75 per share in 2020 and 2021 paid in the fourth quarter of each year. The First Bancshares board of directors also approved the payment of an additional special dividend in the amount of $0.75 on November 15, 2022 to be paid to First Bancshares shareholders in December 2022.

	Low	High	Dividend
2020
First Quarter	$19.00	$19.00	$0.05
Second Quarter	$19.00	$19.00	$0.05
Third Quarter	$16.10	$17.70	$0.05
Fourth Quarter	$16.00	$17.50	$0.80
2021
First Quarter	$16.00	$17.50	$0.05
Second Quarter	$17.50	$17.81	$0.05
Third Quarter	$16.00	$18.00	$0.05
Fourth Quarter	$17.00	$18.00	$0.80
2022
First Quarter	$16.00	$18.00	$0.05
Second Quarter	$18.75	$19.00	$0.05
Third Quarter	$21.25	$23.00	$0.05
Fourth Quarter	$—	$—	$0.80
2023
First Quarter (through January 10, 2023)	$—	$—	$—

First Bancshares’ shareholders are entitled to receive dividends out of legally available funds when, as and if declared by the First Bancshares board of directors, in its sole discretion. As a Texas corporation, First Bancshares is subject to certain restrictions on dividends under the TBOC. Generally, a Texas corporation may pay dividends to its shareholders out of its surplus (the excess of its assets over its liabilities and stated capital) unless the corporation is insolvent or the payment of the dividend would render the corporation insolvent.

Consistent with its policy, as now codified, that bank holding companies should serve as a source of financial strength for their subsidiary banks, the Federal Reserve has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of dividends to shareholders unless its net income available has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears consistent with the bank holding company’s capital needs, asset quality and overall financial condition.

First Bancshares does not engage in separate business activities of a material nature. As a result, First Bancshares’ ability to pay dividends depends upon the dividends received from FirstCapital Bank. As a national banking association, FirstCapital Bank’s ability to pay dividends is restricted by certain laws and regulations. In general terms, federal law provides that the FirstCapital Bank’s board of directors may, from time to time and as it deems expedient, declare a dividend out of its net profits. Generally, the total of all dividends declared in a year shall not, unless approved by the OCC, exceed the net profits of that year combined with its net profits of the past two years.

In addition, under the Federal Deposit Insurance Corporation Improvement Act of 1991, FirstCapital Bank may not pay any dividend if the payment of the dividend would cause FirstCapital Bank to become undercapitalized or if FirstCapital Bank is undercapitalized. The OCC may further restrict the payment of dividends by requiring that FirstCapital Bank maintain a higher level of capital than would otherwise be required to be adequately capitalized for regulatory purposes. Moreover, if, in the opinion of the OCC, FirstCapital Bank is engaged in an unsound practice (which could include the payment of dividends), the OCC may require that FirstCapital Bank cease such practice. The federal bank regulatory agencies have indicated that paying dividends that deplete a depository institution’s capital base to an inadequate level would be an unsafe banking practice. The federal bank regulatory agencies have also issued policy statements providing that insured depository institutions generally should pay dividends only out of current operating earnings.

Lone Star

There is no established public trading market for the shares of Lone Star common stock, and no market for Lone Star common stock is expected to develop if the Lone Star merger does not occur. No registered broker/dealer makes a market in the Lone Star common stock, and no shares of such stock are listed for trading or quoted on any stock exchange or automated quotation system. Transfers of Lone Star common stock are also subject to certain restrictions as a result of a shareholders’ agreement, by and between Lone Star and each of its shareholders, which is designed to preserve Lone Star’s eligibility as a Subchapter S corporation. Lone Star serves as its own transfer agent and registrar. As of the record date for the Lone Star special meeting, there were approximately [    ] holders of record of Lone Star common stock.

The following tables show, for the indicated periods, the high and low sales prices per share for Lone Star common stock, to the extent management of Lone Star is aware of such sales, as well as per share dividends paid by Lone Star on its common stock. Shares of Lone Star common stock are traded by individuals on a personal basis, are infrequent in nature, and Lone Star may not become aware of all trades in its common stock on the prices at which such trades are completed. The prices shown on the table below are the result of limited transactions and may not have been representative of the actual fair market value of Lone Star common stock at the time of the respective transactions.

Since its election to be treated as a Subchapter S corporation for federal income tax purposes, Lone Star has paid a quarterly dividend in each of the first three quarters of the year for the purpose of enabling shareholders to pay their estimated federal income tax obligations on Lone Star’s taxable income as a Subchapter S corporation, followed by a first quarter dividend, which includes estimated taxes for the fourth quarter and serves as Lone Star’s annual shareholder non-tax dividend. However, Lone Star is not legally required to pay such dividends.

	Low	High	Dividend
2020
First Quarter	N/A	N/A	N/A
Second Quarter	N/A	N/A	$0.15
Third Quarter	N/A	N/A	$0.10
Fourth Quarter	N/A	N/A	$0.10
2021
First Quarter	N/A	N/A	$1.12
Second Quarter	$28.00	$28.00	$0.15
Third Quarter	N/A	N/A	$0.15
Fourth Quarter	N/A	N/A	$0.15
2022
First Quarter	$32.00	$32.00	$1.81
Second Quarter	N/A	N/A	$0.15
Third Quarter	N/A	N/A	$0.15
Fourth Quarter	N/A	N/A	$0.15
2023
First Quarter (through January 10, 2023)	N/A	N/A	$1.632

Lone Star’s shareholders are entitled to receive dividends out of legally available funds when, as and if declared by the Lone Star board of directors, in its sole discretion. As a Texas corporation, Lone Star is subject to certain restrictions on dividends under the TBOC. Generally, a Texas corporation may pay dividends to its shareholders out of its surplus (the excess of its assets over its liabilities and stated capital) unless the corporation is insolvent or the payment of the dividend would render the corporation insolvent.

Consistent with its policy, as now codified, that bank holding companies should serve as a source of financial strength for their subsidiary banks, the Federal Reserve has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of dividends to shareholders unless its net income available has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears consistent with the bank holding company’s capital needs, asset quality and overall financial condition.

Lone Star does not engage in separate business activities of a material nature. As a result, its ability to pay dividends depends upon the dividends received from Lone Star Bank. As a Texas state Federal Reserve member bank, Lone Star Bank’s ability to pay dividends is contingent on a number of factors, including its financial condition and results of operations and certain federal and state laws and regulations. Unless the approval of the Federal Reserve is obtained, Lone Star Bank may not declare or pay a dividend if the total of all dividends declared during the calendar year, including the proposed dividend, exceeds the sum of Lone Star Bank’s net income during the current calendar year and the retained net income of the prior two calendar years. In addition, Lone Star Bank is subject to limitations on the payment of dividends under Texas law. For example, as a Texas banking association, Lone Star Bank generally may not pay a dividend that would reduce its outstanding capital and surplus unless it obtains the prior approval of the Texas Banking Commissioner. Additionally, these laws and regulations may prohibit or limit the amount of dividends payable by Lone Star Bank if the bank fails to maintain certain levels of regulatory capital. In general, the federal bank regulatory agencies have indicated that paying dividends that deplete a depository institution’s capital base to an inadequate level would be an unsafe banking practice. The federal bank regulatory agencies have also issued policy statements providing that insured depository institutions generally should pay dividends only out of current operating earnings. Federal and state banking authorities also have the ability to restrict the bank’s ability to pay dividends through supervisory action.

DESCRIPTION OF PROSPERITY CAPITAL STOCK

General

The following description summarizes some of the important rights of Prosperity shareholders, but does not purport to be a complete description of these rights. These rights can be determined in full only by reference to the federal and state banking laws and regulations, the TBOC and Prosperity’s articles of incorporation and bylaws, and this description is qualified in its entirety by reference to the foregoing. Prosperity has authorized two classes of stock: (a) 200,000,000 authorized shares of common stock, par value $1.00 per share, [    ] shares of which were outstanding as of [    ], 2023; and (b) 20,000,000 authorized shares of preferred stock, par value $1.00 per share, none of which have been issued.

Prosperity Common Stock

The holders of Prosperity common stock are entitled to one vote for each share of Prosperity common stock owned. Except as expressly provided by law and except for any voting rights that may be conferred on any shares of preferred stock issued by the Prosperity board, all voting power is in Prosperity common stock. Holders of Prosperity common stock may not cumulate their votes for the election of directors. Holders of Prosperity common stock do not have preemptive rights to acquire any additional, unissued or treasury shares of Prosperity, or securities of Prosperity convertible into or carrying a right to subscribe to or acquire additional shares of Prosperity.

Holders of Prosperity common stock will be entitled to receive dividends out of funds legally available therefor, if and when properly declared by the Prosperity board. However, the Prosperity board may not declare or pay cash dividends on Prosperity common stock, and no Prosperity common stock may be purchased by Prosperity, unless full dividends on outstanding preferred stock for all past dividend periods and for the current dividend period, if any, have been declared and paid.

In the event of liquidation of Prosperity, the holders of Prosperity common stock are entitled to share pro rata in any distribution of the assets of Prosperity, after the holders of shares of preferred stock have received the liquidation preference of their shares plus any cumulated but unpaid dividends, whether or not earned or declared, if any, and after all other indebtedness of Prosperity has been retired.

Prosperity Preferred Stock

The Prosperity preferred stock is available for issuance from time to time for various purposes as determined by the Prosperity board, including making future acquisitions, raising additional equity capital and financing. Subject to certain limits set by the Prosperity articles, the preferred stock may be issued on such terms and conditions, and at such times and in such situations, as the Prosperity board in its sole discretion determines to be appropriate, without any further approval or action by the shareholders, unless otherwise required by laws, rules, regulations or agreements applicable to Prosperity.

Moreover, except as otherwise limited by the Prosperity articles of incorporation or applicable laws, rules or regulations, the Prosperity board has the sole authority to determine the relative rights and preferences of the preferred stock and any series thereof without shareholder approval. The Prosperity articles require all shares of preferred stock to be identical, except as to the following characteristics, which may vary between different series of preferred stock:

•	dividend rate, preference of dividend with respect to any other class or series of stock, and cumulativity, non-cumulativity or partial cumulativity of dividends;

•	redemption price and terms, including, to the extent permitted by law, the manner in which shares are to be chosen for redemption if less than all the shares of a series are to be redeemed;

•	sinking fund provisions, if any, for the redemption or purchase of shares;

•	the amount payable upon shares in the event of voluntary or involuntary liquidation;

•	the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion; and

•	voting rights.

The Prosperity board does not intend to seek shareholder approval prior to any issuance of preferred stock or any series thereof, unless otherwise required by law or the rules of any applicable securities exchange. Under Texas law, shareholder approval prior to the issuance of shares of Prosperity common stock is required in connection with certain mergers. Frequently, opportunities arise that require prompt action, such as the possible acquisition of a property or business or the private sale of securities, and it is the belief of the Prosperity board that the delay necessary for shareholder approval of a specific issuance could be to the detriment of Prosperity and its shareholders.

The preferred stock could be deemed to have an anti-takeover effect in that, if a hostile takeover situation should arise, shares of preferred stock could be issued to purchasers sympathetic with Prosperity’s management or others in such a way as to render more difficult or to discourage a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of Prosperity’s securities or the removal of incumbent management.

The effects of the issuance of the preferred stock on the holders of Prosperity common stock could include:

•	reduction of the amount otherwise available for payments of dividends on Prosperity common stock if dividends are payable on the series of preferred stock;

•	restrictions on dividends on Prosperity common stock if dividends on the series of preferred stock are in arrears;

•	dilution of the voting power of Prosperity common stock if the series of preferred stock has voting rights, including a possible “veto” power if the series of preferred stock has class voting rights;

•	dilution of the equity interest of holders of Prosperity common stock if the series of preferred stock is convertible, and is converted, into Prosperity common stock; and

•

restrictions on the rights of holders of Prosperity common stock to share in Prosperity’s assets upon liquidation until satisfaction of any liquidation preference granted to the holders of the series of preferred stock.

Transfer Agent and Registrar

The transfer agent and registrar for Prosperity’s common stock is Computershare Investor Services, Inc. at P.O. Box 505000, Louisville, Kentucky 40233-5000.

Listing

Prosperity’s common stock is listed on the NYSE under the symbol “PB.”

COMPARISON OF RIGHTS OF SHAREHOLDERS

OF PROSPERITY AND FIRST BANCSHARES

The rights of shareholders of First Bancshares under the certificate of formation and bylaws of First Bancshares will differ in some respects from the rights that shareholders of First Bancshares will have as shareholders of Prosperity under the articles of incorporation and bylaws of Prosperity. Copies of Prosperity’s articles of incorporation and bylaws have been previously filed by Prosperity with the SEC. Copies of First Bancshares’ certificate of formation and bylaws are available upon written request from First Bancshares.

Certain differences between the provisions contained in the certificate of formation and bylaws of First Bancshares, and the articles of incorporation and bylaws of Prosperity, as such differences may affect the rights of shareholders, are summarized below. The summary set forth below is not intended to be complete and is qualified by reference to Texas law and the certificate of formation and bylaws of First Bancshares and the articles of incorporation and bylaws of Prosperity.

FIRST BANCSHARES	PROSPERITY
Capitalization

The certificate of formation of First Bancshares authorizes the issuance of up to 35,000,000 shares of common stock, par value $1.00 per share, and up to 5,000,000 shares of preferred stock, par value $1.00 per share.

As of the record date for the First Bancshares special meeting, there were [    ] shares of First Bancshares common stock outstanding.

The First Bancshares board of directors is authorized to establish series of preferred stock by fixing and determining the relative rights and preferences of the shares of any such series, and to increase or decrease the number of shares within each such series.

The articles of incorporation of Prosperity authorize the issuance of up to 200,000,000 shares of common stock, par value $1.00 per share, and up to 20,000,000 shares of preferred stock, par value $1.00 per share.

As of [    ], 2023, there were [    ] shares of Prosperity common stock outstanding, and no shares of Prosperity preferred stock outstanding.

The board of directors is authorized to establish series of preferred stock by fixing and determining the relative rights and preferences of the shares of any such series, and to increase or decrease the number of shares within each such series.

Corporate Governance

The rights of First Bancshares shareholders are governed by Texas law and the certificate of formation and bylaws of First Bancshares.	The rights of Prosperity shareholders are governed by Texas law and the articles of incorporation and bylaws of Prosperity.

Convertibility of Stock

First Bancshares common stock is not convertible into any other securities of First Bancshares.	Prosperity common stock is not convertible into any other securities of Prosperity.

Preemptive Rights

The certificate of formation and bylaws of First Bancshares do not provide for preemptive rights.	The articles of incorporation and bylaws of Prosperity do not provide for preemptive rights.

Size of Board of Directors

The number of directors constituting the First Bancshares board of directors shall initially be 10, which number may be increased or decreased in the manner provided in the bylaws of First Bancshares.

Each director shall hold office for a term ending at the next succeeding annual meeting of shareholders and until his successor shall have been elected and qualified.

The number of directors constituting Prosperity’s board of directors shall initially be three and shall be determined from time to time by the board of directors as provided in the bylaws of Prosperity (but shall not be less than three); provided that no decrease in the number of directors which would

FIRST BANCSHARES	PROSPERITY
First Bancshares currently has 12 directors on its board of directors.

have the effect of shortening the term of an incumbent director may be made by the board of directors.

Each director shall hold office for the term for which such director is elected, and until such director’s successor shall have been elected and qualified or until such director’s earlier death, resignation or removal.

Prosperity currently has 14 directors on its board of directors.

Election of Directors

First Bancshares’ bylaws provide that directors are elected by the vote of a majority of the votes cast by the holders of shares entitled to vote at any meeting for the election of directors at which a quorum is present, provided that if the number of director nominees exceeds the number of directors to be elected at such a meeting, then the directors will be elected by a plurality of the votes cast by the holders of shares entitled to vote at such meeting at which a quorum is present.

The certificate of formation and bylaws of First Bancshares provides that shareholders are not permitted to cumulate their votes in the election of directors.

Directors of Prosperity are elected by a plurality of the votes cast by the holders entitled to vote at the meeting. In an uncontested election, any nominee for election who receives a greater number of “withhold” votes than votes “for” election will promptly tender to the board his or her offer of resignation. If such an event were to occur, the Nominating and Corporate Governance Committee will consider the resignation offer and make a recommendation to the board whether to accept or reject the resignation offer based on all factors it deems relevant, including the various factors set forth in the bylaws. The board will act on the Nominating and Corporate Governance Committee’s recommendation within 90 days following certification of the shareholder vote.

Prosperity shareholders are not permitted to cumulate their votes in the election of directors. Each share of Prosperity stock has one vote for each nominee for director.

Board Classification

First Bancshares’ certificate of formation and bylaws do not currently provide for a classified board of directors; each director serves until his or her successor is elected and qualified, and all directors are up for election annually.	Prosperity’s board is divided into three classes, as nearly equal in number as possible, with each class serving a staggered three-year term. This means that only one-third of the board is elected at each annual meeting of shareholders. The classification makes it more difficult to change the composition of Prosperity’s board of directors because at least two annual meetings of shareholders are required to change control of the board.

Removal of Directors and Board Vacancies

Unless otherwise provided in the certificate of formation or the bylaws of a corporation, Texas law provides that at any meeting of shareholders called expressly for the purpose of removing a director, any director or the entire board of directors may be removed, with or without cause, by a vote of the holders of a majority of

Prosperity’s bylaws provide that any director or the entire board of directors may be removed, but only for cause, by the affirmative vote of the holders of a majority of shares entitled to vote at an election of directors.

Any vacancies occurring on the Prosperity board of directors may be filled by the remaining Prosperity

FIRST BANCSHARES	PROSPERITY

the shares then entitled to vote at any election of directors.

First Bancshares’ bylaws provide that a director may be removed, with or without cause, at any meeting of shareholders by the affirmative vote, in person or by proxy, of the holders of not less than a majority of the outstanding shares then entitled to vote at an election of directors.

Any vacancies occurring on the First Bancshares board of directors may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the board of directors. A person elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office.

The First Bancshares board of directors is not divided into classes.

directors; and any directors so chosen will hold office until the next annual meeting held for the election of directors and until such director’s successor shall have been elected and qualified, or until such director’s earlier death, resignation or removal.

Amendment of Governing Documents

Under Texas law, a corporation’s certificate of formation may be amended by the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote on the amendment, and, if entitled to vote by class or series of shares, by the holders of two-thirds of the outstanding shares of each class or series entitled to vote on the amendment, unless a different number, not less than a majority of shares entitled to vote on the matter or class or series entitled to vote on the matter, is specified in the corporation’s certificate of formation.

First Bancshares’ bylaws provide that the bylaws may be amended by the affirmative vote of a majority of the directors present at any meeting of the First Bancshares board of directors at which a quorum is present, or by unanimous written consent of the board of directors.

Prosperity’s articles of incorporation provide that they may be amended upon the affirmative vote of the holders of a majority of the outstanding shares of stock entitled to vote thereon.

Prosperity’s bylaws provide that the bylaws may be amended by the board of directors or the shareholders. Such action by the board of directors shall require the affirmative vote of a majority of the directors then in office at any regular or special meeting of the board of directors. Such action by the shareholders shall require the affirmative vote of at least two-thirds of the issued and outstanding shares of stock entitled to vote thereon.

Notice of Shareholder Meetings

First Bancshares’ bylaws provide that notice of each shareholder meeting must be given not less than 10 nor more than 60 days before the date of the meeting to each shareholder of record entitled to vote at such meeting.	The bylaws provide that Prosperity must give written notice not less than 10 nor more than 60 days before any shareholder meeting to each shareholder of record entitled to vote at such meeting.

Shareholder Actions Without a Meeting

Under Texas law, shareholders may act without a meeting if a written consent is signed by all of the shareholders entitled to vote on the matter, unless the corporation’s certificate of formation allows less than unanimous consent (but not less that the number of votes necessary to take the action at the meeting).

First Bancshares’ certificate of formation does not provide for less than unanimous consent when

Prosperity’s articles of incorporation do not provide for less than unanimous consent when shareholder action is taken without a meeting, and therefore, no action may be taken by written consent unless all shareholders agree.

FIRST BANCSHARES	PROSPERITY
shareholder action is taken without a meeting, and therefore, no action may be taken by written consent unless all shareholders agree.

Special Meetings of Shareholders

Under Texas law, special meetings of the shareholders of a corporation may be called by the president, by the board of directors or by any other person authorized to call special meetings by the certificate of formation or bylaws of the corporation. A special meeting may also be called by the percentage of shares specified in the certificate of formation, not to exceed 50% of the shares entitled to vote, or if no percentage is specified, at least 10% of all of the shares of the corporation entitled to vote at the proposed special meeting.

First Bancshares’ bylaws provide that special meetings of the shareholders, for any purpose or purposes, may be called by the President or by the board of directors, and shall be called by the President at the request of the holders of not less than 25% of the outstanding shares of First Bancshares entitled to vote at the meeting.

Prosperity’s articles of incorporation and bylaws provide that special meetings of the shareholders may be called only by the Chairman of the Board, by the Chief Executive Officer, by the President, by a majority of the board of directors or by the holders of not less than 50% of the outstanding shares entitled to vote at the proposed special meeting.

Shareholder Proposal of Business or Nominations for Directors

First Bancshares’ bylaws provide that First Bancshares must receive written notice of a nomination of a person for election as a director or of any other shareholder proposal for business at an annual meeting of shareholders not less than 90 days or more than 120 days before the anniversary of the preceding year’s annual meeting. If the date of the current year annual meeting is not within 30 days before or after the anniversary date of the preceding year’s annual meeting, notice of the proposal must be received by First Bancshares no earlier than the close of business on the 15th day following the day on which notice of the meeting is mailed or public disclosure of the meeting date is made, whichever occurs first. In the event of a special meeting of shareholders, such notice must be received by First Bancshares not later than the close of business on the fifth day following the day on which notice of the meeting is first mailed to shareholders or public disclosure of the date of the special meeting is made, whichever occurs first.

Proposals for business to be brought before any shareholder meeting may be made by the board of directors or by any shareholder entitled to vote in such meeting. If a proposal is made by a shareholder, the shareholder must give timely written notice. To be timely, notice given in the context of an annual meeting must be received by Prosperity not less than 120 days in advance of the first anniversary of the date of the Prosperity proxy statement released to shareholders in connection with the previous year’s annual meeting. Notice given in the context of a special meeting must be received by Prosperity’s secretary no later than 90 days prior to such meeting or 10 days following the date the public announcement is made regarding the special meeting. The chairman of any meeting of shareholders will determine whether the business was properly brought before the meeting and, if the facts so warrant, may refuse to transact any business at such meeting which has not been properly brought before the meeting.

Nominations for election to the Prosperity board of directors may be made by the board of directors or by any shareholder entitled to vote in the election of directors, provided the shareholder gives timely written notice of such intention. To be timely, notice given in the context of an annual meeting of shareholders must be received by Prosperity not less than 120 days in advance of the first anniversary of the date of Prosperity’s proxy statement released to

FIRST BANCSHARES	PROSPERITY
shareholders in connection with the previous year’s annual meeting. Notice given in the context of an annual meeting must be received by Prosperity’s secretary no later than 90 days prior to such meeting or 10 days following the date the public announcement is made regarding the annual meeting. Prosperity’s chairman of the board will determine whether a nomination is made in accordance with these procedures.

Indemnification

Under Texas law, a corporation must indemnify a director for his service at the corporation and for service at the corporation as a representative of another entity against reasonable expenses actually incurred by the director in connection with a proceeding because of such service if the director is wholly successful, on the merits or otherwise, in the defense of the proceeding. If a court determines that a director, former director or representative is entitled to indemnification, the court will order indemnification by the corporation and award the person expenses incurred in securing the indemnification. Texas law also permits corporations to indemnify present or former directors and representatives of other entities serving as such directors in certain situations where indemnification is not mandated by law; however, such permissive indemnification is subject to various limitations. Under Texas law, a court may also order indemnification under various circumstances, and officers must be indemnified to the same extent as directors.

First Bancshares’ certificate of formation provides that First Bancshares shall have the power and authority to indemnify any person to the fullest extent permitted by law.

Prosperity’s articles of incorporation and bylaws provide for mandatory indemnification to the fullest extent allowed by Texas law for all former or present directors or officers and all persons who are or were serving at the request of Prosperity as a director, officer, partner or trustee of another entity.

Limitation of Director Liability

Texas law provides that the certificate of formation of a corporation may provide that a director of the corporation is not liable, or is liable only to the extent provided by the certificate of formation to the corporation or its shareholders for monetary damages for an act or omission by the person in the person’s capacity as a director.

Prosperity’s articles of incorporation and bylaws provide that no director of Prosperity will be liable to Prosperity or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except to the extent the foregoing exculpation from liability is not permitted under Texas law.

Prosperity’s articles of incorporation and bylaws provide that the corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, agent or in a similar capacity or who is or was serving as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another entity against any liability incurred by such person in such a capacity or arising out of such person’s status.

COMPARISON OF RIGHTS OF SHAREHOLDERS OF PROSPERITY AND LONE STAR

The rights of shareholders of Lone Star under the certificate of formation and bylaws of Lone Star will differ in some respects from the rights that shareholders of Lone Star will have as shareholders of Prosperity under the articles of incorporation and bylaws of Prosperity. Copies of Prosperity’s articles of incorporation and bylaws have been previously filed by Prosperity with the SEC. Copies of Lone Star’s certificate of formation and bylaws are available upon written request from Lone Star.

Certain differences between the provisions contained in the certificate of formation and bylaws of Lone Star, and the articles of incorporation and bylaws of Prosperity, as such differences may affect the rights of shareholders, are summarized below. The summary set forth below is not intended to be complete and is qualified by reference to Texas law and the certificate of formation and bylaws of Lone Star and the articles of incorporation and bylaws of Prosperity.

LONE STAR	PROSPERITY

Capitalization

The certificate of formation of Lone Star authorizes the issuance of up to 20,000,000 shares of common stock, par value $1.00 per share.

As of the record date for the Lone Star special meeting, there were [    ] shares of Lone Star common stock outstanding.

The articles of incorporation of Prosperity authorize the issuance of up to 200,000,000 shares of common stock, par value $1.00 per share, and up to 20,000,000 shares of preferred stock, par value $1.00 per share.

As of [    ], 2023, there were [    ] shares of Prosperity common stock outstanding, and no shares of Prosperity preferred stock outstanding.

The board of directors is authorized to establish series of preferred stock by fixing and determining the relative rights and preferences of the shares of any such series, and to increase or decrease the number of shares within each such series.

Corporate Governance

The rights of Lone Star shareholders are governed by Texas law and the certificate of formation and bylaws of Lone Star.	The rights of Prosperity shareholders are governed by Texas law and the articles of incorporation and bylaws of Prosperity.

Convertibility of Stock

Lone Star common stock is not convertible into any other securities of Lone Star.	Prosperity common stock is not convertible into any other securities of Prosperity.

Preemptive Rights

The certificate of formation and bylaws of Lone Star do not provide for preemptive rights.	The articles of incorporation and bylaws of Prosperity do not provide for preemptive rights.

Size of Board of Directors

The number of directors constituting the Lone Star board of directors shall initially be three, which number may be increased or decreased in the manner provided in the bylaws of Lone Star.

The number of directors constituting Prosperity’s board of directors shall initially be three and shall be determined from time to time by the board of directors as provided in the bylaws of Prosperity (but shall not be less than three); provided that no decrease in the number of directors which would

LONE STAR	PROSPERITY

Each director shall hold office for a term ending at the next annual meeting of shareholders, and each director shall hold office until his successor is elected and qualified or until his earlier death, resignation or removal.

Lone Star currently has seven directors on its board of directors.

have the effect of shortening the term of an incumbent director may be made by the board of directors.

Each director shall hold office for the term for which such director is elected, and until such director’s successor shall have been elected and qualified or until such director’s earlier death, resignation or removal.

Prosperity currently has 14 directors on its board of directors.

Election of Directors

Under Texas law, directors are elected by a plurality of the votes cast by the shareholders entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present, unless otherwise provided in the certificate of formation or the bylaws of a corporation.

The certificate of formation of Lone Star provides that shareholders are not permitted to cumulate their votes in the election of directors.

Directors of Prosperity are elected by a plurality of the votes cast by the holders entitled to vote at the meeting. In an uncontested election, any nominee for election who receives a greater number of “withhold” votes than votes “for” election will promptly tender to the board his or her offer of resignation. If such an event were to occur, the Nominating and Corporate Governance Committee will consider the resignation offer and make a recommendation to the board whether to accept or reject the resignation offer based on all factors it deems relevant, including the various factors set forth in the bylaws. The board will act on the Nominating and Corporate Governance Committee’s recommendation within 90 days following certification of the shareholder vote.

Prosperity shareholders are not permitted to cumulate their votes in the election of directors. Each share of Prosperity stock has one vote for each nominee for director.

Board Classification

Lone Star’s certificate of formation and bylaws do not currently provide for a classified board of directors; each director serves until his or her successor is elected and qualified, and all directors are up for election annually.	Prosperity’s board is divided into three classes, as nearly equal in number as possible, with each class serving a staggered three-year term. This means that only one-third of the board is elected at each annual meeting of shareholders. The classification makes it more difficult to change the composition of Prosperity’s board of directors because at least two annual meetings of shareholders are required to change control of the board.

Removal of Directors and Board Vacancies

Lone Star’s bylaws provide that a director may be removed at any time, with or without cause, at any special or annual meeting of the shareholders, by the affirmative vote of 70% of the issued and outstanding shares of stock entitled to vote thereon.	Prosperity’s bylaws provide that any director or the entire board of directors may be removed, but only for cause, by the affirmative vote of the holders of a majority of shares entitled to vote at an election of directors.

LONE STAR	PROSPERITY

Any vacancies occurring on the Lone Star board of directors may be filled by the affirmative vote of 70% of the directors then in office, even though less than a quorum of the Lone Star board of directors; provided that the shareholders have the right, at any special meeting called from the purpose prior to such action by the Board, to fill the vacancy. A person elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office.

The Lone Star board of directors is not divided into classes.

Any vacancies occurring on the Prosperity board of directors may be filled by the remaining Prosperity directors; and any directors so chosen will hold office until the next annual meeting held for the election of directors and until such director’s successor shall have been elected and qualified, or until such director’s earlier death, resignation or removal.

Amendment of Governing Documents

Under Texas law, a corporation’s certificate of formation may be amended by the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote on the amendment, and, if entitled to vote by class or series of shares, by the holders of two-thirds of the outstanding shares of each class or series entitled to vote on the amendment, unless a different number, not less than a majority of shares entitled to vote on the matter or class or series entitled to vote on the matter, is specified in the corporation’s certificate of formation.

Lone Star’s bylaws provide that the bylaws may be amended by the board of directors or the shareholders. Such action by the board of directors shall require the affirmative vote of 70% of the directors then in office at any regular or special meeting of the board of directors. Such action by the shareholders shall require the affirmative vote of 70% of the issued and outstanding shares of stock entitled to vote thereon.

Prosperity’s articles of incorporation provide that they may be amended upon the affirmative vote of the holders of a majority of the outstanding shares of stock entitled to vote thereon.

Prosperity’s bylaws provide that the bylaws may be amended by the board of directors or the shareholders. Such action by the board of directors shall require the affirmative vote of a majority of the directors then in office at any regular or special meeting of the board of directors. Such action by the shareholders shall require the affirmative vote of at least two-thirds of the issued and outstanding shares of stock entitled to vote thereon.

Notice of Shareholder Meetings

Lone Star’s bylaws provide that notice of each shareholder meeting must be given not less than 10 nor more than 60 days before the date of the meeting, to each shareholder of record entitled to vote at such meeting.	The bylaws provide that Prosperity must give written notice not less than 10 nor more than 60 days before any shareholder meeting to each shareholder of record entitled to vote at such meeting.

Shareholder Actions Without a Meeting

Lone Star’s certificate of formation and bylaws provide that any action required or permitted to be taken at a meeting of shareholders, may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by the shareholders representing not less than the minimum number of votes that would have been necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.	Prosperity’s articles of incorporation do not provide for less than unanimous consent when shareholder action is taken without a meeting, and therefore, no action may be taken by written consent unless all shareholders agree.

LONE STAR	PROSPERITY

Special Meetings of Shareholders

Lone Star’s bylaws provide that special meetings of the shareholders may be called by the Chairman, the President, the board of directors or the holders of not less than 10% of all shares entitled to vote at the meeting.	Prosperity’s articles of incorporation and bylaws provide that special meetings of the shareholders may be called only by the Chairman of the Board, by the Chief Executive Officer, by the President, by a majority of the board of directors or by the holders of not less than 50% of the outstanding shares entitled to vote at the proposed special meeting.

Shareholder Proposal of Business or Nominations for Directors

Lone Star’s bylaws provide that proposals for business to be brought before any shareholder meeting may be made by the board of directors or by any shareholder entitled to vote in such meeting. If a proposal is made by a shareholder, such proposal must be delivered in written form and received by Lone Star at its principal offices no later than 90 days prior to the date of the annual shareholders’ meeting of that year, in order to be considered for inclusion in the proxy statement and form of proxy for such annual meeting.

Proposals for business to be brought before any shareholder meeting may be made by the board of directors or by any shareholder entitled to vote in such meeting. If a proposal is made by a shareholder, the shareholder must give timely written notice. To be timely, notice given in the context of an annual meeting must be received by Prosperity not less than 120 days in advance of the first anniversary of the date of the Prosperity proxy statement released to shareholders in connection with the previous year’s annual meeting. Notice given in the context of a special meeting must be received by Prosperity’s secretary no later than 90 days prior to such meeting or 10 days following the date the public announcement is made regarding the special meeting. The chairman of any meeting of shareholders will determine whether the business was properly brought before the meeting and, if the facts so warrant, may refuse to transact any business at such meeting which has not been properly brought before the meeting.

Nominations for election to the Prosperity board of directors may be made by the board of directors or by any shareholder entitled to vote in the election of directors, provided the shareholder gives timely written notice of such intention. To be timely, notice given in the context of an annual meeting of shareholders must be received by Prosperity not less than 120 days in advance of the first anniversary of the date of Prosperity’s proxy statement released to shareholders in connection with the previous year’s annual meeting. Notice given in the context of an annual meeting must be received by Prosperity’s secretary no later than 90 days prior to such meeting or 10 days following the date the public announcement is made regarding the annual meeting. Prosperity’s chairman of the board will determine whether a nomination is made in accordance with these procedures.

LONE STAR	PROSPERITY

Indemnification

Lone Star’s certificate of formation provides for mandatory indemnification to the fullest extent allowed by Texas law for all former or present directors or officers and all directors or officers who are or were serving at the request of Lone Star as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another entity.

Lone Star may advance expenses incurred by any person who may be indemnified in defending any pending, threatened or completed action, suit or proceeding, upon receipt by Lone Star of both a written affirmation from the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification under applicable laws and regulations and an unlimited, general undertaking to repay all such advanced amounts if it is ultimately determined that such director or officer has not met those standards or if it is ultimately determined that indemnification of the director or officer in connection with such pending, threatened or completed action, suit or proceeding is prohibited by Lone Star’s certificate of formation or under applicable law or regulation.

Prosperity’s articles of incorporation and bylaws provide for mandatory indemnification to the fullest extent allowed by Texas law for all former or present directors or officers and all persons who are or were serving at the request of Prosperity as a director, officer, partner or trustee of another entity.

Limitation of Director Liability

Lone Star’s certificate of formation provides that no director of Lone Star shall be liable to Lone Star or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, other than (a) a breach of a director’s duty of loyalty to Lone Star or its shareholders, (b) an act or omission not in good faith that constitutes a breach of the duty of the director to Lone Star or an act or omission that involves intentional misconduct or a knowing violation of the law, (c) a transaction from which a director received an improper benefit, or (d) an act or omission for which the liability of a director is expressly provided for by statute.

Lone Star’s certificate of formation provides that Lone Star may purchase and maintain insurance or another arrangement on behalf of any person who is or was a director or officer against any liability asserted against or incurred by such director or officer in such a capacity or arising out of such person’s status as a director or officer.

Prosperity’s articles of incorporation and bylaws provide that no director of Prosperity will be liable to Prosperity or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except to the extent the foregoing exculpation from liability is not permitted under Texas law.

Prosperity’s articles of incorporation and bylaws provide that the corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, agent or in a similar capacity or who is or was serving as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another entity against any liability incurred by such person in such a capacity or arising out of such person’s status.

TEXAS ANTI-TAKEOVER STATUTES

Prosperity is subject to the affiliated business combinations provisions of Chapter 21, Subchapter M of the Texas Business Organizations Code (Sections 21.601 through 21.610), which provide that a Texas corporation may not engage in certain business combinations, including mergers, consolidations and asset sales, with a person, or an affiliate or associate of such person, who is an “Affiliated Shareholder” (generally defined as the holder of 20% or more of the corporation’s voting shares) for a period of three years from the date such person became an Affiliated Shareholder unless: (1) the business combination or purchase or acquisition of shares made by the Affiliated Shareholder was approved by the board of directors of the corporation before the Affiliated Shareholder became an Affiliated Shareholder or (2) the business combination was approved by the affirmative vote of the holders of at least two-thirds majority of the outstanding voting shares of the corporation not beneficially owned by the Affiliated Shareholder, at a meeting of shareholders called for that purpose (and not by written consent), not less than six months after the Affiliated Shareholder became an Affiliated Shareholder.

The affiliated business combinations provisions of the Texas Business Organizations Code are not applicable to:

•	the business combination of a corporation:

(a)

where the corporation’s original articles of incorporation or bylaws contain a provision expressly electing not to be governed by the affiliated business combinations provisions of the Texas Business Organizations Code;

(b)

that adopted an amendment to its articles of incorporation or bylaws before December 31, 1997, expressly electing not to be governed by the affiliated business combinations provisions of the Texas Business Organizations Code; or

(c)

that adopts an amendment to its articles of incorporation or bylaws after December 31, 1997, by the affirmative vote of the holders, other than Affiliated Shareholders, of an at least two-thirds majority of the outstanding voting shares of the corporation, expressly electing not to be governed by the affiliated business combinations provisions of the Texas Business Organizations Code;

•	a business combination of a corporation with an Affiliated Shareholder that became an Affiliated Shareholder inadvertently, if the Affiliated Shareholder:

(a)	as soon as practicable divests itself of enough shares to no longer be an Affiliated Shareholder; and

(b)	would not at any time within the three-year period preceding the announcement of the business combination have been an Affiliated Shareholder but for the inadvertent acquisition;

•

a business combination with an Affiliated Shareholder that was the beneficial owner of 20% or more of the outstanding voting shares of the corporation on December 31, 1996, and continuously until the announcement date of the business combination;

•

a business combination with an Affiliated Shareholder who became an Affiliated Shareholder through a transfer of shares of the corporation by will or intestate succession and continuously was such an Affiliated Shareholder until the announcement date of the business combination; or

•

a business combination of a corporation with a wholly owned subsidiary if the subsidiary is not an affiliate or associate of the Affiliated Shareholder other than by reason of the Affiliated Shareholder’s beneficial ownership of the voting shares of the corporation.

Neither Prosperity’s articles of incorporation nor Prosperity’s bylaws contains any provision expressly providing that Prosperity will not be subject to the affiliated business combinations provisions of the Texas Business Organizations Code. The affiliated business combinations provisions of the Texas Business Organizations Code may have the effect of inhibiting a non-negotiated merger or other business combination involving Prosperity, even if such event(s) would be beneficial to its shareholders.

SECURITY OWNERSHIP OF FIRST BANCSHARES DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS OF FIRST BANCSHARES

The following table sets forth, as of January 9, 2023, the beneficial ownership of First Bancshares common stock by each of First Bancshares’ directors and executive officers, by First Bancshares’ directors and executive officers as a group and by each person or entity known by First Bancshares to beneficially own or may be deemed to own more than 5% of the outstanding First Bancshares common stock. Unless otherwise specified, the address of each listed First Bancshares shareholder is c/o First Bancshares of Texas, Inc., 310 West Wall Street, Suite 1200, Midland, Texas 79701.

The percentages of beneficial ownership in the following table are calculated in relation to the 16,912,060 shares of First Bancshares common stock issued and outstanding as of January 9, 2023. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities, as well as shares issuable in connection with options, warrants and convertible securities exercisable or convertible within 60 days of January 9, 2023.

Unless otherwise indicated, and subject to the First Bancshares voting agreements entered into with Prosperity in connection with entering into the reorganization agreement, to First Bancshares’ knowledge, the persons or entities identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned
Directors and Executive Officers
Warren T. Ayres (1)	475,705	2.81%
Tracy Bacon(2)	70,724	*
Phyllis Bechner (3)	74,606	*
Jeremy Bishop (4)	35,267	*
Brad D. Burgess (5)	202,637	1.19%
J. Greg Burgess (6)	129,186	*
Ken L. Burgess, Jr. (7)	286,809	1.68%
Michael J. Canon(8)	173,088	1.02%
Don E. Cosby (9)	245,572	1.44%
Jim Deutsch(10)	1,000,000	5.91%
Jeff R. Dillard(11)	897,452	5.31%
Tommy L. McCulloch, Jr. (12)	244,004	1.44%
W. Allen Pruitt	22,797	*
Robin Richey(13)	35,050	*
Jeremy D. Rohane(14)	68,892	*
Tony Scavuzzo(15)	1,000,000	5.91%
Terry D. Wilkinson(16)	444,521	2.63%
All directors and executive officers as a group (17 persons)	5,405,310	31.97%

*	Indicates ownership which does not exceed 1.0%.
(1)

Includes (i) 46,802 shares held by the Dan H. Bolin Family Trust, (ii) 2,343 shares held by BWAYRES Investments LP, (iii) 207,217 shares held by Ayres Management LP, (iv) 47,738 shares held by PBJB Dynasty Trust III, (v) 2,312 shares held by LDA Investments LP, and (vi) 169,293 shares held by DHB Family Partnership LP.

(2)

Includes (i) 12,571 shares held jointly with Ms. Bacon’s spouse, (ii) 1,107 shares held in a custodial account for the benefit of Ms. Bacon’s spouse, and (iii) 39,900 options to purchase shares of First Bancshares common stock.

(3)

Includes (i) 10,695 shares held in a custodial account for the benefit of Ms. Bechner, (ii) 19,690 shares held in a custodial account for the benefit of Ms. Bechner’s spouse, and (iii) 25,800 options to purchase shares of First Bancshares common stock.

(4)	Includes 8,500 options to purchase shares of First Bancshares common stock.
(5)	Includes (i) 37,637 shares held through an IRA for the benefit of Mr. Burgess and (ii) 85,000 options to purchase shares of First Bancshares common stock.
(6)

Includes (i) 51,726 shares held through an IRA for the benefit of Mr. Burgess, (ii) 24,356 shares held jointly with Mr. Burgess’ spouse and (iii) 22,600 options to purchase shares of First Bancshares common stock.

(7)

Includes (i) 7,000 shares held jointly with Mr. Burgess’ spouse, (ii) 64,900 shares held in a custodial account for the benefit of Mr. Burgess and (iii) 152,000 options to purchase shares of First Bancshares common stock.

(8)

Includes (i) 5,174 shares held by Mr. Canon’s spouse, (ii) 15,000 shares held jointly with Mr. Canon’s spouse, (ii) 84,884 shares held through an IRA for the benefit of Mr. Canon, (iv) 4,297 shares held through an IRA for the benefit of Mr. Canon’s spouse, and (v) 9,000 options to purchase shares of First Bancshares common stock.

(9)	Includes 115,000 options to purchase shares of First Bancshares common stock.
(10)	Includes 1,000,000 shares held by Patriot Financial Partners III, LP, for which Mr. Deutsch has voting control.
(11)	Includes (i) 448,726 shares held by Mr. Dillard as the executory of the Estate of Arvin Ryan Dillard III and (ii) 448,726 shares held by the Fairway 6 Trust.
(12)

Includes (i) 26,998 shares held jointly with Mr. McCulloch’s spouse, (ii) 47,778 shares held in a custodial account for the benefit of Mr. McCulloch, and (iii) 3,000 options to purchase shares of First Bancshares common stock.

(13)

Includes (i) 1,000 shares held jointly with Ms. Richey’s spouse, (ii) 15,005 shares held in custodial accounts for the benefit of Ms. Richey, and (iii) 5,000 options to purchase shares of First Bancshares common stock.

(14)	Includes 35,558 shares held jointly with Mr. Rohane’s spouse.
(15)	Includes 1,000,000 shares held by Castle Creek Capital Partners VI, LP, for which Mr. Scavuzzo has voting control.
(16)

Includes (i) 34,348 shares held by Ms. Wilkinson’s spouse, (ii) 225,000 shares held by Ms. Wilkinson’s spouse, as trustee of the Teresa M. Durkin Wilkinson Trust of which Ms. Wilkinson is a beneficiary, (iii) 26,673 shares held by Ms. Wilkinson as the trustee of the Teresa Durkin Wilkinson GST Exempt Trust of which Ms. Wilkinson is a beneficiary, and (iv) 157,500 shares held by the Concho Trust of which Ms. Wilkinson is a beneficiary.

SECURITY OWNERSHIP OF LONE STAR DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS OF LONE STAR

The following table sets forth, as of January 10, 2023, the beneficial ownership of Lone Star common stock by each of Lone Star’s directors and executive officers, by Lone Star’s directors and executive officers as a group and by each person or entity known by Lone Star to beneficially own or may be deemed to own more than 5% of the outstanding Lone Star common stock. Unless otherwise specified, the address of each listed Lone Star shareholder is c/o Lone Star State Bancshares, Inc., 6220 Milwaukee Avenue, Lubbock, Texas 79424.

The percentages of beneficial ownership in the following table are calculated based on 5,988,361 shares of Lone Star common stock issued and outstanding as of January 10, 2023. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities, as well as shares issuable in connection with options, warrants and convertible securities exercisable or convertible within 60 days of January 10, 2023.

Unless otherwise indicated, and subject to the Lone Star voting agreements entered into with Prosperity in connection with entering into the Lone Star reorganization agreement, to Lone Star’s knowledge, the persons or entities identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned
Directors and Executive Officers
Clifton E. Bickerstaff(1)	58,000	*
Frosty Gilliam, Jr.	249,545	4.17%
Lestie Glover(2)	39,207	*
Mark S. Hallgren(3)	128,959	2.15%
Alan L. Lackey(4)	190,764	3.19%
Edmund W. McGee(5)	41,290	*
Charles E. Needham(6)	45,401	*
William Wade Porter	151,658	2.53%
Melisa Roberts(7)	91,211	1.52%
Brent Wade	21,465	*
All directors and executive officers as a group (7 persons)	1,017,503	16.56%
Other 5% Shareholders
Lone Star State Bancshares, Inc. and Subsidiaries Employee Stock Ownership Plan(8)	571,629	9.55%
Patrick Ware(9)	383,345	6.40%
Richard Ware II(10)	583,340	9.74%
William T. Ware(11)	311,502	5.20%

*	Indicates ownership which does not exceed 1.0%.
(1)	Shares held of a record by a trust over which Mr. Bickerstaff serves as trustee.
(2)

Includes options to purchase 6,800 shares of common stock and 17,192.33 shares held of record by the Lone Star State Bancshares, Inc. and Subsidiaries Employee Stock Ownership Plan, or the “Lone Star ESOP,” and allocated to the account of Ms. Glover.

(3)	Includes options to purchase 3,000 shares of Lone Star common stock.
(4)	Includes 52,071.64 shares held of record by the Lone Star ESOP and allocated to the account of Mr. Lackey.

(5)

Represents 18,618 shares held of record jointly with his spouse, options to purchase 6,800 shares of Lone Star common stock and 15,872.50 shares held of record by the Lone Star ESOP and allocated to the account of Mr. McGee.

(6)	Includes 25,401 shares held of record jointly with his spouse.
(7)	Includes options to purchase 7,500 shares of common stock and 45,211.12 shares held of record by the Lone Star ESOP and allocated to the account of Ms. Roberts.
(8)

Each participant in the Lone Star ESOP will have the right to direct the vote of the shares allocated to his or her account under the plan with respect to the proposal to approve the Lone Star merger. The trustees of the Lone Star ESOP will have the authority to vote any unallocated shares under the plan in accordance with the terms of the plan and ERISA. As of January 10, 2023, there were a total of 6,178.17 unallocated shares for purposes of the Lone Star ESOP.

(9)	Represents shares held of record by various trusts over which Mr. Ware serves as trustee.
(10)	Includes 382,446 shares held of record by a trust over which Mr. Ware serves as trustee.
(11)	Includes 67,827 shares held of record by a trust over which Mr. Ware serves as trustee.

EXPERTS

The financial statements of Prosperity Bancshares, Inc. as of December 31, 2021 and 2020, and for each of the three years in the period ended December 31, 2021, incorporated by reference in this proxy statement/prospectus, and the effectiveness of Prosperity Bancshares, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of Prosperity common stock to be issued by Prosperity in connection with the mergers will be passed upon by Bracewell LLP, Houston, Texas. Certain U.S. federal income tax consequences relating to the mergers will be passed upon for Prosperity by Bracewell LLP, Houston, Texas, and for First Bancshares and Lone Star by Fenimore Kay Harrison LLP, Austin, Texas.

OTHER MATTERS

No matters other than the matters described in this proxy statement/prospectus are anticipated to be presented for action at the First Bancshares special meeting or the Lone Star special meeting or at any adjournment or postponement of the First Bancshares special meeting or the Lone Star special meeting.

WHERE YOU CAN FIND MORE INFORMATION

Prosperity files reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains an Internet site that contains reports, proxy and information statements and other information about issuers, like Prosperity, who file electronically with the SEC. The address of that site is http://www.sec.gov.

Documents filed by Prosperity with the SEC are available from Prosperity without charge. You may obtain documents filed by Prosperity with the SEC by requesting them in writing or by telephone from Prosperity at the following address:

Prosperity Bancshares, Inc.

Attention: Investor Relations

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

Telephone: (281) 269-7199

Documents filed by Prosperity with the SEC are also available on Prosperity’s website www.prosperitybankusa.com. Information furnished by Prosperity and information on, or accessible through, the SEC’s or Prosperity’s website is not part of this proxy statement/prospectus.

Prosperity has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to the Prosperity common stock to be issued to shareholders of First Bancshares in the First Bancshares merger and to shareholders of Lone Star in the Lone Star merger. This proxy statement/prospectus constitutes the prospectus of Prosperity filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.

In addition to being a proxy statement of First Bancshares and Lone Star, this document is the prospectus of Prosperity for the shares of its common stock that will be issued in connection with the mergers.

Neither First Bancshares nor Lone Star has a class of securities registered under Section 12 of the Exchange Act, and therefore neither First Bancshares nor Lone Star is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act and, accordingly, neither First Bancshares nor Lone Star files documents or reports with the SEC.

If you are a First Bancshares or Lone Star shareholder and (a) have any questions concerning (i) the First Bancshares special meeting, the First Bancshares merger or the First Bancshares reorganization agreement, (ii) the Lone Star special meeting, the Lone Star merger or the Lone Star reorganization agreement or (iii) the proxy statement/prospectus, (b) would like additional copies of the proxy statement/prospectus without charge or (c) need help voting your shares of First Bancshares common stock or Lone Star common stock, please contact First Bancshares or Lone Star, as applicable, at the following address:

First Bancshares of Texas, Inc.

310 West Wall Street, Suite 1200

Midland, Texas 79701

Attention: Robin Richey

Telephone: (432) 687-9102

Email: rrichey@fcbtexas.com

Lone Star State Bancshares, Inc.

6220 Milwaukee Avenue

Lubbock, Texas 79424

Attention: Alan Lackey

Telephone: (806) 771-7717

Email: alanlackey@lonestarwtx.com

These documents are available without charge upon written or oral request. To obtain timely delivery of these documents, First Bancshares shareholders must request them no later than [    ], 2023 in order to receive them before the First Bancshares special meeting, and Lone Star shareholders must request them no later than [    ], 2023 in order to receive them before the Lone Star special meeting. If you request any documents from Prosperity, First Bancshares or Lone Star, then Prosperity, First Bancshares or Lone Star (as applicable) will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.

You should rely only on the information contained in this proxy statement/prospectus. None of Prosperity, First Bancshares or Lone Star has authorized anyone to provide you with different information. Therefore, if anyone gives you different or additional information, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of its date. It may not continue to be correct after this date. First Bancshares has supplied all of the information about First Bancshares and its subsidiaries contained in this proxy statement/prospectus, Lone Star has supplied all of the information about Lone Star and its subsidiaries contained in this proxy statement/prospectus, and Prosperity has supplied all of the information contained in this proxy statement/prospectus about Prosperity and its subsidiaries.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows Prosperity to “incorporate by reference” information in this proxy statement/prospectus. This means that Prosperity can disclose important business and financial information to you by referring you to another document filed separately with the SEC. The information that Prosperity incorporates by reference is considered to be part of this proxy statement/prospectus, and later information that Prosperity files with the SEC will automatically update and supersede the information Prosperity included in this proxy statement/prospectus. This document incorporates by reference the documents that are listed below that Prosperity has previously filed with the SEC, except to the extent that any information contained in such filings is deemed “furnished” in connection with SEC rules.

•	Prosperity’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 28, 2022;

•	The information in Prosperity’s definitive proxy statement on Schedule 14A for Prosperity’s 2022 annual meeting of shareholders, filed with the SEC on March 14, 2022;

•

Prosperity’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022, filed with the SEC on May  5, 2022, June 30, 2022, filed with the SEC on August  4, 2022, and September 30, 2022, filed with the SEC on November 4, 2022;

•

Current Reports on Form 8-K filed by Prosperity with the SEC on April 22, 2022,  October 6, 2022 and  October 11, 2022 (other than any Current Report on Form 8-K or any portion or portions of a Form 8-K submitted to the SEC on any such date and deemed furnished and not filed in accordance with SEC rules); and

•

The description of Prosperity’s common stock contained in Prosperity’s Registration Statement filed on Form 8-A with the SEC and dated December 22, 2011, including all amendments and reports filed with the SEC for purposes of updating such description.

Prosperity incorporates by reference in this proxy statement/prospectus any additional documents that Prosperity may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or any exhibits thereto or other information “furnished” to the SEC and not filed in accordance with SEC rules), from the date of the registration statement of which this proxy statement/prospectus is a part until the termination of the offering of the shares offered hereby. Any material that Prosperity may later file with the SEC will automatically update and supersede, where appropriate, the information previously filed with the SEC. These documents are available to you without charge. See “Where You Can Find More Information” beginning on page 141.

For purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document.

Appendix A

AGREEMENT AND PLAN OF REORGANIZATION

by and between

PROSPERITY BANCSHARES, INC.

and

FIRST BANCSHARES OF TEXAS, INC.

Dated as of October 10, 2022

(continued)

A-ii

(continued)

A-iii

(continued)

Page
Section 13.3	Nonsurvival of Representations and Warranties	A-51
Section 13.4	Amendments	A-51
Section 13.5	Expenses	A-51
Section 13.6	Notices	A-51
Section 13.7	Controlling Law; Jurisdiction	A-52
Section 13.8	Extension; Waiver	A-52
Section 13.9	Severability	A-53
Section 13.10	Entire Agreement	A-53
Section 13.11	Counterparts	A-53
Section 13.12	Assignment; Binding on Successors	A-53
Section 13.13	No Third Party Beneficiaries	A-53
Section 13.14	Confidential Supervisory Information	A-53
Section 13.15	WAIVER OF JURY TRIAL	A-54
Section 13.16	Delivery by Facsimile or Electronic Transmission	A-54
Section 13.17	Investigation	A-53

A-iv

INDEX OF DEFINED TERMS

Page
Acquisition Agreement	56
Acquisition Proposal	56
Acquisition Transaction	56
Affiliate	60
Aggregate Cash Consideration	4
Aggregate Merger Consideration	4
Aggregate Stock Consideration	4
Agreement	1
Annual Financial Statements	12
Average Closing Price	4
Bank	2
Bank Merger	2
BHC Act	1
BOLI	23
Business Day	61
Call Reports	12
CECL	61
Certificates	7
Closing	52
Closing Date	52
COBRA	29
Code	1
Company	1
Company Benefit Plans	28
Company Board	1
Company Closing Shares	4
Company Constituent Documents	10
Company Contracts	22
Company Disclosure Memorandum	9
Company Employee Census	27
Company Employees	51
Company Financial Statements	12
Company Personal Property	18
Company Real Property	17
Company Share Closing Cash Amount	4
Company Shareholder Approval	11
Company Stock	1
Company Stock Option	11
Company Stock Plan	8
Confidentiality Agreement	50
Continuing Corporation	2
CRA	32
Debentures	15
Deferred Compensation Agreements	46
Director/Officer Release	47
Disqualified Individual	46
Dissenting Share	6
DP Contracts	31
Effective Time	53

Page
Environmental Laws	19
Equity Capital	5
ERISA	28
ERISA Affiliates	29
Exchange Act	31
Exchange Agent	7
Exchange Fund	7
Existing Benefit Plan	51
FBOT Capital Trust	15
FBOT Capital Trust Common Securities	15
FBOT Capital Trust Preferred Securities	15
FBOT Capital Trust Trust Agreement	15
FDIC	10
Federal Reserve Board	10
Financial Advisor	36
Fully-Diluted Company Closing Shares	4
GAAP	5
GLB Act	1
Governmental Body	61
Hazardous Materials	19
Indemnified Parties	49
Intellectual Property	31
Interim Financial Statements	12
IRS	26
Knowledge	61
Law	61
Liability	61
Loan	13
Loans	13
Material Adverse Effect	61
Materially Burdensome Condition	54
Meeting	36
Merger	1
Minimum Allowance Amount	45
Notice Period	54
NYSE	4
OCC	10
Operative Documents	15
Pandemic	62
Per Award Share Merger Consideration	4
Per Share Cash Consideration	4
Per Share Stock Consideration	4
Person	62
Preferred Stock	10
Proceeding	62
Prosperity	1
Prosperity Bank	1
Prosperity Bank Stock	33
Prosperity Board	2

A-v

INDEX OF DEFINED TERMS

(continued)

Prosperity Common Stock	4
Prosperity Expenses	56
Prosperity Financial Statements	35
Prosperity Record Date	46
Proxy Statement	47
Q1 Prosperity Dividend	46
Registration Statement	47
Regulatory Agency	62
Regulatory Agreement	26
Regulatory Approval	62
Required 280G Approval	46
Required Consents	25
SEC	31
Securities	16
Securities Act	31
Securities Portfolio	12
Subsidiaries	62
Subsidiary	62

Superior Proposal	57
Tax	20
Tax Return	20
Taxes	20
TBOC	2
TDB	33
Termination Fee	55
Transactions	62
Transmittal Materials	7
Treasury Regulation	20
Treasury Shares	5
Trust or Agency Agreement	14
Trust or Agency Records	15
Trust Securities	15
Union	27
Voting Agreements	1
Waived Benefits	46
Watch List	14

A-vi

COMPANY DISCLOSURE MEMORANDUM SECTIONS

Section 3.1(e)	Subsidiaries
Section 3.2(d)	Existing Obligations
Section 3.2(e)	Company Stock Arrangements
Section 3.2(f)	Dividends
Section 3.4	Investment Securities
Section 3.5(c)	Liabilities
Section 3.7(a)	Past Due Loans
Section 3.7(b)	Watch List
Section 3.8(i)	Trust or Agency Agreements Violations
Section 3.8(ii)	Trust or Agency Agreements Valid
Section 3.8(iii)	Trust or Agency Agreements Claims
Section 3.8(iv)	Trust or Agency Agreements Defaults
Section 3.9(a)	Trust Preferred Securities
Section 3.10(a)	Real Property
Section 3.10(b)	Real Property Covenants
Section 3.11	Personal Property
Section 3.13	Litigation
Section 3.14(d)	Income Tax Returns
Section 3.14(h)	Tax Sharing Agreements
Section 3.15(a)	Contracts and Commitments
Section 3.16(a)	Insurance
Section 3.17(b)	Required Consents
Section 3.19	Regulatory Compliance
Section 3.20	Bank Secrecy Act, etc.
Section 3.25(a)	Compensation and Benefit Plans
Section 3.25(c)	Company Benefit Plan Proceedings
Section 3.25(f)	Company Benefit Plan Accelerations
Section 3.25(h)	Outstanding Equity Awards
Section 3.26	Deferred Compensation Arrangements
Section 3.27	Brokers, Finders and Financial Advisors
Section 3.30	Brokered Deposits
Section 3.31	Intellectual Property Rights
Section 3.33	Data Processing Contracts
Section 3.34	Shareholders’ List
Section 5.2(b)(vi)	Loan Commitments
Section 5.2(b)(xix)	Foreclosures
Section 5.2(b)(xxv)	Capital Expenditures
Section 5.17	Officer Release Agreements
Section 6.6	Assumption of Certain Agreements
Section 10.4	Director and Executive Officer Release Agreements
Section 10.5	Termination of Deferred Compensation Agreements
Section 10.6(a)	Persons to Sign Employment and/or Non-Competition Agreements
Section 13.1(e)	Knowledge of Certain Individuals

A-vii

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (“Agreement”) dated as of October 10, 2022 is by and between Prosperity Bancshares, Inc. (“Prosperity”), a Texas corporation and financial holding company pursuant to the Gramm-Leach Bliley Act (“GLB Act”) and bank holding company registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”), and First Bancshares of Texas, Inc. (the “Company”), a Texas corporation and bank holding company registered under the BHC Act.

RECITALS

WHEREAS, the parties intend that the Company merge with and into Prosperity (the “Merger”) with Prosperity continuing as the corporation surviving the Merger, as provided for herein, and this Agreement shall constitute an agreement and plan of merger with respect to such Merger; and

WHEREAS, the respective boards of directors of Prosperity and the Company believe that the Merger provided for and subject to the terms and conditions as set forth in this Agreement and all exhibits, schedules and supplements hereto, is in the best interests of Prosperity and the Company, respectively, and their respective shareholders; and

WHEREAS, for federal income Tax (as defined herein) purposes, it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and that this Agreement be and hereby is adopted as a plan of reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations (as defined herein) promulgated thereunder; and

WHEREAS, the respective boards of directors of Prosperity and the Company have approved this Agreement and the Transactions (as defined herein) proposed herein substantially on the terms and conditions set forth in this Agreement; and

WHEREAS, as a condition and inducement to Prosperity’s willingness to enter into this Agreement, the members of the board of directors of the Company (the “Company Board”), the members of the board of directors of the Bank (as defined herein) and the holders of 10% or more of Company Stock (as defined herein) have entered into agreements (the “Voting Agreements”) dated as of the date hereof pursuant to which he or she agrees to vote the issued and outstanding shares of common stock, par value $1.00 per share, of the Company (“Company Stock”) beneficially owned by such Person (as defined herein) in favor of this Agreement and the Transactions (as defined herein); and

WHEREAS, in connection with the Merger, all of the issued and outstanding shares of Company Stock shall be exchanged for such consideration as set forth in this Agreement; and

WHEREAS, it is contemplated that immediately following the Merger, and pursuant to a separate agreement, Prosperity Bank, a Texas banking association and wholly-owned subsidiary of Prosperity (“Prosperity Bank”), and FirstCapital Bank of Texas, National Association (the “Bank”), a national banking association and wholly-owned subsidiary of the Company, shall be combined through a merger or similar transaction, with Prosperity Bank as the surviving entity (the “Bank Merger”).

AGREEMENT

NOW, THEREFORE, in consideration of such premises and the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as set forth below.

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined herein), the Company shall be merged with and into Prosperity (which, as the surviving corporation, is hereinafter referred to as “Continuing Corporation” whenever reference is made to it at or after the Effective Time) pursuant to the provisions of, and with the effect provided for in, Chapter 10 and Chapter 21, Subchapter J of the Texas Business Organizations Code (“TBOC”).

Section 1.2 Articles of Incorporation, Bylaws and Facilities of Continuing Corporation. At the Effective Time and until thereafter amended in accordance with applicable Law (as defined herein), the Articles of Incorporation of Continuing Corporation shall be the Articles of Incorporation of Prosperity as in effect immediately prior to the Effective Time. Until altered, amended or repealed as provided therein and in the Articles of Incorporation of Continuing Corporation, the Bylaws of Continuing Corporation shall be the Bylaws of Prosperity as in effect immediately prior to the Effective Time. Unless and until changed by the board of directors of Continuing Corporation, the main office of Continuing Corporation shall be the main office of Prosperity immediately prior to the Effective Time. The established offices and facilities of the Company immediately prior to the Merger shall become established offices and facilities of Continuing Corporation. Until thereafter changed in accordance with Law or the Articles of Incorporation or Bylaws of Continuing Corporation, all corporate acts, plans, policies, contracts, approvals and authorizations of the Company and Prosperity and their respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of Continuing Corporation and shall be as effective and binding thereon as the same were with respect to the Company and Prosperity, respectively, as of the Effective Time.

Section 1.3 Board of Directors and Officers of Continuing Corporation. At the Effective Time and until thereafter changed in accordance with applicable Law or the Articles of Incorporation or Bylaws of Continuing Corporation, the members of the board of directors of Prosperity (the “Prosperity Board”) immediately prior to the Effective Time shall be the board of directors of Continuing Corporation. At the Effective Time and until thereafter changed in accordance with Law or the Articles of Incorporation or Bylaws of Continuing Corporation, the senior officers of Prosperity immediately prior to the Effective Time shall be the senior officers of Continuing Corporation.

Section 1.4 Effect of Merger. At the Effective Time, the corporate existence of the Company and Prosperity shall, as provided in the provisions of Law heretofore mentioned, be continued in Continuing Corporation, and Continuing Corporation shall be deemed to be a continuation in entity and identity of the Company and Prosperity. All rights, franchises and interests of the Company and Prosperity, respectively, in and to any type of property and choses in action shall be transferred to and vested in Continuing Corporation by virtue of such Merger without reversion or impairment, without further act or deed and without any assignment having occurred, but subject to any existing liens or other encumbrances thereon. The Merger shall have all other effects set forth in Section 10.008 of the TBOC.

Section 1.5 Liabilities of Continuing Corporation. At the Effective Time, Continuing Corporation shall be liable for all Liabilities (as defined herein) of the Company and Prosperity. All debts, liabilities, obligations and contracts of the Company and of Prosperity, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of the Company or Prosperity, as the case may be, shall be those of Continuing Corporation and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either the Company or Prosperity shall be preserved unimpaired subsequent to the Merger.

Section 1.6 Approvals and Notices. This Agreement shall be submitted to the shareholders of the Company in accordance with the terms of this Agreement, the applicable provisions of Law and the Certificate of Formation and Bylaws of the Company.

Section 1.7 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code (and any comparable provision of state Law), and the parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations promulgated thereunder.

Section 1.8 Modification of Structure. Notwithstanding any provision of this Agreement to the contrary, Prosperity may elect, subject to the filing of all necessary applications and the receipt of all Regulatory Approvals (as defined herein), to modify the structure of the Transactions so long as (i) there are no material adverse federal or state income Tax consequences to the shareholders of the Company as a result of such modification, (ii) the consideration to be paid to holders of Company Stock or Company Stock Options under this Agreement is not thereby changed in kind or reduced in amount solely because of such modification and (iii) such modification will not be likely to materially delay or jeopardize receipt of any Regulatory Approvals. In the event of such election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

ARTICLE II

CONSIDERATION AND EXCHANGE PROCEDURES

Section 2.1 Merger Consideration.

(a) Unless otherwise adjusted pursuant to Section 2.2, each share of capital stock of the Company issued and outstanding immediately prior to the Effective Time (“Company Closing Shares”), but excluding any Dissenting Shares (as defined herein), shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be cancelled and represent only the right to receive (i) a number of shares of common stock, $1.00 par value, of Prosperity (“Prosperity Common Stock”) equal to the quotient, rounded to the nearest hundred thousandth, obtained by dividing 3,583,370 (the “Aggregate Stock Consideration”) by the number of Company Closing Shares (the “Per Share Stock Consideration”), and (ii) an amount of cash equal to the Company Share Closing Cash Amount divided by the Company Closing Shares (together with cash in lieu of any fractional share of Prosperity Common Stock as determined in accordance with Section 2.1(d), the “Per Share Cash Consideration,” and together with the Per Share Stock Consideration, the “Per Share Merger Consideration”). At the Effective Time, each Company Closing Share shall no longer be outstanding and shall automatically be canceled and retired without any action on the part of the holder thereof and shall cease to exist, and such share (and any certificate previously representing any such share) shall thereafter represent only the right to receive the Per Share Merger Consideration.

(b) For purposes of this Agreement, the capitalized terms below shall have the following meanings:

(i) “Aggregate Cash Consideration” means $93,422,648.

(ii) “Aggregate Merger Consideration” means the sum of (A) the Aggregate Cash Consideration plus (B) the Aggregate Stock Consideration.

(iii) “Average Closing Price” shall mean the average of the daily volume-weighted average sales price per share of Prosperity Common Stock on The New York Stock Exchange (“NYSE”) (as displayed under the heading “Bloomberg VWAP” (rounded to two decimal places) for each such date on the Bloomberg page for Prosperity Common Stock or, if not reported thereby, another nationally recognized alternative source as chosen by Prosperity) for the twenty (20) consecutive trading days ending on and including the fifth trading day immediately preceding the Closing Date (as defined herein).

(iv) “Company Share Closing Cash Amount” means cash in an amount equal to (i) the Aggregate Cash Consideration minus (ii) the amount payable to holders of Company Stock Options pursuant to Section 2.6.

(v) “Fully-Diluted Company Closing Shares” means the number of Company Closing Shares plus the number of shares subject to a Company Stock Option.

(vi) “Per Award Share Merger Consideration” means a cash amount equal to (i) the sum of (A) the Aggregate Cash Consideration plus (B) the Aggregate Stock Consideration multiplied by the Average Closing Price plus (C) the aggregate exercise price of the Company Stock Options; divided by (ii) the Fully-Diluted Company Closing Shares.

(c) Each share of Company Stock held in the treasury of the Company and each share of Company Stock owned by any direct or indirect wholly owned Subsidiary (as defined herein) of the Company immediately prior to the Effective Time (other than (i) shares of Company Stock held, directly or indirectly, in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties and (ii) shares of Company Stock held in respect of a debt previously contracted) (the “Treasury Shares”) shall automatically be cancelled and retired and shall cease to exist without any conversion and no payment or distribution shall be made with respect thereto.

(d) Notwithstanding anything in this Agreement to the contrary, Prosperity will not issue any fractional shares of Prosperity Common Stock otherwise issuable pursuant to the Merger. In lieu of the issuance of any such fractional share, after aggregating all shares converted with respect to each such former shareholder of the Company, Prosperity shall pay to each former holder of shares of Company Stock otherwise entitled to receive such fractional share an amount of cash determined by multiplying (i) the Average Closing Price by (ii) the fraction of a share of Prosperity Common Stock which such holder would otherwise be entitled to receive pursuant to this Section 2.1.

Section 2.2 Adjustment to Merger Consideration for Equity Capital.

(a) If the Equity Capital (as defined herein) on the Closing Date is less than $204,000,000, then the Aggregate Cash Consideration will be reduced by an amount equal to the difference between $204,000,000 and the Equity Capital on such date.

(b) For purposes of this Agreement, “Equity Capital” shall equal the sum of the capital stock, capital surplus and retained earnings of the Company, including unrealized securities gains or losses, on a consolidated basis, as determined pursuant to generally accepted accounting principles in the United States (“GAAP”) applied in a manner consistent with the Annual Financial Statements (as defined herein) and as agreed between the Company and Prosperity. For purposes of calculating Equity Capital, the Company shall deduct for certain extraordinary items related to this Agreement and the Transactions, including the following amounts (without duplication): (i) the after-Tax amount of any fees and commissions payable to any broker, finder, financial advisor or investment banking firm in connection with this Agreement or the Transactions; (ii) the after-Tax amount of any legal and accounting fees and other expenses incurred in connection with the negotiation, execution or performance of this Agreement or the consummation of the Transactions; (iii) the after-Tax premium or additional cost incurred to provide for the continuation of certain of the Company’s insurance policies pursuant to Section 5.9; (iv) any amount required to be added to the Company’s allowance for loan losses pursuant to Section 5.10; (v) the estimated after-Tax amount of any penalty or liquidated damages associated with the termination of the Company’s DP Contracts (as defined herein) prior to or following the Closing Date as provided in Section 5.7; (vi) the after-Tax amount of any payments to be made pursuant to any existing employment, change in control, salary continuation, deferred compensation or other similar agreements or arrangements or severance, noncompetition, retention, stay pay or bonus arrangements between the Company or the Bank and any other Person, other than payments with respect to the Company Stock Options (as defined herein) or payments under any employment agreement with any person set forth in Section 10.6(a) of the

Company Disclosure Memorandum; (vii) the after-Tax accrual of any future benefit payments due under any salary continuation, deferred compensation or other similar agreements through the date of the final payment, and confirmed by a third-party consultant mutually acceptable to the Company and Prosperity; (viii) the after-Tax amount of any cost to fully fund, terminate and liquidate the Deferred Compensation Agreements (as defined herein) and any other Company Benefit Plan (as defined herein) and to pay all related expenses and fees, including expenses and fees associated with any governmental filings in connection with such termination, to the extent such termination is required hereunder or requested by Prosperity pursuant to Section 5.13 or Section 7.4(a); (ix) the after-Tax amount of any fees, costs and expenses and the estimated after-Tax amount of any accruals required pursuant to Section 5.8 related to the matters described on Section 3.13 of the Company Disclosure Memorandum; (x) the after-Tax amount required to pay dividends for one quarter with respect to the Trust Securities, plus $15,000 with respect to legal expenses and fees related to the assumption and subsequent redemption by Prosperity of the Trust Securities; (xi) the after-Tax amount of any capitalized, unaccrued or prepaid software costs; (xii) the nondeductible amount of any payments subject to Section 280G of the Code; and (xiii) such other amounts as are agreed upon by the Company and Prosperity. For purposes of calculating Equity Capital, the Company shall increase Equity Capital by the difference between (x) the aggregate amount of any dividend actually paid by the Company with respect to the first fiscal quarter of 2023 in accordance with Section 5.15 and (y) the aggregate amount that would have been paid had the dividend been $0.05 per share of Company Stock. For purposes of calculating the after-Tax effect of the foregoing, the parties agree that the applicable Tax rate to the Company shall be twenty-one percent (21%). Notwithstanding the foregoing, Equity Capital shall not be adjusted downward for (y) any adjustment required by Prosperity pursuant to Section 5.8, except adjustments specified in clause (ix) above, or (z) any amounts required solely as a result of “day one” adjustments in connection with the implementation of CECL (as defined herein) by the Company, except to the extent required in clause (iv) above.

Section 2.3 Dissenting Shares. Each share of Company Stock issued and outstanding immediately prior to the Effective Time, the holder of which has voted against the approval of the Merger and who has properly perfected such holder’s dissenter’s rights of appraisal by following the exact procedure required by Chapter 10, Subchapter H of the TBOC is referred to herein as a “Dissenting Share.” Notwithstanding anything in this Agreement to the contrary, each Dissenting Share shall not be converted into or represent the right to receive the Per Share Merger Consideration pursuant to this ARTICLE II and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the TBOC. Each holder of Dissenting Shares shall be entitled to receive the value of such Dissenting Shares held by him in accordance with the applicable provisions of the TBOC; provided, such holder complies with the procedures contemplated by and set forth in the applicable provisions of the TBOC. If any holder of any Dissenting Shares shall effectively withdraw or lose his dissenter’s rights under the applicable provisions of the TBOC, each such Dissenting Share shall be deemed to have been converted into and to have become exchangeable for, only the right to receive the Per Share Merger Consideration without any interest thereon in accordance with the provisions of this ARTICLE II.

Section 2.4 Exchange of Shares.

(a) On the date of the Effective Time, Prosperity shall deposit or cause to be deposited with Computershare Investor Services, Inc. (the “Exchange Agent”), to be held in trust for the holders of the shares of Company Stock (i) book entry shares of Prosperity Common Stock via the direct registration system representing the Aggregate Stock Consideration and (ii) cash in an aggregate amount sufficient to make the appropriate payments of the Per Share Cash Consideration, in each case as may be adjusted pursuant to Section 2.2 (such shares and cash being referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

(b) Continuing Corporation will use commercially reasonable efforts to cause the Exchange Agent to mail, as soon as practicable after the Effective Time with the intent to be no later than ten (10) Business Days (as defined herein) after the Effective Time, to each record holder of an outstanding certificate or certificates, which as of the Effective Time represented shares of Company Stock (the “Certificates”), a letter of transmittal that will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and contain instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Merger Consideration into which the shares of Company Stock represented by such Certificate(s) will have been converted pursuant to this Agreement (collectively, the “Transmittal Materials”). Upon surrender to the Exchange Agent of a Certificate, together with the Transmittal Materials duly completed and executed, the holder of such Certificate shall be entitled to receive in exchange for each Company Closing Share represented thereby the Per Share Merger Consideration, as may be adjusted pursuant to Section 2.2, and such Certificate shall forthwith be cancelled. No interest will be paid or accrued with respect to the shares of Prosperity Common Stock or cash payable upon surrender of the Certificates. Until surrendered in accordance with the provisions of this Section 2.4, after the Effective Time, each Certificate (other than Certificates representing Dissenting Shares or Treasury Shares) shall represent for all purposes only the right to receive the allocable portion of the Aggregate Merger Consideration without any interest thereon.

(c) Promptly after receipt of the Transmittal Materials, Prosperity will use commercially reasonable efforts to cause the Exchange Agent to review the Transmittal Materials in order to verify proper completion and execution thereof, and upon verification, Prosperity will use commercially reasonable efforts to cause the Exchange Agent to pay the former shareholders of the Company for each verified Company Closing Share the Per Share Merger Consideration as soon as practicable.

(d) No dividends or other distributions declared after the Effective Time with respect to shares of Prosperity Common Stock and payable to the holders thereof shall be paid to the holder of a Certificate until such holder surrenders such Certificate and duly completed and executed Transmittal Materials to the Exchange Agent in accordance with this Section 2.4. After the surrender of a Certificate and duly completed and executed Transmittal Materials in accordance with this Section 2.4, the holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which had become payable after the Effective Time with respect to the shares of Prosperity Common Stock issuable in respect of such Certificate.

(e) After the Effective Time, the stock transfer ledger of the Company shall be closed and there shall be no transfers on the stock transfer books of the Company of the shares of Company Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Prosperity, they shall be promptly presented to the Exchange Agent for exchange as provided in this Section 2.4.

(f) If any shares of Prosperity Common Stock are to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be appropriately endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form (reasonably satisfactory to Prosperity) for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the issuance of shares of Prosperity Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(g) None of Prosperity, the Company, Continuing Corporation, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Stock for any Prosperity Common Stock (or dividends or distributions with respect thereto) or cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(h) If any Certificate is lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Prosperity or the Exchange Agent, the posting by such Person of a bond in such amount as Continuing Corporation or the Exchange Agent may direct as indemnity against any claim that may be made against Prosperity with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the allocable portion of the Aggregate Merger Consideration deliverable in respect thereof pursuant to this Agreement.

Section 2.5 Tax Withholding. Notwithstanding anything in this Agreement to the contrary, Prosperity, Continuing Corporation, the Company and the Exchange Agent shall be entitled to deduct and withhold from the Per Share Merger Consideration otherwise payable pursuant to this Agreement such amounts as the applicable withholding agent, in its reasonable discretion, determines it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and timely paid over to the appropriate Governmental Body (as defined herein), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Closing Shares and Company Stock Options (as defined herein) in respect of which such deduction and withholding was made.

Section 2.6 Treatment of Company Stock Options. In addition to the amounts payable to the holders of Company Closing Shares under Section 2.1 hereof, at the Effective Time, (i) all then-outstanding Company Stock Options (as defined herein) shall automatically vest in full (to the extent unvested) pursuant to the terms of the Amended and Restated 2007 Stock Option Plan for First Bancshares of Texas, Inc., as amended (the “Company Stock Plan”), (ii) the Company shall terminate the Company Stock Plan in accordance with its terms and applicable Law, and (iii) each then-outstanding, unexercised Company Stock Option shall automatically be cancelled and terminated and converted into the right to receive a cash payment in an amount equal to the Per Award Share Merger Consideration less the per share exercise price for each share of Company Stock subject to such Company Stock Option. The Continuing Corporation shall cause such amounts to be paid, subject to applicable withholdings and deductions, (x) to each holder of a Company Stock Option that is employed by the Continuing Corporation or its Subsidiary after the Effective Time, through the payroll system of Continuing Corporation or its applicable Subsidiary on the first payroll in which Company employees are included, or (y) to all other holders of Company Stock Options, through the payroll system of the Company which shall remain open for purposes of such payments, within five (5) Business Days of the Effective Time. Any Company Stock Option that has an exercise price that is greater than or equal to the Per Award Share Merger Consideration will be cancelled in exchange for no consideration after the Company’s delivery of a cancellation notice as contemplated in Section 8(b) of the Company Stock Plan.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Prosperity as set forth below. On the date hereof, the Company delivered to Prosperity disclosure schedules (the “Company Disclosure Memorandum”) setting forth, among other things, items the disclosure of which are necessary or appropriate (a) in response to an express disclosure requirement contained in a provision of this Agreement, (b) as an exception to one or more representations and warranties contained in ARTICLE III or (c) as an exception to one or more covenants contained in this Agreement. Disclosure in any section of the Company Disclosure Memorandum shall apply only to the indicated section of this Agreement, except to the extent that it is reasonably apparent on its face that such disclosure is relevant to another section of this Agreement. The Company agrees that two (2) Business Days prior to the Closing (as defined herein) it shall provide Prosperity with a supplemental Company Disclosure Memorandum reflecting any changes in the information contained in the Company Disclosure Memorandum which have occurred in the period from the date of this Agreement to two (2) Business Days prior to the date of Closing. The mere inclusion of an item in the Company Disclosure Memorandum as an exception to a representation, warranty or covenant shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.1 Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas and a bank holding company duly registered under the BHC Act, subject to all Laws, rules and regulations applicable to bank holding companies. The Bank is a national banking association duly organized, validly existing and in good standing under the Laws of the United States. Each Subsidiary of the Company (other than the Bank) is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it was formed.

(b) The Company and each of its Subsidiaries has full power and authority (including all licenses, registrations, qualifications, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate its properties and to engage in the business and activities now conducted by it, except where the failure to be so licensed, registered or otherwise qualified is not, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole. To the Company’s Knowledge (as defined herein), no suspension or cancellation of any such necessary license, registration, qualification, franchise, permit or authorization is threatened.

(c) The Bank is duly authorized to conduct general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the Board of Governors of the Federal Reserve System (“Federal Reserve Board”) and the Office of the Comptroller of the Currency (the “OCC”). The Bank has trust powers as granted by the OCC, which are in full force and effect.

(d) True and complete copies of the Articles of Incorporation or Association, Certificate of Formation and Bylaws or other governing documents of the Company and each Subsidiary of the Company (collectively, the “Company Constituent Documents”), each as amended to date, have been delivered or made available to Prosperity.

(e) Section 3.1(e) of the Company Disclosure Memorandum lists each of the Subsidiaries of the Company and any other Person in which the Company or any of the Company’s Subsidiaries own or have the right to acquire capital stock. Other than as set forth in Section 3.1(e) of the Company Disclosure Memorandum, neither the Company nor any of its Subsidiaries (i) has any Subsidiaries or Affiliates (as defined herein), (ii) is a general partner or owner in any joint venture, general partnership, limited partnership, trust or other non-corporate entity or (iii) has Knowledge of any arrangement pursuant to which the capital stock of any corporation is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of all shareholders of the Company.

(f) The deposit accounts of the Bank are insured by the Federal Deposit Insurance Corporation (“FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments due and owing as of the date hereof required in connection therewith have been paid by the Bank.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of: (i) 35,000,000 shares of common stock, $1.00 par value, 16,831,710 of which are issued and outstanding and none of which are Treasury Shares as of the date of this Agreement (excluding 826,150 shares that are issuable upon exercise of the Company Stock Options); and (ii) 5,000,000 shares of preferred stock, $1.00 par value (the “Preferred Stock”), none of which are issued or outstanding as of the date of this Agreement. All of the outstanding shares of Company Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person or in violation of any applicable federal or state Laws.

(b) The authorized capital stock of the Bank consists of 10,000,000 shares of common stock, $1.00 par value, 3,096,250 of which are issued and outstanding as of the date of this Agreement.

(c) The Company owns, either directly or indirectly, all of the issued and outstanding capital stock and other securities of its Subsidiaries free and clear of any lien, charge, claim or other encumbrance, other than with respect to the Trust Securities in which case the Company owns only the common securities. The outstanding capital stock and other securities of the Company’s Subsidiaries are, as applicable, (i) duly authorized, validly issued, fully paid and nonassessable and (ii) free and clear of any liens, claims, security interests and encumbrances of any kind. There are no proxies with respect to shares of the Company’s Subsidiaries and there are no outstanding or authorized subscriptions, options, warrants, calls, rights or other agreements or commitments of any kind restricting the transfer of, requiring the issuance or sale of or otherwise relating to any such shares of capital stock of the Company’s Subsidiaries to any Person.

(d) Except as set forth in Section 3.2(d) of the Company Disclosure Memorandum with respect to outstanding stock options (each, a “Company Stock Option”) granted pursuant to the Company Stock Plan, there are no existing options, restricted stock, stock appreciation rights, stock appreciation units, warrants, calls, convertible securities or commitments of any kind obligating the Company to issue any authorized and unissued Company Stock or Preferred Stock.

(e) The Company does not have any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock or other securities. Other than the Voting Agreements to be entered into contemporaneously herewith, or as set forth in Section 3.2(e) of the Company Disclosure Memorandum to the Company’s Knowledge, there are no voting trusts, voting agreements, buy-sell agreements or other similar arrangements affecting the Company Stock.

(f) Except as set forth in Section 3.2(f) of the Company Disclosure Memorandum and with respect to dividends permitted pursuant to Section 5.2(b)(xvi), the Company has not paid any dividends on the Company Stock after June 30, 2022.

Section 3.3 Corporate Approvals; Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and any related documents and perform its obligations hereunder and thereunder. Each Subsidiary of the Company has all necessary corporate or other power and authority to execute and deliver any documents related to this Agreement and perform its obligations thereunder.

(b) The execution and delivery of this Agreement and the consummation of the Transactions have been duly, validly and unanimously approved by the Company Board. The Company Board has (i) determined that this Agreement and the Transactions are advisable and in the best interests of the Company and its shareholders, (ii) directed that this Agreement be submitted to the Company’s shareholders for approval and adoption and (iii) resolved to recommend to the shareholders of the Company that they approve this Agreement. Except for the approval of this Agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of Company Stock entitled to vote on this Agreement (the “Company Shareholder Approval”), this Agreement and the Transactions have been authorized by all necessary corporate action of the Company. This Agreement has been duly executed and delivered by the Company and is a duly authorized, valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and general equitable principles.

Section 3.4 Investments. Section 3.4 of the Company Disclosure Memorandum sets forth a true, correct and complete list, as of June 30, 2022, of all securities, including municipal bonds, owned by the Company (the “Securities Portfolio”). Except as set forth in Section 3.4 of the Company Disclosure Memorandum, all such securities are owned by the Company (a) of record, except those held in bearer form, and (b) beneficially, free and clear of all mortgages, liens, pledges and encumbrances. Section 3.4 of the Company Disclosure Memorandum also discloses any Person in which the ownership interest of the Company, whether held directly or indirectly, equals 5% or more of the issued and outstanding voting securities of the issuer thereof. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of any of the securities in the Securities Portfolio.

Section 3.5 Financial Statements.

(a) The Company has furnished or made available to Prosperity true, correct and complete copies of its (i) audited consolidated balance sheets as of December 31, 2021 and 2020, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the years ended December 31, 2021 and 2020, accompanied by the report thereon of the Company’s independent auditors (the “Annual Financial Statements”), and (ii) unaudited consolidated balance sheets and related consolidated statements of income, changes in shareholders’ equity and cash flows as of and for the six months ended June 30, 2022 and 2021 (the “Interim Financial Statements”). The Company has also furnished to Prosperity a true, correct and complete copy of the Consolidated Reports of Condition and Income (“Call Reports”) filed by the Bank as of and for each period during the three years ended December 31, 2021, and for the six months ended June 30, 2022. The Annual Financial Statements, Interim Financial Statements and Call Reports are collectively referred to in this Agreement as the “Company Financial Statements.”

(b) The Annual Financial Statements and Interim Financial Statements have been prepared from the books and records of the Company and its Subsidiaries and fairly present in all material respects the consolidated financial position, results of operations, shareholders’ equity and cash flows of the Company at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated, except that the Interim Financial Statements (i) omit the footnote disclosure required by GAAP and (ii) are subject to normal year-end audit adjustments required by GAAP. The Call Reports fairly present in all material respects the financial position of the Bank and the results of its operations at the dates and for the periods indicated in compliance with the rules and regulations of applicable federal and state banking authorities.

(c) Neither the Company nor any of its Subsidiaries have any Liabilities, except (i) as fully set forth or provided for in such Company Financial Statements or otherwise disclosed in Section 3.5(c) of the Company Disclosure Memorandum, (ii) Liabilities incurred in the ordinary course of business of the Company and its Subsidiaries consistent with past practice since June 30, 2022, and (iii) Liabilities incurred in connection with the negotiation and execution of this Agreement and the performance of the Transactions.

Section 3.6 Loan Portfolio and Reserve for Loan Losses.

(a) All evidences of indebtedness and leases of the Bank (individually a “Loan” and collectively, the “Loans”), including any renewals and extensions of any Loan, were solicited, originated and currently exist in compliance in all material respects with all applicable requirements of federal and state Law and regulations promulgated thereunder. The Loans are adequately documented, and each note evidencing a Loan or credit agreement or security instrument related to a Loan constitutes a valid and binding obligation of the obligor thereunder, enforceable in accordance with the terms thereof, except as the enforceability thereof may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights, and all actions necessary to protect any related security interest have been duly taken. The Company has not entered into any oral modifications or amendments or additional agreements related to the Loans that are not reflected in its records. To the Company’s Knowledge, there is no valid claim or defense to the enforcement of any Loan and none has been asserted, and the Company has no Knowledge of any acts or omissions that would give rise to any claim or right of rescission, set off, counterclaim or defense.

(b) The Company has furnished or made available to Prosperity true, correct and complete copies of all of the credit files of the Bank as of June 30, 2022, which contain all material information (excluding general, local or national industry, economic or similar conditions) known to the Bank that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectability of the Loan portfolio of the Bank (including Loans that will be outstanding if it advances funds it is obligated to advance). The Company has also furnished to Prosperity a list of all Loans made between June 30, 2022 and the date of this Agreement.

(c) The allowance for loan losses shown on the Company Financial Statements as of June 30, 2022 was, and the allowance for loan losses to be shown on any financial statements of the Company or the Bank or Call Report of the Bank as of any date subsequent to the execution of this Agreement will be, calculated in accordance with GAAP in all material respects as applied to banking institutions and all applicable rules and regulations, and in the reasonable opinion of the Company’s management, adequate in all material respects to provide for all possible losses, net of recoveries relating to loans previously charged off, on Loans outstanding (including accrued interest receivable) of the Bank and other extensions of credit (including letters of credit or commitments to make loans or extend credit).

(d) Other than the representations and warranties set forth in this Section 3.6, no representation or warranty is made as to the sufficiency of collateral securing such Loans or as to the amount to be finally realized on such Loans.

Section 3.7 Certain Loans and Related Matters.

(a) Except as set forth in Section 3.7(a) of the Company Disclosure Memorandum, as of June 30, 2022, neither the Company nor any of its Subsidiaries was a party to any written or oral: (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does not exceed $10,000 per loan, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other material provisions as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned” or any comparable classifications by such Persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of the Company or any of its Subsidiaries, or any 10% or more shareholder of the Company, or any Person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation in any material respect of any Law, regulation or rule applicable to the Company or any of its Subsidiaries including those promulgated, interpreted or enforced by any Governmental Body with supervisory jurisdiction over the Company or any of its Subsidiaries.

(b) Section 3.7(b) of the Company Disclosure Memorandum contains the “watch list of loans” of the Bank (“Watch List”) as of the date of this Agreement. To the Knowledge of the Company, as of the date of this Agreement, there is no other Loan, loan agreement, note or borrowing arrangement which should be included on the Watch List in accordance with the Bank’s ordinary course of business and consistent with safe and sound banking principles.

Section 3.8 Fiduciary Responsibilities.

(a) The Company and the Bank have performed all of their respective duties as a trustee, custodian, guardian or an escrow agent in a manner that complies in all material respects with all applicable Laws, regulations, orders, agreements, instruments and common law standards.

(b) (i) Neither the Company nor any Subsidiary of the Company has taken any action, nor omitted to take any action, which would, or with the giving of notice or the passage of time or both would reasonably be expected to, constitute a material default or a material violation of any fiduciary duty under any instrument, indenture, declaration, agreement, will, contract, resolution or other document under which the Company or any Subsidiary of the Company acts as an executor, trustee, fiduciary, representative, agent (including a custodian, paying agent or escrow agent) conservator, guardian or in a similar capacity (each a “Trust or Agency Agreement”) or cause the Company or any Subsidiary of the Company to be subject to claims for material damages, material surcharge, disqualification or removal from any capacity which anyone of them now occupies with respect to any Trust or Agency Agreement, nor has the Company nor any Subsidiary of the Company been so subject to claims for material damages, material surcharges, disqualification or removal from any such capacity; (ii) each Trust or Agency Agreement, and any amendment or modification thereto, in effect as of the date hereof was duly executed and delivered (or accepted) by, and constitutes a legal, valid and binding obligation of, the Company or one of the its Subsidiaries and, to the Knowledge of the Company, each other party thereto, and is enforceable against the Company or one of its Subsidiaries as the case may be and, to the Knowledge of the Company, each other party thereto in accordance with its terms; (iii) no claim has been made against the Company or any Subsidiary of the Company and no notice has been received by the Company or any Subsidiary of the Company questioning the validity or enforceability of any Trust or Agency Agreement in effect as of the date hereof or asserting any default or violation of any duty thereunder; and (iv) to the Knowledge of the Company, (A) there has been no event of default or violation of any duty by any other party to any Trust or Agency Agreement in effect as of the date hereof, and (B) no event has occurred (including the execution and delivery of this Agreement and the consummation of the transactions contemplated herein) which would, or with the giving of notice or the passage of time or both would reasonably be expected to, constitute a material default or material violation of any duty by any other party to any Trust or Agency Agreement in effect as of the date hereof.

(c) The Company and each Subsidiary of the Company is eligible and qualified to act under each Trust or Agency Agreement in effect as of the date hereof to which it is a party and is not prohibited by applicable Law from performing its respective duties and obligations under any Trust or Agency Agreement in effect as of the date hereof.

(d) All records maintained by the Company and its Subsidiaries relating to or in connection with Trust or Agency Agreements (the “Trust or Agency Records”) have been kept in compliance with the Company’s customary practice and in material compliance with applicable Law and the applicable Trust or Agency Agreement. The Company and each of its Subsidiaries has maintained all material Trust or Agency Records that it is required to maintain pursuant to applicable Law or the applicable Trust or Agency Agreement.

(e) The Trust or Agency Records are retained, protected and duplicated in material compliance with prudent fiduciary practices, reasonable and customary industry practices, and applicable legal and regulatory requirements. The Trust or Agency Records reflect all material dispositions and acquisitions of assets and receipt and disbursement of funds, and the Company or any Subsidiary of the Company, as the case may be, maintains a system of internal accounting controls, policies and procedures sufficient to make it reasonable to expect that (i) such transactions are executed in accordance with management’s general or specific authorizations, and (ii) such transactions are recorded in conformity in all material respects with any applicable accounting principles and in such a manner as to permit preparation of financial statements in accordance with any applicable accounting principles and fiduciary standards and any other criteria applicable to such statements and to maintain accountability for assets.

Section 3.9 Outstanding Trust Preferred Securities of Subsidiary Trust. The Company has one special purpose trust subsidiary, First Bancshares of Texas Statutory Trust I (“FBOT Capital Trust”). With respect to FBOT Capital Trust:

(a) It has issued and sold preferred securities (the “FBOT Capital Trust Preferred Securities”) and common securities (the “FBOT Capital Trust Common Securities”) under a Declaration of Trust (the “FBOT Capital Trust Trust Agreement”) and the Company has issued to FBOT Capital Trust Floating Rate Junior Subordinated Debentures (the “Debentures”), under an Indenture (FBOT Capital Trust’s Indenture and the FBOT Capital Trust Trust Agreement are collectively referred to as the “Operative Documents”). Section 3.9(a) of the Company Disclosure Memorandum sets forth, with respect to FBOT Capital Trust, the: (i) dates of the respective Operative Documents; (ii) aggregate liquidation value of the FBOT Capital Trust Preferred Securities and FBOT Capital Trust Common Securities (together, the “Trust Securities”); (iii) aggregate amount of Debentures that have been issued to FBOT Capital Trust by the Company; (iv) the rate paid on the Trust Securities and the Debentures (collectively, the “Securities”); (v) the dates after which the Company may redeem the Debentures at par; and (vi) the maturity date of the Debentures.

(b) It has been duly created and is validly existing in good standing as a statutory trust under the Laws of the State of Connecticut with the power and authority to own property and to conduct the business it transacts and proposes to transact and to enter into and perform its obligations under the Operative Documents. It is not a party to or otherwise bound by any material agreement other than the Operative Documents and a Placement Agreement of even date with the FBOT Capital Trust Trust Agreement. It is and will be classified for Tax purposes as a grantor trust and not as an association taxable as a corporation.

(c) The Trust Securities have been duly authorized by the FBOT Capital Trust Agreement, have been validly issued and represent undivided beneficial interests in the assets of the FBOT Capital Trust. None of the Trust Securities is subject to preemptive or other similar rights. All of the outstanding FBOT Capital Trust Common Securities are directly owned by the Company free and clear of any lien and have been issued in compliance with applicable securities Laws. The FBOT Capital Trust Common Securities satisfy the eligibility requirements of Rule 144A(d)(3) issued under the Securities Act. Neither the Company nor the FBOT Capital Trust is an “investment company” or an entity “controlled” by an “investment company,” in each case within the meaning of Section 3(a) of the Investment Company Act of 1940, as amended, without regard to Section 3(c) of that act. The Debentures are not held of record by shareholders of the Company or any of its Subsidiaries.

(d) The sole assets of the FBOT Capital Trust are its Debentures, any interest paid on such Debentures to the extent not distributed, and any proceeds of such Debentures.

(e) All of the proceeds from the sale of the FBOT Capital Trust Preferred Securities issued by the FBOT Capital Trust have been invested in its Debentures. All of the proceeds from the sale of the FBOT Capital Trust Common Securities issued by the FBOT Capital Trust have been invested in the Debentures. All Debentures are and have been held by FBOT Capital Trust since their initial issuance.

(f) It was not formed to, and is not authorized to, conduct any trade or business and it has not conducted any trade or business since it was formed. It exists for the exclusive purposes of: (i) issuing and selling the FBOT Capital Trust Preferred Securities and the FBOT Capital Trust Common Securities; (ii) using the proceeds from the sale of the FBOT Capital Trust Preferred Securities and the FBOT Capital Trust Common Securities to acquire its Debentures; and (iii) engaging only in activities necessary, advisable or incidental thereto. FBOT Capital Trust was formed to facilitate direct investment in its assets, and the existence of multiple classes of ownership is incidental to that purpose. There is no intent to provide holders of such interests in FBOT Capital Trust with diverse interests in the assets of FBOT Capital Trust.

(g) Since December 30, 2003, the Company has not exercised its right to defer interest payments on the Debentures.

(h) Its income consists solely of payments made by the Company with respect to the Debentures, and such payments are not derived from the active conduct of a financial business by it. Both the Company’s obligation to make those payments and the amounts thereof are set forth in the Debentures. Neither the Company’s obligation to make those payments nor the amounts payable by the Company is dependent on income or profits of the Company or any Affiliate of the Company (although the Company’s ability to do so is so dependent).

(i) The Company has not issued any class of capital shares either pari passu or senior to the Debentures. All Debentures are either pari passu or senior to the Company’s trade accounts payable arising in the ordinary course of business.

(j) The Company and FBOT Capital Trust have created a debtor-creditor relationship between the Company, as debtor, and FBOT Capital Trust, as a creditor, and the Company and FBOT Capital Trust have treated the Debentures as indebtedness for all Tax purposes.

Section 3.10 Real Property Owned or Leased.

(a) Section 3.10(a) of the Company Disclosure Memorandum contains a true, correct and complete list of all real property owned or leased by the Company or its Subsidiaries, including non-residential other real estate, and the owner or lessee thereof (the “Company Real Property”). Except as set forth in Section 3.10(a) of the Company Disclosure Memorandum, true and complete copies of all deeds and leases for, or other documentation evidencing ownership of or a leasehold interest in, the Company Real Property, title insurance policies for the Company Real Property, and all mortgages, deeds of trust and security agreements to which such property is subject have been furnished or made available to Prosperity.

(b) Except as set forth in Section 3.10(b) of the Company Disclosure Memorandum, no lease or deed with respect to any Company Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such Company Real Property pertaining to its current primary business purpose.

(c) None of the buildings and structures located on any Company Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any Company Real Property, except for those violations and encroachments which, in the aggregate, could not reasonably be expected to cause a Material Adverse Effect (as defined herein) on the Company. No condemnation Proceeding (as defined herein) is pending or, to the Company’s Knowledge, threatened, which could reasonably be expected to preclude or materially impair the use of any Company Real Property in the manner in which it is currently being used.

(d) The Company or one of its Subsidiaries has good and indefeasible title to, or a valid and enforceable leasehold interest in, all Company Real Property, and such interest is free and clear of all liens, including Tax liens, charges, imperfections of title or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper Proceedings and for which adequate reserves have been provided in the Company Financial Statements and (ii) easements, covenants, restrictions and other matters of record which do not, individually or in the aggregate, materially adversely affect the use and enjoyment of the relevant Company Real Property.

(e) All buildings and other facilities used in the business of the Company and its Subsidiaries are in adequate condition (ordinary wear and tear excepted) and are free from defects which could reasonably be expected to materially interfere with the current or future use of such facilities consistent with past practices.

Section 3.11 Personal Property. Except as set forth in Section 3.11 of the Company Disclosure Memorandum, each of the Company and its Subsidiaries has good title to, or a valid leasehold interest in, all personal property, whether tangible or intangible, used in the conduct of its business (the “Company Personal Property”), free and clear of all liens, charges, imperfections of title or other encumbrances and except (a) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper Proceedings and for which adequate reserves have been provided in the Company Financial Statements and (b) such other liens, charges, imperfections of title or other encumbrances as do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant Company Personal Property. Subject to ordinary wear and tear, the Company Personal Property is in good operating condition and repair and is adequate for the uses to which it is being put.

Section 3.12 Environmental Laws. The Company and its Subsidiaries and any properties or business owned or operated by any of them, whether or not held in a fiduciary or representative capacity, are in compliance in all material respects with all Environmental Laws (as defined herein) and permits thereunder. Neither the Company nor any of its Subsidiaries has received notice of any violation of any Environmental Laws or generated, stored, transported or disposed of any materials designated as Hazardous Materials (as defined herein). There are no pending or, to the Knowledge of the Company, threatened claims, liens, charges or other encumbrances arising under, and they are not subject to, any claim or lien under any Environmental Laws with respect to (a) the

Company, its Subsidiaries or any business owned or operated by any of them, (b) the Company Real Property, (c) any real property formerly owned or operated by the Company or any of its Subsidiaries or any of their respective predecessors, and (d) any other real property acquired by foreclosure or deeded in lieu thereof. No (i) Company Real Property, (ii) real estate currently owned, operated or leased (including any property acquired by foreclosure or deeded in lieu thereof) by the Company or its Subsidiaries or (iii) to the Company’s Knowledge, real property owned, operated or leased by the Company or its Subsidiaries within the ten (10) years preceding the date of this Agreement, requires any environmental investigation, cleanup or response action in order to achieve material compliance with Environmental Laws, or has been the site of any release of any Hazardous Materials. To the Company’s Knowledge, (x) the Company Real Property contains no asbestos at levels or in applications requiring abatement under Environmental Laws, (y) no real property currently or previously owned by it, any Subsidiary or their respective predecessors is, or has been, a refining, manufacturing or similar type of industrial site, a gasoline service station or landfill and (z) there are no underground storage tanks at any properties owned or operated by the Company or any of its Subsidiaries and no underground storage tanks have been closed or removed from any properties owned or operated by the Company or any of its Subsidiaries. The Company has made, or will use its best efforts promptly after the date of this Agreement to make, available to Prosperity all environmental audits, site assessments, remediation studies, sampling data, documentation regarding off-site disposal of Hazardous Materials, material environmental reports and other material environmental documents related to the Company Real Property, any real property formerly owned or operated by the Company or its predecessors, and any other real property acquired by foreclosure or deeded in lieu thereof, which were received in the five (5) years immediately preceding the date of this Agreement and which are in the possession or reasonable control of the Company.

“Environmental Laws,” as used in this Agreement, means all applicable federal, state or local statute, law, rule, regulation, ordinance or code now in effect and in each case as amended to date and any controlling judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, or judgment, relating to pollution, preservation, remediation or protection of the environment, natural resources, human health or safety, or Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; the Hazardous Materials Transportation Authorization Act, as amended, 49 U.S.C. § 5101, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1201, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.

“Hazardous Materials,” as used in this Agreement, includes, but is not limited to, (a) any petroleum or petroleum products, natural gas or natural gas products, radioactive materials, asbestos, mold, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs), and radon gas; (b) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (c) any other chemical, material, waste or substance which is in any way regulated as hazardous or toxic by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead, provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in quantities in the ordinary course of the business of the Company or any Subsidiary in compliance with all Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

Section 3.13 Litigation and Other Proceedings. Except as set forth in Section 3.13 of the Company Disclosure Memorandum, there are no Proceedings pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, and the Company has no Knowledge of any basis on which any such Proceedings could be brought. Neither the Company nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree or award or, in default in any material respect with respect to any rule or regulation, of any arbitrator or Governmental Body.

Section 3.14 Taxes.

(a) For purposes of this Agreement, the following terms shall have the defined meanings as set forth below:

“Tax” or “Taxes” means all (i) United States federal, state or local or non-United States taxes, assessments, charges, duties, levies or other similar governmental charges of any nature, including all income, franchise, margin, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, employment, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability, registration, and other taxes, assessments, charges, duties, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest; and (ii) any Liability for the payment of any amount of a type described in clause (i) of any Person (other than the Company and its Subsidiaries) arising by operation of law, Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof of any analogous or similar provision under Law), as a transferee or successor, by contract or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with a Governmental Body, including any schedule or attachment thereto, and including any amendment thereof.

“Treasury Regulation” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of the provisions of the Code.

(b) The Company and each of its Subsidiaries have filed all Tax Returns required to be filed by or with respect to the Company and its Subsidiaries. All such Tax Returns were true, correct and complete in all material respects. All Taxes due and owing by the Company and each of its Subsidiaries (whether or not shown on any Tax Return) were paid in full to the applicable Governmental Body. No claim has ever been raised in writing by an authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any Subsidiary is or may be subject to taxation by that jurisdiction. There are no mortgage, pledge, lien, encumbrance, charge, or other security interest for Taxes (other than regulatory liens for Taxes not yet due and payable) on any of the assets of the Company or any of its Subsidiaries.

(c) The Company and its Subsidiaries have collected or withheld and duly and paid to the appropriate Governmental Body all Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(d) There is no Proceeding concerning any Tax Liability of the Company or any Subsidiary either (i) claimed or raised by any authority in writing or (ii) as to which the Company or any Subsidiary has Knowledge based upon contact with any agent of such authority. Section 3.14(d) of the Company Disclosure Memorandum lists all federal, state, local, and foreign income and other material Tax Returns filed with respect to the Company or any Subsidiary for any taxable period that is still open under the applicable statute of limitations, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has made available to Prosperity correct and complete copies of all federal income and other material Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company and its Subsidiaries with respect to all taxable periods that are still open under the applicable statute of limitations.

(e) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(g) Neither the Company nor any of its Subsidiaries has participated in any reportable transaction or a transaction that is substantially similar to a listed transaction as defined under Section 6011 of the Code and Treasury Regulation Section 1.6011-4 (or any other transaction requiring disclosure under analogous provisions of applicable state, local or foreign Law).

(h) Except as set forth in Section 3.14(h) of the Company Disclosure Memorandum, neither the Company nor any of its Subsidiaries (i) is a party to any Tax allocation, Tax sharing, Tax indemnity or similar agreement or arrangement (other than a lease, a loan or similar commercial agreement entered into in the ordinary course of business and no primary purpose of which relate to Taxes), (ii) has been a member of a consolidated, affiliated, combined, unitary or similar group for Tax purposes (other than such group of which the Company is the common parent), (iii) has any Liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by law, contract, or otherwise, (iv) has entered into any “closing agreements” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) or been issued (or have any current request to be issued) any private letter rulings, technical advice memoranda or similar agreements or rulings with any Governmental Body, or (v) is required to make any adjustment under Code Section 481(a) (or any corresponding or similar provision of state, local or foreign income Tax Law) by reason of a change in accounting method or otherwise.

(i) Neither the Company nor any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(j) None of the Company, any of its Subsidiaries or Prosperity will be required to include any material item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(k) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

(l) The unpaid Taxes of the Company and its Subsidiaries (i) did not, as of June 30, 2022, exceed the current liability accruals for Tax Liability (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Company Financial Statements and (ii) do not exceed such current liability accruals for Taxes (excluding reserves any for deferred Taxes) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.

(m) Neither the Company nor any Subsidiary has deferred the deposit and/or payment of any payroll Taxes under the CARES Act.

Section 3.15 Contracts and Commitments.

(a) Except as set forth in Section 3.15(a) of the Company Disclosure Memorandum, neither the Company nor any of its Subsidiaries is a party to or bound by any of the following (whether written or oral, express or implied) (the “Company Contracts”):

(i) employment contracts, independent contractor or consulting contracts, change-in-control agreements, retention agreements or severance arrangements;

(ii) contracts for the provision of staffing services, leased employees, or professional employer organization services;

(iii) collective bargaining agreements or other contract with a Union (as defined herein);

(iv) bonus, stock option, restricted stock, stock appreciation right, phantom stock or other compensation or benefit agreement or arrangement, other than any deferred compensation arrangement disclosed in Section 3.26 of the Company Disclosure Memorandum or any Company Benefit Plan subject to ERISA (as defined herein) disclosed in Section 3.25(a) of the Company Disclosure Memorandum;

(v) except as set forth in Section 3.10(a) of the Company Disclosure Memorandum, any material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee;

(vi) contract or commitment for capital expenditures;

(vii) material contract or commitment for the purchase of materials or supplies or for the performance of services over a period of more than sixty (60) days after the date of this Agreement;

(viii) contract or option to purchase or sell any real or personal property other than any contract for the purchase of personal property in the ordinary course of business;

(ix) contract, agreement or letter with respect to the management or operations of the Company or the Bank imposed by any Governmental Body having supervisory jurisdiction over the Company or any of its Subsidiaries;

(x) note, debenture, agreement, contract or indenture related to the borrowing by the Company or any of its Subsidiaries of money;

(xi) guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business;

(xii) agreement with or extension of credit to any executive officer or director of the Company or any of its Subsidiaries or holder of ten percent (10%) or more of the issued and outstanding shares of Company Stock, or any Affiliate of such Person;

(xiii) agreement with any executive officer or director of the Company or any of its Subsidiaries or holder of ten percent (10%) or more of the issued and outstanding shares of Company Stock or any Affiliate of such Person, relating to bank owned life insurance (“BOLI”);

(xiv) contracts, other than the foregoing, with payments aggregating $50,000 or more not made in the ordinary course of business and not otherwise disclosed in this Agreement;

(xv) any agreement containing covenants that limit the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person, or that involve any restriction on the geographic area in which, or method by which, the Company (including any successor thereof) or any of its Subsidiaries (including any successor thereof) may carry on its business (other than as may be required by Law or any Governmental Body);

(xvi) any DP Contract which may not be terminated without payment or penalty upon notice of 30 days or less; or

(xvii) any agreement pursuant to which the Company or any of its Subsidiaries may become obligated to invest in or contribute capital to any Person.

(b) Each Company Contract is legal, valid and binding on the Company or its Subsidiary, as the case may be, and to the Knowledge of the Company, the other parties thereto, enforceable against the Company or its Subsidiaries, as the case may be, in accordance with its terms (subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and general equitable principles) and is in full force and effect; provided, that no representation or warranty is made as to the enforceability of any term or agreement intended to restrict competition. Each of the Company and its Subsidiaries has performed in all material respects all obligations required to be performed by it under each Company Contract and there are no existing defaults by the Company or its Subsidiary, as the case may be, or, to the Knowledge of the Company, the other party thereunder and there are no allegations or assertions of such by any party under such Company Contract or any events that with notice, lapse of time or the happening or occurrence of any other event would be reasonably likely to constitute a default thereunder. A true and complete copy of each Company Contract has been delivered or made available to Prosperity.

Section 3.16 Fidelity Bonds and Insurance.

(a) A true, correct and complete list of all fidelity bonds and insurance policies (including any BOLI) owned or held by or on behalf of either the Company or any of its Subsidiaries (other than credit-life policies), including the insurer, policy numbers, amount of coverage, deductibles, type of insurance, effective and termination dates and any pending claims thereunder is set forth in Section 3.16(a) of the Company Disclosure Memorandum.

(b) All policies of general liability, theft, life, fire, workers’ compensation, health, directors and officers, business interruption and other forms of insurance owned or held by the Company or any Subsidiary (i) are in full force and effect and all premiums that are due and payable with respect thereto are currently paid; (ii) are sufficient for compliance with all requirements of applicable Laws and of all agreements to which the Company or such Subsidiary is a party; (iii) are usual and customary as to amount and scope for the business conducted by the Company and its Subsidiaries in respect of amounts, types and risks insured (other than the risk of terrorist attacks); (iv) are valid, outstanding and enforceable policies (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies); and (v) will remain in full force and effect through the Effective Time, subject to normal renewal policies and procedures, including the payment of premiums. No insurer under any such policy or bond has canceled or indicated to the Company or any of its Subsidiaries an intention to cancel or not to renew any such policy or bond effective at any time prior to the Effective Time or generally disclaimed liability thereunder. Neither the Company nor any of its Subsidiaries is in default under any such policy or bond, and all material claims thereunder have been filed. Neither the Company nor any of its Subsidiaries has been denied or had revoked or rescinded any policy of insurance (other than credit life policies) during the last three fiscal years.

Section 3.17 No Conflict with Other Instruments; Consents.

(a) Neither the execution and delivery by the Company of this Agreement and the related documents nor the consummation of the Transactions, nor compliance by the Company with any of the provisions hereof or thereof, will, assuming that the Regulatory Approvals and Company Shareholder Approval are duly obtained, (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, charge or encumbrance upon any of the material properties or assets of the Company or any of its Subsidiaries under any of the terms, conditions or provisions of (Y) the Company Constituent Documents or (Z) except as set forth in Section 3.17(b) of the Company Disclosure Memorandum, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which it may be bound, or to which the Company or any of its Subsidiaries or any of the properties or assets of the Company or any of its Subsidiaries may be subject, excluding from the foregoing clause (Z) such as would not either individually or in the aggregate have a Material Adverse Effect on the Company or any of its Subsidiaries, or (ii) violate any Law, statute, code, ordinance, rule, regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except as would not, individually or in the aggregate, be material to the business of the Company and its Subsidiaries, taken as a whole.

(b) Except for the Regulatory Approvals, the Company Shareholder Approval, and the consents of the third parties set forth in Section 3.17(b) of the Company Disclosure Memorandum (the “Required Consents”), no prior consent, approval or authorization of, or declaration, filing or registrations with, any Person is required of the Company or its Subsidiaries in connection with the execution and delivery by the Company of this Agreement, the execution and delivery by the Company and its Subsidiaries of the documents related to this Agreement, or the performance of the Company or its Subsidiaries of their respective obligations hereunder and thereunder or the consummation of the Transactions.

Section 3.18 Compliance with Laws, Permits and Instruments. The Company and each of its Subsidiaries, and their respective employees and agents, hold all material licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses as now being conducted. The Company and each of its Subsidiaries are, and have been since December 31, 2019, in compliance, in all material respects, with applicable law and written policies of any Governmental Body.

Section 3.19 Regulatory Compliance.

(a) Except as set forth in Section 3.19 of the Company Disclosure Memorandum, neither the Company nor any Subsidiary of the Company is now nor has been, since December 31, 2019: (i) subject to any cease-and-desist or other order or enforcement action issued by; (ii) a party to any written agreement, consent agreement or memorandum of understanding with; (iii) a party to any commitment letter or similar undertaking to; (iv) subject to any order or directive by; (v) ordered to pay any civil penalty by; (vi) a recipient of a supervisory letter from; or (vii) subject to any board resolutions adopted at the request or suggestion of, any Regulatory Agency (as defined herein) or other Governmental Body that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each of the items set forth in the preceding clauses (i) through (vii), a “Regulatory Agreement”). There are no pending or, to the Knowledge of the Company, threatened investigations by any Regulatory Agency, and to the Knowledge of the Company, no Regulatory Agency is considering issuing, initiating, ordering or requesting any Regulatory Agreement with respect to the Company or any Subsidiary of the Company.

(b) Since December 31, 2019, all reports, records, registrations, statements, notices and other documents or information required to be filed by the Company or any Subsidiary of the Company with any Regulatory Agency have been duly and timely filed and, to the Knowledge of the Company, all information and data contained in such reports, records or other documents are true, correct and complete in all material respects. The Bank is “well capitalized” (as that term is defined in 12 C.F.R. § 208.43), “well managed” (as that term is defined is 12 C.F.R. § 225.2(s)), and received at least a satisfactory CRA (as defined herein) rating at its most recent compliance examination.

Section 3.20 Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act. Except as set forth in Section 3.20 of the Company Disclosure Memorandum, the Bank is in material compliance with the Bank

Secrecy Act (12 U.S.C. § § 1730(d) and 1829(b)), the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. Patriot Act, and all regulations promulgated thereunder. The Bank has properly certified all foreign deposit accounts and has made all necessary Tax withholdings on all of its deposit accounts; furthermore, since December 31, 2019, the Bank has (a) timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any reports required by any agency of the United States Treasury Department, including the Internal Revenue Service (“IRS”) and (b) timely filed all Suspicious Activity Reports with the Financial Institutions – Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it pursuant to the Laws referenced in this Section 3.20.

Section 3.21 Fair Housing Act, Home Mortgage Disclosure Act and Equal Credit Opportunity Act and Flood Disaster Protection Act. The Bank is in compliance in all material respects with the Fair Housing Act (42 U.S.C. § 3601 et seq.), the Home Mortgage Disclosure Act (12 U.S.C. § 2801 et seq.), the Equal Credit Opportunity Act (15 U.S.C. § 1691 et seq.), and the Flood Disaster Protection Act (42 USC § 4002, et seq.), and all regulations promulgated thereunder. To the Knowledge of the Company, there is not currently pending or threatened any administrative inquiry, Proceeding or investigation with respect to its compliance with such Laws.

Section 3.22 Consumer Compliance Laws. All loans of the Bank have been made in compliance in all material respects with all applicable statutes and regulatory requirements at the time of such loan or any renewal thereof, including Regulation Z (12 C.F.R. § 1026 et seq.) issued by the Bureau of Consumer Financial Protection, the Federal Consumer Credit Protection Act (15 U.S.C. § 1601 et seq.) and all statutes governing the operation of banks operating in the State of Texas. Each such loan was made by the Bank in the ordinary course of its lending business.

Section 3.23 Absence of Certain Changes. Since June 30, 2022, (a) the Company and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with safe and sound banking practices (except as otherwise required by this Agreement and excluding the incurrence of expenses related to this Agreement and the Transactions), (b) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company or the Bank, and (c) except as disclosed in Section 3.23(c) of the Company Disclosure Memorandum, neither the Company nor any of its Subsidiaries has engaged in the activities proscribed by Section 5.2(b).

Section 3.24 Employment Relations.

(a) The Company has provided or made available to Prosperity a true and complete list identifying all employees of the Company or any of its Subsidiaries as of the date hereof and specifying with respect to each such employee, as of such date, the employee’s: (i) name or employee identification number, (ii) job title, (iii) employing entity, (iv) primary work location, (v) date of hire, (vi) base salary or regular hourly wage rate, as applicable, (vii) classification as full-time or part-time, and (viii) classification as exempt or non-exempt under the Fair Labor Standards Act (the “Company Employee Census”). The Company has provided or made available to Prosperity a true and complete list identifying all independent contractors of the Company or any of its Subsidiaries as of the date hereof and specifying with respect to each such contractor, as of such date, the contractor’s: (A) length of service, (B) compensation terms, and (C) brief summary of services provided.

(b) Neither the Company nor any of its Subsidiaries is, nor has been for the past three (3) years, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past three (3) years, any Union representing or purporting to represent any employee of the Company or any of its Subsidiaries, and, to the Company’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. The Company has no duty to bargain with any Union. There has never been, nor to the Company’s Knowledge has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company, any of its Subsidiaries or any of their employees.

(c) The Company and its Subsidiaries have complied in all material respects with all Laws relating to employment or employment practices, including any provisions thereof relating to wages, overtime classification and payment, hours, workplace discrimination or harassment, collective bargaining, termination of employment, leaves, occupational safety and health, employee whistle-blowing, immigration, employee privacy, worker’s compensation, disability, classification of workers as employees and independent contractors and as exempt or nonexempt under the Fair Labor Standard Act and comparable state Laws, employment record keeping and posting requirements, and the payment of worker’s compensation insurance and social security and similar Taxes, and no Person has asserted to the Company or any Subsidiary that the Company or any Subsidiary is liable for any arrearages of wages, worker’s compensation insurance premiums or any Taxes or penalties for failure to comply with any of the foregoing. There are no Proceedings against the Company or any of its Subsidiaries pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Body or arbitrator in connection with any current or former applicant, employee, or independent contractor.

Section 3.25 Compensation and Benefit Plans.

(a) Section 3.25(a) of the Company Disclosure Memorandum lists all compensation or benefit plans, policies, arrangements, agreements and contracts (i) providing or designed to provide benefits or compensation to any current or former employees, directors or consultants of the Company or any of its ERISA Affiliates (as defined herein) that are sponsored or maintained by the Company or any of its ERISA Affiliates, (ii) to which the Company or any of its ERISA Affiliates contributes or is obligated to contribute on behalf of current or former employees, directors or consultants of the Company or any of its ERISA Affiliates, or (iii) with respect to which the Company or any of its ERISA Affiliates has any Liability, (collectively, “Company Benefit Plans”), including, in all cases and without limitation, any “employee welfare benefit plan” or “employee pension benefit plan” within the meaning of Section 3 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject to ERISA), and any employment, individual independent contractor, bonus, incentive, deferred compensation, commission, equity purchase, equity option, restricted equity, phantom equity, equity appreciation, retention, severance, change of control, health, dental, vision, welfare, disability, life insurance, accident, cafeteria, flexible spending account, dependent care, health savings, sick leave, paid time off, reimbursement, retirement, pension, profit sharing, or fringe benefit plan, policy, arrangement, agreement or contract, or collective bargaining agreement.

(b) The Company has delivered or made available to Prosperity: (i) correct and complete copies of all documents setting forth the terms of each Company Benefit Plan, including all amendments thereto and all related trust documents and insurance policies; (ii) the three most recent actuarial reports and annual reports (Form 5500 Series and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Benefit Plan; (iii) the most recent summary plan description together with the summaries of material modifications thereto, if any, with respect to each Company Benefit Plan; (iv) all employee handbooks and other policies delivered or made available to employees and other service providers; and (v) the most recent IRS determination, advisory or opinion letter issued with respect to each Company Benefit Plan intended to be qualified under Section 401(a) of the Code.

(c) There is no pending or, to the Knowledge of the Company, threatened litigation, administrative action, investigation, audit or similar Proceeding relating to any Company Benefit Plan. Except as set forth in Section 3.25(c) of the Company Disclosure Memorandum, all of the Company Benefit Plans comply and have been maintained and administered in all material respects with their terms and all applicable requirements of ERISA, the Code and other applicable Laws. There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan that is likely to result in the imposition of any material Liability upon the Company or any of its Subsidiaries. All contributions, premiums or other payments required by Law or by any Company Benefit Plan have been made by the due date thereof. Neither the Company, any ERISA Affiliate, nor any of their respective current or former directors, officers, employees or any other “fiduciary” within the meaning of ERISA Section 3(21), has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable Law, or has any material liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the adoption, administration or maintenance of any Company Benefit Plan or with the investment of the assets of any Company Benefit Plan.

(d) Except as required by the continuation coverage requirements of Section 601 et seq. of ERISA, Section 4980B of the Code and any similar state Law (collectively, “COBRA”), the cost of which is borne by the participants, neither the Company nor any of its Subsidiaries has any Liability or obligation to provide post-retirement health or life benefits to any current or former service provider (or any dependent thereof) of the Company or any of its Subsidiaries. There does not now exist, nor, to the Knowledge of the Company, do any circumstances exist that could reasonably be expected to result in, Liability to the Company or a Subsidiary as a result of a failure to comply with COBRA. Each Company Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code is so qualified and, to the Knowledge of the Company, no event has occurred or circumstance exists that would disqualify any such Company Benefit Plan.

(e) No Company Benefit Plan is and neither the Company nor any ERISA Affiliate has any Liability with respect to (i) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, (ii) a “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (iii) a multiple employer plan as described in Section 413(c) of the Code, or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40)(A) of ERISA).

(f) Except as set forth in Section 3.25(f) of the Company Disclosure Memorandum, neither the execution of this Agreement nor the consummation of the Transactions will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Benefit Plan, that has resulted or will or may result (either alone or in connection with any other circumstance or event) in any payment (whether severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in compensation or benefits or obligation to fund benefits or a trust with respect to any employee or other person. No payment made (or to be made) or other benefit provided (or to be provided) as a result of any of the Transactions (either alone or in conjunction with any other event, including a termination of employment) will result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code. No Company Benefit Plan provides for any Tax gross-up or similar payment with respect to Section 4999 of the Code.

(g) “ERISA Affiliates” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(h) Except as set forth in Section 3.25(h) of the Company Disclosure Memorandum, there are no outstanding compensatory equity awards, including any arrangements awarding stock options, stock appreciation rights, restricted stock, deferred stock, phantom stock or any other equity compensation to any employee, director or other service provider of the Company or any Affiliate.

Section 3.26 Deferred Compensation Agreements. Section 3.26 of the Company Disclosure Memorandum contains a list of all Company Benefit Plans that are nonqualified deferred compensation or salary continuation arrangements, including (a) the terms under which the cash value of any life insurance purchased in connection with any such arrangement can be realized and (b) the amount of all future benefit payments owed on behalf of each participant, which amounts, as of the date of this Agreement, have been accrued in accordance with GAAP on the Company Financial Statements and will be, as of the Closing Date, accrued to the extent necessary to make full and final payments under any such arrangements or fully paid. Each Company Benefit Plan required to be listed in Section 3.26 of the Company Disclosure Memorandum satisfies the requirements of Section 409A of the Code, to the extent applicable, in form and operation. No Company Benefit Plan provides for any Tax gross-up or similar payment with respect to Section 409A of the Code.

Section 3.27 Brokers, Finders and Financial Advisors. Other than as set forth in Section 3.27 of the Company Disclosure Memorandum, neither the Company, any of its Subsidiaries nor any of its or their respective officers, directors or employees have employed any broker, finder, financial advisor or investment banker or incurred any Liability for any brokerage, financial advisory, investment banking or other similar fees or commissions in connection with this Agreement and the Transactions.

Section 3.28 Accounting Controls. Each of the Company and its Subsidiaries has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that: (a) all material transactions are executed in accordance with general or specific authorization of its board of directors (or similar management body) and/or its duly authorized executive officers; (b) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as it or other criteria applicable to such financial statements, and to maintain accountability for items therein; (c) control of its material properties and assets is permitted only in accordance with general or specific authorization of its board of directors (or similar management body) and/or its duly authorized executive officers; and (d) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

Section 3.29 Derivative Contracts. Neither the Company nor any Subsidiary is a party to nor has agreed to enter into an exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in the Company Financial Statements which is a financial derivative contract (including various combinations thereof).

Section 3.30 Deposits. Except as set forth in Section 3.30 of the Company Disclosure Memorandum, no deposit of the Bank was a “brokered” deposit (as such term is defined in 12 C.F.R. § 337.6(a)(2)) or was subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).

Section 3.31 Intellectual Property Rights.

(a) Section 3.31 of the Company Disclosure Memorandum contains a true, correct and complete list of all registered trademarks, registered service marks, trademark and service mark applications, trade names and registered copyrights (other than commercially available “shrink wrap” or “click wrap” licenses) presently owned or held by the Company or any Subsidiary or used in a material manner by them in the conduct of their business (the “Intellectual Property”). The Company and its Subsidiaries own or have the right to use and continue to use the Intellectual Property in the operation of their business. Neither the Company nor any Subsidiary is, to the Company’s Knowledge, infringing or violating any patent, copyright, trademark, service mark, label filing or trade name owned or otherwise held by any other party, nor has the Company or any Subsidiary, to the Company’s Knowledge, used any confidential information or any trade secrets owned or otherwise held by any other party, without holding a valid license for such use.

(b) Neither the Company nor any Subsidiary is engaging, nor has any been charged with engaging, in any kind of unfair or unlawful competition. Neither the execution, delivery or performance of this Agreement nor the consummation of the Transactions will impair in any material respect the right of the Company or any Subsidiary or Continuing Corporation to use, sell, license or dispose of, or to bring any action for the infringement of, the Intellectual Property.

Section 3.32 Information Security. To the Knowledge of the Company, since December 31, 2019, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of the Company or its Subsidiaries.

Section 3.33 Data Processing Agreements. The Bank obtains its data processing services, ATM, and other information or banking technology services exclusively through the contracts or agreements with the Persons or entities described in Section 3.33 of the Company Disclosure Memorandum (“DP Contracts”). A true and correct copy of each DP Contract, as in effect as of the date hereof, has been made available to Prosperity. Other than the DP Contracts, neither the Company nor the Bank has any agreement with any other Person for data processing, ATM or other technology services.

Section 3.34 Shareholders’ List. Section 3.34 of the Company Disclosure Memorandum contains a true, correct and complete list of the record holders of shares of Company Stock as of the Business Day prior to the date of this Agreement, containing their names, addresses and number of shares held of record, which shareholders’ list is in all respects accurate as of such date and will be updated not more than three Business Days prior to Closing.

Section 3.35 SEC Status; Securities Issuances. The Company is not subject to the registration provisions of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) nor the rules and regulations of the Securities and Exchange Commission (“SEC”) promulgated under Section 12 of the Exchange Act, other than anti-fraud provisions of such act. All issuances of securities by the Company and any Subsidiary have been registered under the Securities Act of 1933, as amended (the “Securities Act”), applicable state Laws, and all other applicable Laws or were exempt from any such registration requirements.

Section 3.36 Dissenting Shareholders. The Company has no Knowledge of any plan or intention on the part of any shareholder of the Company to make written demand for payment of the fair value of such holder’s shares of Company Stock in the manner provided in Chapter 10, Subchapter H of the TBOC.

Section 3.37 Takeover Laws. The Company Board has taken all action required to be taken by it in order to exempt this Agreement and the Transactions from the requirements of any “moratorium,” “control stock,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover Laws and regulations of any state applicable to the Company, including Sections 21.601 – 21.610 of the TBOC.

Section 3.38 Community Reinvestment Act. The Bank is in compliance in all material respects with the Community Reinvestment Act (12 U.S.C. § 2901 et seq.) (“CRA”) and all regulations promulgated thereunder. The Bank has received a rating of “satisfactory” as of its most recent CRA compliance examination and the Company has no Knowledge of any reason why the Bank will not receive a rating of “satisfactory” or better pursuant to its next CRA compliance examination or why the Federal Reserve Board, the OCC or any other Governmental Body would reasonably be expected to seek to restrain, delay or prohibit the Transactions as a result of any act or omission of the Bank under the CRA.

Section 3.39 Fairness Opinion. Prior to the execution of this Agreement, the Company has received a written opinion from Stephens, Inc., dated as of the date of this Agreement, to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Aggregate Merger Consideration to be received by the shareholders of the Company pursuant to this Agreement is fair to such shareholders from a financial point of view. Such opinion has not been amended or rescinded.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PROSPERITY

Prosperity represents and warrants to the Company as set forth below.

Section 4.1 Organization.

(a) Prosperity is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas and a financial holding company duly registered under the BHC Act and the GLB Act, subject to all Laws, rules and regulations applicable to financial holding companies. Prosperity Bank is a Texas banking association duly organized, validly existing and in good standing under the Laws of the State of Texas.

(b) Prosperity and Prosperity Bank have all requisite legal power and authority (including all licenses, registrations, qualifications, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their properties, to engage in the business and activities now conducted by them and to enter into this Agreement, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Prosperity. Each of Prosperity and Prosperity Bank is in good standing under the Laws of its jurisdiction of incorporation.

(c) Prosperity Bank (i) is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the Texas Department of Banking (“TDB”), and (ii) is an insured bank (as defined in the Federal Deposit Insurance Act).

Section 4.2 Capitalization.

(a) The authorized capital stock of Prosperity consists of 200,000,000 shares of Prosperity Common Stock, 91,210,296 shares of which were issued and outstanding as of October 6, 2022, and 20,000,000 shares of preferred stock, $1.00 par value, none of which are issued and outstanding. The authorized capital stock of Prosperity Bank consists of 130,000 shares of common stock, $4.00 par value (“Prosperity Bank Stock”), 130,000 of which are issued and outstanding as of the date of this Agreement. Prosperity owns 100% of the Prosperity Bank Stock. All of the issued and outstanding shares of Prosperity Common Stock and Prosperity Bank Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person. There are no voting trusts, voting agreements or other similar arrangements affecting the Prosperity Bank Stock, or to Prosperity’s Knowledge, the Prosperity Common Stock.

(b) At the Effective Time, the shares of Prosperity Common Stock issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable, and will not be issued in violation of any preemptive rights or any applicable federal or state Laws.

Section 4.3 Corporate Approvals; Authority.

(a) Prosperity has all necessary corporate power and authority to execute and deliver this Agreement, and Prosperity and each of its Subsidiaries has all necessary legal power and authority to perform their respective obligations hereunder and to consummate the Transactions.

(b) The execution and delivery of this Agreement and the consummation of the Transactions have been duly, validly and unanimously approved by the Prosperity Board. The Prosperity Board has determined that this Agreement and the Transactions are advisable and in the best interests of Prosperity and its shareholders. No further actions or corporate proceedings on the part of Prosperity are necessary to execute and deliver this Agreement and to consummate the Transactions. This Agreement has been duly executed and delivered by Prosperity and is a duly authorized, valid and legally binding agreement of Prosperity enforceable against Prosperity in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and general equitable principles.

Section 4.4 No Conflict with Other Instruments; Consents.

(a) Neither the execution and delivery by Prosperity of this Agreement and the related documents nor the consummation of the Transactions, nor compliance by Prosperity with any of the provisions hereof or thereof, will, assuming that the Regulatory Approvals are duly obtained, (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, charge or encumbrance upon any of the material properties or assets of Prosperity or any of its Subsidiaries under any of the terms, conditions or provisions of (Y) the Articles of Incorporation, Articles of Association, Bylaws or other governing documents of Prosperity or any of its Subsidiaries or (Z) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Prosperity or any of its Subsidiaries is a party or by which it may be bound, or to which Prosperity or any of its Subsidiaries or any of the properties or assets of Prosperity or any of its Subsidiaries may be subject, excluding from the foregoing clause (Z) such as would not either individually or in the aggregate have a Material Adverse Effect on Prosperity or any of its Subsidiaries, or (ii) violate any Law, statute, code, ordinance, rule, regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to Prosperity or any of its Subsidiaries or any of their respective properties or assets.

(b) Except for the Regulatory Approvals, no prior consent, approval or authorization of, or declaration, filing or registrations with, any Person is required of Prosperity or its Subsidiaries in connection with the execution and delivery by Prosperity of this Agreement, the execution and delivery by Prosperity and its Subsidiaries of the documents related to this Agreement, the performance of Prosperity or its Subsidiaries of their respective obligations hereunder and thereunder or the consummation of the Transactions.

Section 4.5 Securities and Exchange Commission Reporting Obligations. Prosperity has timely filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC pursuant to the Exchange Act for the past three (3) years. As of their respective dates, each of such reports and statements, (or if amended, as of the date so amended), were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC and such reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.6 Compliance with Laws and Regulatory Filings. Prosperity and its Subsidiaries are in compliance in all material respects with all applicable federal, state and local Laws, rules, regulations and orders applicable to them. Except for the Regulatory Approvals, no prior consent, approval or authorization of, or declaration, filing or registrations with, any Person or regulatory authority is required of Prosperity and its Subsidiaries in connection with the execution, delivery and performance by Prosperity of this Agreement and the Transactions. Prosperity and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, the FDIC, the TDB or any other regulatory authority having supervisory jurisdiction over Prosperity and its Subsidiaries, and such reports, registrations and statements, as finally amended or corrected, are, to the Knowledge of Prosperity, true and correct in all material respects. Each of Prosperity and Prosperity Bank are “well-capitalized” as such terms are defined in the rules and regulations promulgated by the Federal Reserve Board and FDIC, as applicable.

Section 4.7 Absence of Certain Changes. Since June 30, 2022, (a) Prosperity and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with safe and sound banking practices (excluding the incurrence of expenses related to this Agreement and the Transactions) and (b) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on Prosperity.

Section 4.8 Financial Statements.

(a) Prosperity has furnished or made available to the Company true and complete copies of its (i) Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC, which contains Prosperity’s audited consolidated balance sheets as of December 31, 2021 and 2020, and the related statements of income, changes in shareholders’ equity and cash flows for the years ended December 31, 2021 and 2020 and (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022, as filed with the SEC, which contains Prosperity’s unaudited consolidated balance sheets and related statements of income, statements of changes in shareholders’ equity and cash flows as of and for the quarter and interim period ended March 31, 2022 and June 30, 2022, respectively. The financial statements referred to above included in the Annual Report on Form 10-K and the unaudited financial statements included in the Quarterly Report on Form 10-Q are collectively referred to herein as the “Prosperity Financial Statements.”

(b) Each of the Prosperity Financial Statements fairly presents in all material respects the financial position and results of operation of Prosperity at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis.

(c) As of the dates of the Prosperity Financial Statements referred to above, neither Prosperity nor any Subsidiary had any liabilities, fixed or contingent, which are material and are not fully shown or provided for in such Prosperity Financial Statements or otherwise disclosed in this Agreement.

(d) Prosperity maintains a system of internal accounting controls sufficient to comply with all legal and accounting requirements applicable to the business of Prosperity and its Subsidiaries. Prosperity has not identified any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting. Since December 31, 2021, Prosperity has not experienced or effected any material change in internal control over financial reporting. No executive officer of Prosperity has failed in any respect to make the certifications required of such executive officer under Section 302 or 906 of the Sarbanes-Oxley Act.

(e) Prosperity has not been notified by its independent public accounting firm that such accounting firm is of the view that any of Prosperity’s financial statements should be restated which has not been restated in subsequent financial statements.

Section 4.9 Regulatory Approvals. Prosperity has no Knowledge of any fact or circumstance relating to Prosperity or any of its Subsidiaries that would materially impede or delay receipt of any Regulatory Approval of the Transactions, nor does Prosperity have any reason to believe that it will not be able to obtain all requisite Regulatory Approvals which it is required to obtain in order to consummate the Transactions.

Section 4.10 Community Reinvestment Act. Prosperity Bank is in compliance in all material respects with the CRA and all regulations promulgated thereunder. Prosperity Bank has received a rating of “satisfactory” as of its most recent CRA compliance examination and Prosperity has no Knowledge of any reason why Prosperity Bank will not receive a rating of “satisfactory” or better pursuant to its next CRA compliance examination or why the Federal Reserve Board, the TDB or any other Governmental Body would reasonably be expected to seek to restrain, delay or prohibit the Transactions as a result of any act or omission of Prosperity Bank under the CRA.

Section 4.11 Legal Proceedings. As of the date of this Agreement, there are no Proceedings pending or, to Prosperity’s Knowledge, threatened against Prosperity or Prosperity Bank, or against any asset, interest or right of Prosperity or Prosperity Bank, that would be required to be disclosed in a Form 10-K or Form 10-Q pursuant to Item 103 of Regulation S-K of the SEC’s rules and regulations that are not so disclosed or that challenge or seek to prevent, enjoin, alter or delay the Transactions.

Section 4.12 Financing; Stock Consideration. Prosperity has, as of the date hereof, and will have, as of the Effective Time, sufficient available cash to pay the amounts required to be paid, and will have duly reserved sufficient shares of Prosperity Common Stock to be issued, to Company shareholders pursuant to this Agreement upon consummation of the Merger.

ARTICLE V

COVENANTS OF THE COMPANY

The Company covenants and agrees with Prosperity as follows:

Section 5.1 Approval of Shareholders of the Company; Efforts.

(a) The Company will, as soon as practicable, take all steps under applicable Laws and its Certificate of Formation and Bylaws necessary to duly call, give notice of, convene and hold a special meeting of the Company’s shareholders to be called to consider the Merger, this Agreement and the Transactions (the “Meeting”) at such time as may be mutually agreed to by the parties for the purpose of (i) considering and voting upon the adoption and approval of this Agreement and the Transactions and (ii) for such other purposes consistent with the complete performance of this Agreement and the Transactions as may be necessary and desirable. The Company Board shall recommend to the holders of Company Stock the approval and adoption of this Agreement and the Transactions. Unless the Company Board (1) determines in its good faith judgment (after consultation with the Company’s financial advisors set forth in Section 3.27 of the Company Disclosure Memorandum or a nationally recognized investment firm (the “Financial Advisor”), and outside legal counsel) that an Acquisition Proposal (as defined herein) constitutes or would reasonably be expected to result in a Superior Proposal (as defined herein) and (2) determines in its good faith judgment (after consultation with outside legal counsel) that the failure to take such action would be reasonably likely to cause it to violate its fiduciary duties under applicable Law, the Company Board shall not withdraw, amend or modify in a manner adverse to Prosperity its recommendation and will use commercially reasonable efforts to obtain the necessary approvals by its shareholders of this Agreement and the Transactions.

(b) If this Agreement is approved by such shareholders, the Company will take all reasonable actions to aid and assist in the consummation of the Merger and will use commercially reasonable efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the Transactions on the terms herein provided.

Section 5.2 Activities of the Company Pending Closing.

(a) From the date hereof to and including the Closing Date, as long as this Agreement remains in effect, the Company shall, and shall cause each of its Subsidiaries to:

(i) maintain its corporate existence in good standing;

(ii) use commercially reasonable efforts to maintain the general character of its business and conduct its business in its ordinary and usual manner consistent with past practices;

(iii) use commercially reasonable efforts to preserve its business organization intact; to retain the services of its present employees, officers, directors and agents; to retain its present customers, depositors, suppliers and correspondent banks; and to preserve its goodwill and the goodwill of its suppliers, customers and others having business relationships with it;

(iv) extend credit only in material compliance with lending policies and practices existing on the date hereof;

(v) promptly give written notice to Prosperity of (A) any material change in its business, operations or prospects, (B) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Body having jurisdiction over the Company or any Subsidiary, (C) the institution or threat of any Proceeding against the Company or any Subsidiary or (D) the occurrence of any event or the failure of any event to occur or the existence of any circumstance that would reasonably be expected to cause (1) a material breach of any covenant, condition or agreement contained herein, (2) any of the representations or warranties of the Company contained in this Agreement to be untrue or inaccurate in any material respect (without regard to any materiality qualifiers contained therein) or (3) a Material Adverse Effect on the Company or the Bank;

(vi) except as required by Law or regulation or expressly permitted by this Agreement, take no action which would adversely affect or delay the ability of the Company or Prosperity to obtain the Regulatory Approvals or any other approvals required for consummation of the Transactions or to perform its obligations and agreements under this Agreement;

(vii) maintain all offices, machinery, equipment, materials, supplies, inventories and properties owned, leased or used by it (whether under its control or the control of others) in good operating repair and condition, ordinary wear and tear excepted;

(viii) timely file all Tax Returns required to be filed by it and promptly pay all Taxes, assessments, governmental charges, duties, penalties, interest and fines that become due and payable, except those being contested in good faith by appropriate Proceedings;

(ix) continue to identify, monitor, classify and treat all assets substantially in accordance with applicable Law, past practice and its policies and procedures existing on the date hereof, except as otherwise required by applicable Law;

(x) account for all transactions in accordance with GAAP;

(xi) perform all of its material obligations under contracts, leases and documents relating to or affecting its assets, properties and business, except such obligations as it may in good faith reasonably dispute;

(xii) maintain and keep in full force and effect, in all material respects, presently existing insurance coverage and give all notices and present all claims under all insurance policies in due and timely fashion; and

(xiii) timely file all reports required to be filed with any Governmental Body which shall conform, in all material respects, to applicable Law.

(b) From the date hereof to and including the Effective Time, except (1) as expressly required or permitted by this Agreement, (2) as required by Law or regulation, after consultation with Prosperity, (3) as disclosed in Section 5.2(b) of the Company Disclosure Memorandum, or (4) with the written consent of Prosperity (which shall not be unreasonably withheld), the Company shall not, and shall not permit any of its Subsidiaries to:

(i) introduce any new material method of management or operation;

(ii) intentionally take any action that would reasonably be anticipated to result in a Material Adverse Effect on the Company or the Bank or prevent or materially delay the ability of the parties to consummate the Transactions;

(iii) take or fail to take any action that would reasonably be expected to cause the representations and warranties made in ARTICLE III to be inaccurate in any material respect at Closing;

(iv) cause or allow the loss of insurance coverage, unless replaced with coverage which is substantially similar (in amount, scope and insurer) to that in effect as of the date of this Agreement

(v) redeem, purchase or otherwise acquire, directly or indirectly, or adjust, split, combine or reclassify, any of its capital stock or other securities;

(vi) except pursuant to existing commitments entered into prior to the date hereof, make or acquire, renew or extend any loans that, (i) with respect to loans to existing customers, increase the aggregate outstanding commitments to any such existing customer by more than $2,000,000; or (ii) with respect to loans to new customers, result in an aggregate commitment to any such new customer in excess of $2,000,000, in each case, without first notifying and, if requested by Prosperity within one Business Day of receipt of such notice, consulting with Prosperity (which notification will be made through a representative designated by Prosperity in Section 5.2(b)(vi) of the Company Disclosure Memorandum);

(vii) issue or sell or obligate itself to issue or sell any shares of its capital stock or any warrants, rights or options to acquire, or any securities convertible into, any shares of its capital stock;

(viii) grant any stock appreciation rights, stock appreciation units, restricted stock, stock options or other form of equity-based compensation;

(ix) open, close or relocate any branch office, or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities;

(x) enter into, amend or terminate any agreement of the type that would be required to be disclosed in Section 3.15(a) of the Company Disclosure Memorandum, or any other material agreement, or acquire or dispose of any material amount of assets or Liabilities or make any change in any of its leases, except in the ordinary course of business consistent with past practices and safe and sound banking practices;

(xi) except in the ordinary course of business and consistent with past practice, grant any severance or termination payment to, or enter into any employment, independent contractor, consulting, noncompetition, retirement, parachute, retention, severance, indemnification or similar agreement or arrangement with, any current or former officer, director, employee or agent of or independent contractor or consultant to the Company or any Subsidiary, either individually or as part of a class of similarly situated Persons;

(xii) increase in any manner the compensation or benefits, including incentive compensation, of any of its current or former employees, officers, directors, independent contractors or consultants, accelerate the vesting, funding or payment of any compensation or benefit, including incentive compensation, or pay or provide any perquisite such as automobile allowance, club membership or dues or other similar benefits, in each case other than in accordance with past practice or pursuant to policies as in effect as of the date of this Agreement;

(xiii) hire or otherwise enter into any employment or independent contractor or consulting agreement or arrangement with any individual whose compensation would exceed $100,000 on an annualized basis;

(xiv) terminate the employment of any employee, or service of any independent contractor, of the Company or any of its Subsidiaries whose annual target compensation opportunity is $100,000 or more (other than a termination of employment or service for cause in the ordinary course of business consistent with past practices);

(xv) adopt or commence participation in any Company Benefit Plan, amend or modify any Company Benefit Plan, except as required to maintain the Tax qualified status of such plan, or terminate or withdraw from participation in any Company Benefit Plan;

(xvi) (A) declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of the Company Stock or Preferred Stock, other than (1) the payment of dividends from the Bank to the Company; (2) provided that the Effective Time is not scheduled to occur on or between the declaration and payment dates, other than the first fiscal quarter 2023, the declaration and payment of the regular quarterly dividend to the shareholders of the Company in accordance with past practice of no more than $0.05 per share and the regular fourth quarter dividend to the shareholders of the Company of no more than $0.80 per share; (3) with respect to the first fiscal quarter 2023, any dividend payable by the Company in accordance with Section 5.15; or (4) the payment of dividends on the Trust Securities or (B) directly or indirectly, purchase, redeem or otherwise acquire any shares of Company Stock;

(xvii) make any change in accounting methods, principles and practices, except as may be required by GAAP or any Governmental Body;

(xviii) sell, transfer, convey, mortgage, encumber or otherwise dispose of any properties or material assets (including “other real estate owned”) or interest therein, other than other real estate owned properties under contract for sale as of the date of this Agreement;

(xix) foreclose upon or otherwise acquire any commercial real property having an appraised value greater than $100,000 prior to receipt and approval by Prosperity of a recent Phase I environmental review thereof;

(xx) increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with the Company’s past practices and safe and sound banking practices;

(xxi) charge-off any loan or other extension of credit having an outstanding principal amount greater than $100,000 prior to review and approval by Prosperity of the amount of such charge-off;

(xxii) incur any indebtedness, obligation or liability, whether absolute or contingent, other than the receipt of deposits and trade debt, Federal Home Loan Bank borrowings with maturities of six months or less, sales of certificates of deposit, issuances of commercial paper and entering into repurchase agreements, in each case in the ordinary course of business;

(xxiii) materially deviate from policies and procedures existing as of the date of this Agreement with respect to (A) classification of assets, (B) the allowance for loan losses (including changes to the methodology for the specific and general reserves) and (C) accrual of interest on assets, except as otherwise required by the provisions of this Agreement, applicable Law or regulation or any Governmental Body;

(xxiv) amend or change any provision of the Company Constituent Documents;

(xxv) make any capital expenditure in excess of $100,000 in the aggregate except pursuant to commitments made prior to the date of this Agreement and set forth in Section 5.2(b)(xxv) of the Company Disclosure Memorandum;

(xxvi) discharge or satisfy any lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business and consistent with past practices;

(xxvii) acquire any capital stock or other equity securities or acquire any equity or ownership interest in or material assets or businesses of any Person, including any bank, corporation, partnership or other entity, except: (A) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies; or (B) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such Person;

(xxviii) merge or consolidate with any other Person or restructure, reorganize or completely or partially liquidate or dissolve;

(xxix) except with respect to the collection of checks and other negotiable instruments or otherwise in the ordinary course of the business and consistent with past practices, enter into or give any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any other third Person, firm or corporation;

(xxx) sell or knowingly dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with past practices, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

(xxxi) change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing, hedging and other material banking and operating policies or practices, except as required by applicable Law or any Governmental Body;

(xxxii) settle any Proceeding other than settlements in the ordinary course of business consistent with past practices involving solely money damages not in excess of $50,000 individually or $250,000 in the aggregate that does not involve or create an adverse precedent and that would not impose any material restriction on the business of either party (including Continuing Corporation) or its Subsidiary;

(xxxiii) make any material changes to its Securities Portfolio from that as of June 30, 2022, through purchases, sales or otherwise (but not redemptions by the issuers of such securities), or the manner in which the portfolio is classified or reported; provided, however, that the Company and the Bank may (A) manage its investment securities in the ordinary course of business consistent with past practice, (B) sell any investment securities after advising Prosperity of the planned sale via e-mail transmission at least two (2) Business Days prior to such sale and (C) purchase U.S. governmental agency securities, mortgage-backed securities (other than private label mortgage-backed securities) and municipal securities having a maturity date no greater than one (1) year after prior written notice to Prosperity;

(xxxiv) (A) make, change or revoke any material Tax election, (B) change any material method of Tax accounting, (C) enter into any closing agreement or settle, compromise or abandon any material audit or other Proceeding relating to Taxes, or (D) file any material amended Tax Return;

(xxxv) take any action that could reasonably be expected to prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code; or

(xxxvi) agree to, or make any commitment to, take or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.2(b).

Section 5.3 Access to Properties and Records. To the extent permitted by applicable Law, the Company shall, and shall cause each of its Subsidiaries to, upon reasonable notice from Prosperity afford the officers, directors, employees, attorneys, accountants, investment bankers and authorized representatives of Prosperity full access during regular business hours to all of the properties, books, contracts, commitments, personnel and records of the Company and each Subsidiary of the Company, and furnish to Prosperity during such period all such information concerning the Company and each Subsidiary of the Company and their affairs as Prosperity may reasonably request, so that Prosperity may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the Company and each Subsidiary of the Company, including access sufficient to verify the value of the assets and the Liabilities of Company and each Subsidiary of the Company and the satisfaction of the conditions precedent to Prosperity’s obligations described in ARTICLE X and ARTICLE XII; provided, however, that Prosperity shall request permission for all such access reasonably in advance and all such access shall be conducted in a manner designed to minimize disruption to the normal business operations and employee or customer relations of the Company and each Subsidiary of the Company. The Company agrees at any time, and from time to time, to furnish to Prosperity as soon as practicable, any additional information that Prosperity may reasonably request, and shall specifically provide to Prosperity a weekly written report of all loans made, renewed or modified by the Bank. No investigation by Prosperity or its representatives shall affect the representations and warranties set forth herein. Any information provided pursuant to this Agreement shall be subject to the terms of the Confidentiality Agreement (as defined herein), which shall remain in full force and effect in accordance with its terms. Notwithstanding the foregoing, the Company shall not be required to provide access to or disclose information where such access or disclosure would jeopardize any attorney-client privilege or contravene any Law, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The Company will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

Section 5.4 Information for Regulatory Applications and SEC Filings.

(a) To the extent permitted by Law and during the pendency of this Agreement, the Company will furnish Prosperity with all information concerning the Company and its Subsidiaries required for inclusion in any application, filing, statement or document to be made or filed by Prosperity with any Governmental Body in connection with the Transactions and any filings with the SEC and any applicable state securities authorities. The Company will reasonably cooperate with Prosperity in the filing of any applications or other documents necessary to complete the Transactions. The Company agrees at any time, upon the request of Prosperity, to furnish to Prosperity a written letter or statement confirming the accuracy of the information with respect to the Company or any of its Subsidiaries contained in any report or other application or statement referred to in this Agreement, and confirming that the information with respect to the Company and its Subsidiaries contained in such document or draft was furnished by the Company expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or indicating the information not furnished by the Company expressly for use therein.

(b) None of the information relating to the Company and its Subsidiaries that is provided by the Company for inclusion in (i) the Proxy Statement (as defined herein) to be prepared in accordance with the Company Constituent Documents and applicable Law and mailed to the Company’s shareholders in connection with the solicitation of proxies by the Company Board for use at the Meeting, any filings or approvals under applicable federal or state banking Laws or regulations or state securities Laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act will, at the time of mailing the Proxy Statement to the Company’s shareholders, at the time of the Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Registration Statement (as defined herein) will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 5.5 Standstill Provision.

(a) Neither the Company, nor any of its Subsidiaries nor any of their respective directors, officers, agents or representatives shall directly or indirectly take any action to (i) solicit, initiate, encourage or facilitate the making of any inquiries, or provide any information to, conduct any assessment of or participate in discussions or negotiate with any other party, with respect to any proposal which could reasonably be expected to lead to an Acquisition Proposal; (ii) approve, endorse, recommend or enter into any Acquisition Agreement (as defined herein) relating to any Acquisition Proposal; or (iii) propose or agree to do any of the foregoing.

(b) Notwithstanding anything to the contrary in Section 5.5(a), if the Company or any of its representatives receives an unsolicited bona fide Acquisition Proposal before the Meeting that the Company Board has (i) determined in its good faith judgment (after consultation with the Financial Advisor and outside legal counsel) that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal (as defined herein); (ii) determined in its good faith judgment (after consultation with outside legal counsel) that the failure to take such action would cause it to violate its fiduciary duties under applicable Law; and (iii) obtained from such Person an executed confidentiality agreement, then the Company or its representatives may furnish information to and enter into discussions and negotiations with such other party.

(c) Upon execution of this Agreement, the Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore that related to any Acquisition Proposal. The Company agrees to notify Prosperity orally immediately, and in writing within one (1) Business Day, after receipt of any unsolicited Acquisition Proposals or inquiries regarding an Acquisition Proposal and provide reasonable detail as to the identity of the Person making such proposal and the material terms of such Acquisition Proposal, request or inquiry. The Company will, and will cause the Bank to, take the necessary steps to inform the appropriate individuals or entities referred to in this Section 5.5 of the obligations undertaken in this Section 5.5, and the Company shall be responsible for any breach of this Section 5.5 by such Persons.

Section 5.6 Financial Statements. As soon as practicable after they become available, the Company will deliver or make available to Prosperity all unaudited monthly and quarterly financial information prepared for the internal use of management of the Company or the Bank and all Call Reports filed by the Bank with the appropriate Governmental Body after the date of this Agreement. The foregoing financial information will be prepared from the books and records of the Company and its Subsidiaries and will fairly present the consolidated financial position, results of operations, and shareholders’ equity and cash flows of the Company at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated, except that unaudited financial statements may (a) omit the footnote disclosure required by GAAP and (b) be subject to normal year-end audit adjustments required by GAAP. The Call Reports filed by the Bank subsequent to the date hereof will fairly present the financial position of the Bank and the results of its operations at the dates and for the periods indicated in compliance with the rules and regulations of applicable federal and state banking authorities.

Section 5.7 Termination of DP Contracts and IT Conversion. At Prosperity’s request and in consultation with Prosperity, the Company will use commercially reasonable efforts, including notifying appropriate parties and negotiating in good faith a reasonable settlement, to ensure that the DP Contracts and contracts related to the provision of any other electronic banking services, if the Merger occurs, will be terminated after the consummation of the Merger on a date to be mutually agreed upon by Prosperity and the Company. Such notice and actions by the Company will be in accordance with the terms of such contracts. The Company shall use reasonable efforts and cooperate with Prosperity to facilitate a smooth conversion of data processing, item processing, network and related hardware and software, telephone systems, telecommunications, data communications and other technologies, including participating in conversion planning, design, mapping and testing activities before the Closing Date.

Section 5.8 Conforming Accounting Adjustments. If requested by Prosperity, the Company shall and shall cause its Subsidiaries to, consistent with GAAP, immediately prior to Closing, make such accounting entries as Prosperity may reasonably request in order to conform the accounting records of the Company and its Subsidiaries to the accounting policies and practices of Prosperity. No such adjustment shall by itself constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement or be an acknowledgment by the Company or its Subsidiaries (a) of any adverse circumstances for purposes of determining whether the conditions to Prosperity’s obligations under this Agreement have been satisfied, (b) that such adjustment is required for purposes of determining satisfaction of the condition to Prosperity’s obligations under this Agreement set forth in Section 10.2 or (c) that such adjustment has any bearing on the Aggregate Merger Consideration. No adjustment required by Prosperity shall (x) materially and adversely affect the Tax treatment of the Company or its shareholders for transactions occurring prior to the Effective Time, (y) require any prior filing with any Governmental Body or (z) violate any Law, rule or regulation applicable to Company or its Subsidiaries.

Section 5.9 Insurance. The Company shall purchase for a period of not less than four (4) years after the Effective Time, past acts and extended reporting period insurance coverage for no less than the four-year period immediately preceding the Effective Time under its (a) current directors and officers insurance and (b) employment practices liability insurance (or comparable coverage for each of the foregoing).

Section 5.10 Allowance for Loan Losses. The Company shall maintain its allowance for loan losses in accordance with GAAP in all material respects as applied to banking institutions and all applicable rules and regulations and not reduce its ratio of allowance for loan losses to total loans to less than 1.36% (the “Minimum Allowance Amount”). If the ratio of the allowance for loan losses to total loans is less than the Minimum Allowance Amount on the Business Day immediately prior to the Closing Date, the Company shall take or cause to be taken all action necessary to increase the allowance for loan losses to an amount equal to the Minimum Allowance Amount as of the Closing Date. For purposes of measuring the Company’s allowance for loan losses in relation to the Minimum Allowance Amount under this Section 5.10, the Company will be entitled to include any additional reserves or provisions made for unfunded loan commitments as a result of any “day one” adjustments required in connection with the implementation of CECL, whether includable in the “allowance for loan losses” under GAAP or otherwise.

Section 5.11 Third Party Consents. The Company will use its commercially reasonable, and Prosperity shall reasonably cooperate with the Company at the Company’s request, to obtain all Required Consents.

Section 5.12 Bank Merger. Prior to the Effective Time, the Company shall cause the Bank to cooperate with Prosperity and Prosperity Bank as necessary in conjunction with all approvals, filings, and other steps necessary to cause the consummation of the Bank Merger after the Effective Time.

Section 5.13 Termination and Liquidation of Deferred Compensation Agreements by Company Prior to Closing. The Company will cause the Bank to terminate (and secure participant consent, as required) and fully liquidate each deferred compensation plan or agreement listed on Section 3.26 of the Company Disclosure Memorandum and each other non-qualified deferred compensation arrangement required to be aggregated with such plan or agreement pursuant to Section 409A of the Code (collectively, the “Deferred Compensation Agreements”) prior to the Closing Date by paying the amounts due to each participant thereunder, as confirmed by a third-party consultant mutually acceptable to the Company and Prosperity, with such termination and liquidation to be accomplished in compliance with Section 409A of the Code and the regulations thereunder.

Section 5.14 Section 280G. At least 15 Business Days prior to the Closing Date, the Company shall provide Prosperity with written calculations regarding the potential application of Section 280G of the Code to each Person (each, a “Disqualified Individual”) to whom any payment or benefit made or required or proposed to be made in connection with the contemplated transactions of this Agreement that would constitute “parachute payments” under Section 280G(b)(2) of the Code in connection with the contemplated transactions of this Agreement. At least ten (10) Business Days prior to the Closing Date, the Company shall seek from each Disqualified Individual a written agreement waiving such Disqualified Individual’s right to receive some or all of such payment or benefit, to the extent necessary (taking into account the exclusion for payments of reasonable compensation for services to be provided following the Closing Date and similar exclusions, in each case as agreed to by the Company and Prosperity), so that all remaining payments and benefits applicable to such Disqualified Individual shall not be deemed a parachute payment, (the “Waived Benefits”), and accepting in substitution for the Waived Benefits the right to receive the Waived Benefits only if approved by the shareholders of the Company in a form and manner satisfactory to Prosperity and that complies with Section 280G(b)(5)(B) of the Code and the regulations thereunder (the “Required 280G Approval”). The parties hereto agree that the Company shall use its best efforts to secure any 280G waivers to the extent required hereunder. At least five (5) Business Days prior to the Closing Date, the Company shall submit the Waived Benefits, if any, of each Disqualified Individual who has executed a waiver in accordance with this Section 5.14 for approval of the shareholders of the Company and such Disqualified Individual’s right to receive the Waived Benefits shall be conditioned upon receipt of the requisite approval by the shareholders of the Company in a manner that complies with Section 280G(b)(5)(B) of the Code. In the event no Disqualified Individual waives his or her payments or benefits that would constitute Waived Benefits, the Company shall not be required to seek approval of the shareholders with respect thereto. Prior to the Closing, to the extent the Company has secured any 280G waivers, the Company shall provide to Prosperity reasonable and sufficient evidence that (i) a shareholder vote was solicited in conformance with Section 280G and the regulations promulgated thereunder and the Required 280G Approval was obtained with respect to any payments and/or benefits that were subject to such shareholder vote, or (ii) that the Required 280G Approval was not obtained and as a consequence, that such Waived Benefits shall not be made or provided, pursuant to a 280G waiver entered into by each Disqualified Individual. The form of the 280G waiver, the disclosure statement, any other materials to be submitted to the shareholders in connection with the Required 280G Approval and the calculations related to the foregoing shall be subject to advance timely review and reasonable comment by Prosperity.]

Section 5.15 First Quarter 2023 Dividends. If the Effective Time does not occur prior to the record date (the “Prosperity Record Date”) for Prosperity’s quarterly dividend payable on the Prosperity Common Stock with respect to the first quarter of 2023 (the “Q1 Prosperity Dividend”), then the Company may declare a dividend payable to each holder of Company Stock in an amount per share equal to the greater of (i) the product of (x) the per share amount of Q1 Prosperity Dividend and (y) the Per Share Stock Consideration that would be payable for each share of Company Stock if the Closing Date would have been the Prosperity Record Date or (ii) $0.05. The Q1 2023 Dividend shall be payable by the Company on April 3, 2023, unless the Closing Date is to occur prior to such date, in which case, the Company may declare and pay the dividend in advance of the Closing Date.

Section 5.16 Resolution of Pending Matters. The Company shall use its commercially reasonable best efforts to resolve the matters set forth on Section 5.16 of the Company Disclosure Memorandum.

Section 5.17 Releases. The Company shall use its commercially reasonable efforts to deliver to Prosperity a release agreement, in a form reasonably acceptable to Prosperity, effective as of the Effective Time, releasing the Company and the Bank from any and all claims by certain officers (except as described in such instrument) (“Officer Release”) executed by each officer of the Company and the Bank listed in Section 5.17 of the Company Disclosure Memorandum.

ARTICLE VI

COVENANTS OF PROSPERITY

Prosperity covenants and agrees with the Company as follows:

Section 6.1 Regulatory Filings; Efforts. Within forty-five (45) calendar days following the date of this Agreement, Prosperity will prepare and file, or will cause to be prepared and filed, all necessary applications or other documentation with the FDIC, the TDB and any other appropriate Governmental Body having jurisdiction over the Transactions, other than the Federal Reserve Board. Prosperity will prepare and file all necessary applications, waivers, or other documentation with the Federal Reserve Board as soon as practicable after the TDB and the FDIC have accepted the applications with respect to the Bank Merger for filing. Prosperity will take all reasonable action to aid and assist in the consummation of the Transactions and will use its commercially reasonable efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the Transactions, including such actions which are necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all Governmental Bodies having jurisdiction over the Transactions. Prosperity will provide the Company with copies of all such regulatory filings and all correspondence with regulatory authorities in connection with the Merger for which confidential treatment has not been requested.

Section 6.2 Registration Statement.

(a) As soon as practicable after the execution of this Agreement, Prosperity will prepare and file with the SEC a Registration Statement on Form S-4 under the Securities Act (the “Registration Statement”) and any other applicable documents, including the notice, proxy statement and prospectus and other proxy solicitation materials of the Company constituting a part thereof (the “Proxy Statement”), relating to the shares of Prosperity Common Stock to be delivered to the shareholders of the Company pursuant to this Agreement, and Prosperity will use its commercially reasonable efforts to cause the Registration Statement to become effective, as promptly as reasonably practicable after the filing thereof and to keep the Form S-4 effective for so long as necessary to complete the Merger. The Company and its counsel shall be given the opportunity to participate in the preparation of the Registration Statement, and any amendments with respect thereto, and shall have the right to approve the content of the Registration Statement and any such amendments with respect to information about the Company and the meeting of the Company’s shareholders. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder.

(b) None of the information relating to Prosperity and its Subsidiaries that is provided by Prosperity for inclusion in (i) the Proxy Statement, any filings or approvals under applicable federal or state banking Laws or regulations or state securities Laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act will, at the time of mailing the Proxy Statement to the Company’s shareholders, at the time of the Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(c) Prosperity will advise the Company, promptly after Prosperity receives notice thereof, of the time when the Form S-4 has become effective, of the issuance of any stop order or the suspension of the qualification of Prosperity Common Stock issuable for offering or sale in any jurisdiction, or of any request by the SEC for the amendment or supplement of the Form S-4 or upon the receipt of any comments (whether written or oral) from the SEC or its staff.

Section 6.3 NYSE Listing. Prosperity shall file all documents required to be filed to have the shares of Prosperity Common Stock to be issued pursuant to this Agreement included for listing on the NYSE and use its commercially reasonable efforts to effect said listing.

Section 6.4 Issuance of Prosperity Common Stock. The shares of Prosperity Common Stock to be issued by Prosperity to the shareholders of the Company pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Prosperity Common Stock to be issued to the shareholders of the Company pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of Prosperity or any other Person. The Prosperity Common Stock to be issued to the shareholders of the Company pursuant to this Agreement will, when issued, not be subject to any restrictions on transfer arising under the Securities Act, except for Prosperity Common Stock issued to any shareholder of the Company who may be deemed to be an “affiliate” (under the Exchange Act) of Prosperity after completion of the Merger.

Section 6.5 Access to Properties and Records. To the extent permitted by applicable Law, Prosperity shall and shall cause each of its Subsidiaries, upon reasonable notice from the Company to Prosperity to: (a) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of the Company reasonable access to the properties, books and records of Prosperity and its Subsidiaries during normal business hours in order that the Company may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of Prosperity and its Subsidiaries, and (b) furnish the Company with such additional financial and operating data and other information as to the business and properties of Prosperity as the Company shall, from time to time, reasonably request.

Section 6.6 Assumption of Survivor Income Benefit Agreements. Prosperity will, or will cause the applicable Subsidiary of Prosperity to, assume and honor, as of the Effective Time, the survivor income benefit agreements listed in Section 6.6 of the Company Disclosure Memorandum, as in effect on the date hereof.

Section 6.7 Indemnification.

(a) For a four (4) year period after the Effective Time, and subject to the limitations contained in applicable Federal Reserve Board and FDIC regulations and to any limitations contained in the Company

Constituent Documents or the similar constituent documents of the Bank, Prosperity will indemnify and hold harmless each present director and officer of the Company or the Bank, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the Effective Time, whether asserted or claimed before, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was acting in his or her capacity as a director, officer or employee of the Company or the Bank to the fullest extent that the Indemnified Party would be entitled under the Company Constituent Documents, in each case as in effect on the date hereof and to the extent permitted by applicable Law. Subject to Section 6.7(b), Prosperity shall also advance expenses as incurred by such Indemnified Party to the same extent as such Persons have the right to expense advancement pursuant to the Company Constituent Documents, as applicable, in each case as in effect on the date hereof and to the extent permitted by applicable Law.

(b) Any Indemnified Party wishing to claim indemnification under this Section 6.7, upon learning of any such Proceeding, is to promptly notify Prosperity, but the failure to so notify will not relieve Prosperity of any liability it may have to the Indemnified Party to the extent such failure does not prejudice Prosperity. In any such Proceeding (whether arising before or after the Effective Time), (i) Prosperity will have the right to assume the defense thereof (subject to any superior rights of any insurance carrier providing coverage of such Proceeding) and Prosperity will not be liable to an Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by an Indemnified Party in connection with the defense thereof, except that if Prosperity elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between Prosperity and the Indemnified Party, the Indemnified Party may retain counsel reasonably satisfactory to Prosperity, and Prosperity will pay the reasonable fees and expenses of such counsel for the Indemnified Party (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Party will cooperate in the defense of any such matter, (iii) Prosperity will not be liable for any settlement effected without its prior written consent, and (iv) Prosperity will have no obligation hereunder if indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws and regulations.

(c) The obligations of Prosperity under this Section 6.7 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any Indemnified Party without the written consent of the affected Indemnified Party.

ARTICLE VII

MUTUAL COVENANTS OF PROSPERITY

AND THE COMPANY

Section 7.1 Notification; Updated Disclosure Memorandum. The Company shall give prompt notice to Prosperity, and Prosperity shall give prompt notice to the Company, of (a) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any material respect (without regard to any materiality qualifier contained therein), including as a result of any change in the Company Disclosure Memorandum, or (b) the failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement; and provided further, however, that if such notification under clause (a) relates to any matter which arises for the first time after the date of this Agreement, then the other party may only terminate this Agreement if such matter would cause the condition set forth in Section 10.2 with respect to the Company and in Section 11.2 with respect to Prosperity, incapable of being satisfied.

Section 7.2 Confidentiality.

(a) Prosperity and the Company agree that terms of the Non-Disclosure and Confidentiality Agreement dated July 29, 2022 between Prosperity and the Company (the “Confidentiality Agreement”) are incorporated into this Agreement by reference and shall continue in full force and effect and shall be binding on Prosperity and the Company and their respective Affiliates, officers, directors, employees and representatives as if parties thereto, in accordance with the terms thereof.

(b) After the Effective Time, the Company and its Affiliates, officers, directors, employees and representatives shall hold in confidence all documents and information concerning Prosperity, this Agreement and the Transactions, unless required to disclose such information pursuant to order, request or demand of a Governmental Body or by judicial or administrative process or by Law.

Section 7.3 Publicity. Except as otherwise required by applicable Law or securities exchange rules or in connection with the regulatory application process, as long as this Agreement is in effect, neither Prosperity nor the Company shall, nor shall they permit any of their officers, directors or representatives to, issue or cause the publication of any press release or public announcement with respect to, or otherwise make any public announcement concerning, the Transactions without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

Section 7.4 Employee Benefit Plans.

(a) To the extent requested by Prosperity in writing delivered to the Company on or prior to the earlier of: (i) at least 15 Business Days before the Closing Date; or (ii) 10 Business Days prior to the commencement of any notice period required to effectuate the termination of such Company Benefit Plan, the Company or its appropriate Subsidiary shall execute and deliver such instruments and take such other actions as Prosperity may reasonably require in order to cause the amendment or termination of any Company Benefit Plan on terms reasonably satisfactory to Prosperity and in accordance with applicable Law and effective no later than the Closing Date, except that the winding up of any such plan may be completed following the Closing Date. Without limiting the generality of the foregoing, prior to the Closing Date, the Company will, or will cause the appropriate Subsidiary of the Company to, pursuant to and in accordance with Code Section 409A, terminate the Deferred Compensation Agreements and liquidate all benefits and liabilities under such arrangements. Within 10 Business Days of the date hereof, the Company shall prepare and deliver to Prosperity a true and complete list of the notice periods required to effectuate the termination of each Company Benefit Plan.

(b) The Company shall provide Prosperity an updated Company Employee Census within one Business Day of Prosperity requesting the same and the day prior to the Closing Date, with all such employees on the Company Employee Census delivered the day prior to the Closing Date being “Company Employees.” All Company Employees whose employment is not terminated prior to or at the Effective Time will, at the Effective Time, be employees of Prosperity or a Prosperity Subsidiary for purposes of the existing employee benefit plans maintained by Prosperity or Prosperity Bank (an “Existing Benefit Plan”). To the extent that a Company Employee becomes eligible to participate in an Existing Benefit Plan, Prosperity shall cause such Existing Benefit Plan to recognize the prior duration of service of such Company Employee with the Company or any of its Subsidiaries for eligibility, participation and vesting under such Existing Benefit Plan (other than vesting under any equity or incentive compensation arrangement) to the same extent such duration of service was properly recognized immediately prior to the Effective Time for a comparable purpose under a comparable Company Benefit Plan in which such Company Employee was eligible to participate immediately prior to the Effective Time; provided, that such recognition of prior service is permitted by the terms of the applicable Existing Benefit Plan and applicable Law, is consented to by applicable third party administrators and insurers, to the extent applicable, and shall not operate to duplicate any benefits of a Company Employee with respect to the same period of service. With respect to any Existing Benefit Plan that is a health, dental, vision plan or other welfare plan in which any Company Employee is eligible to participate, for the plan year in which such Company

Employee is first eligible to participate, to the extent permitted by the applicable Existing Benefit Plan and applicable Law, Prosperity shall use commercially reasonable efforts to (i) cause any pre-existing condition limitations or eligibility waiting periods under such Existing Benefit Plan to be waived with respect to such Company Employee to the extent such limitation was waived or satisfied under the comparable Company Benefit Plan in which such Company Employee participated immediately prior to the Effective Time, and (ii) recognize any health, dental or vision deductibles or co-payments paid by such Company Employee in the year that includes the Closing Date for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such Existing Benefit Plan. Without limiting the foregoing, Prosperity shall extend coverage to Company Employees for health care, dependent care and limited purpose health care flexible spending accounts established under Section 125 of the Code to the same extent as available to similarly situated employees of Prosperity or its Subsidiaries to the extent permitted by such Existing Benefit Plans and applicable Law. Company Employees shall be credited in the plan year in which the Effective Time occurs with amounts available for reimbursement equal to such amounts as were credited (less amounts dispersed therefrom) under the Company’s cafeteria plan to the extent permitted by such Existing Benefit Plans and applicable Law. For purposes of determining Company Employee’s benefits for the calendar year in which the Merger occurs under Prosperity’s vacation program, any vacation taken by a Company Employee immediately preceding the Closing Date for the calendar year in which the Merger occurs will be deducted from the total Prosperity vacation benefit available to such Company Employee for such calendar year.

Section 7.5 Assumption of Outstanding Trust Preferred Securities.

(a) The Company will reasonably cooperate with Prosperity to permit Prosperity, as Continuing Corporation, upon completion of the Merger, to assume expressly the obligations of the Company to the extent required under the FBOT Capital Trust Agreement, the Debentures and any related guaranties. The parties shall cooperate and execute one or more supplemental indentures, guarantees and other instruments, including any related certificates, opinions or other documentation, reasonably required in connection with this Section 7.5. If reasonably requested in writing by Prosperity, the Company will reasonably cooperate with Prosperity to prepare for the repurchase or repayment following the Merger of the FBOT Capital Trust Preferred Securities, the FBOT Capital Trust Common Securities and the Debentures.

Section 7.6 Cooperation. The Company and Prosperity shall proceed expeditiously and employ their respective commercially reasonable best efforts in the procurement of any consents and approvals and the taking of any actions in satisfaction of all other requirements prescribed by Law or otherwise necessary, proper or advisable to consummate the Transactions on the terms herein provided, including the preparation and submission of all necessary filings, requests for waivers and certificates with the SEC, Federal Reserve Board, the OCC, the FDIC and TDB.

ARTICLE VIII

CLOSING

Section 8.1 Closing. Subject to the other provisions of this ARTICLE VIII, a meeting (“Closing”) will take place at which the parties to this Agreement will deliver the certificates and other documents required to be delivered under ARTICLE X, ARTICLE XI and ARTICLE XII and any other documents and instruments as may be necessary or appropriate to effect the Transactions on a mutually acceptable date (“Closing Date”) as soon as practicable, within a thirty (30) day period commencing after the later of the following dates:

(a) the receipt of Company Shareholder Approval and the last Regulatory Approval and the expiration of any statutory or regulatory waiting period which is necessary to effect the Merger and the Bank Merger; and

(b) if the Transactions are being contested in any Proceeding and Prosperity or the Company, pursuant to Section 12.1, has elected to contest the same, then the date that such Proceeding has been brought to a conclusion favorable, in the reasonable judgment of each of Prosperity and the Company, to the consummation of the Transactions, or such prior date as each of Prosperity and the Company shall elect whether or not such Proceeding has been brought to a conclusion.

The Closing shall take place at the offices of Bracewell LLP in Houston, Texas, or at such other place to which the parties hereto may mutually agree.

Section 8.2 Effective Time. Subject to the terms and upon satisfaction or waiver of all requirements of Law and the conditions specified in this Agreement including, among other conditions, the receipt of the approval of the shareholders of the Company and the Regulatory Approvals, the Merger shall become effective, and the effective time of the Merger shall occur, at the date and time specified in the certificate of merger to be filed with the Secretary of State of the State of Texas (“Effective Time”).

ARTICLE IX

TERMINATION

Section 9.1 Termination.

(a) Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the Merger contemplated hereby may be abandoned by action of the Prosperity Board or the Company Board at any time prior to the Effective Time if:

(i) any court of competent jurisdiction in the United States or other Governmental Body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall be final and non-appealable;

(ii) any of the Transactions are disapproved (or the applications or notices for which are suggested or recommended to be withdrawn) by any Governmental Body or other Person whose approval is required to consummate any of such Transactions;

(iii) the Effective Time has not occurred on or before the two hundred tenth (210th) day following the date of this Agreement, unless one or more of the Regulatory Approvals has not been received on or before the 210th day after the date of this Agreement, in which instance the Effective Time has not occurred on or before the two hundred seventieth (270th) day following the date of this Agreement, or such later date as has been approved in writing by the Prosperity Board and the Company Board; but the right to terminate under this Section 9.1(a)(iii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or has resulted in, the failure of the Effective Time to occur on or before such applicable date; or

(iv) the Company Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Meeting.

(b) This Agreement may be terminated at any time prior to the Effective Time by action of the Company Board if Prosperity shall fail to comply with any of its covenants or agreements contained in this Agreement, or if the representations or warranties of Prosperity contained herein shall be inaccurate, which noncompliance or inaccuracy, individually or in the aggregate, would result in the failure of the condition set forth in Section 11.1 or Section 11.2 (as applicable) if occurring on the Closing Date. If the Company Board desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in this Section 9.1(b), the Company Board must notify Prosperity in writing of its intent to terminate stating the reason therefor. Prosperity shall have fifteen (15) days from the receipt of such notice to cure the alleged breach or inaccuracy, if the breach or inaccuracy is capable of being cured.

(c) This Agreement may be terminated at any time prior to the Effective Time by action of the Prosperity Board if (i) the Company fails to comply with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of the Company contained herein shall be inaccurate, which noncompliance or inaccuracy, individually or in the aggregate, would result in the failure of the condition set forth in Section 10.1 or Section 10.2 (as applicable) if occurring on the Closing Date; or (ii) any approval required to be obtained from any Governmental Body is obtained subject to restrictions or conditions on the operations of the Company, the Bank, Prosperity or Prosperity Bank which, in the reasonable judgment of Prosperity, (A) would materially adversely impact the economic or business benefits of the Transactions or (B) otherwise reasonably be expected to be materially burdensome on Prosperity, Continuing Corporation, Prosperity Bank or the Bank or require a material modification of, or impose any material limitation or restriction on, the activities, governance, legal structure, capital structure, compensation or fee arrangements of such Persons (any such restriction or condition, a “Materially Burdensome Condition”). In the event the Prosperity Board desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in Section 9.1(c)(i), the Prosperity Board must notify the Company in writing of its intent to terminate stating the reason therefor. The Company shall have fifteen (15) days from the receipt of such notice to cure the alleged breach or inaccuracy, if the breach or inaccuracy is capable of being cured.

(d) This Agreement may be terminated at any time prior to the Closing upon the mutual written consent of Prosperity and the Company and the approval of such action by their respective boards of directors.

(e) This Agreement may be terminated by the Company Board at any time before receipt of Company Shareholder Approval at the Meeting if before such time, the Company receives an unsolicited, bona fide Acquisition Proposal and the Company Board determines in its good faith judgment (based on the advice of outside legal counsel and the Financial Advisor), that (i) such Acquisition Proposal (if consummated pursuant to its terms and after giving effect to the payment of the Termination Fee and Prosperity Expenses (each as defined herein) is a Superior Proposal and (ii) the failure to terminate this Agreement and accept such Superior Proposal would cause it to violate its fiduciary duties under applicable Law; provided, however, that the Company may not terminate this Agreement under this Section 9.1(e) unless:

(i) the Company has provided prior written notice to Prosperity at least five (5) Business Days in advance (the “Notice Period”) of taking such action, which notice advises Prosperity that the Company Board has received a Superior Proposal, specifies the material terms and conditions of such Superior Proposal (including the identity of the Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) making the Superior Proposal); and

(ii) during the Notice Period, the Company negotiates, and causes the Financial Advisor and outside counsel to negotiate, with Prosperity in good faith (to the extent Prosperity desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal, and the Company Board considers such adjustments in the terms and conditions of this Agreement resulting from such negotiations and concludes in good faith based upon consultations with the Financial Advisor and the advice of outside legal counsel that such Superior Proposal remains a Superior Proposal even after giving effect to the adjustments in the terms and conditions of this Agreement proposed by Prosperity.

If during the Notice Period any revisions are made to the Superior Proposal and the Company Board in its good faith judgment determines such revisions are material, the Company shall deliver a new written notice to Prosperity and shall comply with the requirements of this Section 9.1(e) with respect to such new written notice, except that the new Notice Period shall be three (3) Business Days. Termination under this clause (e) shall not be deemed effective until payment of the Termination Fee and/or Prosperity Expenses as required by Section 9.3.

(f) This Agreement may be terminated at any time before the Closing by the Prosperity Board if (i) the Company has materially breached the covenant contained in Section 5.5 in a manner adverse to Prosperity; (ii) the Company Board resolves to accept an Acquisition Proposal; or (iii) the Company Board withdraws or modifies, in any manner that is adverse to Prosperity, its recommendation or approval of this Agreement or the Merger or recommended to the Company shareholders acceptance or approval of any alternative Acquisition Proposal, or resolves to do any of the foregoing.

Section 9.2 Effect of Termination. Except as provided in Section 9.3, if this Agreement is terminated by either Prosperity or the Company as provided in Section 9.1, this Agreement will become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, except that the provisions of Section 7.2, Section 9.2, and ARTICLE XIII will survive termination of this Agreement. Nothing contained in this Section 9.2 will relieve any party hereto of any Liability for a breach of this Agreement.

Section 9.3 Termination Fee and Expenses. To compensate Prosperity for entering into this Agreement, taking actions to consummate the Transactions and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities by Prosperity, the Company and Prosperity agree as follows:

(a) Provided that Prosperity is not in material breach of any covenant or obligation under this Agreement (which breach has not been cured within fifteen (15) days following receipt of written notice thereof by the Company specifying in reasonable detail the basis of such alleged breach), if this Agreement is terminated by:

(i) the Company under the provisions of Section 9.1(e), then the Company shall pay to Prosperity $13,665,708 (the “Termination Fee”);

(ii) Prosperity under the provisions of Section 9.1(f), then the Company shall pay to Prosperity the Termination Fee;

(iii) either Prosperity or the Company under the provisions of (A) Section 9.1(a)(iii), if at the time of termination, the Registration Statement has been declared effective for at least 25 Business Days prior to such termination and the Company shall have failed to call, give notice of, convene and hold the Meeting in accordance with Section 5.1, or (B) Section 9.1(a)(iv), if, in the case of both (A) and (B), at the time of termination, there exists a bona fide Acquisition Proposal with respect to the Company, then the Company shall pay to Prosperity all expenses incurred by Prosperity in connection with the proposed Transaction, provided that the aggregate amount of all such expenses shall not exceed $2,000,000 (“Prosperity Expenses”); or

(iv) either Prosperity or the Company under the provisions of (A) Section 9.1(a)(iii), if at such time the shareholders of the Company have not approved and adopted the Agreement and the Merger, or (B) Section 9.1(a)(iv), if, in the case of both (A) and (B) at the time of termination, there exists a bona fide Acquisition Proposal with respect to the Company and, with respect to either clause (A) or (B), within twelve (12) months of the termination of this Agreement, the Company enters into an Acquisition Agreement with any third party with respect to any Acquisition Proposal, then the Company shall pay to Prosperity the Termination Fee minus any Prosperity Expenses paid by the Company.

The payment of the Termination Fee and/or Prosperity Expenses shall be Prosperity’s sole and exclusive remedy with respect to termination of this Agreement as set forth in this Section 9.3(a). For the avoidance of doubt, in no event shall the Termination Fee described in this Section 9.3 be payable on more than one occasion.

(b) Any payment required by Section 9.3(a) shall become payable within two (2) Business Days after receipt by the non-terminating party of written notice of termination of this Agreement; provided, however, that if the payment of the Termination Fee is required pursuant to Section 9.3(a)(iv), then such payment shall become payable on or before the date of execution by the Company of an Acquisition Agreement.

(c) For purposes of this Agreement, an “Acquisition Agreement” means any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement or any similar agreement related to any Acquisition Proposal.

(d) For purposes of this Agreement, “Acquisition Proposal” means any proposal (whether communicated to the Company or publicly announced to the Company’s shareholders) by any Person (other than Prosperity or any of its Affiliates) for an Acquisition Transaction (as defined herein) involving the Company, any Subsidiary or any future Subsidiary of the Company, or any combination of such Subsidiaries, the assets of which constitute, or would constitute, 20% or more of the consolidated assets of the Company as reflected on the Company’s most recent consolidated statement of condition prepared in accordance with GAAP.

(e) For purposes of this Agreement, “Acquisition Transaction” means any transaction or series of related transactions (other than the Transactions) involving: (i) any acquisition or purchase from the Company by any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act), other than Prosperity or any of its Affiliates, of 20% or more in interest of the total outstanding voting securities of the Company or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) making (other than Prosperity or any of its Affiliates) beneficially owning 20% or more in interest of the total outstanding voting securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 20% or more of the assets of the Company; or (iii) any liquidation or dissolution of the Company.

(f) For purposes of this Agreement, “Superior Proposal” means any bona fide written Acquisition Proposal which the Company Board reasonably determines, in its good faith judgment based on, among other things, the advice of outside counsel and the Financial Advisor, (i) to be more favorable from a financial point of view to the Company’s shareholders than the Merger taking into account all terms and conditions of the proposal and (ii) reasonably capable of being consummated on the terms proposed, taking into account all legal, financial, regulatory (including the advice of outside counsel regarding the potential for Regulatory Approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable Law; provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” and “80%” in the definitions of Acquisition Proposal and Acquisition Transaction shall be deemed to be references to “50%.”

ARTICLE X

CONDITIONS TO OBLIGATIONS OF PROSPERITY

The obligation of Prosperity under this Agreement to consummate the Merger is subject to the satisfaction, at or prior to the Closing Date of the following conditions, which may be waived by Prosperity in its sole discretion, to the extent permitted by applicable Law:

Section 10.1 Compliance with Representations and Warranties. The representations and warranties made by the Company in this Agreement (a) must have been true and correct in all material respects as of the date of this Agreement (except to the extent such representations and warranties are by their express provisions made as of a specified date) and (b) shall be true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties are by their express provisions made as of a specified date) as though made on and as of the Closing Date; provided that for purposes of determining the accuracy of such representations and warranties with respect to clause (b) all representations and warranties qualified by materiality or Material Adverse Effect shall be true and correct in all respects. Prosperity shall have received a certificate, executed by an authorized representative of the Company and dated as of the Closing Date, to the foregoing effect.

Section 10.2 Performance of Obligations. The Company shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing. Prosperity shall have received a certificate, executed by an authorized representative of the Company and dated as of the Closing Date, to the foregoing effect.

Section 10.3 Absence of Material Adverse Effect. No Material Adverse Effect on the Company or the Bank shall have occurred.

Section 10.4 Releases. Each officer listed in Section 10.4 of the Company Disclosure Memorandum of the Company and the Bank shall have delivered to Prosperity an Officer Release and such Officer Releases shall remain in full force and effect.

Section 10.5 Termination of Deferred Compensation Agreements. The Deferred Compensation Agreements will have been terminated and liquidated and the Company will have taken any other action as requested by Prosperity in accordance with Section 7.4. The Company will, or will cause the Bank to, pay to each such Person the amount set forth in Section 10.5 of the Company Disclosure Memorandum and each such Person shall have executed a termination and release agreement with respect to the termination of his or her respective Deferred Compensation Agreement such that Prosperity has no continuing obligations or liability under such agreements.

Section 10.6 Employment Agreements; Non-Competition Agreements.

(a) Each of the persons set forth in Section 10.6(a) of the Company Disclosure Memorandum shall have entered into an employment and/or non-competition agreement with Prosperity Bank and such agreements shall remain in full force and effect.

(b) Each director of the Company and the Bank who does not deliver an employment and/or non-competition agreement pursuant to Section 10.6(a) shall have entered into a support agreement and all such support agreements shall remain in full force and effect.

Section 10.7 Dissenters’ Rights. Holders of shares representing no more than five percent (5%) of the issued and outstanding shares of Company Stock shall have demanded or be entitled to receive payment of the fair value of their shares as dissenting shareholders.

Section 10.8 Consents and Approvals. The Required Consents shall have been obtained, and Prosperity shall have received evidence thereof in form and substance reasonably satisfactory to it.

Section 10.9 Allowance for Loan Losses. As of the Closing Date, the Company’s allowance for loan losses shall be equal to at least the Minimum Allowance Amount.

Section 10.10 FIRPTA Certificate. The Company shall have delivered to Prosperity (a) a certificate that meets the requirement of Treasury Regulations Section 1.1445-2(c)(3) stating that the Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, together with (b) a notice to the Internal Revenue Service that meets the requirement of Treasury Regulations Section 1.897-2(h)(2); in each case, such certificate and notice dated as of the Closing Date, duly executed by an executive officer of the Company making such statements under penalty of perjury and in a form reasonably satisfactory to Prosperity.

Section 10.11 Other Documents. The Company shall have delivered to Prosperity all other instruments and documents that Prosperity or its counsel may reasonably request to effectuate the Transactions.

Section 10.12 Pending Matters. The matters set forth on Section 5.16 of the Company Disclosure Memorandum or any resolution thereof shall not impose any material obligations on the Continuing Corporation.

ARTICLE XI

CONDITIONS TO OBLIGATIONS OF THE COMPANY

The obligation of the Company under this Agreement to consummate the Merger is subject to the satisfaction, at or prior to the Closing Date, of the following conditions, which may be waived by the Company in its sole discretion, to the extent permitted by applicable Law:

Section 11.1 Compliance with Representations and Warranties. The representations and warranties made by Prosperity in this Agreement (a) must have been true and correct in all material respects as of the date of this Agreement (except to the extent such representations and warranties are by their express provisions made as of a specified date) and (b) shall be true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties are by their express provisions made as of a specified date) as though made on and as of the Closing Date; provided that for purposes of determining the accuracy of such representations and warranties with respect to clause (b) all representations and warranties qualified by materiality or Material Adverse Effect shall be true and correct in all respects. The Company shall have received a certificate, executed by an authorized representative of Prosperity and dated as of the Closing Date, to the foregoing effect.

Section 11.2 Performance of Obligations. Prosperity shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing. The Company shall have received a certificate, executed by an authorized representative of Prosperity and dated as of the Closing Date, to the foregoing effect.

Section 11.3 Absence of Material Adverse Effect. No Material Adverse Effect on Prosperity or Prosperity Bank shall have occurred.

ARTICLE XII

CONDITIONS TO RESPECTIVE OBLIGATIONS OF PROSPERITY

AND THE COMPANY

The respective obligations of Prosperity and the Company under this Agreement are subject to the satisfaction, at or prior to the Closing Date, of the following conditions which may be waived by Prosperity and the Company, respectively, in their sole discretion, to the extent permitted by applicable Law:

Section 12.1 Government Approvals. Prosperity shall have received the Regulatory Approvals, which approvals shall not, in the reasonable judgment of Prosperity, impose any Materially Burdensome Condition, and any statutory or regulatory waiting period necessary to effect the Merger and the Transactions shall have expired. Such approvals and the Transactions shall not have been contested by any Governmental Body or any third party (except shareholders asserting dissenters’ rights) by formal Proceeding. It is understood that, if any such contest is brought by formal Proceeding, Prosperity or the Company may, but shall not be obligated to, answer and defend such contest or otherwise pursue the Merger and the Transactions over such objection.

Section 12.2 Shareholder Approval. The shareholders of the Company shall have approved this Agreement and the Transactions by the requisite vote at the Meeting and no action purporting or attempting to rescind that vote shall have been taken by the Company or its shareholders.

Section 12.3 Tax Opinion. The Company shall have received an opinion of Fenimore Kay Harrison LLP, and Prosperity shall have received an opinion of Bracewell LLP, in each case dated the Closing Date, to the effect that, based on the terms of this Agreement and on the basis of certain facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization under Section 368(a) of the Code. In rendering such opinion, such counsel may require and rely upon and may incorporate by reference representations and covenants, including those contained in certificates of officers and/or directors of the Company, Prosperity and others.

Section 12.4 Registration of Prosperity Common Stock. The Registration Statement covering the shares of Prosperity Common Stock to be issued in the Merger shall have become effective under the Securities Act and no stop orders suspending such effectiveness shall be in effect, and no Proceeding by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated or continuing, or have been threatened and be unresolved, and all necessary approvals under state securities Laws relating to the issuance or trading of the Prosperity Common Stock to be issued in the Merger shall have been received.

Section 12.5 Listing of Prosperity Common Stock. The shares of Prosperity Common Stock to be delivered to the shareholders of the Company pursuant to this Agreement shall have been authorized for listing on the NYSE.

ARTICLE XIII

MISCELLANEOUS

Section 13.1 Certain Definitions. Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

(a) “Affiliate” means, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified, unless a different definition has been included in this Agreement for purposes of a particular provision hereof. For purposes of this definition, “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting equity interest, by contract or otherwise.

(b) “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Houston, Texas.

(c) “CECL” means Current Expected Credit Losses, a credit loss accounting standard that was issued by the Financial Accounting Standards Boards on June 16, 2016, pursuant to Accounting Standards Update (ASU) No. 2016, Topic 326, as amended.

(d) “Governmental Body” means any supranational, national, federal, state, local, municipal, foreign or other government or quasi-governmental authority or any department, agency, commission, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

(e) An entity has “Knowledge” of a particular fact or other matter if an individual set forth on Section 13.1(e) of the Company Disclosure Memorandum is actually aware of or, after diligent inquiry, had reason to know or should have known such fact or other matter.

(f) “Law” or “Laws” means any federal, state, local or foreign law, statute, ordinance, rule, code, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Body.

(g) “Liability” means any liability, debt, obligation, loss, damage, claim, cost or expense (including court costs and reasonable attorneys’, accountants’ and other experts’ fees and expenses associated with investigating, preparing for and participating in any Proceeding, including all appeals), interest, penalties, amounts paid in settlement, Taxes, fines, judgments or assessments, in each case, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due.

(h) “Material Adverse Effect” with respect to any Person means any effect, change, development or occurrence that individually, or in the aggregate together with all other effects, changes, developments or occurrences, (i) is material and adverse to the financial condition, assets, properties, deposits, results of operations, earnings, business or cash flows of that Person, taken as a whole; provided that a Material Adverse Effect shall not be deemed to include any effect on the referenced Person which is caused by (A) changes in Laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries; (B) changes in GAAP or regulatory accounting principles that are generally applicable to the banking or savings industries; (C) changes in global, national or regional political conditions or general economic or market conditions in the United States or the State of Texas (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the financial services industry; (D) general changes in the credit markets or general downgrades in the credit markets; (E) actions or omissions of a party required by this Agreement or taken with the prior informed written consent of the other party or parties in contemplation of the Transactions; (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; (G) changes, after the date hereof, resulting from any outbreak of any disease or other public health event (including the Pandemic); or (H) any adjustments made pursuant to Section 5.8; except to the extent that the effects of such changes in the foregoing (A) through (G) disproportionately affect such Person and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Person and its Subsidiaries operate; or (ii) prevents or materially impairs the ability of such Person to consummate the Transactions.

(i) “Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, or any evolutions, strains or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto.

(j) “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Body.

(k) “Proceeding” means any action, suit, litigation, arbitration, lawsuit, claim, proceeding, hearing, audit, investigation or dispute (whether civil, criminal, administrative, investigative, at law or in equity) commenced, brought, conducted, pending or heard by or before, or otherwise involving, any Governmental Body or any arbitrator.

(l) “Regulatory Agency” means each of: (i) the SEC; (ii) any self-regulatory organization; (iii) the Federal Reserve Board; (iv) the FDIC; (v) the TDB; and (vi) the OCC.

(m) “Regulatory Approval” means the approval, or waiver of approval, of each of the Transactions required by Law, rule, regulation or policy of a Governmental Body that is necessary or advisable to effect each such transaction.

(n) “Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person (other than a natural person), whether incorporated or unincorporated, in which such Person, directly or indirectly through one or more Subsidiaries (i) has 50% or more equity interest or (ii) owns at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions; provided, however, that the term shall not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.

(o) “Transactions” shall mean the transactions contemplated by this Agreement and the related documents, including the Merger and the Bank Merger.

Section 13.2 Other Definitional Provisions.

(a) All references in this Agreement to Articles, Sections, subsections and other subdivisions refer to the corresponding Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles and headings appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.

(b) The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is exclusive, and the word “including” (in its various forms) means including without limitation.

(c) All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.

(d) Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(e) References herein to any Law shall be deemed to refer to such Law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time and also to all rules and regulations promulgated thereunder.

(f) References herein to any contract, agreement, commitment, arrangement or similar terms mean the foregoing as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof, except that with respect to any contract, agreement, commitment, arrangement or similar matter listed on any schedule hereto, all such amendments, supplements, modifications must also be listed on such schedule.

(g) If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

(h) Each representation, warranty, covenant and agreement contained in this Agreement will have independent significance, and the fact that any conduct or state of facts may be within the scope of two or more provisions in this Agreement, whether relating to the same or different subject matters and regardless of the relative levels of specificity, shall not be considered in construing or interpreting this Agreement.

(i) References herein to documents or other information being “made available” to Prosperity mean that such documents or information, at least two (2) Business Days prior to the date of this Agreement, have been uploaded to the Company’s virtual data room maintained by the Company’s financial advisor and to which representatives of Prosperity have access; provided that no such document or other information shall be considered part of the Company Disclosure Memorandum unless specifically referenced therein.

(j) The parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event of any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 13.3 Nonsurvival of Representations and Warranties. The representations, warranties, covenants and agreements of Prosperity and the Company contained in this Agreement shall terminate at the Closing, other than the covenants that by their terms are to be performed after the Effective Time (including Sections 7.2, 7.4, 9.2, 9.3, 13.3, 13.5 and 13.7), which shall survive the Closing.

Section 13.4 Amendments. This Agreement may be amended only by a writing signed by Prosperity and the Company at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that after the adoption of this Agreement by the shareholders of the Company, there may not be, without the further approval of such shareholders, any amendment of this Agreement that (i) changes the form or decreases the amount of the Aggregate Merger Consideration to be received by the shareholders of the Company or (ii) otherwise requires such further approval under applicable Law.

Section 13.5 Expenses. Except as otherwise provided in Section 9.3, whether or not the Transactions provided for herein are consummated, each party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement. Similarly, each party agrees to indemnify the other party against any cost, expense or Liability (including reasonable attorneys’ fees) in respect of any claim made by any party for a broker’s or finder’s fee in connection with this Transaction other than one based on communications between the party and the claimant seeking indemnification.

Section 13.6 Notices. Except as explicitly provided herein, any notice given hereunder shall be in writing and shall be delivered in person, mailed by first class mail, postage prepaid or sent by email, courier or personal delivery to the parties at the following addresses unless by such notice a different address shall have been designated:

If to Prosperity:

Prosperity Bancshares, Inc.

80 Sugar Creek Center Boulevard

Sugar Land, Texas 77478

Email: Charlotte.Rasche@prosperitybankusa.com

Attention:        Ms. Charlotte M. Rasche

With a copy (which shall not constitute notice) to:

Ms. Annette Tripp

Prosperity Bank

80 Sugar Creek Center Boulevard

Sugar Land, Texas 77478

Email: Annette.Tripp@prosperitybankusa.com

Attention:        Ms. Annette Tripp

and

Bracewell LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002-2781

Email:         Will.Anderson@bracewell.com

    Ben.Martin@bracewell.com

Attention:        Mr. Will Anderson

        Mr. Ben Martin

If to the Company:

First Bancshares of Texas, Inc.

310 West Wall Street, Suite 1200

Midland, Texas 79701

Email: kburgess@fcbtexas.com

Attention:        Mr. Ken Burgess

With a copy (which shall not constitute notice) to:

Fenimore Kay Harrison LLP

812 San Antonio Street, Suite 600

Austin, Texas 78701

Email:         cfenimore@fkhpartners.com

                    jlemmon@fkhpartners.com

Attention:        Mr. Chet Fenimore

        Mr. Jeremy S. Lemmon

All notices sent by mail as provided above shall be deemed delivered three (3) days after deposit in the mail. All notices sent by courier as provided above shall be deemed delivered one day after being sent. All other notices shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided. Notices permitted to be sent via e-mail shall be deemed delivered only if sent to such persons at such e-mail addresses as may be set forth in writing (and a delivery receipt is received by the sending party).

Section 13.7 Controlling Law; Jurisdiction.

(a) This Agreement and any claim, controversy or dispute arising under or related in any way to this Agreement and/or the interpretation and enforcement of the rights and duties of the parties hereunder or related in any way to the foregoing, shall be governed by and construed in accordance with the internal, substantive Laws of the State of Texas applicable to agreements entered into and to be performed solely within such state without giving effect to the principles of conflict of laws thereof.

(b) Any Proceeding arising out of or relating to the matters contemplated by this Agreement must be brought in the courts of the State of Texas, County of Harris, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Texas (Houston Division), and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of such Proceeding shall be heard and determined only in any such court, and agrees not to bring any Proceeding arising out of or relating to the matters contemplated by this Agreement in any other court. Each party acknowledges and agrees that the provisions of this Section 13.7(b) constitute a voluntary and bargained for agreement between the parties. Process in any Proceeding may be served on any party anywhere in the world.

Section 13.8 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 13.9 Severability. Any provision hereof prohibited by or unlawful or unenforceable under any applicable Law or any jurisdiction shall as to such jurisdiction be ineffective, without affecting any other provision of this Agreement, or shall be deemed to be severed or modified to conform with such Law, and the remaining provisions of this Agreement shall remain in force; provided that the purpose of the Agreement can be effected. To the fullest extent, however, that the provisions of such applicable Law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

Section 13.10 Entire Agreement. Except for the Confidentiality Agreement, this Agreement and the exhibits and attachments hereto represent the entire agreement between the parties respecting the Transactions, and all understandings and agreements heretofore made between the parties hereto are merged in this Agreement, including the exhibits and schedules delivered pursuant hereto, which (together with any agreements executed by the parties hereto contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement) shall be the sole expression of the agreement of the parties respecting the Merger. Each party to this Agreement acknowledges that, in executing and delivering this Agreement, it has relied only on the written representations, warranties and promises of the other parties hereto that are contained herein or in the other agreements executed by the parties contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement, and has not relied on the oral statements of any other party or its representatives.

Section 13.11 Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf)), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

Section 13.12 Assignment; Binding on Successors. Except as otherwise provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, executors, trustees, administrators, guardians, successors and permitted assigns, but shall not be assigned by any party without the prior written consent of the other parties.

Section 13.13 No Third Party Beneficiaries. Except as otherwise specifically provided in Section 6.7, which is intended to benefit each Indemnified Party, nothing contained in this Agreement, express or implied, is intended to confer upon any Persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

Section 13.14 Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation, or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Body by any party to this Agreement to the extent prohibited by applicable Law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances which the limitations of the preceding sentence applies. This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate applicable Law.

Section 13.15 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE PROCEEDING, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 13.15.

Section 13.16 Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

Section 13.17 Investigation. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

PROSPERITY BANCSHARES, INC

By:	/s/ David Zalman
Name:	David Zalman
Title:	Senior Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]

FIRST BANCSHARES OF TEXAS, INC.

By:	/s/ Kenneth L. Burgess, Jr.
Name:	Kenneth L. Burgess, Jr.
Title:	Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]

Appendix B

AGREEMENT AND PLAN OF REORGANIZATION

by and between

PROSPERITY BANCSHARES, INC.

and

LONE STAR STATE BANCSHARES, INC.

Dated as of October 10, 2022

B-i

(continued)

B-ii

(continued)

B-iii

INDEX OF DEFINED TERMS

Acquisition Agreement	52
Acquisition Proposal	52
Acquisition Transaction	52
Affiliate	56
Aggregate Cash Consideration	4
Aggregate Merger Consideration	4
Aggregate Stock Consideration	4
Agreement	1
Annual Financial Statements	12
Average Closing Price	4
Bank	1
Bank Merger	2
BHC Act	1
BOLI	20
Business Day	56
Call Reports	12
CECL	56
Certificates	7
Closing	48
Closing Date	48
COBRA	26
Code	1
Company	1
Company Benefit Plans	25
Company Board	1
Company Closing Shares	4
Company Constituent Documents	10
Company Contracts	19
Company Disclosure Memorandum	9
Company Employee Census	24
Company Employees	47
Company Equity Awards	11
Company Equity Plans	8
Company Financial Statements	12
Company Personal Property	15
Company Real Property	14
Company SAR	11
Company Share Closing Cash Amount	4
Company Shareholder Approval	11
Company Stock	1
Company Stock Option	11
Company Stock Plan	8
Confidentiality Agreement	46
Continuing Corporation	2
CRA	29
Director/Officer Release	54
Dissenting Share	6
DP Contracts	29
Effective Time	49
Environmental Laws	16

Equity Capital	5
ERISA	25
ERISA Affiliates	26
Exchange Act	29
Exchange Agent	6
Exchange Fund	6
Existing Benefit Plan	47
FDIC	10
Federal Reserve Board	10
Financial Advisor	34
Fully-Diluted Share Count	4
GAAP	5
GLB Act	1
Governmental Body	57
Hazardous Materials	16
Indemnified Parties	45
Intellectual Property	28
Interim Financial Statements	12
IRS	23
Knowledge	57
Law	57
Liability	57
Loan	13
Loans	13
Lone Star ESOP	10
Lone Star ESOP Trust	27
Material Adverse Effect	57
Materially Burdensome Condition	50
Meeting	34
Merger	1
Minimum Allowance Amount	43
Notice Period	50
NYSE	4
Pandemic	57
Per Award Share Merger Consideration	4
Per Share Cash Consideration	4
Per Share Merger Consideration	4
Per Share Stock Consideration	4
Person	58
Proceeding	58
Prosperity	1
Prosperity Bank	1
Prosperity Bank Stock	30
Prosperity Board	2
Prosperity Common Stock	4
Prosperity Financial Statements	33
Proxy Statement	44
Registration Statement	44
Regulatory Agency	58
Regulatory Agreement	23

B-iv

Regulatory Approval	58
Required Consents	22
SEC	29
Securities Act	29
Securities Portfolio	12
Subsidiaries	58
Subsidiary	58
Superior Proposal	53
Tax	17
Tax Return	17
Taxes	17

TBOC	2
TDB	10
Termination Fee	51
Transactions	58
Transmittal Materials	7
Treasury Regulation	17
Treasury Shares	5
Union	24
Voting Agreement	1
Watch List	14

B-v

COMPANY DISCLOSURE MEMORANDUM SECTIONS

Section 3.1(e)	Subsidiaries
Section 3.2(d)(i)	Existing Obligations
Section 3.2(f)	Dividends
Section 3.4	Investment Securities
Section 3.5(c)	Liabilities
Section 3.7(a)	Past Due Loans
Section 3.7(b)	Watch List
Section 3.9(a)	Real Property
Section 3.9(b)	Real Property Covenants
Section 3.10	Personal Property
Section 3.12	Litigation
Section 3.13(e)	Income Tax Returns
Section 3.13(i)	Tax Sharing Agreements
Section 3.14(a)	Contracts and Commitments
Section 3.15(a)	Insurance
Section 3.16(b)	Required Consents
Section 3.19	Bank Secrecy Act, etc.
Section 3.24(a)	Compensation and Benefit Plans
Section 3.24(c)	Company Benefit Plan Proceedings
Section 3.24(f)	Company Benefit Plan Accelerations
Section 3.24(h)	Outstanding Equity Awards
Section 3.24(i)	ESOP
Section 3.25	Deferred Compensation and Salary Continuation Arrangements
Section 3.26	Brokers, Finders and Financial Advisors
Section 3.29	Brokered Deposits
Section 3.30(a)	Intellectual Property Rights
Section 3.32	Data Processing Contracts
Section 3.33	Shareholders’ List
Section 5.2(b)(vi)	Loan Commitments
Section 5.2(b)(xix)	Foreclosures
Section 5.2(b)(xxv)	Capital Expenditures
Section 10.5(a)	Persons to Sign Employment and/or Non-Competition Agreements
Section 10.10	Form of Stock Option Cancellation Agreements

B-vi

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (“Agreement”) dated as of October 10, 2022 is by and between Prosperity Bancshares, Inc. (“Prosperity”), a Texas corporation and financial holding company pursuant to the Gramm-Leach Bliley Act (“GLB Act”) and bank holding company registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”), and Lone Star State Bancshares, Inc. (the “Company”), a Texas corporation and bank holding company registered under the BHC Act.

RECITALS

WHEREAS, the parties intend that the Company merge with and into Prosperity (the “Merger”) with Prosperity continuing as the corporation surviving the Merger, as provided for herein, and this Agreement shall constitute an agreement and plan of merger with respect to such Merger; and

WHEREAS, the respective boards of directors of Prosperity and the Company believe that the Merger provided for and subject to the terms and conditions as set forth in this Agreement and all exhibits, schedules and supplements hereto, is in the best interests of Prosperity and the Company, respectively, and their respective shareholders; and

WHEREAS, for federal income Tax (as defined herein) purposes, it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and that this Agreement be and hereby is adopted as a plan of reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations (as defined herein) promulgated thereunder; and

WHEREAS, the respective boards of directors of Prosperity and the Company have approved this Agreement and the Transactions (as defined herein) proposed herein substantially on the terms and conditions set forth in this Agreement; and

WHEREAS, as a condition and inducement to Prosperity’s willingness to enter into this Agreement, the members of the board of directors of the Company (the “Company Board”), the members of the board of directors of the Bank (as defined herein) and the holders of 10% or more of Company Stock (as defined herein) have entered into an agreement (the “Voting Agreement”) dated as of the date hereof pursuant to which he or she agrees to vote the issued and outstanding shares of common stock, par value $1.00 per share, of the Company (“Company Stock”) beneficially owned by such Person (as defined herein) in favor of this Agreement and the Transactions (as defined herein); and

WHEREAS, in connection with the Merger, all of the issued and outstanding shares of Company Stock shall be exchanged for such consideration as set forth in this Agreement; and

WHEREAS, it is contemplated that immediately following the Merger, and pursuant to a separate agreement, Prosperity Bank, a Texas banking association and wholly-owned subsidiary of Prosperity (“Prosperity Bank”), and Lone Star State Bank of West Texas (the “Bank”), a Texas banking association and wholly-owned subsidiary of the Company, shall be combined through a merger or similar transaction, with Prosperity Bank as the surviving entity (the “Bank Merger”).

AGREEMENT

NOW, THEREFORE, in consideration of such premises and the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as set forth below.

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined herein), the Company shall be merged with and into Prosperity (which, as the surviving corporation, is hereinafter referred to as “Continuing Corporation” whenever reference is made to it at or after the Effective Time) pursuant to the provisions of, and with the effect provided for in, Chapter 10 and Chapter 21, Subchapter J of the Texas Business Organizations Code (“TBOC”).

Section 1.2 Articles of Incorporation, Bylaws and Facilities of Continuing Corporation. At the Effective Time and until thereafter amended in accordance with applicable Law (as defined herein), the Articles of Incorporation of Continuing Corporation shall be the Articles of Incorporation of Prosperity as in effect immediately prior to the Effective Time. Until altered, amended or repealed as provided therein and in the Articles of Incorporation of Continuing Corporation, the Bylaws of Continuing Corporation shall be the Bylaws of Prosperity as in effect immediately prior to the Effective Time. Unless and until changed by the board of directors of Continuing Corporation, the main office of Continuing Corporation shall be the main office of Prosperity immediately prior to the Effective Time. The established offices and facilities of the Company immediately prior to the Merger shall become established offices and facilities of Continuing Corporation. Until thereafter changed in accordance with Law or the Articles of Incorporation or Bylaws of Continuing Corporation, all corporate acts, plans, policies, contracts, approvals and authorizations of the Company and Prosperity and their respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of Continuing Corporation and shall be as effective and binding thereon as the same were with respect to the Company and Prosperity, respectively, as of the Effective Time.

Section 1.3 Board of Directors and Officers of Continuing Corporation. At the Effective Time and until thereafter changed in accordance with applicable Law or the Articles of Incorporation or Bylaws of Continuing Corporation, the members of the board of directors of Prosperity (the “Prosperity Board”) immediately prior to the Effective Time shall be the board of directors of Continuing Corporation. At the Effective Time and until thereafter changed in accordance with Law or the Articles of Incorporation or Bylaws of Continuing Corporation, the senior officers of Prosperity immediately prior to the Effective Time shall be the senior officers of Continuing Corporation.

Section 1.4 Effect of Merger. At the Effective Time, the corporate existence of the Company and Prosperity shall, as provided in the provisions of Law heretofore mentioned, be continued in Continuing Corporation, and Continuing Corporation shall be deemed to be a continuation in entity and identity of the Company and Prosperity. All rights, franchises and interests of the Company and Prosperity, respectively, in and to any type of property and choses in action shall be transferred to and vested in Continuing Corporation by virtue of such Merger without reversion or impairment, without further act or deed and without any assignment having occurred, but subject to any existing liens or other encumbrances thereon. The Merger shall have all other effects set forth in Section 10.008 of the TBOC.

Section 1.5 Liabilities of Continuing Corporation. At the Effective Time, Continuing Corporation shall be liable for all Liabilities (as defined herein) of the Company and Prosperity. All debts, liabilities, obligations and contracts of the Company and of Prosperity, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of the Company or Prosperity, as the case may be, shall be those of Continuing Corporation and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either the Company or Prosperity shall be preserved unimpaired subsequent to the Merger.

Section 1.6 Approvals and Notices. This Agreement shall be submitted to the shareholders of the Company in accordance with the terms of this Agreement, the applicable provisions of Law and the Certificate of Formation and Bylaws of the Company.

Section 1.7 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code (and any comparable provision of state Law), and the parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations promulgated thereunder.

Section 1.8 Modification of Structure. Notwithstanding any provision of this Agreement to the contrary, Prosperity may elect, subject to the filing of all necessary applications and the receipt of all Regulatory Approvals (as defined herein), to modify the structure of the Transactions so long as (i) there are no material adverse federal or state income Tax consequences to the shareholders of the Company as a result of such modification, (ii) the consideration to be paid to holders of Company Stock or Company Equity Awards under this Agreement is not thereby changed in kind or reduced in amount solely because of such modification and (iii) such modification will not be likely to materially delay or jeopardize receipt of any Regulatory Approvals. In the event of such election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

ARTICLE II

CONSIDERATION AND EXCHANGE PROCEDURES

Section 2.1 Merger Consideration.

(a) Unless otherwise adjusted pursuant to Section 2.2, each share of capital stock of the Company issued and outstanding immediately prior to the Effective Time (“Company Closing Shares”), but excluding any Dissenting Shares (as defined herein), shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be cancelled and represent only the right to receive (i) a number of shares of common stock, $1.00 par value, of Prosperity (“Prosperity Common Stock”) equal to the quotient, rounded to the nearest hundred thousandth, obtained by dividing 2,376,182 (the “Aggregate Stock Consideration”) by the number of Company Closing Shares (the “Per Share Stock Consideration”), and (ii) an amount of cash equal to the Company Share Closing Cash Amount divided by the Company Closing Shares (together with cash in lieu of any fractional share of Prosperity Common Stock as determined in accordance with Section 2.1(d), the “Per Share Cash Consideration” and together with the Per Share Stock Consideration, the “Per Share Merger Consideration”). At the Effective Time, each Company Closing Share shall no longer be outstanding and shall automatically be canceled and retired without any action on the part of the holder thereof and shall cease to exist, and such share (and any certificate previously representing any such share) shall thereafter represent only the right to receive the Per Share Merger Consideration.

(b) For purposes of this Agreement, the capitalized terms below shall have the following meanings:

(i) “Aggregate Cash Consideration” means $64,053,717.

(ii) “Aggregate Merger Consideration” means the sum of (i) the Aggregate Cash Consideration plus (ii) the Aggregate Stock Consideration.

(iii) “Average Closing Price” shall mean the average of the daily volume-weighted average sales price per share of Prosperity Common Stock on The New York Stock Exchange (“NYSE”) (as displayed under the heading “Bloomberg VWAP” (rounded to two decimal places) for each such date on the Bloomberg page for Prosperity Common Stock or, if not reported thereby, another nationally recognized alternative source as chosen by Prosperity) for the twenty (20) consecutive trading days ending on and including the fifth trading day immediately preceding the Closing Date (as defined herein).

(iv) “Company Share Closing Cash Amount” means cash in an amount equal to (i) the Aggregate Cash Consideration minus (ii) the amount payable to holders of Company Equity Awards pursuant to Section 2.6.

(v) “Fully-Diluted Share Count” means (i) the number of Company Closing Shares plus (ii) the number of shares of Company Stock subject to a Company Stock Option plus (iii) the number of shares of Company Stock subject to a Company SAR.

(vi) “Per Award Share Merger Consideration” means cash in an amount equal to (i) the sum of (A) the Aggregate Cash Consideration plus (B) the Aggregate Stock Consideration multiplied by the Average Closing Price plus (C) the aggregate exercise price of the Company Stock Options plus (D) the aggregate initial value of the Company SARs; divided by (ii) the Fully-Diluted Share Count.

(c) Each share of Company Stock held in the treasury of the Company and each share of Company Stock owned by any direct or indirect wholly owned Subsidiary (as defined herein) of the Company immediately prior to the Effective Time (other than (i) shares of Company Stock held, directly or indirectly, in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties and (ii) shares of Company Stock held in respect of a debt previously contracted) (the “Treasury Shares”) shall automatically be cancelled and retired and shall cease to exist without any conversion and no payment or distribution shall be made with respect thereto.

(d) Notwithstanding anything in this Agreement to the contrary, Prosperity will not issue any fractional shares of Prosperity Common Stock otherwise issuable pursuant to the Merger. In lieu of the issuance of any such fractional share, after aggregating all shares converted with respect to each such former shareholder of the Company, Prosperity shall pay to each former holder of shares of Company Stock otherwise entitled to receive such fractional share an amount of cash determined by multiplying (i) the Average Closing Price by (ii) the fraction of a share of Prosperity Common Stock which such holder would otherwise be entitled to receive pursuant to this Section 2.1.

Section 2.2 Adjustment to Merger Consideration for Equity Capital.

(a) If the Equity Capital (as defined herein) on the Closing Date is less than $121,088,508, then the Aggregate Cash Consideration will be reduced by an amount equal to the difference between $121,088,508 and the Equity Capital on the Closing Date.

(b) For purposes of this Agreement, “Equity Capital” shall equal the sum of the capital stock, capital surplus and retained earnings of the Company, including unrealized securities gains or losses, on a consolidated basis, as determined pursuant to generally accepted accounting principles in the United States (“GAAP”) applied in a manner consistent with the Annual Financial Statements (as defined herein) and as agreed between the Company and Prosperity. For purposes of calculating Equity Capital, the Company shall deduct for certain extraordinary items related to this Agreement and the Transactions, including the following amounts (without duplication): (i) the after-Tax amount of any fees and commissions payable to any broker, finder, financial advisor or investment banking firm in connection with this Agreement or the Transactions; (ii) the after-Tax amount of any legal and accounting fees and other expenses incurred in connection with the negotiation, execution or performance of this Agreement or the consummation of the Transactions; (iii) the after-Tax premium or additional cost incurred to provide for the continuation of certain of the Company’s insurance policies pursuant to Section 5.9; (iv) any amount required to be added to the Company’s allowance for loan losses pursuant to Section 5.10; (v) the estimated after-Tax amount of any penalty or liquidated damages associated with the termination of the Company’s DP Contracts (as defined herein) prior to or following the Closing Date as provided in Section 5.7; (vi) the after-Tax amount of any payments to be made pursuant to any existing employment, change in control, salary continuation, deferred compensation or other similar agreements or arrangements or severance, noncompetition, retention, stay pay or bonus arrangements between the Company or the Bank and any other Person, other than payments with respect to the Company Stock Options and Company

SARs pursuant to Section 2.6 or payments under any employment agreement with any person set forth in Section 10.5(a) of the Company Disclosure Memorandum; (vii) the total after-Tax amount of payments to be made to holders of Company Stock Options pursuant to, in connection with the termination of or in lieu of the Company’s Stock Incentive Plan Option Exercise Policy; (viii) the accrual of any future benefit payments due under any salary continuation, deferred compensation or other similar agreements through the date of the final payment, and confirmed by a third-party consultant mutually acceptable to the Company and Prosperity; (ix) the after-Tax amount of any cost to fully fund, terminate and liquidate any Company Benefit Plan (as defined herein) and to pay all related expenses and fees, including expenses and fees associated with any governmental filings in connection with such termination, to the extent such termination is required hereunder or requested by Prosperity pursuant to Section 7.4(a); (x) the after-Tax amount of any fees, costs and expenses and the estimated after-Tax amount of any accruals required pursuant to Section 5.8, related to outstanding litigation set forth in Section 3.12 of the Company Disclosure Memorandum (as defined herein); (xi) the after-Tax amount of any capitalized, unaccrued or prepaid software costs; (xii) the nondeductible amount of any payments subject to Section 280G of the Code; (xiii) any amounts required to be accrued pursuant to Section 9.1(c) of the Company Disclosure Memorandum; and (xiv) such other amounts as are agreed upon by the Company and Prosperity. For purposes of calculating the after-Tax effect of the foregoing, the parties agree that the applicable Tax rate to the Company shall be twenty-one percent (21%). Notwithstanding the foregoing, Equity Capital shall not be adjusted downward for (y) any adjustment required by Prosperity pursuant to Section 5.8, except adjustments with respect to reserves for outstanding litigation set forth in Section 3.12 of the Company Disclosure Memorandum or (z) any amounts required solely as a result of “day one” adjustments in connection with the implementation of CECL (as defined herein), except to the extent required in clause (iv) above.

Section 2.3 Dissenting Shares. Each share of Company Stock issued and outstanding immediately prior to the Effective Time, the holder of which has voted against the approval of the Merger and who has properly perfected such holder’s dissenter’s rights of appraisal by following the exact procedure required by Chapter 10, Subchapter H of the TBOC is referred to herein as a “Dissenting Share.” Notwithstanding anything in this Agreement to the contrary, each Dissenting Share shall not be converted into or represent the right to receive the Per Share Merger Consideration pursuant to this ARTICLE II and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the TBOC. Each holder of Dissenting Shares shall be entitled to receive the value of such Dissenting Shares held by him in accordance with the applicable provisions of the TBOC; provided, such holder complies with the procedures contemplated by and set forth in the applicable provisions of the TBOC. If any holder of any Dissenting Shares shall effectively withdraw or lose his dissenter’s rights under the applicable provisions of the TBOC, each such Dissenting Share shall be deemed to have been converted into and to have become exchangeable for, only the right to receive the Per Share Merger Consideration without any interest thereon in accordance with the provisions of this ARTICLE II.

Section 2.4 Exchange of Shares.

(a) On the date of the Effective Time, Prosperity shall deposit or cause to be deposited with Computershare Investor Services, Inc. (the “Exchange Agent”), to be held in trust for the holders of the shares of Company Stock (i) book entry shares of Prosperity Common Stock via the direct registration system representing the Aggregate Stock Consideration and (ii) cash in an aggregate amount sufficient to make the appropriate payments of the Per Share Cash Consideration, in each case as may be adjusted pursuant to Section 2.2 (such shares and cash being referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

(b) Continuing Corporation will use commercially reasonable efforts to cause the Exchange Agent to mail, as soon as practicable after the Effective Time with the intent to be no later than ten (10) Business Days (as defined herein) after the Effective Time, to each record holder of an outstanding certificate or certificates, which as of the Effective Time represented shares of Company Stock (the “Certificates”), a letter of transmittal that will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and contain instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Merger Consideration into which the shares of Company Stock represented by such Certificate(s) will have been converted pursuant to this Agreement (collectively, the “Transmittal Materials”). Upon surrender to the Exchange Agent of a Certificate, together with the Transmittal Materials duly completed and executed, the holder of such Certificate shall be entitled to receive in exchange for each Company Closing Share represented thereby the Per Share Merger Consideration, as may be adjusted pursuant to Section 2.2, and such Certificate shall forthwith be cancelled. No interest will be paid or accrued with respect to the shares of Prosperity Common Stock or cash payable upon surrender of the Certificates. Until surrendered in accordance with the provisions of this Section 2.4, after the Effective Time, each Certificate (other than Certificates representing Dissenting Shares or Treasury Shares) shall represent for all purposes only the right to receive the allocable portion of the Aggregate Merger Consideration without any interest thereon.

(c) Promptly after receipt of the Transmittal Materials, Prosperity will use commercially reasonable efforts to cause the Exchange Agent to review the Transmittal Materials in order to verify proper completion and execution thereof, and upon verification, Prosperity will use commercially reasonable efforts to cause the Exchange Agent to pay the former shareholders of the Company for each verified Company Closing Share the Per Share Merger Consideration as soon as practicable.

(d) No dividends or other distributions declared after the Effective Time with respect to shares of Prosperity Common Stock and payable to the holders thereof shall be paid to the holder of a Certificate until such holder surrenders such Certificate and duly completed and executed Transmittal Materials to the Exchange Agent in accordance with this Section 2.4. After the surrender of a Certificate and duly completed and executed Transmittal Materials in accordance with this Section 2.4, the holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which had become payable after the Effective Time with respect to the shares of Prosperity Common Stock issuable in respect of such Certificate.

(e) After the Effective Time, the stock transfer ledger of the Company shall be closed and there shall be no transfers on the stock transfer books of the Company of the shares of Company Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Prosperity, they shall be promptly presented to the Exchange Agent for exchange as provided in this Section 2.4.

(f) If any shares of Prosperity Common Stock are to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be appropriately endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form (reasonably satisfactory to Prosperity) for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the issuance of shares of Prosperity Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(g) None of Prosperity, the Company, Continuing Corporation, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Stock for any Prosperity Common Stock (or dividends or distributions with respect thereto) or cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(h) If any Certificate is lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Prosperity or the Exchange Agent, the posting by such Person of a bond in such amount as Continuing Corporation or the Exchange Agent may direct as indemnity against any claim that may be made against Prosperity with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the allocable portion of the Aggregate Merger Consideration deliverable in respect thereof pursuant to this Agreement.

Section 2.5 Tax Withholding. Notwithstanding anything in this Agreement to the contrary, Prosperity, Continuing Corporation, the Company and the Exchange Agent shall be entitled to deduct and withhold from the

Per Share Merger Consideration otherwise payable pursuant to this Agreement such amounts as the applicable withholding agent, in its reasonable discretion, determines it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and timely paid over to the appropriate Governmental Body (as defined herein), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Closing Shares and Company Stock Options in respect of which such deduction and withholding was made.

Section 2.6 Treatment of Company Equity Awards. In addition to the amounts payable to the holders of Company Closing Shares under Section 2.1 hereof, at the Effective Time, (i) all then-outstanding Company Equity Awards shall automatically vest in full (to the extent unvested) pursuant to the terms of the Lone Star State Bancshares, Inc. 2008 Stock Incentive Plan, as amended (the “Company Stock Plan”), and the Lone Star State Bancshares, Inc. Stock Appreciation Rights Plan (together with the Company Stock Plan, the “Company Equity Plans”), as applicable, (ii) the Company shall terminate the Company Equity Plans in accordance with their respective terms and applicable Law, and (iii) each then-outstanding, unexercised Company Equity Award shall automatically be cancelled and terminated and converted into the right to receive a cash payment in an amount equal to the difference between the Per Award Share Merger Consideration and the per share exercise price (in the case of a Company Stock Option) or initial value (in the case of a Company SAR) for each share of Company Stock subject to such Company Equity Award. Continuing Corporation shall cause amounts payable with respect to Company Equity Awards to be paid, subject to applicable withholdings and deductions, (x) to each holder of a Company Equity Award that is employed by the Continuing Corporation or its Subsidiary after the Effective Time, through the payroll system of Continuing Corporation or its applicable Subsidiary on the first payroll in which Company employees are included, or (y) to all other holders of Company Equity Awards, through the payroll system of the Company which shall remain open for purposes of such payments, within five (5) Business Days of the Effective Time. Any Company Equity Award that has an exercise price or initial value, as applicable, that is greater than or equal to the Per Award Share Merger Consideration will be cancelled in exchange for no consideration.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Prosperity as set forth below. On the date hereof, the Company delivered to Prosperity disclosure schedules (the “Company Disclosure Memorandum”) setting forth, among other things, items the disclosure of which are necessary or appropriate (a) in response to an express disclosure requirement contained in a provision of this Agreement, (b) as an exception to one or more representations and warranties contained in ARTICLE III or (c) as an exception to one or more covenants contained in this Agreement. Disclosure in any section of the Company Disclosure Memorandum shall apply only to the indicated section of this Agreement, except to the extent that it is reasonably apparent on its face that such disclosure is relevant to another section of this Agreement. The Company agrees that two (2) Business Days prior to the Closing (as defined herein) it shall provide Prosperity with a supplemental Company Disclosure Memorandum reflecting any changes in the information contained in the Company Disclosure Memorandum which have occurred in the period from the date of this Agreement to two (2) Business Days prior to the date of Closing. The mere inclusion of an item in the Company Disclosure Memorandum as an exception to a representation, warranty or covenant shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.1 Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas and a bank holding company duly registered under the BHC Act, subject to all Laws, rules and regulations applicable to bank holding companies. The Bank is a Texas banking association duly organized, validly existing and in good standing under the Laws of the State of Texas. Each Subsidiary of the Company (other than the Bank) is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it was formed.

(b) The Company and each of its Subsidiaries has full power and authority (including all licenses, registrations, qualifications, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate its properties and to engage in the business and activities now conducted by it, except where the failure to be so licensed, registered or otherwise qualified is not, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole. To the Company’s Knowledge (as defined herein), no suspension or cancellation of any such necessary license, registration, qualification, franchise, permit or authorization is threatened.

(c) The Bank is duly authorized to conduct general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the Board of Governors of the Federal Reserve System (“Federal Reserve Board”) and the Texas Department of Banking (“TDB”). The Bank does not have “trust powers” and does not conduct trust activities.

(d) True and complete copies of the Articles of Incorporation or Association, Certificate of Formation and Bylaws or other governing documents of the Company and each Subsidiary of the Company (collectively, the “Company Constituent Documents”), each as amended to date, have been delivered or made available to Prosperity.

(e) Section 3.1(e) of the Company Disclosure Memorandum lists each of the Subsidiaries of the Company and any other Person in which the Company or any of the Company’s Subsidiaries own or have the right to acquire capital stock. Other than as set forth in Section 3.1(e) of the Company Disclosure Memorandum, neither the Company nor any of its Subsidiaries (i) has any Subsidiaries or Affiliates (as defined herein), (ii) is a general partner or owner in any joint venture, general partnership, limited partnership, trust or other non-corporate entity or (iii) has Knowledge of any arrangement pursuant to which the capital stock of any corporation is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of all shareholders of the Company.

(f) The deposit accounts of the Bank are insured by the Federal Deposit Insurance Corporation (“FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments due and owing as of the date hereof required in connection therewith have been paid by the Bank.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 20,000,000 shares of common stock, $1.00 par value, 5,988,361 of which are issued and outstanding and none of which are Treasury Shares as of the date of this Agreement (including 571,629 shares held pursuant to the terms of the Lone Star State Bancshares, Inc. and Subsidiaries Employee Stock Ownership Plan (the “Lone Star ESOP”) and excluding 592,050 shares that are issuable upon exercise of Company Equity Awards, each as of the date of this Agreement). All of the outstanding shares of Company Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person or in violation of any applicable federal or state Laws.

(b) The authorized capital stock of the Bank consists of 2,250,000 shares of common stock, $1.00 par value, all of which are issued and outstanding as of the date of this Agreement.

(c) The Company owns, either directly or indirectly, all of the issued and outstanding capital stock and other securities of its Subsidiaries free and clear of any lien, charge, claim or other encumbrance. The outstanding capital stock and other securities of the Company’s Subsidiaries are, as applicable, (i) duly authorized, validly issued, fully paid and nonassessable and (ii) free and clear of any liens, claims, security interests and encumbrances of any kind. There are no proxies with respect to shares of the Company’s Subsidiaries and there are no outstanding or authorized subscriptions, options, warrants, calls, rights or other agreements or commitments of any kind restricting the transfer of, requiring the issuance or sale of or otherwise relating to any such shares of capital stock of the Company’s Subsidiaries to any Person.

(d) Except as set forth in Section 3.2(d)(i) of the Company Disclosure Memorandum with respect to outstanding stock options granted pursuant to the Company Stock Plan (each, a “Company Stock Option”) and stock appreciation rights (each, a “Company SAR” and, together with the Company Stock Options, the “Company Equity Awards”) there are no existing options, restricted stock, stock appreciation rights, stock appreciation units, warrants, calls, convertible securities or commitments of any kind obligating the Company to issue any authorized and unissued Company Stock.

(e) The Company does not have any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock or other securities. Other than the Voting Agreement to be entered into contemporaneously herewith, or as set forth in Section 3.2(e) of the Company Disclosure Memorandum, to the Company’s Knowledge, there are no voting trusts, voting agreements, buy-sell agreements or other similar arrangements affecting the Company Stock.

(f) Except as set forth in Section 3.2(f) of the Company Disclosure Memorandum and with respect to dividends permitted pursuant to Section 5.2(b)(xvi), the Company has not paid any dividends on the Company Stock after June 30, 2022.

Section 3.3 Corporate Approvals; Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and any related documents and perform its obligations hereunder and thereunder. Each Subsidiary of the Company has all necessary corporate or other power and authority to execute and deliver any documents related to this Agreement and perform its obligations thereunder.

(b) The execution and delivery of this Agreement and the consummation of the Transactions have been duly, validly and unanimously approved by the Company Board. The Company Board has (i) determined that this Agreement and the Transactions are advisable and in the best interests of the Company and its shareholders, (ii) directed that this Agreement be submitted to the Company’s shareholders for approval and adoption and (iii) resolved to recommend to the shareholders of the Company that they approve this Agreement. Except for the approval of this Agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of Company Stock entitled to vote on this Agreement (the “Company Shareholder Approval”), this Agreement and the Transactions have been authorized by all necessary corporate action of the Company. This Agreement has been duly executed and delivered by the Company and is a duly authorized, valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and general equitable principles.

Section 3.4 Investments. Section 3.4 of the Company Disclosure Memorandum sets forth a true, correct and complete list, as of June 30, 2022, of all securities, including municipal bonds, owned by the Company (the “Securities Portfolio”). Except as set forth in Section 3.4 of the Company Disclosure Memorandum, all such securities are owned by the Company (a) of record, except those held in bearer form, and (b) beneficially, free and clear of all mortgages, liens, pledges and encumbrances. Section 3.4 of the Company Disclosure Memorandum also discloses any Person in which the ownership interest of the Company, whether held directly or indirectly, equals 5% or more of the issued and outstanding voting securities of the issuer thereof. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of any of the securities in the Securities Portfolio.

Section 3.5 Financial Statements.

(a) The Company has furnished or made available to Prosperity true, correct and complete copies of its (i) audited consolidated balance sheets as of December 31, 2021 and 2020, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the years ended December 31, 2021 and 2020, accompanied by the report thereon of the Company’s independent auditors (the “Annual Financial Statements”), and (ii) unaudited consolidated balance sheets and related consolidated statements of income and changes in shareholders’ equity as of and for the six months ended June 30, 2022 and 2021 (the “Interim Financial Statements”). The Company has also furnished to Prosperity a true, correct and complete copy of the Consolidated Reports of Condition and Income (“Call Reports”) filed by the Bank as of and for each period during the three years ended December 31, 2021, and for the six months ended June 30, 2022. The Annual Financial Statements, Interim Financial Statements and Call Reports are collectively referred to in this Agreement as the “Company Financial Statements.”

(b) The Annual Financial Statements and Interim Financial Statements have been prepared from the books and records of the Company and its Subsidiaries and fairly present in all material respects the consolidated financial position, results of operations, shareholders’ equity and cash flows of the Company at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated, except that the Interim Financial Statements (i) omit the footnote disclosure required by GAAP, (ii) do not contain statements of cash flows, and (iii) are subject to normal year-end audit adjustments required by GAAP. The Call Reports fairly present in all material respects the financial position of the Bank and the results of its operations at the dates and for the periods indicated in compliance with the rules and regulations of applicable federal and state banking authorities.

(c) Neither the Company nor any of its Subsidiaries have any Liabilities, except (i) as fully set forth or provided for in such Company Financial Statements or otherwise disclosed in Section 3.5(c) of the Company Disclosure Memorandum, (ii) Liabilities incurred in the ordinary course of business of the Company and its Subsidiaries consistent with past practice since June 30, 2022, and (iii) Liabilities incurred in connection with the negotiation and execution of this Agreement and the performance of the Transactions.

Section 3.6 Loan Portfolio and Reserve for Loan Losses.

(a) All evidences of indebtedness and leases of the Bank (individually a “Loan” and collectively, the “Loans”), including any renewals and extensions of any Loan, were solicited, originated and currently exist in compliance in all material respects with all applicable requirements of federal and state Law and regulations promulgated thereunder. The Loans are adequately documented, and each note evidencing a Loan or credit agreement or security instrument related to a Loan constitutes a valid and binding obligation of the obligor thereunder, enforceable in accordance with the terms thereof, except as the enforceability thereof may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights, and all actions necessary to protect any related security interest have been duly taken. The Company has not entered into any oral modifications or amendments or additional agreements related to the Loans that are not reflected in its records. To the Company’s Knowledge, there is no valid claim or defense to the enforcement of any Loan and none has been asserted, and the Company has no Knowledge of any acts or omissions that would give rise to any claim or right of rescission, set off, counterclaim or defense.

(b) The credit files of the Bank contain all material information (excluding general, local or national industry, economic or similar conditions) known to the Bank that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectability of the Loan portfolio of the Bank (including Loans that will be outstanding if it advances funds it is obligated to advance). The Company has also furnished to Prosperity a list of all Loans made between June 30, 2022 and the date of this Agreement.

(c) The allowance for loan losses shown on the Company Financial Statements as of June 30, 2022 was, and the allowance for loan losses to be shown on any financial statements of the Company or the Bank or

Call Report of the Bank as of any date subsequent to the execution of this Agreement will be, calculated in accordance with GAAP in all material respects as applied to banking institutions and all applicable rules and regulations, and in the reasonable opinion of the Company’s management, adequate in all material respects to provide for all possible losses, net of recoveries relating to loans previously charged off, on Loans outstanding (including accrued interest receivable) of the Bank and other extensions of credit (including letters of credit or commitments to make loans or extend credit).

(d) Other than the representations and warranties set forth in this Section 3.6, no representation or warranty is made as to the sufficiency of collateral securing such Loans or as to the amount to be finally realized on such Loans.

Section 3.7 Certain Loans and Related Matters.

(a) Except as set forth in Section 3.7(a) of the Company Disclosure Memorandum, as of September 30, 2022, neither the Company nor any of its Subsidiaries was a party to any written or oral: (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does not exceed $10,000 per loan, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other material provisions as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned” or any comparable classifications by such Persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of the Company or any of its Subsidiaries, or any 10% or more shareholder of the Company, or any Person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation in any material respect of any Law, regulation or rule applicable to the Company or any of its Subsidiaries including those promulgated, interpreted or enforced by any Governmental Body with supervisory jurisdiction over the Company or any of its Subsidiaries.

(b) Section 3.7(b) of the Company Disclosure Memorandum contains the “watch list of loans” of the Bank (“Watch List”) as of June 30, 2022. To the Knowledge of the Company, as of the date of this Agreement, there is no other Loan, loan agreement, note or borrowing arrangement which should be included on the Watch List in accordance with the Bank’s ordinary course of business and consistent with safe and sound banking principles.

Section 3.8 Fiduciary Responsibilities. Neither the Company nor any of its Subsidiaries has offered or engaged in providing any individual or corporate trust services or administers any accounts for which it acts as a fiduciary, including, but not limited to, any accounts in which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

Section 3.9 Real Property Owned or Leased.

(a) Section 3.9(a) of the Company Disclosure Memorandum contains a true, correct and complete list of all real property owned or leased by the Company or its Subsidiaries, including non-residential other real estate, and the owner or lessee thereof (the “Company Real Property”). Except as set forth in Section 3.9(a) of the Company Disclosure Memorandum, true and complete copies of all deeds and leases for, or other documentation evidencing ownership of or a leasehold interest in, the Company Real Property, title insurance policies for the Company Real Property, and all mortgages, deeds of trust and security agreements to which such property is subject have been furnished or made available to Prosperity.

(b) Except as set forth in Section 3.9(b) of the Company Disclosure Memorandum, no lease or deed with respect to any Company Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such Company Real Property pertaining to its current primary business purpose.

(c) None of the buildings and structures located on any Company Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any Company Real Property, except for those violations and encroachments which, in the aggregate, could not reasonably be expected to cause a Material Adverse Effect (as defined herein) on the Company. No condemnation Proceeding (as defined herein) is pending or, to the Company’s Knowledge, threatened, which could reasonably be expected to preclude or materially impair the use of any Company Real Property in the manner in which it is currently being used.

(d) The Company or one of its Subsidiaries has good and indefeasible title to, or a valid and enforceable leasehold interest in, all Company Real Property, and such interest is free and clear of all liens, including Tax liens, charges, imperfections of title or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper Proceedings and for which adequate reserves have been provided in the Company Financial Statements and (ii) easements, covenants, restrictions and other matters of record which do not, individually or in the aggregate, materially adversely affect the use and enjoyment of the relevant Company Real Property.

(e) All buildings and other facilities used in the business of the Company and its Subsidiaries are in adequate condition (ordinary wear and tear excepted) and are free from defects which could reasonably be expected to materially interfere with the current or future use of such facilities consistent with past practices.

Section 3.10 Personal Property. Except as set forth in Section 3.10 of the Company Disclosure Memorandum, each of the Company and its Subsidiaries has good title to, or a valid leasehold interest in, all personal property, whether tangible or intangible, used in the conduct of its business (the “Company Personal Property”), free and clear of all liens, charges, imperfections of title or other encumbrances and except (a) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper Proceedings and for which adequate reserves have been provided in the Company Financial Statements and (b) such other liens, charges, imperfections of title or other encumbrances as do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant Company Personal Property. Subject to ordinary wear and tear, the Company Personal Property is in good operating condition and repair and is adequate for the uses to which it is being put.

Section 3.11 Environmental Laws. The Company and its Subsidiaries and any properties or business owned or operated by any of them, whether or not held in a fiduciary or representative capacity, are in compliance in all material respects with all Environmental Laws (as defined herein) and permits thereunder. Neither the Company nor any of its Subsidiaries has received notice of any violation of any Environmental Laws or generated, stored, transported or disposed of any materials designated as Hazardous Materials (as defined herein). There are no pending or, to the Knowledge of the Company, threatened claims, liens, charges or other encumbrances arising under, and they are not subject to, any claim or lien under any Environmental Laws with respect to (a) the Company, its Subsidiaries or any business owned or operated by any of them, (b) the Company Real Property, (c) any real property formerly owned or operated by the Company or any of its Subsidiaries or any of their respective predecessors, and (d) any other real property acquired by foreclosure or deeded in lieu thereof. No (i) Company Real Property, (ii) real estate currently owned, operated or leased (including any property acquired by foreclosure or deeded in lieu thereof) by the Company or its Subsidiaries or (iii) to the Company’s Knowledge, real property owned, operated or leased by the Company or its Subsidiaries within the ten (10) years preceding the date of this Agreement, requires any environmental investigation, cleanup or response action in order to achieve material compliance with Environmental Laws, or has been the site of any release of any Hazardous Materials. To the Company’s Knowledge, (x) the Company Real Property contains no asbestos at levels or in applications requiring abatement under Environmental Laws, (y) no real property currently or previously owned by it, any Subsidiary or their respective predecessors is, or has been, a refining, manufacturing or similar type of industrial site, a gasoline service station or landfill and (z) there are no underground storage tanks at any properties owned or operated by the Company or any of its Subsidiaries and no underground storage tanks have been closed or removed from any properties owned or operated by the Company or any of its Subsidiaries. The Company has made, or will use its best efforts promptly after the date of this Agreement to make, available to Prosperity all environmental audits, site assessments, remediation studies, sampling data, documentation regarding off-site disposal of Hazardous Materials, material environmental reports and other material environmental documents related to the Company Real Property, any real property formerly owned or operated by the Company or its predecessors, and any other real property acquired by foreclosure or deeded in lieu thereof, which were received in the five (5) years immediately preceding the date of this Agreement and which are in the possession or reasonable control of the Company.

“Environmental Laws,” as used in this Agreement, means all applicable federal, state or local statute, law, rule, regulation, ordinance or code now in effect and in each case as amended to date and any controlling judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, or judgment, relating to pollution, preservation, remediation or protection of the environment, natural resources, human health or safety, or Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; the Hazardous Materials Transportation Authorization Act, as amended, 49 U.S.C. § 5101, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1201, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.

“Hazardous Materials,” as used in this Agreement, includes, but is not limited to, (a) any petroleum or petroleum products, natural gas or natural gas products, radioactive materials, asbestos, mold, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs), and radon gas; (b) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (c) any other chemical, material, waste or substance which is in any way regulated as hazardous or toxic by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead, provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in quantities in the ordinary course of the business of the Company or any Subsidiary in compliance with all Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

Section 3.12 Litigation and Other Proceedings. Except as set forth in Section 3.12 of the Company Disclosure Memorandum, there are no Proceedings pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, and the Company has no Knowledge of any basis on which any such Proceedings could be brought. Neither the Company nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree or award or, in default in any material respect with respect to any rule or regulation, of any arbitrator or Governmental Body.

Section 3.13 Taxes.

(a) For purposes of this Agreement, the following terms shall have the defined meanings as set forth below:

“Tax” or “Taxes” means all (i) United States federal, state or local or non-United States taxes, assessments, charges, duties, levies or other similar governmental charges of any nature, including all income, franchise, margin, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, employment, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability, registration, and other taxes, assessments, charges, duties, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest; and (ii) any Liability for the payment of any amount of a type described in clause (i) of any Person (other than the Company and its Subsidiaries) arising by operation of law, Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof of any analogous or similar provision under Law), as a transferee or successor, by contract or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with a Governmental Body, including any schedule or attachment thereto, and including any amendment thereof.

“Treasury Regulation” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of the provisions of the Code.

(b) The Company is and at all times has been classified as an “S corporation” within the meaning of Section 1361(a)(1) of the Code. All Subsidiaries of the Company are and at all times have been classified as “qualified subchapter S subsidiaries” within the meaning of Section 1361(b)(3) of the Code, or otherwise as disregarded as an entity separate from its owner in accordance with Treasury Regulation section 301.7701-3.

(c) The Company and each of its Subsidiaries have filed all Tax Returns required to be filed by or with respect to the Company and its Subsidiaries. All such Tax Returns were true, correct and complete in all material respects. All Taxes due and owing by the Company and each of its Subsidiaries (whether or not shown on any Tax Return) were paid in full to the applicable Governmental Body. No claim has ever been raised in writing by an authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any Subsidiary is or may be subject to taxation by that jurisdiction. There are no mortgage, pledge, lien, encumbrance, charge, or other security interest for Taxes (other than regulatory liens for Taxes not yet due and payable) on any of the assets of the Company or any of its Subsidiaries.

(d) The Company and its Subsidiaries have collected or withheld and duly and paid to the appropriate Governmental Body all Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(e) There is no Proceeding concerning any Tax Liability of the Company or any Subsidiary either (i) claimed or raised by any authority in writing or (ii) as to which the Company or any Subsidiary has Knowledge based upon contact with any agent of such authority. Section 3.13(e) of the Company Disclosure Memorandum lists all federal, state, local, and foreign income and other material Tax Returns filed with respect to the Company or any Subsidiary for any taxable period that is still open under the applicable statute of limitations, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has made available to Prosperity correct and complete copies of all federal income and other material Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company and its Subsidiaries with respect to all taxable periods that are still open under the applicable statute of limitations.

(f) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(g) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(h) Neither the Company nor any of its Subsidiaries has participated in any reportable transaction or a transaction that is substantially similar to a listed transaction as defined under Section 6011 of the Code and Treasury Regulation Section 1.6011-4 (or any other transaction requiring disclosure under analogous provisions of applicable state, local or foreign Law).

(i) Except as set forth in Section 3.13(i) of the Company Disclosure Memorandum, neither the Company nor any of its Subsidiaries (i) is a party to any Tax allocation, Tax sharing, Tax indemnity or similar agreement or arrangement (other than a lease, a loan or similar commercial agreement entered into in the ordinary course of business and no primary purpose of which relate to Taxes), (ii) has been a member of a consolidated, affiliated, combined, unitary or similar group for Tax purposes (other than such group of which the Company is the common parent), (iii) has any Liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by law, contract, or otherwise, (iv) has entered into any “closing agreements” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) or been issued (or have any current request to be issued) any private letter rulings, technical advice memoranda or similar agreements or rulings with any Governmental Body, or (v) is required to make any adjustment under Code Section 481(a) (or any corresponding or similar provision of state, local or foreign income Tax Law) by reason of a change in accounting method or otherwise.

(j) Neither the Company nor any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(k) None of the Company, any of its Subsidiaries or Prosperity will be required to include any material item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(l) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

(m) The unpaid Taxes of the Company and its Subsidiaries (i) did not, as of June 30, 2022, exceed the current liability accruals for Tax Liability (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Company Financial Statements and (ii) do not exceed such current liability accruals for Taxes (excluding reserves any for deferred Taxes) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.

(n) Neither the Company nor any Subsidiary has deferred the deposit and/or payment of any payroll Taxes under the CARES Act.

Section 3.14 Contracts and Commitments.

(a) Except as set forth in Section 3.14(a) of the Company Disclosure Memorandum, neither the Company nor any of its Subsidiaries is a party to or bound by any of the following (whether written or oral, express or implied) (the “Company Contracts”):

(i) employment contracts, independent contractor or consulting contracts, change-in-control agreements, retention agreements or severance arrangements;

(ii) contracts for the provision of staffing services, leased employees, or professional employer organization services;

(iii) collective bargaining agreements or other contract with a Union (as defined herein);

(iv) bonus, stock option, restricted stock, stock appreciation right, phantom stock or other compensation or benefit agreement or arrangement, other than any deferred compensation arrangement disclosed in Section 3.25 of the Company Disclosure Memorandum or any Company Benefit Plan subject to ERISA (as defined herein) disclosed in Section 3.24(a) of the Company Disclosure Memorandum;

(v) except as set forth in Section 3.9(a) of the Company Disclosure Memorandum, any material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee;

(vi) contract or commitment for capital expenditures;

(vii) material contract or commitment for the purchase of materials or supplies or for the performance of services over a period of more than sixty (60) days after the date of this Agreement;

(viii) contract or option to purchase or sell any real or personal property other than any contract for the purchase of personal property in the ordinary course of business;

(ix) contract, agreement or letter with respect to the management or operations of the Company or the Bank imposed by any Governmental Body having supervisory jurisdiction over the Company or any of its Subsidiaries;

(x) note, debenture, agreement, contract or indenture related to the borrowing by the Company or any of its Subsidiaries of money;

(xi) guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business;

(xii) agreement with or extension of credit to any executive officer or director of the Company or any of its Subsidiaries or holder of ten percent (10%) or more of the issued and outstanding shares of Company Stock, or any Affiliate of such Person;

(xiii) agreement with any executive officer or director of the Company or any of its Subsidiaries or holder of ten percent (10%) or more of the issued and outstanding shares of Company Stock or any Affiliate of such Person, relating to bank owned life insurance (“BOLI”);

(xiv) contracts, other than the foregoing, with payments aggregating $50,000 or more not made in the ordinary course of business and not otherwise disclosed in this Agreement;

(xv) any agreement containing covenants that limit the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person, or that involve any restriction on the geographic area in which, or method by which, the Company (including any successor thereof) or any of its Subsidiaries (including any successor thereof) may carry on its business (other than as may be required by Law or any Governmental Body);

(xvi) any DP Contract which may not be terminated without payment or penalty upon notice of 30 days or less; or

(xvii) any agreement pursuant to which the Company or any of its Subsidiaries may become obligated to invest in or contribute capital to any Person.

(b) Each Company Contract is legal, valid and binding on the Company or its Subsidiary, as the case may be, and to the Knowledge of the Company, the other parties thereto, enforceable against the Company or its

Subsidiaries, as the case may be, in accordance with its terms (subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and general equitable principles) and is in full force and effect; provided, that no representation or warranty is made as to the enforceability of any term or agreement intended to restrict competition. Each of the Company and its Subsidiaries has performed in all material respects all obligations required to be performed by it under each Company Contract and there are no existing defaults by the Company or its Subsidiary, as the case may be, or, to the Knowledge of the Company, the other party thereunder and there are no allegations or assertions of such by any party under such Company Contract or any events that with notice, lapse of time or the happening or occurrence of any other event would be reasonably likely to constitute a default thereunder. A true and complete copy of each Company Contract has been delivered or made available to Prosperity.

Section 3.15 Fidelity Bonds and Insurance.

(a) A true, correct and complete list of all fidelity bonds and insurance policies (including any BOLI) owned or held by or on behalf of either the Company or any of its Subsidiaries (other than credit-life policies), including the insurer, policy numbers, amount of coverage, deductibles, type of insurance, effective and termination dates and any pending claims thereunder is set forth in Section 3.15(a) of the Company Disclosure Memorandum.

(b) All policies of general liability, theft, life, fire, workers’ compensation, health, directors and officers, business interruption and other forms of insurance owned or held by the Company or any Subsidiary (i) are in full force and effect and all premiums that are due and payable with respect thereto are currently paid; (ii) are sufficient for compliance with all requirements of applicable Laws and of all agreements to which the Company or such Subsidiary is a party; (iii) are usual and customary as to amount and scope for the business conducted by the Company and its Subsidiaries in respect of amounts, types and risks insured (other than the risk of terrorist attacks); (iv) are valid, outstanding and enforceable policies (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies); and (v) will remain in full force and effect through the Effective Time, subject to normal renewal policies and procedures, including the payment of premiums. No insurer under any such policy or bond has canceled or indicated to the Company or any of its Subsidiaries an intention to cancel or not to renew any such policy or bond effective at any time prior to the Effective Time or generally disclaimed liability thereunder. Neither the Company nor any of its Subsidiaries is in default under any such policy or bond, and all material claims thereunder have been filed. Neither the Company nor any of its Subsidiaries has been denied or had revoked or rescinded any policy of insurance (other than credit life policies) during the last three fiscal years.

Section 3.16 No Conflict with Other Instruments; Consents.

(a) Neither the execution and delivery by the Company of this Agreement and the related documents nor the consummation of the Transactions, nor compliance by the Company with any of the provisions hereof or thereof, will, assuming that the Regulatory Approvals and Company Shareholder Approval are duly obtained, (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, charge or encumbrance upon any of the material properties or assets of the Company or any of its Subsidiaries under any of the terms, conditions or provisions of (Y) the Company Constituent Documents or (Z) except as set forth in Section 3.16(b) of the Company Disclosure Memorandum, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which it may be bound, or to which the Company or any of its Subsidiaries or any of the properties or assets of the Company or any of its Subsidiaries may be subject, excluding from the foregoing clause (Z) such as would not either individually or in the aggregate have a Material Adverse Effect on the Company or any of its

Subsidiaries, or (ii) violate any Law, statute, code, ordinance, rule, regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except as would not, individually or in the aggregate, be material to the business of the Company and its Subsidiaries, taken as a whole.

(b) Except for the Regulatory Approvals, the Company Shareholder Approval, and the consents of the third parties set forth in Section 3.16(b) of the Company Disclosure Memorandum (the “Required Consents”), no prior consent, approval or authorization of, or declaration, filing or registrations with, any Person is required of the Company or its Subsidiaries in connection with the execution and delivery by the Company of this Agreement, the execution and delivery by the Company and its Subsidiaries of the documents related to this Agreement, or the performance of the Company or its Subsidiaries of their respective obligations hereunder and thereunder or the consummation of the Transactions.

Section 3.17 Compliance with Laws, Permits and Instruments. The Company and each of its Subsidiaries, and their respective employees and agents, hold all material licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses as now being conducted. The Company and each of its Subsidiaries are, and have been since December 31, 2019, in compliance, in all material respects, with applicable law and written policies of any Governmental Body.

Section 3.18 Regulatory Compliance.

(a) Neither the Company nor any Subsidiary of the Company is now nor has been, since December 31, 2019: (i) subject to any cease-and-desist or other order or enforcement action issued by; (ii) a party to any written agreement, consent agreement or memorandum of understanding with; (iii) a party to any commitment letter or similar undertaking to; (iv) subject to any order or directive by; (v) ordered to pay any civil penalty by; (vi) a recipient of a supervisory letter from; or (vii) subject to any board resolutions adopted at the request or suggestion of, any Regulatory Agency (as defined herein) or other Governmental Body that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each of the items set forth in the preceding clauses (i) through (vii), a “Regulatory Agreement”). There are no pending or, to the Knowledge of the Company, threatened investigations by any Regulatory Agency, and to the Knowledge of the Company, no Regulatory Agency is considering issuing, initiating, ordering or requesting any Regulatory Agreement with respect to the Company or any Subsidiary of the Company.

(b) Since December 31, 2019, all reports, records, registrations, statements, notices and other documents or information required to be filed by the Company or any Subsidiary of the Company with any Regulatory Agency have been duly and timely filed and, to the Knowledge of the Company, all information and data contained in such reports, records or other documents are true, correct and complete in all material respects. The Bank is “well capitalized” (as that term is defined in 12 C.F.R. § 208.43), “well managed” (as that term is defined is 12 C.F.R. § 225.2(s)), and received at least a satisfactory CRA (as defined herein) rating at its most recent compliance examination.

Section 3.19 Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act. Except as set forth in Section 3.19 of the Company Disclosure Memorandum, the Bank is in material compliance with the Bank Secrecy Act (12 U.S.C. § § 1730(d) and 1829(b)), the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. Patriot Act, and all regulations promulgated thereunder. The Bank has properly certified all foreign deposit accounts and has made all necessary Tax withholdings on all of its deposit accounts; furthermore, since December 31, 2019, the Bank has (a) timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the United States Treasury Department, including the Internal Revenue Service (“IRS”) and (b) timely filed all Suspicious Activity Reports with the Financial Institutions – Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it pursuant to the Laws referenced in this Section 3.19.

Section 3.20 Fair Housing Act, Home Mortgage Disclosure Act and Equal Credit Opportunity Act and Flood Disaster Protection Act. The Bank is in compliance in all material respects with the Fair Housing Act (42 U.S.C. § 3601 et seq.), the Home Mortgage Disclosure Act (12 U.S.C. § 2801 et seq.), the Equal Credit Opportunity Act (15 U.S.C. § 1691 et seq.), and the Flood Disaster Protection Act (42 USC § 4002, et seq.), and all regulations promulgated thereunder. To the Knowledge of the Company, there is not currently pending or threatened any administrative inquiry, Proceeding or investigation with respect to its compliance with such Laws.

Section 3.21 Consumer Compliance Laws. All loans of the Bank have been made in compliance in all material respects with all applicable statutes and regulatory requirements at the time of such loan or any renewal thereof, including Regulation Z (12 C.F.R. § 1026 et seq.) issued by the Bureau of Consumer Financial Protection, the Federal Consumer Credit Protection Act (15 U.S.C. § 1601 et seq.) and all statutes governing the operation of banks operating in the State of Texas. Each such loan was made by the Bank in the ordinary course of its lending business.

Section 3.22 Absence of Certain Changes. Since June 30, 2022, (a) the Company and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with safe and sound banking practices (except as otherwise required by this Agreement and excluding the incurrence of expenses related to this Agreement and the Transactions), (b) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company or the Bank, and (c) neither the Company nor any of its Subsidiaries has engaged in the activities proscribed by Section 5.2(b).

Section 3.23 Employment Relations.

(a) The Company has provided or made available to Prosperity a true and complete list identifying all employees of the Company or any of its Subsidiaries as of the date hereof and specifying with respect to each such employee, as of such date, the employee’s: (i) name or employee identification number, (ii) job title, (iii) employing entity, (iv) primary work location, (v) date of hire, (vi) base salary or regular hourly wage rate, as applicable, (vii) classification as full-time or part-time, and (viii) classification as exempt or non-exempt under the Fair Labor Standards Act (the “Company Employee Census”). The Company has provided or made available to Prosperity a true and complete list identifying all independent contractors of the Company or any of its Subsidiaries as of the date hereof and specifying with respect to each such contractor, as of such date, the contractor’s: (A) length of service, (B) compensation terms, and (C) brief summary of services provided.

(b) Neither the Company nor any of its Subsidiaries is, nor has been for the past three (3) years, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past three (3) years, any Union representing or purporting to represent any employee of the Company or any of its Subsidiaries, and, to the Company’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. The Company has no duty to bargain with any Union. There has never been, nor to the Company’s Knowledge has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company, any of its Subsidiaries or any of their employees.

(c) The Company and its Subsidiaries have complied in all material respects with all Laws relating to employment or employment practices, including any provisions thereof relating to wages, overtime classification and payment, hours, workplace discrimination or harassment, collective bargaining, termination of employment, leaves, occupational safety and health, employee whistle-blowing, immigration, employee privacy, worker’s compensation, disability, classification of workers as employees and independent contractors and as exempt or nonexempt under the Fair Labor Standard Act and comparable state Laws, employment record keeping and posting requirements, and the payment of worker’s compensation insurance and social security and similar Taxes, and no Person has asserted to the Company or any Subsidiary that the Company or any Subsidiary is liable for any arrearages of wages, worker’s compensation insurance premiums or any Taxes or penalties for failure to comply with any of the foregoing. There are no Proceedings against the Company or any of its Subsidiaries pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Body or arbitrator in connection with any current or former applicant, employee, or independent contractor.

Section 3.24 Compensation and Benefit Plans.

(a) Section 3.24(a) of the Company Disclosure Memorandum lists all compensation or benefit plans, policies, arrangements, agreements and contracts (i) providing or designed to provide benefits or compensation to any current or former employees, directors or consultants of the Company or any of its ERISA Affiliates (as defined herein) that are sponsored or maintained by the Company or any of its ERISA Affiliates, (ii) to which the Company or any of its ERISA Affiliates contributes or is obligated to contribute on behalf of current or former employees, directors or consultants of the Company or any of its ERISA Affiliates, or (iii) with respect to which the Company or any of its ERISA Affiliates has any Liability, (collectively, “Company Benefit Plans”), including, in all cases and without limitation, any “employee welfare benefit plan” or “employee pension benefit plan” within the meaning of Section 3 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject to ERISA), and any employment, individual independent contractor, bonus, incentive, deferred compensation, commission, equity purchase, equity option, restricted equity, phantom equity, equity appreciation, retention, severance, change of control, health, dental, vision, welfare, disability, life insurance, accident, cafeteria, flexible spending account, dependent care, health savings, sick leave, paid time off, reimbursement, retirement, pension, profit sharing, or fringe benefit plan, policy, arrangement, agreement or contract, or collective bargaining agreement.

(b) The Company has delivered or made available to Prosperity: (i) correct and complete copies of all documents setting forth the terms of each Company Benefit Plan, including all amendments thereto and all related trust documents and insurance policies; (ii) the three most recent actuarial reports and annual reports (Form 5500 Series and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Benefit Plan; (iii) the most recent summary plan description together with the summaries of material modifications thereto, if any, with respect to each Company Benefit Plan; (iv) all employee handbooks and other policies delivered or made available to employees and other service providers; and (v) the most recent IRS determination, advisory or opinion letter issued with respect to each Company Benefit Plan intended to be qualified under Section 401(a) of the Code.

(c) There is no pending or, to the Knowledge of the Company, threatened litigation, administrative action, investigation, audit or similar Proceeding relating to any Company Benefit Plan. Except as set forth in Section 3.24(c) of the Company Disclosure Memorandum, all of the Company Benefit Plans comply and have been maintained and administered in all material respects with their terms and all applicable requirements of ERISA, the Code and other applicable Laws. There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan that is likely to result in the imposition of any material Liability upon the Company or any of its Subsidiaries. All contributions, premiums or other payments required by Law or by any Company Benefit Plan have been made by the due date thereof. Neither the Company, any ERISA Affiliate, nor any of their respective current or former directors, officers, employees or any other “fiduciary” within the meaning of ERISA Section 3(21), has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable Law, or has any material liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the adoption, administration or maintenance of any Company Benefit Plan or with the investment of the assets of any Company Benefit Plan.

(d) Except as required by the continuation coverage requirements of Section 601 et seq. of ERISA, Section 4980B of the Code and any similar state Law (collectively, “COBRA”), the cost of which is borne by the participants, neither the Company nor any of its Subsidiaries has any Liability or obligation to provide post-

retirement health or life benefits to any current or former service provider (or any dependent thereof) of the Company or any of its Subsidiaries. There does not now exist, nor, to the Knowledge of the Company, do any circumstances exist that could reasonably be expected to result in, Liability to the Company or a Subsidiary as a result of a failure to comply with COBRA. Each Company Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code is so qualified and, to the Knowledge of the Company, no event has occurred or circumstance exists that would disqualify any such Company Benefit Plan.

(e) No Company Benefit Plan is and neither the Company nor any ERISA Affiliate has any Liability with respect to (i) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, (ii) a “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (iii) a multiple employer plan as described in Section 413(c) of the Code, or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40)(A) of ERISA).

(f) Except as set forth in Section 3.24(f) of the Company Disclosure Memorandum, neither the execution of this Agreement nor the consummation of the Transactions will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Benefit Plan, that has resulted or will or may result (either alone or in connection with any other circumstance or event) in any payment (whether severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in compensation or benefits or obligation to fund benefits or a trust with respect to any employee or other person. No payment made (or to be made) or other benefit provided (or to be provided) as a result of any of the Transactions (either alone or in conjunction with any other event, including a termination of employment) will result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code. No Company Benefit Plan provides for any Tax gross-up or similar payment with respect to Section 4999 of the Code.

(g) “ERISA Affiliates” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(h) Except as set forth in Section 3.24(h) of the Company Disclosure Memorandum, there are no outstanding compensatory equity awards, including any arrangements awarding stock options, stock appreciation rights, restricted stock, deferred stock, phantom stock or any other equity compensation to any employee, director or other service provider of the Company or any Affiliate.

(i) The Lone Star ESOP, its related trust (the “Lone Star ESOP Trust”), and the trustee of the Lone Star ESOP Trust have been duly authorized and established by all necessary corporate action on the part of the Bank and in accordance with applicable Laws, regulations, and rulings. The Lone Star ESOP Trust is a trust duly formed in accordance with the Laws of the jurisdiction in which it is organized. The Lone Star ESOP is and has been at all times since its inception, in form, an “employee stock ownership plan” within the meaning of Section 4975(e)(7) of the Code and Section 407(d)(6) of ERISA, which, in form, qualifies under Section 401(a) of the Code. The Lone Star ESOP Trust is now, and has at all times since inception been, qualified under Section 501(a) of the Code. The Company shares held by the Lone Star ESOP Trust have constituted and constitute “employer securities” (as defined in Section 409(l) of the Code) and “qualified employer securities” (as defined in Section 407(d)(5) of ERISA). As of the Closing, neither the Bank nor any participant in the Lone Star ESOP is or may be subject to liability by reason of Section 4979A of the Code. Except as set forth in Section 3.24(i) of the Company Disclosure Memorandum, (i) the Company Stock held by the Lone Star ESOP are owned of record and beneficially by the Lone Star ESOP, free and clear of all liens, and (ii) there are no liabilities or existing indebtedness of the Lone Star ESOP other than the obligation to pay the benefits to the Lone Star ESOP participants under the Lone Star ESOP in the ordinary course. No Company Stock was acquired by the Lone Star ESOP in a transaction pursuant to Section 1042 of the Code. All employer contributions to the Lone Star ESOP were deductible under Section 404 of the Code for the year made. The Company and the Lone

Star ESOP have, at all times, complied with the voting requirements of Section 409(e) of the Code. There is no judgment, decree or order against the Lone Star ESOP trustee, the Lone Star ESOP Trust or the Lone Star ESOP that would reasonably be expected to prevent, enjoin, alter or materially delay any of the Transactions, or that would reasonably be expected to materially interfere with the ability of the Company or the Bank to consummate the Transactions.

Section 3.25 Deferred Compensation Agreements. Section 3.25 of the Company Disclosure Memorandum contains a list of all Company Benefit Plans that are nonqualified deferred compensation or salary continuation arrangements, including (a) the terms under which the cash value of any life insurance purchased in connection with any such arrangement can be realized and (b) the amount of all future benefit payments owed on behalf of each participant, which amounts, as of the date of this Agreement, have been accrued in accordance with GAAP on the Company Financial Statements and will be, as of the Closing Date, accrued to the extent necessary to make full and final payments under any such arrangements or fully paid. Each Company Benefit Plan required to be listed in Section 3.25 of the Company Disclosure Memorandum satisfies the requirements of Section 409A of the Code, to the extent applicable, in form and operation. No Company Benefit Plan provides for any Tax gross-up or similar payment with respect to Section 409A of the Code.

Section 3.26 Brokers, Finders and Financial Advisors. Other than as set forth in Section 3.26 of the Company Disclosure Memorandum, neither the Company, any of its Subsidiaries nor any of its or their respective officers, directors or employees have employed any broker, finder, financial advisor or investment banker or incurred any Liability for any brokerage, financial advisory, investment banking or other similar fees or commissions in connection with this Agreement and the Transactions.

Section 3.27 Accounting Controls. Each of the Company and its Subsidiaries has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that: (a) all material transactions are executed in accordance with general or specific authorization of its board of directors (or similar management body) and/or its duly authorized executive officers; (b) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as it or other criteria applicable to such financial statements, and to maintain accountability for items therein; (c) control of its material properties and assets is permitted only in accordance with general or specific authorization of its board of directors (or similar management body) and/or its duly authorized executive officers; and (d) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

Section 3.28 Derivative Contracts. Neither the Company nor any Subsidiary is a party to nor has agreed to enter into an exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in the Company Financial Statements which is a financial derivative contract (including various combinations thereof).

Section 3.29 Deposits. Except as set forth in Section 3.29 of the Company Disclosure Memorandum, no deposit of the Bank is a “brokered” deposit (as such term is defined in 12 C.F.R. § 337.6(a)(2)) or is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).

Section 3.30 Intellectual Property Rights.

(a) Section 3.30(a) of the Company Disclosure Memorandum contains a true, correct and complete list of all registered trademarks, registered service marks, trademark and service mark applications, trade names and registered copyrights (other than commercially available “shrink wrap” or “click wrap” licenses) presently owned or held by the Company or any Subsidiary or used in a material manner by them in the conduct of their business (the “Intellectual Property”). The Company and its Subsidiaries own or have the right to use and continue to use the Intellectual Property in the operation of their business. Neither the Company nor any

Subsidiary is, to the Company’s Knowledge, infringing or violating any patent, copyright, trademark, service mark, label filing or trade name owned or otherwise held by any other party, nor has the Company or any Subsidiary, to the Company’s Knowledge, used any confidential information or any trade secrets owned or otherwise held by any other party, without holding a valid license for such use.

(b) Neither the Company nor any Subsidiary is engaging, nor has any been charged with engaging, in any kind of unfair or unlawful competition. Neither the execution, delivery or performance of this Agreement nor the consummation of the Transactions will impair in any material respect the right of the Company or any Subsidiary or Continuing Corporation to use, sell, license or dispose of, or to bring any action for the infringement of, the Intellectual Property.

Section 3.31 Information Security. To the Knowledge of the Company, since December 31, 2019, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of the Company or its Subsidiaries.

Section 3.32 Data Processing Agreements. The Bank obtains its data processing services, ATM, and other information or banking technology services exclusively through the contracts or agreements with the Persons or entities described in Section 3.32 of the Company Disclosure Memorandum (“DP Contracts”). A true and correct copy of each DP Contract, as in effect as of the date hereof, has been made available to Prosperity. Other than the DP Contracts, neither the Company nor the Bank has any agreement with any other Person for data processing, ATM or other technology services.

Section 3.33 Shareholders’ List. Section 3.33 of the Company Disclosure Memorandum contains a true, correct and complete list of the record holders of shares of Company Stock as of the Business Day prior to the date of this Agreement, containing their names, addresses and number of shares held of record, which shareholders’ list is in all respects accurate as of such date and will be updated not more than three Business Days prior to Closing.

Section 3.34 SEC Status; Securities Issuances. The Company is not subject to the registration provisions of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) nor the rules and regulations of the Securities and Exchange Commission (“SEC”) promulgated under Section 12 of the Exchange Act, other than anti-fraud provisions of such act. All issuances of securities by the Company and any Subsidiary have been registered under the Securities Act of 1933, as amended (the “Securities Act”), applicable state Laws, and all other applicable Laws or were exempt from any such registration requirements.

Section 3.35 Dissenting Shareholders. The Company has no Knowledge of any plan or intention on the part of any shareholder of the Company to make written demand for payment of the fair value of such holder’s shares of Company Stock in the manner provided in Chapter 10, Subchapter H of the TBOC.

Section 3.36 Takeover Laws. The Company Board has taken all action required to be taken by it in order to exempt this Agreement and the Transactions from the requirements of any “moratorium,” “control stock,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover Laws and regulations of any state applicable to the Company, including Sections 21.601 – 21.610 of the TBOC.

Section 3.37 Community Reinvestment Act. The Bank is in compliance in all material respects with the Community Reinvestment Act (12 U.S.C. § 2901 et seq.) (“CRA”) and all regulations promulgated thereunder. The Bank has received a rating of “satisfactory” as of its most recent CRA compliance examination and the Company has no Knowledge of any reason why the Bank will not receive a rating of “satisfactory” or better pursuant to its next CRA compliance examination or why the Federal Reserve Board, the TDB or any other Governmental Body would reasonably be expected to seek to restrain, delay or prohibit the Transactions as a result of any act or omission of the Bank under the CRA.

Section 3.38 Fairness Opinion. Prior to the execution of this Agreement, the Company has received a written opinion from Stephens, Inc., dated as of the date of this Agreement, to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Aggregate Merger Consideration to be received by the shareholders of the Company pursuant to this Agreement is fair to such shareholders from a financial point of view. Such opinion has not been amended or rescinded.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PROSPERITY

Prosperity represents and warrants to the Company as set forth below.

Section 4.1 Organization.

(a) Prosperity is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas and a financial holding company duly registered under the BHC Act and the GLB Act, subject to all Laws, rules and regulations applicable to financial holding companies. Prosperity Bank is a Texas banking association duly organized, validly existing and in good standing under the Laws of the State of Texas.

(b) Prosperity and Prosperity Bank have all requisite legal power and authority (including all licenses, registrations, qualifications, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their properties, to engage in the business and activities now conducted by them and to enter into this Agreement, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Prosperity. Each of Prosperity and Prosperity Bank is in good standing under the Laws of its jurisdiction of incorporation.

(c) Prosperity Bank (i) is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the TDB, and (ii) is an insured bank (as defined in the Federal Deposit Insurance Act).

Section 4.2 Capitalization.

(a) The authorized capital stock of Prosperity consists of 200,000,000 shares of Prosperity Common Stock, 91,210,296 shares of which were issued and outstanding as of October 6, 2022, and 20,000,000 shares of preferred stock, $1.00 par value, none of which are issued and outstanding. The authorized capital stock of Prosperity Bank consists of 130,000 shares of common stock, $4.00 par value (“Prosperity Bank Stock”), 130,000 of which are issued and outstanding as of the date of this Agreement. Prosperity owns 100% of the Prosperity Bank Stock. All of the issued and outstanding shares of Prosperity Common Stock and Prosperity Bank Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person. There are no voting trusts, voting agreements or other similar arrangements affecting the Prosperity Bank Stock, or to Prosperity’s Knowledge, the Prosperity Common Stock.

(b) At the Effective Time, the shares of Prosperity Common Stock issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable, and will not be issued in violation of any preemptive rights or any applicable federal or state Laws.

Section 4.3 Corporate Approvals; Authority.

(a) Prosperity has all necessary corporate power and authority to execute and deliver this Agreement, and Prosperity and each of its Subsidiaries has all necessary legal power and authority to perform their respective obligations hereunder and to consummate the Transactions.

(b) The execution and delivery of this Agreement and the consummation of the Transactions have been duly, validly and unanimously approved by the Prosperity Board. The Prosperity Board has determined that this

Agreement and the Transactions are advisable and in the best interests of Prosperity and its shareholders. No further actions or corporate proceedings on the part of Prosperity are necessary to execute and deliver this Agreement and to consummate the Transactions. This Agreement has been duly executed and delivered by Prosperity and is a duly authorized, valid and legally binding agreement of Prosperity enforceable against Prosperity in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and general equitable principles.

Section 4.4 No Conflict with Other Instruments; Consents.

(a) Neither the execution and delivery by Prosperity of this Agreement and the related documents nor the consummation of the Transactions, nor compliance by Prosperity with any of the provisions hereof or thereof, will, assuming that the Regulatory Approvals are duly obtained, (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, charge or encumbrance upon any of the material properties or assets of Prosperity or any of its Subsidiaries under any of the terms, conditions or provisions of (Y) the Articles of Incorporation, Articles of Association, Bylaws or other governing documents of Prosperity or any of its Subsidiaries or (Z) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Prosperity or any of its Subsidiaries is a party or by which it may be bound, or to which Prosperity or any of its Subsidiaries or any of the properties or assets of Prosperity or any of its Subsidiaries may be subject, excluding from the foregoing clause (Z) such as would not either individually or in the aggregate have a Material Adverse Effect on Prosperity or any of its Subsidiaries, or (ii) violate any Law, statute, code, ordinance, rule, regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to Prosperity or any of its Subsidiaries or any of their respective properties or assets.

(b) Except for the Regulatory Approvals, no prior consent, approval or authorization of, or declaration, filing or registrations with, any Person is required of Prosperity or its Subsidiaries in connection with the execution and delivery by Prosperity of this Agreement, the execution and delivery by Prosperity and its Subsidiaries of the documents related to this Agreement, the performance of Prosperity or its Subsidiaries of their respective obligations hereunder and thereunder or the consummation of the Transactions.

Section 4.5 Securities and Exchange Commission Reporting Obligations. Prosperity has timely filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC pursuant to the Exchange Act for the past three (3) years. As of their respective dates, each of such reports and statements, (or if amended, as of the date so amended), were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC and such reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.6 Compliance with Laws and Regulatory Filings. Prosperity and its Subsidiaries are in compliance in all material respects with all applicable federal, state and local Laws, rules, regulations and orders applicable to them. Except for the Regulatory Approvals, no prior consent, approval or authorization of, or declaration, filing or registrations with, any Person or regulatory authority is required of Prosperity and its Subsidiaries in connection with the execution, delivery and performance by Prosperity of this Agreement and the Transactions. Prosperity and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, the FDIC, the TDB or any other regulatory authority having supervisory jurisdiction over Prosperity and its Subsidiaries, and such reports, registrations and statements, as finally amended or corrected, are, to the Knowledge of Prosperity, true and correct in all material respects. Each of Prosperity and Prosperity Bank are “well-capitalized” as such terms are defined in the rules and regulations promulgated by the Federal Reserve Board and FDIC, as applicable.

Section 4.7 Absence of Certain Changes. Since June 30, 2022, (a) Prosperity and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with safe and sound banking practices (excluding the incurrence of expenses related to this Agreement and the Transactions) and (b) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on Prosperity.

Section 4.8 Financial Statements.

(a) Prosperity has furnished or made available to the Company true and complete copies of its (i) Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC, which contains Prosperity’s audited consolidated balance sheets as of December 31, 2021 and 2020, and the related statements of income, changes in shareholders’ equity and cash flows for the years ended December 31, 2021 and 2020 and (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022, as filed with the SEC, which contains Prosperity’s unaudited consolidated balance sheets and related statements of income, statements of changes in shareholders’ equity and cash flows as of and for the quarter and interim period ended March 31, 2022 and June 30, 2022, respectively. The financial statements referred to above included in the Annual Report on Form 10-K and the unaudited financial statements included in the Quarterly Report on Form 10-Q are collectively referred to herein as the “Prosperity Financial Statements.”

(b) Each of the Prosperity Financial Statements fairly presents in all material respects the financial position and results of operation of Prosperity at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis.

(c) As of the dates of the Prosperity Financial Statements referred to above, neither Prosperity nor any Subsidiary had any liabilities, fixed or contingent, which are material and are not fully shown or provided for in such Prosperity Financial Statements or otherwise disclosed in this Agreement.

(d) Prosperity maintains a system of internal accounting controls sufficient to comply with all legal and accounting requirements applicable to the business of Prosperity and its Subsidiaries. Prosperity has not identified any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting. Since December 31, 2021, Prosperity has not experienced or effected any material change in internal control over financial reporting. No executive officer of Prosperity has failed in any respect to make the certifications required of such executive officer under Section 302 or 906 of the Sarbanes-Oxley Act.

(e) Prosperity has not been notified by its independent public accounting firm that such accounting firm is of the view that any of Prosperity’s financial statements should be restated which has not been restated in subsequent financial statements.

Section 4.9 Regulatory Approvals. Prosperity has no Knowledge of any fact or circumstance relating to Prosperity or any of its Subsidiaries that would materially impede or delay receipt of any Regulatory Approval of the Transactions, nor does Prosperity have any reason to believe that it will not be able to obtain all requisite Regulatory Approvals which it is required to obtain in order to consummate the Transactions.

Section 4.10 Community Reinvestment Act. Prosperity Bank is in compliance in all material respects with the CRA and all regulations promulgated thereunder. Prosperity Bank has received a rating of “satisfactory” as of its most recent CRA compliance examination and Prosperity has no Knowledge of any reason why Prosperity Bank will not receive a rating of “satisfactory” or better pursuant to its next CRA compliance examination or why the Federal Reserve Board, the TDB or any other Governmental Body would reasonably be expected to seek to restrain, delay or prohibit the Transactions as a result of any act or omission of Prosperity Bank under the CRA.

Section 4.11 Legal Proceedings. As of the date of this Agreement, there are no Proceedings pending or, to Prosperity’s Knowledge, threatened against Prosperity or Prosperity Bank, or against any asset, interest or right of Prosperity or Prosperity Bank, that would be required to be disclosed in a Form 10-K or Form 10-Q pursuant to Item 103 of Regulation S-K of the SEC’s rules and regulations that are not so disclosed or that challenge or seek to prevent, enjoin, alter or delay the Transactions.

Section 4.12 Financing; Stock Consideration. Prosperity has, as of the date hereof, and will have, as of the Effective Time, sufficient available cash to pay the amounts required to be paid, and will have duly reserved sufficient shares of Prosperity Common Stock to be issued, to Company shareholders pursuant to this Agreement upon consummation of the Merger.

ARTICLE V

COVENANTS OF THE COMPANY

The Company covenants and agrees with Prosperity as follows:

Section 5.1 Approval of Shareholders of the Company; Efforts.

(a) The Company will, as soon as practicable, take all steps under applicable Laws and its Certificate of Formation and Bylaws necessary to duly call, give notice of, convene and hold a special meeting of the Company’s shareholders to be called to consider the Merger, this Agreement and the Transactions (the “Meeting”) at such time as may be mutually agreed to by the parties for the purpose of (i) considering and voting upon the adoption and approval of this Agreement and the Transactions and (ii) for such other purposes consistent with the complete performance of this Agreement and the Transactions as may be necessary and desirable. The Company Board shall recommend to the holders of Company Stock the approval and adoption of this Agreement and the Transactions. Unless the Company Board (1) determines in its good faith judgment (after consultation with the Company’s financial advisors set forth in Section 3.26 of the Company Disclosure Memorandum or a nationally recognized investment firm (the “Financial Advisor”), and outside legal counsel) that an Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal (as defined herein) and (2) determines in its good faith judgment (after consultation with outside legal counsel) that the failure to take such action would be reasonably likely to cause it to violate its fiduciary duties under applicable Law, the Company Board shall not withdraw, amend or modify in a manner adverse to Prosperity its recommendation and will use commercially reasonable efforts to obtain the necessary approvals by its shareholders of this Agreement and the Transactions.

(b) If this Agreement is approved by such shareholders, the Company will take all reasonable actions to aid and assist in the consummation of the Merger and will use commercially reasonable efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the Transactions on the terms herein provided.

Section 5.2 Activities of the Company Pending Closing.

(a) From the date hereof to and including the Closing Date, as long as this Agreement remains in effect, the Company shall, and shall cause each of its Subsidiaries to:

(i) maintain its corporate existence in good standing;

(ii) use commercially reasonable efforts to maintain the general character of its business and conduct its business in its ordinary and usual manner consistent with past practices;

(iii) use commercially reasonable efforts to preserve its business organization intact; to retain the services of its present employees, officers, directors and agents; to retain its present customers, depositors, suppliers and correspondent banks; and to preserve its goodwill and the goodwill of its suppliers, customers and others having business relationships with it;

(iv) extend credit only in material compliance with lending policies and practices existing on the date hereof;

(v) promptly give written notice to Prosperity of (A) any material change in its business, operations or prospects, (B) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Body having jurisdiction over the Company or any Subsidiary, (C) the institution or threat of any Proceeding against the Company or any Subsidiary or (D) the occurrence of any event or the failure of any event to occur or the existence of any circumstance that would reasonably be expected to cause (1) a material breach of any covenant, condition or agreement contained herein, (2) any of the representations or warranties of the Company contained in this Agreement to be untrue or inaccurate in any material respect (without regard to any materiality qualifiers contained therein) or (3) a Material Adverse Effect on the Company or the Bank;

(vi) except as required by Law or regulation or expressly permitted by this Agreement, take no action which would adversely affect or delay the ability of the Company or Prosperity to obtain the Regulatory Approvals or any other approvals required for consummation of the Transactions or to perform its obligations and agreements under this Agreement;

(vii) maintain all offices, machinery, equipment, materials, supplies, inventories and properties owned, leased or used by it (whether under its control or the control of others) in good operating repair and condition, ordinary wear and tear excepted;

(viii) timely file all Tax Returns required to be filed by it and promptly pay all Taxes, assessments, governmental charges, duties, penalties, interest and fines that become due and payable, except those being contested in good faith by appropriate Proceedings;

(ix) continue to identify, monitor, classify and treat all assets substantially in accordance with past practice and its policies and procedures existing on the date hereof, except as otherwise required by applicable Law;

(x) account for all transactions in accordance with GAAP;

(xi) perform all of its material obligations under contracts, leases and documents relating to or affecting its assets, properties and business, except such obligations as it may in good faith reasonably dispute;

(xii) maintain and keep in full force and effect, in all material respects, presently existing insurance coverage and give all notices and present all claims under all insurance policies in due and timely fashion; and

(xiii) timely file all reports required to be filed with any Governmental Body which shall conform, in all material respects, to applicable Law.

(b) From the date hereof to and including the Effective Time, except (1) as expressly required or permitted by this Agreement, (2) as required by Law or regulation, after consultation with Prosperity, (3) as disclosed in Section 5.2(b) of the Company Disclosure Memorandum, or (4) with the written consent of Prosperity (which shall not be unreasonably withheld), the Company shall not, and shall not permit any of its Subsidiaries to:

(i) introduce any new material method of management or operation;

(ii) intentionally take any action that would reasonably be anticipated to result in a Material Adverse Effect on the Company or the Bank or prevent or materially delay the ability of the parties to consummate the Transactions;

(iii) take or fail to take any action that would reasonably be expected to cause the representations and warranties made in ARTICLE III to be inaccurate in any material respect at Closing;

(iv) cause or allow the loss of insurance coverage, unless replaced with coverage which is substantially similar (in amount, scope and insurer) to that in effect as of the date of this Agreement

(v) redeem, purchase or otherwise acquire, directly or indirectly, or adjust, split, combine or reclassify, any of its capital stock or other securities;

(vi) except pursuant to existing commitments entered into prior to the date hereof, make or acquire, renew or extend any loans that, (i) with respect to loans to existing customers, increase the aggregate outstanding commitments to any such existing customer by more than $1,000,000; or (ii) with respect to loans to new customers, result in an aggregate commitment to any such new customer in excess of $1,000,000, in each case, without first notifying and, if requested by Prosperity within one Business Day of receipt of such notice, consulting with Prosperity (which notification will be made through a representative designated by Prosperity in Section 5.2(b)(vi) of the Company Disclosure Memorandum);

(vii) issue or sell or obligate itself to issue or sell any shares of its capital stock or any warrants, rights or options to acquire, or any securities convertible into, any shares of its capital stock;

(viii) grant any stock appreciation rights, stock appreciation units, restricted stock, stock options or other form of equity-based compensation;

(ix) open, close or relocate any branch office, or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities;

(x) enter into, amend or terminate any agreement of the type that would be required to be disclosed in Section 3.14(a) of the Company Disclosure Memorandum, or any other material agreement, or acquire or dispose of any material amount of assets or Liabilities or make any change in any of its leases, except in the ordinary course of business consistent with past practices and safe and sound banking practices;

(xi) except in the ordinary course of business and consistent with past practice, grant any severance or termination payment to, or enter into any employment, independent contractor, consulting, noncompetition, retirement, parachute, retention, severance, indemnification or similar agreement or arrangement with, any current or former officer, director, employee or agent of or independent contractor or consultant to the Company or any Subsidiary, either individually or as part of a class of similarly situated Persons;

(xii) increase in any manner the compensation or benefits, including incentive compensation, of any of its current or former employees, officers, directors, independent contractors or consultants, accelerate the vesting, funding or payment of any compensation or benefit, including incentive compensation, or pay or provide any perquisite such as automobile allowance, club membership or dues or other similar benefits, in each case other than in accordance with past practice or pursuant to policies as in effect as of the date of this Agreement;

(xiii) hire or otherwise enter into any employment or independent contractor or consulting agreement or arrangement with any individual whose compensation would exceed $100,000 on an annualized basis;

(xiv) terminate the employment of any employee, or service of any independent contractor, of the Company or any of its Subsidiaries whose annual target compensation opportunity is $100,000 or more (other than a termination of employment or service for cause in the ordinary course of business consistent with past practices);

(xv) adopt or commence participation in any Company Benefit Plan, amend or modify any Company Benefit Plan, except as required to maintain the Tax qualified status of such plan, or terminate or withdraw from participation in any Company Benefit Plan;

(xvi) (A) declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of the Company Stock, other than (1) the payment of dividends from the

Bank to the Company; or (2) dividends to the shareholders of the Company in an amount that, in the good faith reasonable judgment of the Company based on consultation with its outside tax advisors, is sufficient to satisfy the estimated Tax obligations of Company shareholders with respect to net taxable income or gain allocated to such shareholders with respect to any period commencing after June 30, 2022; or (B) directly or indirectly, purchase, redeem or otherwise acquire any shares of Company Stock, except as required under the Lone Star ESOP;

(xvii) make any change in accounting methods, principles and practices, except as may be required by GAAP or any Governmental Body;

(xviii) sell, transfer, convey, mortgage, encumber or otherwise dispose of any properties or material assets (including “other real estate owned”) or interest therein, other than other real estate owned properties under contract for sale as of the date of this Agreement;

(xix) other than those properties set forth in Section 5.2(b)(xix) of the Company Disclosure Memorandum, foreclose upon or otherwise acquire any commercial real property having an appraised value greater than $100,000 prior to receipt and approval by Prosperity of a recent Phase I environmental review thereof;

(xx) increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with the Company’s past practices and safe and sound banking practices;

(xxi) charge-off any loan or other extension of credit having an outstanding principal amount greater than $100,000 prior to review and approval by Prosperity of the amount of such charge-off;

(xxii) incur any indebtedness, obligation or liability, whether absolute or contingent, other than the receipt of deposits and trade debt, Federal Home Loan Bank borrowings with maturities of six months or less, sales of certificates of deposit, issuances of commercial paper and entering into repurchase agreements, in each case in the ordinary course of business;

(xxiii) materially deviate from policies and procedures existing as of the date of this Agreement with respect to (A) classification of assets, (B) the allowance for loan losses (including changes to the methodology for the specific and general reserves) and (C) accrual of interest on assets, except as otherwise required by the provisions of this Agreement, applicable Law or regulation or any Governmental Body;

(xxiv) amend or change any provision of the Company Constituent Documents;

(xxv) make any capital expenditure in excess of $100,000 in the aggregate except pursuant to commitments made prior to the date of this Agreement and set forth in Section 5.2(b)(xxv) of the Company Disclosure Memorandum;

(xxvi) discharge or satisfy any lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business and consistent with past practices;

(xxvii) acquire any capital stock or other equity securities or acquire any equity or ownership interest in or material assets or businesses of any Person, including any bank, corporation, partnership or other entity, except: (A) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies; or (B) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such Person;

(xxviii) merge or consolidate with any other Person or restructure, reorganize or completely or partially liquidate or dissolve;

(xxix) except with respect to the collection of checks and other negotiable instruments or otherwise in the ordinary course of the business and consistent with past practices, enter into or give any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any other third Person, firm or corporation;

(xxx) sell or knowingly dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with past practices, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

(xxxi) change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing, hedging and other material banking and operating policies or practices, except as required by applicable Law or any Governmental Body;

(xxxii) settle any Proceeding other than settlements in the ordinary course of business consistent with past practices involving solely money damages not in excess of $50,000 individually or $250,000 in the aggregate that does not involve or create an adverse precedent and that would not impose any material restriction on the business of either party (including Continuing Corporation) or its Subsidiary;

(xxxiii) make any material changes to its Securities Portfolio from that as of June 30, 2022, through purchases, sales or otherwise (but not redemptions by the issuers of such securities), or the manner in which the portfolio is classified or reported; provided, however, that the Company and the Bank may (A) manage its investment securities in the ordinary course of business consistent with past practice, (B) sell any investment securities after advising Prosperity of the planned sale via e-mail transmission at least two (2) Business Days prior to such sale and (C) purchase U.S. governmental agency securities, mortgage-backed securities (other than private label mortgage-backed securities) and municipal securities having a maturity date no greater than one (1) year after prior written notice to Prosperity;

(xxxiv) (A) make, change or revoke any material Tax election, (B) change any material method of Tax accounting, (C) enter into any closing agreement or settle, compromise or abandon any material audit or other Proceeding relating to Taxes, or (D) file any material amended Tax Return;

(xxxv) take any action that could reasonably be expected to prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code; or

(xxxvi) agree to, or make any commitment to, take or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.2(b).

Section 5.3 Access to Properties and Records. To the extent permitted by applicable Law, the Company shall, and shall cause each of its Subsidiaries to, upon reasonable notice from Prosperity afford the officers, directors, employees, attorneys, accountants, investment bankers and authorized representatives of Prosperity full access during regular business hours to all of the properties, books, contracts, commitments, personnel and records of the Company and each Subsidiary of the Company, and furnish to Prosperity during such period all such information concerning the Company and each Subsidiary of the Company and their affairs as Prosperity may reasonably request, so that Prosperity may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the Company and each Subsidiary of the Company, including access sufficient to verify the value of the assets and the Liabilities of Company and each Subsidiary of the Company and the satisfaction of the conditions precedent to Prosperity’s obligations described in ARTICLE X and ARTICLE XII; provided, however, that Prosperity shall request permission for all such access reasonably in advance and all such access shall be conducted in a manner designed to minimize disruption to the normal business operations and employee or customer relations of the Company and each Subsidiary of the Company. The Company agrees at any time, and from time to time, to furnish to Prosperity as soon as practicable, any additional information that Prosperity may reasonably request, and shall specifically provide to Prosperity a weekly written report of all loans made, renewed or modified by the Bank. No investigation by Prosperity or its representatives shall affect the representations and warranties set forth herein. Any information provided pursuant to this Agreement shall be subject to the terms of the Confidentiality Agreement (as defined herein), which shall remain in full force and effect in accordance with its terms. Notwithstanding the foregoing, the Company shall not be required to provide access to or disclose information where such access or disclosure would jeopardize any attorney-client privilege or contravene any Law, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The Company will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

Section 5.4 Information for Regulatory Applications and SEC Filings.

(a) To the extent permitted by Law and during the pendency of this Agreement, the Company will furnish Prosperity with all information concerning the Company and its Subsidiaries required for inclusion in any application, filing, statement or document to be made or filed by Prosperity with any Governmental Body in connection with the Transactions and any filings with the SEC and any applicable state securities authorities. The Company will reasonably cooperate with Prosperity in the filing of any applications or other documents necessary to complete the Transactions. The Company agrees at any time, upon the request of Prosperity, to furnish to Prosperity a written letter or statement confirming the accuracy of the information with respect to the Company or any of its Subsidiaries contained in any report or other application or statement referred to in this Agreement, and confirming that the information with respect to the Company and its Subsidiaries contained in such document or draft was furnished by the Company expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or indicating the information not furnished by the Company expressly for use therein.

(b) None of the information relating to the Company and its Subsidiaries that is provided by the Company for inclusion in (i) the Proxy Statement (as defined herein) to be prepared in accordance with the Company Constituent Documents and applicable Law and mailed to the Company’s shareholders in connection with the solicitation of proxies by the Company Board for use at the Meeting, any filings or approvals under applicable federal or state banking Laws or regulations or state securities Laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act will, at the time of mailing the Proxy Statement to the Company’s shareholders, at the time of the Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Registration Statement (as defined herein) will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 5.5 Standstill Provision.

(a) Neither the Company, nor any of its Subsidiaries nor any of their respective directors, officers, agents or representatives shall directly or indirectly take any action to (i) solicit, initiate, encourage or facilitate the making of any inquiries, or provide any information to, conduct any assessment of or participate in discussions or negotiate with any other party, with respect to any proposal which could reasonably be expected to lead to an Acquisition Proposal (as defined herein); (ii) approve, endorse, recommend or enter into any Acquisition Agreement (as defined herein) relating to any Acquisition Proposal; or (iii) propose or agree to do any of the foregoing.

(b) Notwithstanding anything to the contrary in Section 5.5(a), if the Company or any of its representatives receives an unsolicited bona fide Acquisition Proposal before the Meeting that the Company Board has (i) determined in its good faith judgment (after consultation with the Financial Advisor, and outside legal counsel) that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal (as defined herein); (ii) determined in its good faith judgment (after consultation with outside legal counsel) that the failure to take such action would cause it to violate its fiduciary duties under applicable Law; and (iii) obtained from such Person an executed confidentiality agreement, then the Company or its representatives may furnish information to and enter into discussions and negotiations with such other party.

(c) Upon execution of this Agreement, the Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore that relate to any

Acquisition Proposal. The Company agrees to notify Prosperity orally immediately, and in writing within one (1) Business Day, after receipt of any unsolicited Acquisition Proposals or inquiries regarding an Acquisition Proposal and provide reasonable detail as to the identity of the Person making such proposal and the material terms of such Acquisition Proposal, request or inquiry. The Company will, and will cause the Bank to, take the necessary steps to inform the appropriate individuals or entities referred to in this Section 5.5 of the obligations undertaken in this Section 5.5, and the Company shall be responsible for any breach of this Section 5.5 by such Persons.

Section 5.6 Financial Statements. As soon as practicable after they become available, the Company will deliver or make available to Prosperity all unaudited monthly and quarterly financial information prepared for the internal use of management of the Company or the Bank and all Call Reports filed by the Bank with the appropriate Governmental Body after the date of this Agreement. The foregoing financial information will be prepared from the books and records of the Company and its Subsidiaries and will fairly present the consolidated financial position, results of operations and shareholders’ equity of the Company at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated, except that unaudited financial statements may (a) omit the footnote disclosure required by GAAP and (b) be subject to normal year-end audit adjustments required by GAAP. The Call Reports filed by the Bank subsequent to the date hereof will fairly present the financial position of the Bank and the results of its operations at the dates and for the periods indicated in compliance with the rules and regulations of applicable federal and state banking authorities.

Section 5.7 Termination of DP Contracts and IT Conversion. At Prosperity’s request and in consultation with Prosperity, the Company will use commercially reasonable efforts, including notifying appropriate parties and negotiating in good faith a reasonable settlement, to ensure that the DP Contracts and contracts related to the provision of any other electronic banking services, if the Merger occurs, will be terminated after the consummation of the Merger on a date to be mutually agreed upon by Prosperity and the Company. Such notice and actions by the Company will be in accordance with the terms of such contracts. The Company shall use reasonable efforts and cooperate with Prosperity to facilitate a smooth conversion of data processing, item processing, network and related hardware and software, telephone systems, telecommunications, data communications and other technologies, including participating in conversion planning, design, mapping and testing activities before the Closing Date.

Section 5.8 Conforming Accounting Adjustments. If requested by Prosperity, the Company shall and shall cause its Subsidiaries to, consistent with GAAP, immediately prior to Closing, make such accounting entries as Prosperity may reasonably request in order to conform the accounting records of the Company and its Subsidiaries to the accounting policies and practices of Prosperity. No such adjustment shall by itself constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement or be an acknowledgment by the Company or its Subsidiaries (a) of any adverse circumstances for purposes of determining whether the conditions to Prosperity’s obligations under this Agreement have been satisfied, (b) that such adjustment is required for purposes of determining satisfaction of the condition to Prosperity’s obligations under this Agreement set forth in Section 10.2 or (c) that such adjustment has any bearing on the Aggregate Merger Consideration. No adjustment required by Prosperity shall (x) materially and adversely affect the Tax treatment of the Company or its shareholders for transactions occurring prior to the Effective Time, (y) require any prior filing with any Governmental Body or (z) violate any Law, rule or regulation applicable to Company or its Subsidiaries.

Section 5.9 Insurance. The Company shall purchase for a period of not less than four (4) years after the Effective Time, past acts and extended reporting period insurance coverage for no less than the four-year period immediately preceding the Effective Time under its (a) current directors and officers insurance and (b) employment practices liability insurance (or comparable coverage for each of the foregoing).

Section 5.10 Allowance for Loan Losses. The Company shall maintain its allowance for loan losses in accordance with GAAP in all material respects as applied to banking institutions and all applicable rules and regulations and not reduce its ratio of allowance for loan losses to total loans to less than 1.25% (the “Minimum Allowance Amount”). If the ratio of the allowance for loan losses to total loans is less than the Minimum Allowance Amount on the Business Day immediately prior to the Closing Date, the Company shall take or cause to be taken all action necessary to increase the allowance for loan losses to an amount equal to the Minimum Allowance Amount as of the Closing Date. For purposes of measuring the Company’s allowance for loan losses in relation to the Minimum Allowance Amount under this Section 5.10, the Company will be entitled to include any additional reserves or provisions made for unfunded loan commitments as a result of any “day one” adjustments required in connection with the implementation of CECL, whether includable in the “allowance of loan losses” under GAAP or otherwise.

Section 5.11 Third Party Consents. The Company will use its commercially reasonable efforts, and Prosperity shall reasonably cooperate with the Company at the Company’s request, to obtain all Required Consents.

Section 5.12 Bank Merger. Prior to the Effective Time, the Company shall cause the Bank to cooperate with Prosperity and Prosperity Bank as necessary in conjunction with all approvals, filings, and other steps necessary to cause the consummation of the Bank Merger after the Effective Time.

ARTICLE VI

COVENANTS OF PROSPERITY

Prosperity covenants and agrees with the Company as follows:

Section 6.1 Regulatory Filings; Efforts. Within forty-five (45) calendar days following the date of this Agreement, Prosperity will prepare and file, or will cause to be prepared and filed, all necessary applications or other documentation with the FDIC, the TDB and any other appropriate Governmental Body having jurisdiction over the Transactions, other than the Federal Reserve Board. Prosperity will prepare and file all necessary applications, waivers, or other documentation with the Federal Reserve Board as soon as practicable after the TDB and the FDIC have accepted the applications with respect to the Bank Merger for filing. Prosperity will take all reasonable action to aid and assist in the consummation of the Transactions and will use its commercially reasonable efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the Transactions, including such actions which are necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all Governmental Bodies having jurisdiction over the Transactions. Prosperity will provide the Company with copies of all such regulatory filings and all correspondence with regulatory authorities in connection with the Merger for which confidential treatment has not been requested.

Section 6.2 Registration Statement.

(a) As soon as practicable after the execution of this Agreement, Prosperity will prepare and file with the SEC a Registration Statement on Form S-4 under the Securities Act (the “Registration Statement”) and any other applicable documents, including the notice, proxy statement and prospectus and other proxy solicitation materials of the Company constituting a part thereof (the “Proxy Statement”), relating to the shares of Prosperity Common Stock to be delivered to the shareholders of the Company pursuant to this Agreement, and Prosperity will use its commercially reasonable efforts to cause the Registration Statement to become effective, as promptly as reasonably practicable after the filing thereof and to keep the Form S-4 effective for so long as necessary to complete the Merger. The Company and its counsel shall be given the opportunity to participate in the preparation of the Registration Statement, and any amendments with respect thereto, and shall have the right to approve the content of the Registration Statement and any such amendments with respect to information about the Company and the meeting of the Company’s shareholders. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder.

(b) None of the information relating to Prosperity and its Subsidiaries that is provided by Prosperity for inclusion in (i) the Proxy Statement, any filings or approvals under applicable federal or state banking Laws or regulations or state securities Laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act will, at the time of mailing the Proxy Statement to the Company’s shareholders, at the time of the Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(c) Prosperity will advise the Company, promptly after Prosperity receives notice thereof, of the time when the Form S-4 has become effective, of the issuance of any stop order or the suspension of the qualification of Prosperity Common Stock issuable for offering or sale in any jurisdiction, or of any request by the SEC for the amendment or supplement of the Form S-4 or upon the receipt of any comments (whether written or oral) from the SEC or its staff.

Section 6.3 NYSE Listing. Prosperity shall file all documents required to be filed to have the shares of Prosperity Common Stock to be issued pursuant to this Agreement included for listing on the NYSE and use its commercially reasonable efforts to effect said listing.

Section 6.4 Issuance of Prosperity Common Stock. The shares of Prosperity Common Stock to be issued by Prosperity to the shareholders of the Company pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Prosperity Common Stock to be issued to the shareholders of the Company pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of Prosperity or any other Person. The Prosperity Common Stock to be issued to the shareholders of the Company pursuant to this Agreement will, when issued, not be subject to any restrictions on transfer arising under the Securities Act, except for Prosperity Common Stock issued to any shareholder of the Company who may be deemed to be an “affiliate” (under the Exchange Act) of Prosperity after completion of the Merger.

Section 6.5 Access to Properties and Records. To the extent permitted by applicable Law, Prosperity shall and shall cause each of its Subsidiaries, upon reasonable notice from the Company to Prosperity to: (a) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of the Company reasonable access to the properties, books and records of Prosperity and its Subsidiaries during normal business hours in order that the Company may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of Prosperity and its Subsidiaries, and (b) furnish the Company with such additional financial and operating data and other information as to the business and properties of Prosperity as the Company shall, from time to time, reasonably request.

Section 6.6 Indemnification.

(a) For a four (4) year period after the Effective Time, and subject to the limitations contained in applicable Federal Reserve Board and FDIC regulations and to any limitations contained in the Company Constituent Documents or the similar constituent documents of the Bank, Prosperity will indemnify and hold harmless each present director and officer of the Company or the Bank, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the Effective Time, whether asserted or claimed before, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was acting in his or her capacity as a director, officer or employee of the Company or the Bank to the fullest extent that the Indemnified Party would be entitled under the Company

Constituent Documents, in each case as in effect on the date hereof and to the extent permitted by applicable Law. Subject to Section 6.6(b), Prosperity shall also advance expenses as incurred by such Indemnified Party to the same extent as such Persons have the right to expense advancement pursuant to the Company Constituent Documents, in each case as in effect on the date hereof and to the extent permitted by applicable Law.

(b) Any Indemnified Party wishing to claim indemnification under this Section 6.6, upon learning of any such Proceeding, is to promptly notify Prosperity, but the failure to so notify will not relieve Prosperity of any liability it may have to the Indemnified Party to the extent such failure does not prejudice Prosperity. In any such Proceeding (whether arising before or after the Effective Time), (i) Prosperity will have the right to assume the defense thereof (subject to any superior rights of any insurance carrier providing coverage of such Proceeding) and Prosperity will not be liable to an Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by an Indemnified Party in connection with the defense thereof, except that if Prosperity elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between Prosperity and the Indemnified Party, the Indemnified Party may retain counsel reasonably satisfactory to Prosperity, and Prosperity will pay the reasonable fees and expenses of such counsel for the Indemnified Party (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Party will cooperate in the defense of any such matter, (iii) Prosperity will not be liable for any settlement effected without its prior written consent, and (iv) Prosperity will have no obligation hereunder if indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws and regulations.

(c) The obligations of Prosperity under this Section 6.6 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any Indemnified Party without the written consent of the affect Indemnified Party.

ARTICLE VII

MUTUAL COVENANTS OF PROSPERITY

AND THE COMPANY

Section 7.1 Notification; Updated Disclosure Memorandum. The Company shall give prompt notice to Prosperity, and Prosperity shall give prompt notice to the Company, of (a) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any material respect (without regard to any materiality qualifier contained therein), including as a result of any change in the Company Disclosure Memorandum, or (b) the failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement; and provided further, however, that if such notification under clause (a) relates to any matter which arises for the first time after the date of this Agreement, then the other party may only terminate this Agreement if such matter would cause the condition set forth in Section 10.2 with respect to the Company and in Section 11.2 with respect to Prosperity, incapable of being satisfied.

Section 7.2 Confidentiality.

(a) Prosperity and the Company agree that terms of the Non-Disclosure and Confidentiality Agreement, dated July 18, 2022 between Prosperity and the Company (the “Confidentiality Agreement”) are incorporated into this Agreement by reference and shall continue in full force and effect and shall be binding on Prosperity and the Company and their respective Affiliates, officers, directors, employees and representatives as if parties thereto, in accordance with the terms thereof.

(b) After the Effective Time, the Company and its Affiliates, officers, directors, employees and representatives shall hold in confidence all documents and information concerning Prosperity, this Agreement and the Transactions, unless required to disclose such information pursuant to order, request or demand of a Governmental Body or by judicial or administrative process or by Law.

Section 7.3 Publicity. Except as otherwise required by applicable Law or securities exchange rules or in connection with the regulatory application process, as long as this Agreement is in effect, neither Prosperity nor the Company shall, nor shall they permit any of their officers, directors or representatives to, issue or cause the publication of any press release or public announcement with respect to, or otherwise make any public announcement concerning, the Transactions without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

Section 7.4 Employee Benefit Plans.

(a) To the extent requested by Prosperity in writing delivered to the Company on or prior to the earlier of: (i) at least 15 Business Days before the Closing Date; or (ii) 10 Business Days prior to the commencement of any notice period required to effectuate the termination of such Company Benefit Plan, the Company or its appropriate Subsidiary shall execute and deliver such instruments and take such other actions as Prosperity may reasonably require in order to cause the amendment or termination of any Company Benefit Plan on terms reasonably satisfactory to Prosperity and in accordance with applicable Law and effective no later than the Closing Date, except that the winding up of any such plan may be completed following the Closing Date. Within 10 Business Days of the date hereof, the Company shall prepare and deliver to Prosperity a true and complete list of the notice periods required to effectuate the termination of each Company Benefit Plan.

(b) The Company shall provide Prosperity an updated Company Employee Census within one Business Day of Prosperity requesting the same and the day prior to the Closing Date, with all such employees on the Company Employee Census delivered the day prior to the Closing Date being “Company Employees.” All Company Employees whose employment is not terminated prior to or at the Effective Time will, at the Effective Time, be employees of Prosperity or a Prosperity Subsidiary for purposes of the existing employee benefit plans maintained by Prosperity or Prosperity Bank (an “Existing Benefit Plan”). To the extent that a Company Employee becomes eligible to participate in an Existing Benefit Plan, Prosperity shall cause such Existing Benefit Plan to recognize the prior duration of service of such Company Employee with the Company for eligibility, participation and vesting under such Existing Benefit Plan (other than vesting under any equity or incentive compensation arrangement) to the same extent such duration of service was properly recognized immediately prior to the Effective Time for a comparable purpose under a comparable Company Benefit Plan in which such Company Employee was eligible to participate immediately prior to the Effective Time; provided, that such recognition of prior service is permitted by the terms of the applicable Existing Benefit Plan and applicable Law, is consented to by third party administrators and insurers, to the extent applicable, and shall not operate to duplicate any benefits of a Company Employee with respect to the same period of service. With respect to any Existing Benefit Plan that is a health, dental, vision plan or other welfare plan in which any Company Employee is eligible to participate, for the plan year in which such Company Employee is first eligible to participate, to the extent permitted by the applicable Existing Benefit Plan and applicable Law, Prosperity shall use commercially reasonable efforts to (i) cause any pre-existing condition limitations or eligibility waiting periods under such Existing Benefit Plan to be waived with respect to such Company Employee to the extent such limitation was waived or satisfied under the comparable Company Benefit Plan in which such Company Employee participated immediately prior to the Effective Time, and (ii) recognize any health, dental or vision deductibles or co-payments paid by such Company Employee in the year that includes the Closing Date for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such Existing Benefit Plan. Without limiting the foregoing, Prosperity shall extend coverage to Company Employees for health care, dependent care and limited purpose health care flexible spending accounts established under Section 125 of the Code to the same extent as available to similarly situated employees of Prosperity or its Subsidiaries to the extent permitted by such Existing Benefit Plans and applicable Law. Company Employees shall be credited in the plan year in which the Effective Time occurs with amounts available for reimbursement equal to such amounts as were credited (less amounts dispersed therefrom) under the Company’s cafeteria plan to the extent permitted by such Existing Benefit Plans and applicable Law. For purposes of determining Company Employee’s benefits for the calendar year in which the Merger occurs under Prosperity’s vacation program, any vacation taken by a Company Employee immediately preceding the Closing Date for the calendar year in which the Merger occurs will be deducted from the total Prosperity vacation benefit available to such Company Employee for such calendar year.

Section 7.5 Cooperation. The Company and Prosperity shall proceed expeditiously and employ their respective commercially reasonable efforts in the procurement of any consents and approvals and the taking of any actions in satisfaction of all other requirements prescribed by Law or otherwise necessary, proper or advisable to consummate the Transactions on the terms herein provided, including the preparation and submission of all necessary filings, requests for waivers and certificates with the SEC, Federal Reserve Board, the FDIC and TDB.

ARTICLE VIII

CLOSING

Section 8.1 Closing. Subject to the other provisions of this ARTICLE VIII, a meeting (“Closing”) will take place at which the parties to this Agreement will deliver the certificates and other documents required to be delivered under ARTICLE X, ARTICLE XI and ARTICLE XII and any other documents and instruments as may be necessary or appropriate to effect the Transactions on a mutually acceptable date (“Closing Date”) as soon as practicable, within a thirty (30) day period commencing after the later of the following dates:

(a) the receipt of Company Shareholder Approval and the last Regulatory Approval and the expiration of any statutory or regulatory waiting period which is necessary to effect the Merger and the Bank Merger; and

(b) if the Transactions are being contested in any Proceeding and Prosperity or the Company, pursuant to Section 12.1, has elected to contest the same, then the date that such Proceeding has been brought to a conclusion favorable, in the reasonable judgment of each of Prosperity and the Company, to the consummation of the Transactions, or such prior date as each of Prosperity and the Company shall elect whether or not such Proceeding has been brought to a conclusion.

The Closing shall take place at the offices of Bracewell LLP in Houston, Texas, or at such other place to which the parties hereto may mutually agree.

Section 8.2 Effective Time. Subject to the terms and upon satisfaction or waiver of all requirements of Law and the conditions specified in this Agreement including, among other conditions, the receipt of the approval of the shareholders of the Company and the Regulatory Approvals, the Merger shall become effective, and the effective time of the Merger shall occur, at the date and time specified in the certificate of merger to be filed with the Secretary of State of the State of Texas (“Effective Time”).

ARTICLE IX

TERMINATION

Section 9.1 Termination.

(a) Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the Merger contemplated hereby may be abandoned by action of the Prosperity Board or the Company Board at any time prior to the Effective Time if:

(i) any court of competent jurisdiction in the United States or other Governmental Body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall be final and non-appealable;

(ii) any of the Transactions are disapproved (or the applications or notices for which are suggested or recommended to be withdrawn) by any Governmental Body or other Person whose approval is required to consummate any of such Transactions;

(iii) the Effective Time has not occurred on or before the one hundred eightieth (180th) day following the date of this Agreement, unless one or more of the Regulatory Approvals has not been received on or before the 180th day after the date of this Agreement, in which instance the Effective Time has not occurred on or before the two hundred fortieth (240th) day following the date of this Agreement, or such later date as has been approved in writing by the Prosperity Board and the Company Board; but the right to terminate under this Section 9.1(a)(iii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or has resulted in, the failure of the Effective Time to occur on or before such applicable date; or

(iv) the Company Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Meeting.

(b) This Agreement may be terminated at any time prior to the Effective Time by action of the Company Board if Prosperity shall fail to comply with any of its covenants or agreements contained in this Agreement, or if the representations or warranties of Prosperity contained herein shall be inaccurate, which noncompliance or inaccuracy, individually or in the aggregate, would result in the failure of the condition set forth in Section 11.1 or Section 11.2 (as applicable) if occurring on the Closing Date. If the Company Board desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in this Section 9.1(b), the Company Board must notify Prosperity in writing of its intent to terminate stating the reason therefor. Prosperity shall have fifteen (15) days from the receipt of such notice to cure the alleged breach or inaccuracy, if the breach or inaccuracy is capable of being cured.

(c) This Agreement may be terminated at any time prior to the Effective Time by action of the Prosperity Board if (i) the Company fails to comply with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of the Company contained herein shall be inaccurate, which noncompliance or inaccuracy, individually or in the aggregate, would result in the failure of the condition set forth in Section 10.1 or Section 10.2 (as applicable) if occurring on the Closing Date; or (ii) any approval required to be obtained from any Governmental Body is obtained subject to restrictions or conditions on the operations of the Company, the Bank, Prosperity or Prosperity Bank which, in the reasonable judgment of Prosperity, (A) would materially adversely impact the economic or business benefits of the Transactions or (B) otherwise reasonably be expected to be materially burdensome on Prosperity, Continuing Corporation, Prosperity Bank or the Bank or require a material modification of, or impose any material limitation or restriction on, the activities, governance, legal structure, capital structure, compensation or fee arrangements of such Persons (any such restriction or condition, a “Materially Burdensome Condition”), it being understood that a regulatory condition requiring the divestiture of not more than two Bank or Prosperity Bank banking offices or deposits related to two such banking offices will not constitute a Materially Burdensome Condition. In the event the Prosperity Board desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in Section 9.1(c)(i), the Prosperity Board must notify the Company in writing of its intent to terminate stating the reason therefor. The Company shall have fifteen (15) days from the receipt of such notice to cure the alleged breach or inaccuracy, if the breach or inaccuracy is capable of being cured.

(d) This Agreement may be terminated at any time prior to the Closing upon the mutual written consent of Prosperity and the Company and the approval of such action by their respective boards of directors.

(e) This Agreement may be terminated by the Company Board at any time before receipt of Company Shareholder Approval at the Meeting if before such time, the Company receives an unsolicited, bona fide Acquisition Proposal (as defined herein) and the Company Board determines in its good faith judgment (based on the advice of outside legal counsel and the Financial Advisor), that (i) such Acquisition Proposal (if consummated pursuant to its terms and after giving effect to the payment of the Termination Fee and Prosperity

Expenses (each as defined herein)) is a Superior Proposal (as defined herein) and (ii) the failure to terminate this Agreement and accept such Superior Proposal would cause it to violate its fiduciary duties under applicable Law; provided, however, that the Company may not terminate this Agreement under this Section 9.1(e) unless:

(i) the Company has provided prior written notice to Prosperity at least five (5) Business Days in advance (the “Notice Period”) of taking such action, which notice advises Prosperity that the Company Board has received a Superior Proposal, specifies the material terms and conditions of such Superior Proposal (including the identity of the Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) making the Superior Proposal); and

(ii) during the Notice Period, the Company negotiates, and causes the Financial Advisor and outside counsel to negotiate, with Prosperity in good faith (to the extent Prosperity desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal, and the Company Board considers such adjustments in the terms and conditions of this Agreement resulting from such negotiations and concludes in good faith based upon consultations with the Financial Advisor and the advice of outside legal counsel that such Superior Proposal remains a Superior Proposal even after giving effect to the adjustments in the terms and conditions of this Agreement proposed by Prosperity.

If during the Notice Period any revisions are made to the Superior Proposal and the Company Board in its good faith judgment determines such revisions are material, the Company shall deliver a new written notice to Prosperity and shall comply with the requirements of this Section 9.1(e) with respect to such new written notice, except that the new Notice Period shall be three (3) Business Days. Termination under this clause (e) shall not be deemed effective until payment of the Termination Fee and/or Prosperity Expenses as required by Section 9.3.

(f) This Agreement may be terminated at any time before the Closing by the Prosperity Board if (i) the Company has materially breached the covenant contained in Section 5.5 in a manner adverse to Prosperity; (ii) the Company Board resolves to accept an Acquisition Proposal; or (iii) the Company Board withdraws or modifies, in any manner that is adverse to Prosperity, its recommendation or approval of this Agreement or the Merger or recommended to the Company shareholders acceptance or approval of any alternative Acquisition Proposal, or resolves to do any of the foregoing.

Section 9.2 Effect of Termination. Except as provided in Section 9.3, if this Agreement is terminated by either Prosperity or the Company as provided in Section 9.1, this Agreement will become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, except that the provisions of Section 7.2, Section 9.2, and ARTICLE XIII will survive termination of this Agreement. Nothing contained in this Section 9.2 will relieve any party hereto of any Liability for a breach of this Agreement.

Section 9.3 Termination Fee and Expenses. To compensate Prosperity for entering into this Agreement, taking actions to consummate the Transactions and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities by Prosperity, the Company and Prosperity agree as follows:

(a) Provided that Prosperity is not in material breach of any covenant or obligation under this Agreement (which breach has not been cured within fifteen (15) days following receipt of written notice thereof by the Company specifying in reasonable detail the basis of such alleged breach), if this Agreement is terminated by:

(i) the Company under the provisions of Section 9.1(e), then the Company shall pay to Prosperity $9,146,074 (the “Termination Fee”);

(ii) Prosperity under the provisions of Section 9.1(f), then the Company shall pay to Prosperity the Termination Fee;

(iii) either Prosperity or the Company under the provisions of (A) Section 9.1(a)(iii), if at the time of termination, the Registration Statement has been declared effective for at least 25 Business Days prior to such termination and the Company shall have failed to call, give notice of, convene and hold the Meeting in accordance with Section 5.1, or (B) Section 9.1(a)(iv), if, in the case of both (A) and (B), at the time of termination, there exists an Acquisition Proposal with respect to the Company, then the Company shall pay to Prosperity all expenses incurred by Prosperity in connection with the proposed Transaction, provided that the aggregate amount of all such expenses shall not exceed $2,000,000 (“Prosperity Expenses”); or

(iv) either Prosperity or the Company under the provisions of (A) Section 9.1(a)(iii), if at such time the shareholders of the Company have not approved and adopted the Agreement and the Merger, or (B) Section 9.1(a)(iv), if, in the case of both (A) and (B) at the time of termination, there exists an Acquisition Proposal with respect to the Company and, with respect to either clause (A) or (B), within twelve (12) months of the termination of this Agreement, the Company enters into an Acquisition Agreement with any third party with respect to any Acquisition Proposal, then the Company shall pay to Prosperity the Termination Fee minus any Prosperity Expenses paid by the Company.

The payment of the Termination Fee and/or Prosperity Expenses shall be Prosperity’s sole and exclusive remedy with respect to termination of this Agreement as set forth in this Section 9.3(a). For the avoidance of doubt, in no event shall the Termination Fee described in this Section 9.3 be payable on more than one occasion.

(b) Any payment required by Section 9.3(a) shall become payable within two (2) Business Days after receipt by the non-terminating party of written notice of termination of this Agreement; provided, however, that if the payment of the Termination Fee is required pursuant to Section 9.3(a)(iv), then such payment shall become payable on or before the date of execution by the Company of an Acquisition Agreement.

(c) For purposes of this Agreement, an “Acquisition Agreement” means any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement or any similar agreement related to any Acquisition Proposal.

(d) For purposes of this Agreement, “Acquisition Proposal” means any proposal (whether communicated to the Company or publicly announced to the Company’s shareholders) by any Person (other than Prosperity or any of its Affiliates) for an Acquisition Transaction (as defined herein) involving the Company, any Subsidiary or any future Subsidiary of the Company, or any combination of such Subsidiaries, the assets of which constitute, or would constitute, 20% or more of the consolidated assets of the Company as reflected on the Company’s most recent consolidated statement of condition prepared in accordance with GAAP.

(e) For purposes of this Agreement, “Acquisition Transaction” means any transaction or series of related transactions (other than the Transactions) involving: (i) any acquisition or purchase from the Company by any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act), other than Prosperity or any of its Affiliates, of 20% or more in interest of the total outstanding voting securities of the Company or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) making (other than Prosperity or any of its Affiliates) beneficially owning 20% or more in interest of the total outstanding voting securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 20% or more of the assets of the Company; or (iii) any liquidation or dissolution of the Company.

(f) For purposes of this Agreement, “Superior Proposal” means any bona fide written Acquisition Proposal which the Company Board reasonably determines, in its good faith judgment based on, among other things, the advice of outside counsel and the Financial Advisor, (i) to be more favorable from a financial point of view to the Company’s shareholders than the Merger taking into account all terms and conditions of the proposal and (ii) reasonably capable of being consummated on the terms proposed, taking into account all legal, financial, regulatory (including the advice of outside counsel regarding the potential for Regulatory Approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable Law; provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” and “80%” in the definitions of Acquisition Proposal and Acquisition Transaction shall be deemed to be references to “50%.”

ARTICLE X

CONDITIONS TO OBLIGATIONS OF PROSPERITY

The obligation of Prosperity under this Agreement to consummate the Merger is subject to the satisfaction, at or prior to the Closing Date of the following conditions, which may be waived by Prosperity in its sole discretion, to the extent permitted by applicable Law:

Section 10.1 Compliance with Representations and Warranties. The representations and warranties made by the Company in this Agreement (a) must have been true and correct in all material respects as of the date of this Agreement (except to the extent such representations and warranties are by their express provisions made as of a specified date) and (b) shall be true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties are by their express provisions made as of a specified date) as though made on and as of the Closing Date; provided that for purposes of determining the accuracy of such representations and warranties with respect to clause (b) all representations and warranties qualified by materiality or Material Adverse Effect shall be true and correct in all respects. Prosperity shall have received a certificate, executed by an authorized representative of the Company and dated as of the Closing Date, to the foregoing effect.

Section 10.2 Performance of Obligations. The Company shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing. Prosperity shall have received a certificate, executed by an authorized representative of the Company and dated as of the Closing Date, to the foregoing effect.

Section 10.3 Absence of Material Adverse Effect. No Material Adverse Effect on the Company or the Bank shall have occurred.

Section 10.4 Releases. Each director and each officer listed in Section 10.4 of the Company Disclosure Memorandum of the Company and the Bank shall have delivered to Prosperity a release agreement, in a form reasonably acceptable to Prosperity, effective as of the Effective Time releasing the Company and the Bank from any and all claims by such directors and officers (except as described in such instrument) (“Director/Officer Release”) and such Director/Officer Releases shall remain in full force and effect.

Section 10.5 Employment Agreements; Non-Competition Agreements.

(a) Each of the persons set forth in Section 10.5(a) of the Company Disclosure Memorandum shall have entered into an employment and/or non-competition agreement with Prosperity Bank and such agreements shall remain in full force and effect.

(b) Each director of the Company and the Bank who does not deliver an employment and/or non-competition agreement pursuant to Section 10.5(a) shall have entered into a support agreement and all such support agreements shall remain in full force and effect.

Section 10.6 Dissenters’ Rights. Holders of shares representing no more than five percent (5%) of the issued and outstanding shares of Company Stock shall have demanded or be entitled to receive payment of the fair value of their shares as dissenting shareholders.

Section 10.7 Consents and Approvals. The Required Consents shall have been obtained, and Prosperity shall have received evidence thereof in form and substance reasonably satisfactory to it.

Section 10.8 Allowance for Loan Losses. As of the Closing Date, the Company’s allowance for loan losses shall be equal to at least the Minimum Allowance Amount.

Section 10.9 FIRPTA Certificate. The Company shall have delivered to Prosperity (a) a certificate that meets the requirement of Treasury Regulations Section 1.1445-2(c)(3) stating that the Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, together with (b) a notice to the Internal Revenue Service that meets the requirement of Treasury Regulations Section 1.897-2(h)(2); in each case, such certificate and notice dated as of the Closing Date, duly executed by an executive officer of the Company making such statements under penalty of perjury and in a form reasonably satisfactory to Prosperity.

Section 10.10 Stock Option Cancellation Agreements. The Company shall have delivered to Prosperity an executed Stock Option Cancellation and Release Agreement in the form attached hereto as Section 10.10 of the Company Disclosure Memorandum executed by each holder of a Company Stock Option.

Section 10.11 Other Documents. The Company shall have delivered to Prosperity all other instruments and documents that Prosperity or its counsel may reasonably request to effectuate the Transactions.

ARTICLE XI

CONDITIONS TO OBLIGATIONS OF THE COMPANY

The obligation of the Company under this Agreement to consummate the Merger is subject to the satisfaction, at or prior to the Closing Date, of the following conditions, which may be waived by the Company in its sole discretion, to the extent permitted by applicable Law:

Section 11.1 Compliance with Representations and Warranties. The representations and warranties made by Prosperity in this Agreement (a) must have been true and correct in all material respects as of the date of this Agreement (except to the extent such representations and warranties are by their express provisions made as of a specified date) and (b) shall be true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties are by their express provisions made as of a specified date) as though made on and as of the Closing Date; provided that for purposes of determining the accuracy of such representations and warranties with respect to clause (b) all representations and warranties qualified by materiality or Material Adverse Effect shall be true and correct in all respects. The Company shall have received a certificate, executed by an authorized representative of Prosperity and dated as of the Closing Date, to the foregoing effect.

Section 11.2 Performance of Obligations. Prosperity shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing. The Company shall have received a certificate, executed by an authorized representative of Prosperity and dated as of the Closing Date, to the foregoing effect.

Section 11.3 Absence of Material Adverse Effect. No Material Adverse Effect on Prosperity or Prosperity Bank shall have occurred.

ARTICLE XII

CONDITIONS TO RESPECTIVE OBLIGATIONS OF PROSPERITY

AND THE COMPANY

The respective obligations of Prosperity and the Company under this Agreement are subject to the satisfaction, at or prior to the Closing Date, of the following conditions which may be waived by Prosperity and the Company, respectively, in their sole discretion, to the extent permitted by applicable Law:

Section 12.1 Government Approvals. Prosperity shall have received the Regulatory Approvals, which approvals shall not, in the reasonable judgment of Prosperity, impose any Materially Burdensome Condition, and any statutory or regulatory waiting period necessary to effect the Merger and the Transactions shall have expired. Such approvals and the Transactions shall not have been contested by any Governmental Body or any third party (except shareholders asserting dissenters’ rights) by formal Proceeding. It is understood that, if any such contest is brought by formal Proceeding, Prosperity or the Company may, but shall not be obligated to, answer and defend such contest or otherwise pursue the Merger and the Transactions over such objection.

Section 12.2 Shareholder Approval. The shareholders of the Company shall have approved this Agreement and the Transactions by the requisite vote at the Meeting and no action purporting or attempting to rescind that vote shall have been taken by the Company or its shareholders.

Section 12.3 Tax Opinion. The Company shall have received an opinion of Fenimore Kay Harrison LLP, and Prosperity shall have received an opinion of Bracewell LLP, in each case dated the Closing Date, to the effect that, based on the terms of this Agreement and on the basis of certain facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization under Section 368(a) of the Code. In rendering such opinion, such counsel may require and rely upon and may incorporate by reference representations and covenants, including those contained in certificates of officers and/or directors of the Company, Prosperity and others.

Section 12.4 Registration of Prosperity Common Stock. The Registration Statement covering the shares of Prosperity Common Stock to be issued in the Merger shall have become effective under the Securities Act and no stop orders suspending such effectiveness shall be in effect, and no Proceeding by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated or continuing, or have been threatened and be unresolved, and all necessary approvals under state securities Laws relating to the issuance or trading of the Prosperity Common Stock to be issued in the Merger shall have been received.

Section 12.5 Listing of Prosperity Common Stock. The shares of Prosperity Common Stock to be delivered to the shareholders of the Company pursuant to this Agreement shall have been authorized for listing on the NYSE.

ARTICLE XIII

MISCELLANEOUS

Section 13.1 Certain Definitions. Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

(a) “Affiliate” means, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified, unless a different definition has been included in this Agreement for purposes of a particular provision hereof. For purposes of this definition, “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting equity interest, by contract or otherwise.

(b) “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Houston, Texas.

(c) “CECL” means Current Expected Credit Losses, a credit loss accounting standard that was issued by the Financial Accounting Standards Boards on June 16, 2016, pursuant to Accounting Standards Update (ASU) No. 2016, Topic 326, as amended.

(d) “Governmental Body” means any supranational, national, federal, state, local, municipal, foreign or other government or quasi-governmental authority or any department, agency, commission, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

(e) An entity has “Knowledge” of a particular fact or other matter if an individual set forth on Section 13.1(d) of the Company Disclosure Memorandum is actually aware of or, after diligent inquiry, had reason to know or should have known such fact or other matter.

(f) “Law” or “Laws” means any federal, state, local or foreign law, statute, ordinance, rule, code, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Body.

(g) “Liability” means any liability, debt, obligation, loss, damage, claim, cost or expense (including court costs and reasonable attorneys’, accountants’ and other experts’ fees and expenses associated with investigating, preparing for and participating in any Proceeding, including all appeals), interest, penalties, amounts paid in settlement, Taxes, fines, judgments or assessments, in each case, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due.

(h) “Material Adverse Effect” with respect to any Person means any effect, change, development or occurrence that individually, or in the aggregate together with all other effects, changes, developments or occurrences, (i) is material and adverse to the financial condition, assets, properties, deposits, results of operations, earnings, business or cash flows of that Person, taken as a whole; provided that a Material Adverse Effect shall not be deemed to include any effect on the referenced Person which is caused by (A) changes in Laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries; (B) changes in GAAP or regulatory accounting principles that are generally applicable to the banking or savings industries; (C) changes in global, national or regional political conditions or general economic or market conditions in the United States or the State of Texas (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the financial services industry; (D) general changes in the credit markets or general downgrades in the credit markets; (E) actions or omissions of a party required by this Agreement or taken with the prior informed written consent of the other party or parties in contemplation of the Transactions; (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; (G) changes, after the date hereof, resulting from any outbreak of any disease or other public health event (including the Pandemic); or (H) any adjustments made pursuant to Section 5.8; except to the extent that the effects of such changes in the foregoing (A) through (G) disproportionately affect such Person and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Person and its Subsidiaries operate; or (ii) prevents or materially impairs the ability of such Person to consummate the Transactions.

(i) “Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, or any evolutions, strains or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto.

(j) “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Body.

(k) “Proceeding” means any action, suit, litigation, arbitration, lawsuit, claim, proceeding, hearing, audit, investigation or dispute (whether civil, criminal, administrative, investigative, at law or in equity) commenced, brought, conducted, pending or heard by or before, or otherwise involving, any Governmental Body or any arbitrator.

(l) “Regulatory Agency” means each of: (i) the SEC; (ii) any self-regulatory organization; (iii) the Federal Reserve Board; (iv) the FDIC; and (v) the TDB.

(m) “Regulatory Approval” means the approval, or waiver of approval, of each of the Transactions required by Law, rule, regulation or policy of a Governmental Body that is necessary or advisable to effect each such transaction.

(n) “Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person (other than a natural person), whether incorporated or unincorporated, in which such Person, directly or indirectly through one or more Subsidiaries (i) has 50% or more equity interest or (ii) owns at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions; provided, however, that the term shall not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.

(o) “Transactions” shall mean the transactions contemplated by this Agreement and the related documents, including the Merger and the Bank Merger.

Section 13.2 Other Definitional Provisions.

(a) All references in this Agreement to Articles, Sections, subsections and other subdivisions refer to the corresponding Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles and headings appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.

(b) The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is exclusive, and the word “including” (in its various forms) means including without limitation.

(c) All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.

(d) Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(e) References herein to any Law shall be deemed to refer to such Law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time and also to all rules and regulations promulgated thereunder.

(f) References herein to any contract, agreement, commitment, arrangement or similar terms mean the foregoing as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof, except that with respect to any contract, agreement, commitment, arrangement or similar matter listed on any schedule hereto, all such amendments, supplements, modifications must also be listed on such schedule.

(g) If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

(h) Each representation, warranty, covenant and agreement contained in this Agreement will have independent significance, and the fact that any conduct or state of facts may be within the scope of two or more provisions in this Agreement, whether relating to the same or different subject matters and regardless of the relative levels of specificity, shall not be considered in construing or interpreting this Agreement.

(i) References herein to documents or other information being “made available” to Prosperity mean that such documents or information, at least two (2) Business Days prior to the date of this Agreement, have been uploaded to the Company’s virtual data room maintained by the Company’s financial advisor and to which representatives of Prosperity have access; provided that no such document or other information shall be considered part of the Company Disclosure Memorandum unless specifically referenced therein.

(j) The parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event of any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 13.3 Nonsurvival of Representations and Warranties. The representations, warranties, covenants and agreements of Prosperity and the Company contained in this Agreement shall terminate at the Closing, other than the covenants that by their terms are to be performed after the Effective Time (including Sections 7.2, 7.4, 9.2, 9.3, 13.3, 13.5 and 13.7), which shall survive the Closing.

Section 13.4 Amendments. This Agreement may be amended only by a writing signed by Prosperity and the Company at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that after the adoption of this Agreement by the shareholders of the Company, there may not be, without the further approval of such shareholders, any amendment of this Agreement that (i) changes the form or decreases the amount of the Aggregate Merger Consideration to be received by the shareholders of the Company or (ii) otherwise requires such further approval under applicable Law.

Section 13.5 Expenses. Except as otherwise provided in Section 9.3, whether or not the Transactions provided for herein are consummated, each party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement. Similarly, each party agrees to indemnify the other party against any cost, expense or Liability (including reasonable attorneys’ fees) in respect of any claim made by any party for a broker’s or finder’s fee in connection with this Transaction other than one based on communications between the party and the claimant seeking indemnification.

Section 13.6 Notices. Except as explicitly provided herein, any notice given hereunder shall be in writing and shall be delivered in person, mailed by first class mail, postage prepaid or sent by email, courier or personal delivery to the parties at the following addresses unless by such notice a different address shall have been designated:

If to Prosperity:

Prosperity Bancshares, Inc.

80 Sugar Creek Center Boulevard

Sugar Land, Texas 77478

Email:  Charlotte.Rasche@prosperitybankusa.com

Attention:	Ms. Charlotte M. Rasche

With a copy (which shall not constitute notice) to:

Ms. Annette Tripp

Prosperity Bank

80 Sugar Creek Center Boulevard

Sugar Land, Texas 77478

Email:  Annette.Tripp@prosperitybankusa.com

Attention:	Ms. Annette Tripp

and

Bracewell LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002-2781

Email:	Will.Anderson@bracewell.com
Ben.Martin@bracewell.com

Attention:	Mr. Will Anderson
Mr. Ben Martin

If to the Company:

Lone Star State Bancshares, Inc.

6220 Milwaukee Avenue

Lubbock, Texas 79424

Email: alanlackey@lonestarwtx.com

Attention:	Mr. Alan Lackey

With a copy (which shall not constitute notice) to:

Fenimore Kay Harrison LLP

812 San Antonio Street, Suite 600

Austin, Texas 78701

Email: GKay@fkhpartners.com

Attention:	Geoffrey Kay

All notices sent by mail as provided above shall be deemed delivered three (3) days after deposit in the mail. All notices sent by courier as provided above shall be deemed delivered one day after being sent. All other notices shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided. Notices permitted to be sent via e-mail shall be deemed delivered only if sent to such persons at such e-mail addresses as may be set forth in writing (and a delivery receipt is received by the sending party).

Section 13.7 Controlling Law; Jurisdiction.

(a) This Agreement and any claim, controversy or dispute arising under or related in any way to this Agreement and/or the interpretation and enforcement of the rights and duties of the parties hereunder or related in any way to the foregoing, shall be governed by and construed in accordance with the internal, substantive Laws of the State of Texas applicable to agreements entered into and to be performed solely within such state without giving effect to the principles of conflict of laws thereof.

(b) Any Proceeding arising out of or relating to the matters contemplated by this Agreement must be brought in the courts of the State of Texas, County of Harris, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Texas (Houston Division), and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of such Proceeding shall be heard and determined only in any such court, and agrees not to bring any Proceeding arising out of or relating to the matters contemplated by this Agreement in any other court. Each party acknowledges and agrees that the provisions of this Section 13.7(b) constitute a voluntary and bargained for agreement between the parties. Process in any Proceeding may be served on any party anywhere in the world.

Section 13.8 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 13.9 Severability. Any provision hereof prohibited by or unlawful or unenforceable under any applicable Law or any jurisdiction shall as to such jurisdiction be ineffective, without affecting any other provision of this Agreement, or shall be deemed to be severed or modified to conform with such Law, and the remaining provisions of this Agreement shall remain in force; provided that the purpose of the Agreement can be effected. To the fullest extent, however, that the provisions of such applicable Law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

Section 13.10 Entire Agreement. Except for the Confidentiality Agreement, this Agreement and the exhibits and attachments hereto represent the entire agreement between the parties respecting the Transactions, and all understandings and agreements heretofore made between the parties hereto are merged in this Agreement, including the exhibits and schedules delivered pursuant hereto, which (together with any agreements executed by the parties hereto contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement) shall be the sole expression of the agreement of the parties respecting the Merger. Each party to this Agreement acknowledges that, in executing and delivering this Agreement, it has relied only on the written representations, warranties and promises of the other parties hereto that are contained herein or in the other agreements executed by the parties contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement, and has not relied on the oral statements of any other party or its representatives.

Section 13.11 Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf)), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

Section 13.12 Assignment; Binding on Successors. Except as otherwise provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, executors, trustees, administrators, guardians, successors and permitted assigns, but shall not be assigned by any party without the prior written consent of the other parties.

Section 13.13 No Third Party Beneficiaries. Except as otherwise specifically provided in Section 6.6, which is intended to benefit each Indemnified Party, nothing contained in this Agreement, express or implied, is intended to confer upon any Persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

Section 13.14 Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation, or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Body by any party to this Agreement to the extent prohibited by applicable Law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances which the limitations of the preceding sentence applies. This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate applicable Law.

Section 13.15 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE PROCEEDING, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 13.15.

Section 13.16 Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

Section 13.17 Investigation. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

PROSPERITY BANCSHARES, INC

By:	/s/ David Zalman
Name:	David Zalman
Title:	Senior Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]

LONE STAR STATE BANCSHARES, INC.

By:	/s/ Alan L. Lackey
Name:	Alan L. Lackey
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]

Appendix C

DIRECTOR SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”), dated as of October 10, 2022, is made and entered into by and among Prosperity Bancshares, Inc., a Texas corporation (“Prosperity”), First Bancshares of Texas, Inc., a Texas corporation (the “Company”), FirstCapital Bank of Texas, National Association (“FirstCapital Bank”), and [●], an individual residing in the State of Texas (the “Undersigned”). Capitalized terms used herein but not defined shall have the meaning specified in the Merger Agreement (as defined below).

WHEREAS, concurrently herewith, Prosperity and the Company are entering into that certain Agreement and Plan of Reorganization (as such agreement may be amended or supplemented from time to time, the “Merger Agreement”), pursuant to which the Company will merge with and into Prosperity, with Prosperity as the surviving entity (the “Merger”); and

WHEREAS, the term “Company” as used in this Agreement with respect to time periods after the day and time the Merger is completed pursuant to the terms of the Merger Agreement (the “Effective Time of the Merger”), shall mean Prosperity, as successor to the Company in the Merger; and

WHEREAS, the Undersigned is a shareholder of the Company and a director of the Company or FirstCapital Bank, a wholly-owned subsidiary of the Company; and

WHEREAS, the Merger Agreement contemplates that immediately after the Effective Time of the Merger, FirstCapital Bank will merge with and into Prosperity Bank, a Texas banking association and wholly-owned subsidiary of Prosperity (“Prosperity Bank” and, together with the Company, FirstCapital Bank and Prosperity, the “Covered Entities”), with Prosperity Bank as the surviving entity (the “Bank Merger”); and

WHEREAS, the term “FirstCapital Bank” as used in this Agreement with respect to time periods after the day and time the Bank Merger is completed, shall mean Prosperity Bank, as successor to FirstCapital Bank in the Bank Merger; and

WHEREAS, the Merger Agreement contemplates that this Agreement shall be executed by the Undersigned contemporaneously with the execution of the Merger Agreement; and

WHEREAS, the Undersigned will, as a result of [his/her] equity ownership in the Company, receive pecuniary and other benefits as a result of the Merger; and

WHEREAS, the Undersigned, as a director and shareholder of the Company or FirstCapital Bank, as the case may be, has had access to certain Confidential Information (as defined below), including, without limitation, information concerning the Company’s and FirstCapital Bank’s business and the relationships between the Company and FirstCapital Bank, their respective subsidiaries and customers; and

WHEREAS, the Undersigned, through [his/her] association with the Company and FirstCapital Bank, has obtained knowledge of the trade secrets, customer goodwill and proprietary information of the Company and FirstCapital Bank and their respective businesses, which trade secrets, customer goodwill and proprietary information constitute a substantial asset to be acquired by Prosperity; and

WHEREAS, the Undersigned recognizes that Prosperity would not have entered into the Merger Agreement without the Undersigned agreeing to the terms and conditions of this Agreement.

NOW, THEREFORE, based upon the valuable consideration that the Undersigned will receive as a shareholder of the Company as a result of the Merger, for the new Confidential Information the Undersigned will be provided and for other good and valuable consideration contained herein and in the Merger Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definition. For purposes of this Agreement, “Confidential Information” means and includes each of the Covered Entities’ confidential or proprietary information or trade secrets, including those of its subsidiaries, that have been developed or used and that cannot be obtained by third parties from outside sources, including, without limitation, all information not generally available to the public, in spoken, printed, electronic or any other medium, including but not limited to, the following confidential information regarding past and current customers, investors, business affiliates, employees and contractors: strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes; procurement procedures, pricing, and pricing techniques, including, without limitation, contact names, services provided, pricing type and amount of services used; financial data; pricing strategies and price curves; positions; plans or strategies for expansion or acquisitions; budgets; research; financial and sales data; trading methodologies and terms; communications information; evaluations, opinions and interpretations of information and data; marketing and merchandising techniques; electronic databases; models; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; personnel information; payments or rates paid to consultants or other service providers; and other such confidential or proprietary information. Confidential Information includes any such information that the Undersigned may originate, learn, have access to or obtain, whether in tangible form or memorized. The term “Confidential Information” does not include any information that (a) at the time of disclosure or thereafter is generally available to the public, other than by a breach of this Agreement by the disclosing party, (b) was available to the disclosing party, prior to disclosure by a Covered Entity, on a non-confidential basis from a source other than the non-disclosing party and such source is not known by the Undersigned to have made such disclosure in violation of a fiduciary, contractual or legal obligation of confidentiality with respect to the Confidential Information, (c) was independently acquired or developed without violating any obligations of this Agreement, or (d) is disclosed with the consent of a Covered Entity, as the case may be, with respect to that entity’s Confidential Information.

2. Non-Disclosure and Non-Use. The Undersigned agrees that for the period beginning on the date hereof and continuing until the date that is two (2) years after the Effective Time of the Merger (the “Non-Disclosure Period”), the Undersigned will not disclose or use Confidential Information of a Covered Entity, other than for the benefit of a Covered Entity. The Undersigned also agrees that, during the Non-Disclosure Period, [he/she] shall deliver promptly to the Company or Prosperity at any time at its reasonable request, without retaining any copies, all documents and other material in the Undersigned’s possession at that time that include Confidential Information of such party.

3. Non-Competition Obligations. The Undersigned agrees that, for the period (the “Non-Competition Period”) beginning on the Closing Date and continuing until the date that is two (2) years after the Effective Time of the Merger, the Undersigned will not, in any capacity other than as a director of a Covered Entity, directly or indirectly:

a)

serve as an officer, director, employee, agent or consultant to any insured depository institution or holding company thereof or other entity that provides, or, to the Undersigned’s knowledge, has plans to provide within the Non-Competition Period, banking services that are substantially similar to the services offered by a Covered Entity as of the Closing Date (collectively, “Banking Business”), anywhere in the geographic area of the Texas counties of Potter, Randall, Wichita, Dallas, Llano, Burnet, Gillespie, Midland, Lubbock and each county contiguous thereto (the “Market Area”), in a business similar to that of a Covered Entity as of the date hereof;

b)

invest in, own, manage, operate, control or participate in any partnership, corporation or other business or entity engaging in the Banking Business within the Market Area. Notwithstanding the foregoing, the Undersigned is permitted hereunder to own, directly or indirectly, (i) up to one percent (1%) of the issued and outstanding securities of any publicly traded financial institution conducting Banking Business in the Market Area and (ii) mutual fund investments;

c)

solicit business from an individual or entity who is a customer of a Covered Entity as of the date hereof or immediately prior to the Effective Time on behalf of any other insured depository institution or holding company thereof or other entity for the purpose of providing the Banking Business to such individual or entity;

d)

hire, retain, solicit for hire or induce to leave employment any individual who was within the twelve (12) months preceding the Closing Date an employee of a Covered Entity with whom the Undersigned had contact, knowledge of or association during the course of service with the Company or FirstCapital Bank, and will not assist any other individual or entity in such activities; provided, however, that so long as the Undersigned is not otherwise in breach of his or her obligations hereunder, the Undersigned may solicit for hire or hire any such individual who is involuntarily terminated other than for cause from such employment with such Covered Entity.

4. Release.

a)

Effective at and as of the Effective Time of the Merger, the Undersigned, on the Undersigned’s behalf and on behalf of the Undersigned’s heirs, executors, administrators, agents, successors and assigns (collectively, the “Undersigned Group Persons”) hereby irrevocably and unconditionally releases, waives, acquits and forever discharges the Covered Entities and their respective successors, predecessors, parents, subsidiaries, affiliates and other related entities, and all of their respective past, present and future officers, directors, shareholders, affiliates, agents and representatives, other than the Undersigned and any Undersigned Group Person (each, a “Released Party” and collectively, the “Released Parties”) from any and all manners of actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands of every type and nature whatsoever, known and unknown, matured or unmatured, direct or derivative, liquidated or unliquidated, in each case, in law or equity, now existing or that may arise after the date hereof (each a “Claim” and collectively, the “Claims”), relating to, arising out of or in connection with the Company or FirstCapital Bank and their respective businesses or assets, including any Claims arising out of or resulting from the Undersigned’s status, relationship, affiliation, rights, obligations and duties as a director, officer, employee or security holder of the Company or FirstCapital Bank, as the case may be, for all periods occurring prior to the Effective Time of the Merger; provided, however, that a Released Party shall not be released from any of its obligations or liabilities to any of the Undersigned Group Persons: (i) in connection with any accrued compensation and rights under any benefit plans of the Company or FirstCapital Bank of a type reflected in Schedule 3.25(a) of the Company Disclosure Memorandum, including any medical claims not yet filed, (ii) as to any rights of indemnification pursuant to the articles of incorporation or articles of association and bylaws of the Company and FirstCapital Bank, pursuant to any contractual rights or insurance policies, or available at law or in equity, (iii) in connection with any deposits, loans or similar accounts of the Undersigned or the Undersigned Group Persons at FirstCapital Bank or Prosperity Bank, or (iv) in connection with rights under the Merger Agreement of the Undersigned, in [his/her] capacity as a shareholder of the Company.

b)

The Undersigned hereby represents and warrants that in [his/her] capacity as a director, officer, employee or security holder of the Company or FirstCapital Bank, as applicable, the Undersigned has no knowledge of any Claims that the Undersigned has or would reasonably be expected to have against the Released Parties.

5. Non-Competition Covenant Reasonable. The Undersigned acknowledges that the restrictions imposed by this Agreement are legitimate, reasonable and necessary to protect Prosperity’s acquisition of the Company and the goodwill thereof. The Undersigned acknowledges that the scope and duration of the restrictions contained herein are reasonable in light of the time that the Undersigned has been engaged in the business of the

Company or FirstCapital Bank and the Undersigned’s relationship with the customers of the Company or FirstCapital Bank. The Undersigned agrees that [his/her] promises in this Section 5 are reasonable and reasonably necessary to protect the legitimate business interest of the Company, FirstCapital Bank and Prosperity.

6. Consideration. In consideration for the above obligations of the Undersigned, in addition to those matters set forth in the Recitals to this Agreement, the Company agrees to provide the Undersigned with access to new Confidential Information relating to the Company’s business, which will become Prosperity’s business after the Effective Time of the Merger, in a greater quantity or expanded nature than that already provided to the Undersigned. The Undersigned also will have access to, or knowledge of, new Confidential Information of third parties, including, without limitation, actual and potential customers, suppliers, partners, joint venturers, investors, and financing sources of the Company and FirstCapital Bank prior to the Merger and of Prosperity and Prosperity Bank after the Effective Time of the Merger.

7. Specific Performance. The Undersigned acknowledges that the Covered Entities would be irreparably damaged and would not have an adequate remedy at law for money damages if any of the covenants made by the Undersigned contained in this Agreement were not performed by the Undersigned in accordance with their terms or otherwise were breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, each of the Company, FirstCapital Bank and Prosperity shall be entitled to seek temporary and/or permanent injunction or injunctions to prevent breaches by the Undersigned of such performance and to specific enforcement of such covenants in addition to any other remedy to which the Company, FirstCapital Bank and Prosperity and their respective affiliates may be entitled, at law or in equity.

8. Tolling. In the event that the Company, FirstCapital Bank or Prosperity shall file a lawsuit in any court of competent jurisdiction alleging a breach of the non-competition provisions of this Agreement by the Undersigned, then any time period set forth in this Agreement including the time periods set forth above, will be extended one month for each month the Undersigned was in breach of this Agreement, so that the Company, FirstCapital Bank or Prosperity is provided the benefit of the full Non-Competition Period.

9. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE PROCEEDING, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.

10. Effectiveness; Termination. This Agreement is executed in connection with the execution and delivery of the Merger Agreement. This Agreement shall terminate and be of no further force and effect upon the termination of the Merger Agreement pursuant to its terms prior to the consummation of the transactions contemplated thereby.

11. Controlling Law; Jurisdiction.

a)	This Agreement and any claim, controversy or dispute arising under or related in any way to this Agreement and/or the interpretation and enforcement of the rights and duties of the parties hereunder or related in any way to the foregoing, shall be governed by and construed in accordance with the internal, substantive Laws of the State of Texas applicable to agreements entered into and to be performed solely within such state without giving effect to the principles of conflict of laws thereof.

b)

Any Proceeding arising out of or relating to the matters contemplated by this Agreement must be brought in the courts of the State of Texas, County of Harris, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Texas (Houston Division), and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of such Proceeding shall be heard and determined only in any such court, and agrees not to bring any Proceeding arising out of or relating to the matters contemplated by this Agreement in any other court. Each party acknowledges and agrees that the provisions of this Section 11 constitute a voluntary and bargained for agreement between the parties. Process in any Proceeding may be served on any party anywhere in the world.

12. Notices. Except as explicitly provided herein, any notice given hereunder shall be in writing and shall be delivered in person, mailed by first class mail, postage prepaid or sent by email, courier or personal delivery to the parties at the following addresses unless by such notice a different address shall have been designated:

If to Prosperity:

Prosperity Bancshares, Inc.

80 Sugar Creek Center Boulevard

Sugar Land, Texas 77478

Email: Charlotte.Rasche@prosperitybankusa.com

Attention:	Ms. Charlotte M. Rasche

With a copy (which shall not constitute notice) to:

Prosperity Bank

80 Sugar Creek Center Boulevard

Sugar Land, Texas 77478

Email: Annette.Tripp@prosperitybankusa.com

Attention:	Ms. Annette Tripp

and

Bracewell LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002-2781

Email:	Will.Anderson@bracewell.com
Ben.Martin@bracewell.com

Attention:	Mr. Will Anderson
Mr. Ben Martin

If to the Company:

First Bancshares of Texas, Inc.

310 West Wall Street, Suite 1200

Midland, Texas 79701

Email: kburgess@fcbtexas.com

Attention:	Mr. Ken Burgess

With a copy (which shall not constitute notice) to:

Fenimore Kay Harrison LLP

812 San Antonio Street, Suite 600

Austin, Texas 78701

Email:	cfenimore@fkhpartners.com
jlemmon@fkhpartners.com

Attention:	Mr. Chet Fenimore
Mr. Jeremy Lemmon

If to the Undersigned:

First Bancshares of Texas, Inc.

310 West Wall Street, Suite 1200

Midland, Texas 79701

Email: kburgess@fcbtexas.com

Attention:	Mr. Ken Burgess

All notices sent by mail as provided above shall be deemed delivered three (3) days after deposit in the mail. All notices sent by courier as provided above shall be deemed delivered one day after being sent. All other notices shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided. Notices permitted to be sent via e-mail shall be deemed delivered only if sent to such persons at such e-mail addresses as may be set forth in writing (and a delivery receipt is received by the sending party).

13. Representation by Counsel; Interpretation. The Undersigned, the Company, FirstCapital Bank and Prosperity hereby represent and warrant that they have full power and authority to enter into, execute and deliver this Agreement, all proceedings required to be taken to authorize the execution, delivery and performance of this Agreement and the agreements and undertakings relating hereto and the transactions contemplated hereby have been validly and properly taken and this Agreement constitutes a valid and binding obligation of the Undersigned, the Company, FirstCapital Bank and Prosperity in the capacity in which executed. The Undersigned, the Company, FirstCapital Bank and Prosperity further represent and warrant that they have entered into this Agreement, including, but not limited to, the releases in Section 4, freely of their own accord and without reliance on any representations of any kind of character not set forth herein. The Undersigned, the Company, FirstCapital Bank and Prosperity enter into this Agreement after the opportunity to consult with their own legal counsel. Accordingly, any rule of law, including, but not limited to, the doctrine of contra proferentem, or any legal decision which would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

14. Entire Agreement; Amendment. This Agreement represents the entire understanding between the parties relating to the subject matter hereof and supersedes all prior agreements and negotiations between the parties.

This Agreement shall not be amended, modified, or altered in any manner except in writing signed by the parties hereto.

15. Severability. Any provision hereof prohibited by or unlawful or unenforceable under any applicable Law or any jurisdiction shall as to such jurisdiction be ineffective, without affecting any other provision of this Agreement, or shall be deemed to be severed or modified to conform with such Law, and the remaining provisions of this Agreement shall remain in force; provided that the purpose of the Agreement can be effected. To the fullest extent, however, that the provisions of such applicable Law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

16. Successors and Assigns; Third Party Beneficiaries. Nothing contained in this Agreement, express or implied, is intended to confer upon any Persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

17. Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf)), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

18. Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

COMPANY:

FIRST BANCSHARES OF TEXAS, INC.

By:
Name:
Title:

[Signature Page to Director Support Agreement]

FIRSTCAPITAL BANK:

FIRSTCAPITAL BANK OF TEXAS

By:
Name:
Title:

[Signature Page to Director Support Agreement]

PROSPERITY:

PROSPERITY BANCSHARES, INC.

By:
Name:
Title:

[Signature Page to Director Support Agreement]

UNDERSIGNED:

[Signature Page to Director Support Agreement]

Appendix D

DIRECTOR SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”), dated as of October 10, 2022, is made and entered into by and among Prosperity Bancshares, Inc., a Texas corporation (“Prosperity”), Lone Star State Bancshares, Inc., a Texas corporation (the “Company”), Lone Star State Bank of West Texas, a Texas banking association (“Lone Star Bank”), and [●], an individual residing in the State of Texas (the “Undersigned”). Capitalized terms used herein but not defined shall have the meanings specified in the Merger Agreement (as defined below).

WHEREAS, concurrently herewith, Prosperity and the Company are entering into that certain Agreement and Plan of Reorganization (as such agreement may be amended or supplemented from time to time, the “Merger Agreement”), pursuant to which the Company will merge with and into Prosperity, with Prosperity as the surviving entity (the “Merger”); and

WHEREAS, the term “Company” as used in this Agreement with respect to time periods after the day and time the Merger is completed pursuant to the terms of the Merger Agreement (the “Effective Time of the Merger”), shall mean Prosperity, as successor to the Company in the Merger; and

WHEREAS, the Undersigned is a shareholder of the Company and a director of the Company or Lone Star Bank, a wholly-owned subsidiary of the Company; and

WHEREAS, the Merger Agreement contemplates that immediately after the Effective Time of the Merger, Lone Star Bank will merge with and into Prosperity Bank, a Texas banking association and wholly-owned subsidiary of Prosperity (“Prosperity Bank” and, together with the Company, Lone Star Bank and Prosperity, the “Covered Entities”), with Prosperity Bank as the surviving entity (the “Bank Merger”); and

WHEREAS, the term “Lone Star Bank” as used in this Agreement with respect to time periods after the day and time the Bank Merger is completed, shall mean Prosperity Bank, as successor to Lone Star Bank in the Bank Merger; and

WHEREAS, the Merger Agreement contemplates that this Agreement shall be executed by the Undersigned contemporaneously with the execution of the Merger Agreement; and

WHEREAS, the Undersigned will, as a result of [his/her] equity ownership in the Company, receive pecuniary and other benefits as a result of the Merger; and

WHEREAS, the Undersigned, as a director and shareholder of the Company or Lone Star Bank, as the case may be, has had access to certain Confidential Information (as defined below), including, without limitation, information concerning the Company’s and Lone Star Bank’s business and the relationships between the Company and Lone Star Bank, their respective subsidiaries and customers; and

WHEREAS, the Undersigned, through [his/her] association with the Company and Lone Star Bank, has obtained knowledge of the trade secrets, customer goodwill and proprietary information of the Company and Lone Star Bank and their respective businesses, which trade secrets, customer goodwill and proprietary information constitute a substantial asset to be acquired by Prosperity; and

WHEREAS, the Undersigned recognizes that Prosperity would not have entered into the Merger Agreement without the Undersigned agreeing to the terms and conditions of this Agreement.

NOW, THEREFORE, based upon the valuable consideration that the Undersigned will receive as a shareholder of the Company as a result of the Merger, for the new Confidential Information the Undersigned will be provided and for other good and valuable consideration contained herein and in the Merger Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definition. For purposes of this Agreement, “Confidential Information” means and includes each of the Covered Entities’ confidential or proprietary information or trade secrets, including those of its subsidiaries, that have been developed or used and that cannot be obtained by third parties from outside sources, including, without limitation, all information not generally available to the public, in spoken, printed, electronic or any other medium, including but not limited to, the following confidential information regarding past and current customers, investors, business affiliates, employees and contractors: strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes; procurement procedures, pricing, and pricing techniques, including, without limitation, contact names, services provided, pricing type and amount of services used; financial data; pricing strategies and price curves; positions; plans or strategies for expansion or acquisitions; budgets; research; financial and sales data; trading methodologies and terms; communications information; evaluations, opinions and interpretations of information and data; marketing and merchandising techniques; electronic databases; models; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; personnel information; payments or rates paid to consultants or other service providers; and other such confidential or proprietary information. Confidential Information includes any such information that the Undersigned may originate, learn, have access to or obtain, whether in tangible form or memorized. The term “Confidential Information” does not include any information that (a) at the time of disclosure or thereafter is generally available to the public, other than by a breach of this Agreement by the disclosing party, (b) was available to the disclosing party, prior to disclosure by a Covered Entity, on a non-confidential basis from a source other than the non-disclosing party and such source is not known by the Undersigned to be subject to any fiduciary, contractual or legal obligations of confidentiality, (c) was independently acquired or developed without violating any obligations of this Agreement, or (d) is disclosed with the consent of a Covered Entity, as the case may be, with respect to that entity’s Confidential Information.

2. Non-Disclosure and Non-Use. The Undersigned agrees that for the period beginning on the date hereof and continuing until the date that is two (2) years after the Effective Time of the Merger (the “Non-Disclosure Period”), the Undersigned will not disclose or use Confidential Information of a Covered Entity, other than for the benefit of a Covered Entity. The Undersigned also agrees that, during the Non-Disclosure Period, [he/she] shall deliver promptly to the Company or Prosperity at any time at its reasonable request, without retaining any copies, all documents and other material in the Undersigned’s possession at that time that include Confidential Information of such party.

3. Non-Competition Obligations. The Undersigned agrees that, for the period (the “Non-Competition Period”) beginning on the Closing Date and continuing until the date that is two (2) years after the Effective Time of the Merger, the Undersigned will not, in any capacity other than as a director of a Covered Entity, directly or indirectly:

a)

serve as an officer, director, employee, agent or consultant to any insured depository institution or holding company thereof or other entity that provides, or, to the Undersigned’s knowledge, has plans to provide within the Non-Competition Period, banking services that are substantially similar to the services offered by a Covered Entity as of the Closing Date (collectively, “Banking Business”), anywhere in the geographic area of the Texas counties of Howard, Midland, Ector, Terry, Lubbock and each county contiguous thereto (the “Market Area”), in a business similar to that of a Covered Entity as of the date hereof;

b)

invest in, own, manage, operate, control or participate in any partnership, corporation or other business or entity engaging in the Banking Business within the Market Area. Notwithstanding the foregoing, the Undersigned is permitted hereunder to own, directly or indirectly, (i) up to one percent (1%) of the issued and outstanding securities of any publicly traded financial institution conducting business in the Market Area and (ii) mutual fund investments;

c)

solicit business from an individual or entity who is a customer of a Covered Entity as of the date hereof or immediately prior to the Effective Time on behalf of any other insured depository institution or holding company thereof or other entity for the purpose of providing the Banking Business to such individual or entity;

d)

hire, retain, solicit for hire or induce to leave employment any individual who was within the twelve (12) months preceding the Closing Date an employee of a Covered Entity with whom the Undersigned had contact, knowledge of or association during the course of service with the Company or Lone Star Bank, and will not assist any other individual or entity in such activities; provided, however, that so long as the Undersigned is not otherwise in breach of his or her obligations hereunder, the Undersigned may solicit for hire or hire any such individual who is involuntarily terminated from such employment with such Covered Entity.

4. Release.

a)

Effective at and as of the Effective Time of the Merger, the Undersigned, on the Undersigned’s behalf and on behalf of the Undersigned’s heirs, executors, administrators, agents, successors and assigns (collectively, the “Undersigned Group Persons”) hereby irrevocably and unconditionally releases, waives, acquits and forever discharges the Covered Entities and their respective successors, predecessors, parents, subsidiaries, affiliates and other related entities, and all of their respective past, present and future officers, directors, shareholders, affiliates, agents and representatives, other than the Undersigned and any Undersigned Group Person (each, a “Released Party” and collectively, the “Released Parties”) from any and all manners of actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands of every type and nature whatsoever, known and unknown, matured or unmatured, direct or derivative, liquidated or unliquidated, in each case, in law or equity, now existing or that may arise after the date hereof (each a “Claim” and collectively, the “Claims”), relating to, arising out of or in connection with the Company or Lone Star Bank and their respective businesses or assets, including any Claims arising out of or resulting from the Undersigned’s status, relationship, affiliation, rights, obligations and duties as a director, officer, employee or security holder of the Company or Lone Star Bank, as the case may be, for all periods occurring prior to the Effective Time of the Merger; provided, however, that a Released Party shall not be released from any of its obligations or liabilities to any of the Undersigned Group Persons: (i) in connection with any accrued compensation and rights under any benefit plans of the Company or Lone Star Bank of a type reflected in [Schedule 3.24(A)] of the Company Disclosure Memorandum, including any medical claims not yet filed, (ii) as to any rights of indemnification pursuant to the articles of incorporation or articles of association and bylaws of the Company and Lone Star Bank, pursuant to any contractual rights or insurance policies, or available at law or in equity, (iii) in connection with any deposits, loans or similar accounts of the Undersigned or the Undersigned Group Persons at Lone Star Bank or Prosperity Bank, or (iv) in connection with rights under the Merger Agreement of the Undersigned, in [his/her] capacity as a shareholder of the Company.

b)

The Undersigned hereby represents and warrants that in [his/her] capacity as a director, officer, employee or security holder of the Company or Lone Star Bank, as applicable, the Undersigned has no knowledge of any Claims that the Undersigned has or would reasonably be expected to have against the Released Parties.

5. Non-Competition Covenant Reasonable. The Undersigned acknowledges that the restrictions imposed by this Agreement are legitimate, reasonable and necessary to protect Prosperity’s acquisition of the Company and the goodwill thereof. The Undersigned acknowledges that the scope and duration of the restrictions contained herein are reasonable in light of the time that the Undersigned has been engaged in the business of the Company or Lone Star Bank and the Undersigned’s relationship with the customers of the Company or Lone Star Bank. The Undersigned agrees that [his/her] promises in this Section 5 are reasonable and reasonably necessary to protect the legitimate business interest of the Company, Lone Star Bank and Prosperity.

6. Consideration. In consideration for the above obligations of the Undersigned, in addition to those matters set forth in the Recitals to this Agreement, the Company agrees to provide the Undersigned with access to new Confidential Information relating to the Company’s business, which will become Prosperity’s business after the Effective Time of the Merger, in a greater quantity or expanded nature than that already provided to the Undersigned. The Undersigned also will have access to, or knowledge of, new Confidential Information of third parties, including, without limitation, actual and potential customers, suppliers, partners, joint venturers, investors, and financing sources of the Company and Lone Star Bank prior to the Merger and of Prosperity and Prosperity Bank after the Effective Time of the Merger.

7. Specific Performance. The Undersigned acknowledges that the Covered Entities would be irreparably damaged and would not have an adequate remedy at law for money damages if any of the covenants made by the Undersigned contained in this Agreement were not performed by the Undersigned in accordance with their terms or otherwise were breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, each of the Company, Lone Star Bank and Prosperity shall be entitled to seek temporary and/or permanent injunction or injunctions to prevent breaches by the Undersigned of such performance and to specific enforcement of such covenants in addition to any other remedy to which the Company, Lone Star Bank and Prosperity and their respective affiliates may be entitled, at law or in equity.

8. Tolling. In the event that the Company, Lone Star Bank or Prosperity shall file a lawsuit in any court of competent jurisdiction alleging a breach of the non-competition provisions of this Agreement by the Undersigned, then any time period set forth in this Agreement including the time periods set forth above, will be extended one month for each month the Undersigned was in breach of this Agreement, so that the Company, Lone Star Bank or Prosperity is provided the benefit of the full Non-Competition Period.

9. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE PROCEEDING, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.

10. Effectiveness; Termination. This Agreement is executed in connection with the execution and delivery of the Merger Agreement. This Agreement shall terminate and be of no further force and effect upon the termination of the Merger Agreement pursuant to its terms prior to the consummation of the transactions contemplated thereby.

11. Controlling Law; Jurisdiction.

a)

This Agreement and any claim, controversy or dispute arising under or related in any way to this Agreement and/or the interpretation and enforcement of the rights and duties of the parties hereunder or related in any way to the foregoing, shall be governed by and construed in accordance with the internal, substantive Laws of the State of Texas applicable to agreements entered into and to be performed solely within such state without giving effect to the principles of conflict of laws thereof.

b)

Any Proceeding arising out of or relating to the matters contemplated by this Agreement must be brought in the courts of the State of Texas, County of Harris, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Texas (Houston Division), and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of such Proceeding shall be heard and determined only in any such court, and agrees not to bring any Proceeding arising out of or relating to the matters contemplated by this Agreement in any other court. Each party acknowledges and agrees that the provisions of this Section 11 constitute a voluntary and bargained for agreement between the parties. Process in any Proceeding may be served on any party anywhere in the world.

12. Notices. Except as explicitly provided herein, any notice given hereunder shall be in writing and shall be delivered in person, mailed by first class mail, postage prepaid or sent by email, courier or personal delivery to the parties at the following addresses unless by such notice a different address shall have been designated:

If to Prosperity:

Prosperity Bancshares, Inc. 80 Sugar Creek Center Boulevard Sugar Land, Texas 77478 Email: Charlotte.Rasche@prosperitybankusa.com

Attention:	Ms. Charlotte M. Rasche

With a copy (which shall not constitute notice) to:

Prosperity Bank 80 Sugar Creek Center Boulevard Sugar Land, Texas 77478 Email: Annette.Tripp@prosperitybankusa.com

Attention:	Ms. Annette Tripp

and

Bracewell LLP 711 Louisiana Street, Suite 2300 Houston, Texas 77002-2781 Email: Will.Anderson@bracewell.com Ben.Martin@bracewell.com

Attention:	Mr. Will Anderson Mr. Ben Martin

If to the Company:

Lone Star State Bancshares, Inc. 6220 Milwaukee Avenue Lubbock, Texas 79424 Email: alanlackey@lonestarwtx.com

Attention:	Mr. Alan Lackey

With a copy (which shall not constitute notice) to:

Fenimore Kay Harrison LLP 812 San Antonio Street, Suite 600 Austin, Texas 78701 Email: GKay@fkhpartners.com

Attention:	Mr. Geoffrey Kay

If to the Undersigned:

Lone Star State Bancshares, Inc. 6220 Milwaukee Avenue Lubbock, Texas 79424 Email: alanlackey@lonestarwtx.com

Attention:	Mr. Alan Lackey

All notices sent by mail as provided above shall be deemed delivered three (3) days after deposit in the mail. All notices sent by courier as provided above shall be deemed delivered one day after being sent. All other notices shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided. Notices permitted to be sent via e-mail shall be deemed delivered only if sent to such persons at such e-mail addresses as may be set forth in writing (and a delivery receipt is received by the sending party).

13. Representation by Counsel; Interpretation. The Undersigned, the Company, Lone Star Bank and Prosperity hereby represent and warrant that they have full power and authority to enter into, execute and deliver this Agreement, all proceedings required to be taken to authorize the execution, delivery and performance of this Agreement and the agreements and undertakings relating hereto and the transactions contemplated hereby have been validly and properly taken and this Agreement constitutes a valid and binding obligation of the Undersigned, the Company, Lone Star Bank and Prosperity in the capacity in which executed. The Undersigned, the Company, Lone Star Bank and Prosperity further represent and warrant that they have entered into this Agreement, including, but not limited to, the releases in Section 4, freely of their own accord and without reliance on any representations of any kind of character not set forth herein. The Undersigned, the Company, Lone Star Bank and Prosperity enter into this Agreement after the opportunity to consult with their own legal counsel. Accordingly, any rule of law, including, but not limited to, the doctrine of contra proferentem, or any legal decision which would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

14. Entire Agreement; Amendment. This Agreement represents the entire understanding between the parties relating to the subject matter hereof and supersedes all prior agreements and negotiations between the parties.

This Agreement shall not be amended, modified, or altered in any manner except in writing signed by the parties hereto.

15. Severability. Any provision hereof prohibited by or unlawful or unenforceable under any applicable Law or any jurisdiction shall as to such jurisdiction be ineffective, without affecting any other provision of this Agreement, or shall be deemed to be severed or modified to conform with such Law, and the remaining provisions of this Agreement shall remain in force; provided that the purpose of the Agreement can be effected. To the fullest extent, however, that the provisions of such applicable Law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

16. Successors and Assigns; Third Party Beneficiaries. Nothing contained in this Agreement, express or implied, is intended to confer upon any Persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

17. Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf)), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

18. Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

COMPANY:

LONE STAR STATE BANCSHARES, INC.

By:
Name:
Title:

[Signature Page to Director Support Agreement]

LONE STAR BANK:

LONE STAR STATE BANK OF WEST TEXAS

By:
Name:
Title:

[Signature Page to Director Support Agreement]

PROSPERITY:

PROSPERITY BANCSHARES, INC.

By:
Name:	David Zalman
Title:	Senior Chairman and Chief Executive Officer

[Signature Page to Director Support Agreement]

UNDERSIGNED:

[Signature Page to Director Support Agreement]

Appendix E

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of October 10, 2022, is by and among Prosperity Bancshares, Inc., a Texas corporation (“Purchaser”), and each of the persons whose name appears in the signature block to this Agreement (each, a “Shareholder” and, collectively, the “Shareholders”). Capitalized terms used herein but not defined shall have the meanings specified in the Merger Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, concurrently with the execution and delivery of this Agreement, First Bancshares of Texas, Inc., a Texas corporation (the “Company”), and Purchaser are entering into an Agreement and Plan of Reorganization (the “Merger Agreement”) pursuant to which, at the Effective Time, on the terms and subject to the conditions set forth therein, Company shall merge with and into Purchaser.

WHEREAS, as of the date hereof, each Shareholder is the record and beneficial owner of the number of shares of Company Stock set forth on Schedule A hereto (collectively, the “Shares”).

WHEREAS, as an inducement to Purchaser to enter into the Merger Agreement and incur the obligations therein, Purchaser has required that the Shareholders individually enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Agreement to Vote; Restrictions on Transfers.

(a) Agreement to Vote the Shares. Each Shareholder hereby irrevocably and unconditionally agrees that from the date hereof until the Expiration Time (as defined below), at any meeting (whether annual or special and each adjourned or postponed meeting) of Company’s shareholders, however called, such Shareholder will (i) appear at such meeting or otherwise cause all of the Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote or cause to be voted all of the Shares, (A) in favor of any proposals for the approval and adoption of the Merger Agreement or any other proposal submitted to the Company shareholders pursuant to or necessary for the consummation of the transactions contemplated by the Merger Agreement, (B) against any Acquisition Proposal, without regard to any recommendation to the shareholders of Company by the Board of Directors of Company concerning such Acquisition Proposal, and without regard to the terms of such Acquisition Proposal, or other proposal made in opposition to or that is otherwise in competition or inconsistent with the transactions contemplated by the Merger Agreement, (C) against any agreement, amendment of any agreement or organizational document inconsistent with this Agreement or the Merger Agreement and (D) against any action, agreement, transaction or proposal that would reasonably be expected to result in a breach of any representation, warranty, covenant, agreement or other obligation of Company under the Merger Agreement or that would reasonably be expected to prevent, impede or delay the consummation of the transactions contemplated by the Merger Agreement.

(b) Restrictions on Transfers. Each Shareholder hereby agrees that, from the date hereof until the Expiration Time, such Shareholder shall not, directly or indirectly, sell, offer to sell, give, pledge, grant a security interest in, encumber, assign, grant any option for the sale of or otherwise transfer or dispose of any Shares, or enter into any agreement, arrangement or understanding to take any of the foregoing actions (each, a “Transfer”) other than any Transfer of Shares (i) as a bona fide gift or gifts, (ii) by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the family of the Shareholder or (iii) by operation of law, or (iv) to any other Person, in each of (i)-(iv), so long as such transferee executes a joinder to this Agreement, in a form reasonably acceptable to Purchaser, pursuant to which such transferee agrees to become a party to this Agreement and be subject to the restrictions and obligations applicable to the Shareholder and otherwise become a party for all purposes of this Agreement to the extent relating to such transferred Shares. Any Transfer in violation of this Section 1(b) shall be null and void. Each Shareholder further agrees to authorize and request Company to notify Company’s transfer agent that there is a stop transfer order with respect to all of the Shares and that this Agreement places limits on the voting and Transfer of the Shares.

(c) Transfer of Voting Rights. Each Shareholder hereby agrees that such Shareholder shall not deposit any Shares in a voting trust, grant any proxy or power of attorney or enter into any voting agreement or similar agreement or arrangement in contravention of the obligations of the Shareholder under this Agreement with respect to any of the Shares owned by such Shareholder.

(d) Acquired Shares. Any shares or other voting securities of Company in which a Shareholder acquires sole voting power and sole power of disposition with respect to such shares (including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares or upon exercise or conversion of any securities of Company, if any) after the date of this Agreement shall automatically become subject to the terms of this Agreement and shall become “Shares” for all purposes hereof.

(e) No Inconsistent Agreements. Each Shareholder hereby agrees that such Shareholder shall not enter into any agreement, contract or understanding with any Person prior to the termination of this Agreement in accordance with its terms, directly or indirectly, to vote, grant a proxy or power of attorney or give instructions with respect to the voting of the Shares in any manner which is inconsistent with this Agreement.

(f) Waiver of Appraisal Rights. Each Shareholder hereby waives and agrees not to exercise any rights of appraisal or rights of dissent from the transactions contemplated by the Merger Agreement that the Shareholder may have with respect to the Company Stock held by the Shareholder under applicable law.

Section 2. Non-Solicit. The Shareholders shall not, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any Person concerning any Acquisition Proposal, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any Person relating to any Acquisition Proposal (except to disclose the existence of the provisions of this Section), or (iv) recommend or endorse an Acquisition Proposal or publicly disclose your intention to do so. For the avoidance of doubt, nothing contained herein shall prohibit each Shareholder, in his or her capacity as a member of the Board of Directors of Company, from taking any action in such capacity to the extent such action is permitted by the Merger Agreement or consistent with his or her obligations or rights under the Merger Agreement as a member of the Board of Directors of Company.

Section 3. Representations and Warranties of the Shareholders.

(a) Representations and Warranties. Each Shareholder represents and warrants to Purchaser as follows:

(i) Power and Authority; Consents. Each Shareholder has the requisite capacity and authority to enter into and perform his or her obligations under this Agreement. No filing with, and no permit, authorization, consent or approval of, any Governmental Body is necessary on the part of such Shareholder for the execution, delivery and performance of this Agreement by such Shareholder or the consummation by the Shareholder of the transactions contemplated hereby.

(ii) Due Authorization. This Agreement has been duly executed and delivered by each Shareholder and, assuming the due authorization, execution and delivery of this Agreement by Purchaser, this Agreement constitutes the valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

(iii) Non-Contravention. The execution and delivery of this Agreement by such Shareholder does not, and the performance by such Shareholder of his or her obligations hereunder and the consummation by such Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which the Shareholder is a party or by which the Shareholder or his or her property or assets is bound, or any statute, rule or regulation to which the Shareholder or his or her property or assets is subject. Such Shareholder has not appointed or granted a proxy or power of attorney to any Person with respect to any Shares that remains in effect. Except for this Agreement, such Shareholder is not a party to any voting agreement, voting trust or any other contract with respect to the voting, transfer or ownership of any Shares.

(iv) Ownership of Shares. Except for restrictions in favor of Purchaser pursuant to this Agreement and transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various States of the United States, each Shareholder owns, beneficially and of record, all of the Shares free and clear of any proxy, voting restriction, adverse claim, or other Lien, and has voting power with respect to the Shares with no restrictions on the Shareholder rights of voting or disposition pertaining thereto. As of the date hereof, the number of the Shares is set forth on Schedule A hereto.

(v) Legal Actions. There is no action, suit, investigation, complaint or other proceeding pending against such Shareholder or, to the knowledge of the Shareholder, any other Person or, to the knowledge of such Shareholder, threatened against such Shareholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by Purchaser of its rights under this Agreement or the performance by such Shareholder of its obligations under this Agreement.

(vi) Reliance. The Shareholder understands and acknowledges that Purchaser is entering into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement and the representations and warranties of the Shareholder contained herein.

Section 4. Termination. This Agreement will terminate upon the earlier of (a) the Effective Time and (b) the date of termination of the Merger Agreement in accordance with its terms (the “Expiration Time”); provided, however, that this Section 4 and Section 5 shall survive the Expiration Time indefinitely; provided, further that no such termination or expiration shall relieve any party hereto from any liability for any intentional breach of this Agreement occurring prior to such termination.

Section 5. Miscellaneous.

(a) Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(b) Notices. Except as explicitly provided herein, any notice given hereunder shall be in writing and shall be delivered in person, mailed by first class mail, postage prepaid or sent by email, courier or personal delivery to the parties at the following addresses unless by such notice a different address shall have been designated:

(i)	if to Purchaser to:

Prosperity Bancshares, Inc.

80 Sugar Creek Center Boulevard

Sugar Land, Texas 77478

Email: Charlotte.Rasche@prosperitybankusa.com

Attention:	Ms. Charlotte M. Rasche

With a copy (which shall not constitute notice) to:

Prosperity Bank

80 Sugar Creek Center Boulevard

Sugar Land, Texas 77478

Email: Annette.Tripp@prosperitybankusa.com

Attention:	Ms. Annette Tripp

and

Bracewell LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002-2781

Email:	Will.Anderson@bracewell.com
Ben.Martin@bracewell.com

Attention:	Mr. Will Anderson
Mr. Ben Martin

(ii)	if to any Shareholder, addressed to it at the address set forth below such Shareholder’s signature hereto:

In each case, with a copy (which shall not constitute notice) to:

First Bancshares of Texas, Inc.

310 West Wall Street, Suite 1200

Midland, Texas 79701

Email: kburgess@fcbtexas.com

Attention:	Mr. Ken Burgess

and

Fenimore Kay Harrison LLP

812 San Antonio Street, Suite 600

Austin, Texas 78701

Email:	cfenimore@fkhpartners.com
jlemmon@fkhpartners.com

Attention:	Mr. Chet Fenimore
Mr. Jeremy Lemmon

All notices sent by mail as provided above shall be deemed delivered three (3) days after deposit in the mail. All notices sent by courier as provided above shall be deemed delivered one day after being sent. All other notices shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided. Notices permitted to be sent via e-mail shall be deemed delivered only if sent to such persons at such e-mail addresses as may be set forth in writing (and a delivery receipt is received by the sending party).

(c) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by each of the parties hereto.

(d) Successors and Assigns; Third Party Beneficiaries. Nothing contained in this Agreement, express or implied, is intended to confer upon any Persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

(e) No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

(f) Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(g) Severability. Any provision hereof prohibited by or unlawful or unenforceable under any applicable Law or any jurisdiction shall as to such jurisdiction be ineffective, without affecting any other provision of this Agreement, or shall be deemed to be severed or modified to conform with such Law, and the remaining provisions of this Agreement shall remain in force; provided that the purpose of the Agreement can be effected. To the fullest extent, however, that the provisions of such applicable Law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

(h) Specific Performance. Each of the parties hereto acknowledges that the other party would be irreparably damaged and would not have an adequate remedy at law for money damages if any of the covenants contained in this Agreement were not performed in accordance with their terms or otherwise were breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party shall be entitled to seek temporary and/or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which such other party may be entitled, at law or in equity.

(i) Liability. The rights and obligations of each of the Shareholders under this Agreement shall be several and not joint. All references to actions to be taken by the Shareholders, or representations and warranties to be made, under this Agreement refer to actions to be taken or representations and warranties to be made by Shareholders acting severally and not jointly. Except for any liability for claims, losses, damages, liabilities or other obligations arising out of a Shareholders failure to perform its obligations hereunder, the parties agree that no Shareholder (in its capacity as a Shareholder of Company) will be liable for claims, losses, damages, liabilities or other obligations resulting from or relating to the Merger Agreement, including any breach by Company of the Merger Agreement, and that Company shall not be liable for claims, losses, damages, liabilities or other obligations resulting from or related to any Shareholder’s failure to perform its obligations hereunder.

(j) No Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

(k) Controlling Law; Jurisdiction.

(i) This Agreement and any claim, controversy or dispute arising under or related in any way to this Agreement and/or the interpretation and enforcement of the rights and duties of the parties hereunder or related in any way to the foregoing, shall be governed by and construed in accordance with the internal, substantive Laws of the State of Texas applicable to agreements entered into and to be performed solely within such state without giving effect to the principles of conflict of laws thereof.

(ii) Any Proceeding arising out of or relating to the matters contemplated by this Agreement must be brought in the courts of the State of Texas, County of Harris, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Texas (Houston Division), and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of such Proceeding shall be heard and determined only in any such court, and agrees not to bring any Proceeding arising out of or relating to the matters contemplated by this Agreement in any other court. Each party acknowledges and agrees that the provisions of this Section 5(k) constitute a voluntary and bargained for agreement between the parties. Process in any Proceeding may be served on any party anywhere in the world.

(l) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE PROCEEDING, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5(l).

(m) Waiver of Force Majeure Event. Each party hereby waives any force majeure, impracticability, frustration of purpose or similar defenses against non-performance under common law or otherwise.

(n) Drafting and Representation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections or Schedules, such reference shall be to an Article or Section of or Schedule to this Agreement unless otherwise indicated. Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable law. References to any statute or regulation refer to such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and references to any section of any statute or regulation include any successor to such section.

(o) Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf)), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

(p) Capacity as a Shareholder. This Agreement shall apply to each Shareholder solely in such Shareholder’s capacity as a shareholder of Company and shall not apply in any manner to such Shareholder or any family member of such Shareholder in any capacity as a director or officer of Company or its Subsidiaries or in any other capacity (and shall not limit or affect any actions taken by such Shareholder or any family member of such Shareholder in the capacity of director or officer of Company or its Subsidiaries, and no such action taken by such Shareholder or any family member of such Shareholder in the capacity of director or officer of Company or its Subsidiaries shall be deemed to constitute a breach of this Agreement).

(q) Beneficial Ownership. As used in this Agreement, the term “beneficial ownership” has the meaning ascribed to such term in Rule 13d-3 under the Exchange Act. The terms “beneficially own”, “beneficially owned” and “beneficial owner” each have a correlative meaning.

(r) Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first written above.

Prosperity Bancshares, Inc.

By:
Name:	David Zalman
Title:	Senior Chairman and Chief Executive Officer

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first written above.

By:
Name:
Title:

[Signature Page to Voting Agreement]

SCHEDULE A

[See Separate Rider]

Appendix F

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of October 10, 2022, is by and among Prosperity Bancshares, Inc., a Texas corporation (“Purchaser”), and each of the persons whose name appears in the signature block to this Agreement (each, a “Shareholder” and, collectively, the “Shareholders”). Capitalized terms used herein but not defined shall have the meanings specified in the Merger Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, concurrently with the execution and delivery of this Agreement, Lone Star State Bancshares, Inc., a Texas corporation (the “Company”), and Purchaser are entering into an Agreement and Plan of Reorganization (the “Merger Agreement”) pursuant to which, at the Effective Time, on the terms and subject to the conditions set forth therein, Company shall merge with and into Purchaser.

WHEREAS, as of the date hereof, each Shareholder is the record and beneficial owner of the number of shares of Company Stock set forth on Schedule A hereto (collectively, the “Shares”).

WHEREAS, as an inducement to Purchaser to enter into the Merger Agreement and incur the obligations therein, Purchaser has required that the Shareholders individually enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Agreement to Vote; Restrictions on Transfers.

(a) Agreement to Vote the Shares. Each Shareholder hereby irrevocably and unconditionally agrees that from the date hereof until the Expiration Time (as defined below), at any meeting (whether annual or special and each adjourned or postponed meeting) of Company’s shareholders, however called, such Shareholder will (i) appear at such meeting or otherwise cause all of the Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote or cause to be voted all of the Shares, (A) in favor of any proposals for the approval and adoption of the Merger Agreement or any other proposal submitted to Company shareholders pursuant to or necessary for the consummation of the transactions contemplated by the Merger Agreement, (B) against any Acquisition Proposal, without regard to any recommendation to the shareholders of Company by the Board of Directors of Company concerning such Acquisition Proposal, and without regard to the terms of such Acquisition Proposal, or other proposal made in opposition to or that is otherwise in competition or inconsistent with the transactions contemplated by the Merger Agreement, (C) against any agreement, amendment of any agreement or organizational document inconsistent with this Agreement or the Merger Agreement and (D) against any action, agreement, transaction or proposal that would reasonably be expected to result in a breach of any representation, warranty, covenant, agreement or other obligation of Company under the Merger Agreement or that would reasonably be expected to prevent, impede or delay the consummation of the transactions contemplated by the Merger Agreement.

(b) Restrictions on Transfers. Each Shareholder hereby agrees that, from the date hereof until the Expiration Time, such Shareholder shall not, directly or indirectly, sell, offer to sell, give, pledge, grant a security interest in, encumber, assign, grant any option for the sale of or otherwise transfer or dispose of any Shares, or enter into any agreement, arrangement or understanding to take any of the foregoing actions (each, a “Transfer”) other than any Transfer of Shares (i) as a bona fide gift or gifts, (ii) by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the family of the Shareholder or (iii) by operation of law, in each of (i)-(iii), so long as such transferee executes a joinder to this Agreement, in a form reasonably acceptable to Purchaser, pursuant to which such transferee agrees to become a party to this Agreement and be subject to the restrictions and obligations applicable to the Shareholder and otherwise become a party for all purposes of this Agreement to the extent relating to such transferred Shares. Any Transfer in violation of this Section 1(b) shall be null and void.

(c) Transfer of Voting Rights. Each Shareholder hereby agrees that such Shareholder shall not deposit any Shares in a voting trust, grant any proxy or power of attorney or enter into any voting agreement or similar agreement or arrangement in contravention of the obligations of the Shareholder under this Agreement with respect to any of the Shares owned by such Shareholder.

(d) Acquired Shares. Any shares or other voting securities of Company in which a Shareholder acquires sole voting power and sole power of disposition with respect to such shares (including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares or upon exercise or conversion of any securities of Company, if any) after the date of this Agreement shall automatically become subject to the terms of this Agreement and shall become “Shares” for all purposes hereof.

(e) No Inconsistent Agreements. Each Shareholder hereby agrees that such Shareholder shall not enter into any agreement, contract or understanding with any Person prior to the termination of this Agreement in accordance with its terms, directly or indirectly, to vote, grant a proxy or power of attorney or give instructions with respect to the voting of the Shares in any manner which is inconsistent with this Agreement.

(f) Waiver of Appraisal Rights. Each Shareholder hereby waives and agrees not to exercise any rights of appraisal or rights of dissent from the transactions contemplated by the Merger Agreement that the Shareholder may have with respect to Company Stock held by the Shareholder under applicable law.

Section 2. Non-Solicit. The Shareholders shall not, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any Person concerning any Acquisition Proposal, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any Person relating to any Acquisition Proposal (except to disclose the existence of the provisions of this Section), or (iv) recommend or endorse an Acquisition Proposal or publicly disclose your intention to do so. For the avoidance of doubt, nothing contained herein shall prohibit each Shareholder, in his or her capacity as a member of the Board of Directors of Company, from taking any action in such capacity to the extent such action is permitted by the Merger Agreement or consistent with his or her obligations or rights under the Merger Agreement as a member of the Board of Directors of Company.

Section 3. Representations and Warranties of the Shareholders.

(a) Representations and Warranties. Each Shareholder represents and warrants to Purchaser as follows:

(i) Power and Authority; Consents. Each Shareholder has the requisite capacity and authority to enter into and perform his or her obligations under this Agreement. No filing with, and no permit, authorization, consent or approval of, any Governmental Body is necessary on the part of such Shareholder for the execution, delivery and performance of this Agreement by such Shareholder or the consummation by the Shareholder of the transactions contemplated hereby.

(ii) Due Authorization. This Agreement has been duly executed and delivered by each Shareholder and, assuming the due authorization, execution and delivery of this Agreement by Purchaser, this Agreement constitutes the valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

(iii) Non-Contravention. The execution and delivery of this Agreement by such Shareholder does not, and the performance by such Shareholder of his or her obligations hereunder and the consummation by such Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which the Shareholder is a party or by which the Shareholder or his or her property or assets is bound, or any statute, rule or regulation to which the Shareholder or his or her property or assets is subject. Such Shareholder has not appointed or granted a proxy or power of attorney to any Person with respect to any Shares that remains in effect. Except for this Agreement, such Shareholder is not a party to any voting agreement, voting trust or any other contract with respect to the voting, transfer or ownership of any Shares.

(iv) Ownership of Shares. Except for restrictions in favor of Purchaser pursuant to this Agreement and transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various States of the United States, each Shareholder owns, beneficially and of record, all of the Shares free and clear of any proxy, voting restriction, adverse claim, or other Lien, and has voting power with respect to the Shares with no restrictions on the Shareholder rights of voting or disposition pertaining thereto. As of the date hereof, the number of the Shares is set forth on Schedule A hereto.

(v) Legal Actions. There is no action, suit, investigation, complaint or other proceeding pending against such Shareholder or, to the knowledge of the Shareholder, any other Person or, to the knowledge of such Shareholder, threatened against such Shareholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by Purchaser of its rights under this Agreement or the performance by such Shareholder of its obligations under this Agreement.

(vi) Reliance. The Shareholder understands and acknowledges that Purchaser is entering into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement and the representations and warranties of the Shareholder contained herein.

Section 4. Termination. This Agreement will terminate upon the earlier of (a) the Effective Time and (b) the date of termination of the Merger Agreement in accordance with its terms (the “Expiration Time”); provided, however, that this Section 4 and Section 5 shall survive the Expiration Time indefinitely; provided, further that no such termination or expiration shall relieve any party hereto from any liability for any intentional breach of this Agreement occurring prior to such termination.

Section 5. Miscellaneous.

(a) Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(b) Notices. Except as explicitly provided herein, any notice given hereunder shall be in writing and shall be delivered in person, mailed by first class mail, postage prepaid or sent by email, courier or personal delivery to the parties at the following addresses unless by such notice a different address shall have been designated:

(i)	if to Purchaser to:

Prosperity Bancshares, Inc.

80 Sugar Creek Center Boulevard

Sugar Land, Texas 77478

Email: Charlotte.Rasche@prosperitybankusa.com

Attention:	Ms. Charlotte M. Rasche

With a copy (which shall not constitute notice) to:

Prosperity Bank

80 Sugar Creek Center Boulevard

Sugar Land, Texas 77478

Email: Annette.Tripp@prosperitybankusa.com

Attention:	Ms. Annette Tripp

and

Bracewell LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002-2781

Email:	Will.Anderson@bracewell.com
Ben.Martin@bracewell.com

Attention:	Mr. Will Anderson
Mr. Ben Martin

(ii)	if to any Shareholder, addressed to it at the address set forth below such Shareholder’s signature hereto:

In each case, with a copy (which shall not constitute notice) to:

Lone Star State Bancshares, Inc.

6220 Milwaukee Avenue

Lubbock, Texas 79424

Email: alanlackey@lonestarwtx.com

Attention:	Mr. Alan Lackey

and

Fenimore Kay Harrison LLP

812 San Antonio Street, Suite 600

Austin, Texas 78701

Email: GKay@fkhpartners.com

Attention:	Mr. Geoffrey Kay

All notices sent by mail as provided above shall be deemed delivered three (3) days after deposit in the mail. All notices sent by courier as provided above shall be deemed delivered one day after being sent. All other notices shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided. Notices permitted to be sent via e-mail shall be deemed delivered only if sent to such persons at such e-mail addresses as may be set forth in writing (and a delivery receipt is received by the sending party).

(c) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by each of the parties hereto.

(d) Successors and Assigns; Third Party Beneficiaries. Nothing contained in this Agreement, express or implied, is intended to confer upon any Persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

(e) No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

(f) Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(g) Severability. Any provision hereof prohibited by or unlawful or unenforceable under any applicable Law or any jurisdiction shall as to such jurisdiction be ineffective, without affecting any other provision of this Agreement, or shall be deemed to be severed or modified to conform with such Law, and the remaining provisions of this Agreement shall remain in force; provided that the purpose of the Agreement can be effected. To the fullest extent, however, that the provisions of such applicable Law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

(h) Specific Performance. Each of the parties hereto acknowledges that the other party would be irreparably damaged and would not have an adequate remedy at law for money damages if any of the covenants contained in this Agreement were not performed in accordance with their terms or otherwise were breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party shall be entitled to seek temporary and/or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which such other party may be entitled, at law or in equity.

(i) Liability. The rights and obligations of each of the Shareholders under this Agreement shall be several and not joint. All references to actions to be taken by the Shareholders, or representations and warranties to be made, under this Agreement refer to actions to be taken or representations and warranties to be made by Shareholders acting severally and not jointly. Except for any liability for claims, losses, damages, liabilities or other obligations arising out of a Shareholders failure to perform its obligations hereunder, the parties agree that no Shareholder (in its capacity as a Shareholder of Company) will be liable for claims, losses, damages, liabilities or other obligations resulting from or relating to the Merger Agreement, including any breach by Company of the Merger Agreement, and that Company shall not be liable for claims, losses, damages, liabilities or other obligations resulting from or related to any Shareholder’s failure to perform its obligations hereunder.

(j) No Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

(k) Controlling Law; Jurisdiction.

(i) This Agreement and any claim, controversy or dispute arising under or related in any way to this Agreement and/or the interpretation and enforcement of the rights and duties of the parties hereunder or related in any way to the foregoing, shall be governed by and construed in accordance with the internal, substantive Laws of the State of Texas applicable to agreements entered into and to be performed solely within such state without giving effect to the principles of conflict of laws thereof.

(ii) Any Proceeding arising out of or relating to the matters contemplated by this Agreement must be brought in the courts of the State of Texas, County of Harris, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Texas (Houston Division), and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of such Proceeding shall be heard and determined only in any such court, and agrees not to bring any Proceeding arising out of or relating to the matters contemplated by this Agreement in any other court. Each party acknowledges and agrees that the provisions of this Section 5(k) constitute a voluntary and bargained for agreement between the parties. Process in any Proceeding may be served on any party anywhere in the world.

(l) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE PROCEEDING, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5(l).

(m) Waiver of Force Majeure Event. Each party hereby waives any force majeure, impracticability, frustration of purpose or similar defenses against non-performance under common law or otherwise.

(n) Drafting and Representation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections or Schedules, such reference shall be to an Article or Section of or Schedule to this Agreement unless otherwise indicated. Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable law. References to any statute or regulation refer to such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and references to any section of any statute or regulation include any successor to such section.

(o) Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf)), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

(p) Capacity as a Shareholder. This Agreement shall apply to each Shareholder solely in such Shareholder’s capacity as a shareholder of Company and shall not apply in any manner to such Shareholder or any family member of such Shareholder in any capacity as a director or officer of Company or its Subsidiaries or in any other capacity (and shall not limit or affect any actions taken by such Shareholder or any family member of such Shareholder in the capacity of director or officer of Company or its Subsidiaries, and no such action taken by such Shareholder or any family member of such Shareholder in the capacity of director or officer of Company or its Subsidiaries shall be deemed to constitute a breach of this Agreement).

(q) Beneficial Ownership. As used in this Agreement, the term “beneficial ownership” has the meaning ascribed to such term in Rule 13d-3 under the Exchange Act. The terms “beneficially own”, “beneficially owned” and “beneficial owner” each have a correlative meaning.

(r) Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first written above.

PROSPERITY BANCSHARES, INC.

By:
Name:	David Zalman
Title:	Senior Chairman and Chief Executive Officer

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first written above.

By:
Name:
Title:

[Signature Page to Voting Agreement]

SCHEDULE A

[See Separate Rider]

Appendix G

October 10, 2022

Board of Directors

First Bancshares of Texas, Inc.

310 West Wall Street

Suite 1200

Midland, TX 79701

Dear Members of the Board:

We have acted as your financial advisor in connection with the proposed merger (the “Transaction”) of First Bancshares of Texas, Inc. (the “Company”) with and into Prosperity Bancshares, Inc. (the “Buyer”). You have requested that we provide our opinion (the “Opinion”) as investment bankers as to whether the consideration to be received by the common stockholders of the Company (solely in their capacity as such, the “Shareholders”) in the Transaction is fair to them from a financial point of view.

Pursuant to the Agreement and Plan of Reorganization (the “Agreement”) to be entered into by and between the Company and the Buyer, and subject to the terms, conditions and limitations set forth therein, we understand that, subject to potential adjustments as described in the Agreement, the consideration expected to be exchanged by the Buyer for all of the outstanding common stock and options on the common stock of the Company has an aggregate value of approximately $350.4 million and will consist of 3,583,370 shares of the Buyer’s common stock and $93,422,648 in cash. We further understand that under the Agreement each share of the Company’s outstanding common stock will be entitled to receive approximately 0.2129 shares of the Buyer’s common stock and approximately $5.28 in cash, based on the Buyer’s closing stock price as of October 4, 2022 and the outstanding options on the Company’s common stock will be entitled to receive cash in connection with the closing of the Agreement and will be terminated. The terms and conditions of the Transaction are more fully set forth in the Agreement.

In connection with developing our Opinion we have:

(i)	reviewed certain publicly available financial statements and reports regarding the Company and the Buyer;

(ii)	reviewed certain audited financial statements regarding the Company and the Buyer;

(iii)	reviewed certain internal financial statements, management reports and other financial and operating data concerning the Company prepared by management of the Company;

(iv)

reviewed, on a pro forma basis, in reliance upon financial projections and other information and assumptions concerning the Company provided by management of the Company, and consensus research estimates regarding the Buyer, the effect of the Transaction on the balance sheet, capitalization ratios, earnings and tangible book value both in the aggregate and, where applicable, on a per share basis of the Buyer;

(v)	reviewed the reported prices and trading activity for the common stock of the Buyer;

(vi)	compared the financial performance of the Company with that of certain publicly-traded companies and their securities that we deemed relevant to our analysis of the Transaction;

(vii)	reviewed the financial terms, to the extent publicly available, of certain merger or acquisition transactions that we deemed relevant to our analysis of the Transaction;

(viii)	reviewed the most recent draft of the Agreement and related documents provided to us by the Company;

(ix)

discussed with management of the Company and management of the Buyer the operations of and future business prospects for the Company and the Buyer, respectively and the anticipated financial consequences of the Transaction to the Company and the Buyer, respectively;

(x)	assisted in your deliberations regarding the material terms of the Transaction and your negotiations with the Buyer; and

(xi)	performed such other analyses and provided such other services as we have deemed appropriate.

We have relied on the accuracy and completeness of the information, financial data and financial forecasts provided to us by the Company and the Buyer and of the other information reviewed by us in connection with the preparation of our Opinion, and our Opinion is based upon such information. We have not independently verified or undertaken any responsibility to independently verify the accuracy or completeness of any of such information, data or forecasts. Management of the Company has assured us that it is not aware of any relevant information that has been omitted or remains undisclosed to us. We have not assumed any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of the Company or of the Buyer, and we have not been furnished with any such evaluations or appraisals; nor have we evaluated the solvency or fair value of the Company or of the Buyer under any laws relating to bankruptcy, insolvency or similar matters. We have not assumed any obligation to conduct any physical inspection of the properties, facilities, assets or liabilities (contingent or otherwise) of the Company or Buyer. We have not received or reviewed any individual loan or credit files nor have we made an independent evaluation of the adequacy of the allowance for loan and lease losses of the Company or the Buyer. We have not made an independent analysis of the effects of the COVID-19 pandemic, the invasion of Ukraine, potential future changes in the inflation rate or other related market developments or disruptions, or of any other disaster or adversity, on the business or prospects of the Company or the Buyer. With respect to the financial forecasts prepared by management of the Company and management of the Buyer, including the forecasts of potential cost savings and potential synergies, we have also assumed that such financial forecasts have been reasonably prepared and reflect the best currently available estimates and judgments of management of the Company and management of the Buyer, respectively, as to the future financial performance of the Company and the Buyer, respectively, and provide a reasonable basis for our analysis. We recognize that such financial forecasts are based on numerous variables, assumptions and judgments that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions) and that actual results could vary significantly from such forecasts, and we express no opinion as to the reliability of such financial projections and estimates or the assumptions upon which they are based.

As part of our investment banking business, we regularly issue fairness opinions and are continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. We are familiar with the Company and the Buyer. We issue periodic research reports regarding the business and prospects of the Buyer, and we make a market in the stock of the Buyer. We have not received fees for providing investment banking services to the Company or the Buyer within the past two years. We serve as financial adviser to the Company in connection with the Transaction, and we are entitled to receive from the Company reimbursement of our expenses and a fee for our services as financial adviser to the Company, a significant portion of which is contingent upon the consummation of the Transaction. We are also entitled to receive a fee from the Company for providing our Opinion to the Board of Directors of the Company. The Company has also agreed to indemnify us for certain liabilities arising out of our engagement, including certain liabilities that could arise out of our providing this Opinion letter. We expect to pursue future investment banking services assignments with participants in this Transaction. In the ordinary course of business, Stephens Inc. and its affiliates and employees at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt, equity or derivative securities of any participants in the Transaction.

We are not legal, accounting, regulatory, or tax experts, and we have relied solely, and without independent verification, on the assessments of the Company and its other advisors with respect to such matters. We have assumed, with your consent, that the Transaction will not result in any materially adverse legal, regulatory, accounting or tax consequences for the Company or its shareholders and that any reviews of legal, accounting, regulatory or tax issues conducted as a result of the Transaction will be resolved favorably to the Company and its shareholders. We do not express any opinion as to any tax or other consequences that might result from the Transaction.

The Opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on the date hereof and on the information made available to us as of the date hereof. Market price data used in connection with this Opinion is based on reported market closing prices as of October 4, 2022. It should be understood that subsequent developments may affect this Opinion and that we do not have any obligation to update, revise or reaffirm this Opinion or otherwise comment on events occurring after the date hereof. We further note that the current volatility and disruption in the credit and financial markets relating to, among other things, the COVID-19 pandemic, the invasion of Ukraine or potential future changes in inflation rates may or may not have an effect on the Company or the Buyer, and we are not expressing an opinion as to the effects of such volatility or such disruption on the Transaction or any party to the Transaction. We further express no opinion as to the prices at which shares of the Buyer’s or Company’s common stock may trade at any time subsequent to the announcement of the Transaction.

In connection with developing this Opinion, we have assumed that, in all respects material to our analyses:

(i)	the Transaction and any related transactions will be consummated on the terms of the latest draft of the Agreement provided to us, without material waiver or modification;

(ii)	the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct;

(iii)	each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

(iv)	all conditions to the completion of the Transaction will be satisfied within the time frames contemplated by the Agreement without any waivers;

(v)

that in the course of obtaining the necessary regulatory, lending or other consents or approvals (contractual or otherwise) for the Transaction and any related transactions, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that would have a material adverse effect on the contemplated benefits of the Transaction to the Shareholders;

(vi)

there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company or the Buyer since the date of the most recent financial statements made available to us, and that no legal, political, economic, regulatory or other development has occurred that will adversely impact the Company or the Buyer; and

(vii)	the Transaction will be consummated in a manner that complies with applicable law and regulations.

This Opinion is directed to, and is for the use and benefit of, the Board of Directors of the Company (in its capacity as such) solely for purposes of assisting with its review and deliberations regarding the Transaction. Our Opinion does not address the merits of the underlying decision by the Company to engage in the Transaction, the merits of the Transaction as compared to other alternatives potentially available to the Company or the relative effects of any alternative transaction in which the Company might engage, nor is it intended to be a recommendation to any person or entity as to any specific action that should be taken in connection with the Transaction, including with respect to how to vote or act with respect to the Transaction. This Opinion is not intended to confer any rights or remedies upon any other person or entity. In addition, except as explicitly set forth in this letter, you have not asked us to address, and this Opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company. We have not been asked to express any opinion, and do not express any opinion, as to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or to any group of such officers, directors or employees, whether relative to the compensation to other shareholders of the Company or otherwise.

Our Fairness Opinion Committee has approved the Opinion set forth in this letter. Neither this Opinion nor its substance may be disclosed by you to anyone other than your advisors without our written permission. Notwithstanding the foregoing, this Opinion and a summary discussion of our underlying analyses and role as financial adviser to the Company may be included in communications to shareholders of the Company, provided that this Opinion letter is reproduced in its entirety, and we approve of the content of such disclosures prior to any filing, distribution or publication of such shareholder communications and prior to distribution of any amendments thereto.

Based on the foregoing and our general experience as investment bankers, and subject to the limitations, assumptions and qualifications stated herein, we are of the opinion, on the date hereof, that the consideration to be received by the Shareholders in the Transaction is fair to them from a financial point of view.

Very truly yours,

/s/ Stephens Inc.

STEPHENS INC.

Appendix H

October 7, 2022

Board of Directors

Lone Star State Bancshares, Inc.

6220 Milwaukee Avenue

Lubbock, TX 79424

Dear Members of the Board:

We have acted as your financial advisor in connection with the proposed merger (the “Transaction”) of Lone Star State Bancshares, Inc. (the “Company”) with and into Prosperity Bancshares, Inc. (the “Buyer”). You have requested that we provide our opinion (the “Opinion”) as investment bankers as to whether the consideration to be received by the common stockholders of the Company (solely in their capacity as such, the “Shareholders”) in the Transaction is fair to them from a financial point of view.

Pursuant to the Agreement and Plan of Reorganization (the “Agreement”) to be entered into by and between the Company and the Buyer, and subject to the terms, conditions and limitations set forth therein, we understand that, subject to potential adjustments as described in the Agreement, the consideration expected to be exchanged by the Buyer for all of the outstanding common stock, stock appreciation rights and options on the common stock of the Company has an aggregate value of approximately $234.4 million and will consist of 2,376,182 shares of the Buyer’s common stock and $64,053,717 in cash. We further understand that under the Agreement each share of the Company’s outstanding common stock will be entitled to receive approximately 0.3968 shares of the Buyer’s common stock and approximately $9.19 in cash, based on the Buyer’s closing stock price as of October 4, 2022 and the outstanding stock appreciation rights and options on the Company’s common stock will be entitled to receive cash in connection with the closing of the Agreement and will be terminated. The terms and conditions of the Transaction are more fully set forth in the Agreement.

In connection with developing our Opinion we have:

(i)	reviewed certain publicly available financial statements and reports regarding the Company and the Buyer;

(ii)	reviewed certain audited financial statements regarding the Company and the Buyer;

(iii)	reviewed certain internal financial statements, management reports and other financial and operating data concerning the Company prepared by management of the Company;

(iv)

reviewed, on a pro forma basis, in reliance upon financial projections and other information and assumptions concerning the Company provided by management of the Company, and consensus research estimates regarding the Buyer, the effect of the Transaction on the balance sheet, capitalization ratios, earnings and tangible book value both in the aggregate and, where applicable, on a per share basis of the Buyer;

(v)	reviewed the reported prices and trading activity for the common stock of the Buyer;

(vi)	compared the financial performance of the Company with that of certain publicly-traded companies and their securities that we deemed relevant to our analysis of the Transaction;

(vii)	reviewed the financial terms, to the extent publicly available, of certain merger or acquisition transactions that we deemed relevant to our analysis of the Transaction;

(viii)	reviewed the most recent draft of the Agreement and related documents provided to us by the Company;

(ix)

discussed with management of the Company and management of the Buyer the operations of and future business prospects for the Company and the Buyer, respectively and the anticipated financial consequences of the Transaction to the Company and the Buyer, respectively;

(x)	assisted in your deliberations regarding the material terms of the Transaction and your negotiations with the Buyer; and

(xi)	performed such other analyses and provided such other services as we have deemed appropriate.

We have relied on the accuracy and completeness of the information, financial data and financial forecasts provided to us by the Company and the Buyer and of the other information reviewed by us in connection with the preparation of our Opinion, and our Opinion is based upon such information. We have not independently verified or undertaken any responsibility to independently verify the accuracy or completeness of any of such information, data or forecasts. Management of the Company has assured us that it is not aware of any relevant information that has been omitted or remains undisclosed to us. We have not assumed any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of the Company or of the Buyer, and we have not been furnished with any such evaluations or appraisals; nor have we evaluated the solvency or fair value of the Company or of the Buyer under any laws relating to bankruptcy, insolvency or similar matters. We have not assumed any obligation to conduct any physical inspection of the properties, facilities, assets or liabilities (contingent or otherwise) of the Company or Buyer. We have not received or reviewed any individual loan or credit files nor have we made an independent evaluation of the adequacy of the allowance for loan and lease losses of the Company or the Buyer. We have not made an independent analysis of the effects of the COVID-19 pandemic, the invasion of Ukraine, potential future changes in the inflation rate or other related market developments or disruptions, or of any other disaster or adversity, on the business or prospects of the Company or the Buyer. With respect to the financial forecasts prepared by management of the Company and management of the Buyer, including the forecasts of potential cost savings and potential synergies, we have also assumed that such financial forecasts have been reasonably prepared and reflect the best currently available estimates and judgments of management of the Company and management of the Buyer, respectively, as to the future financial performance of the Company and the Buyer, respectively, and provide a reasonable basis for our analysis. We recognize that such financial forecasts are based on numerous variables, assumptions and judgments that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions) and that actual results could vary significantly from such forecasts, and we express no opinion as to the reliability of such financial projections and estimates or the assumptions upon which they are based.

As part of our investment banking business, we regularly issue fairness opinions and are continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. We are familiar with the Company and the Buyer. We issue periodic research reports regarding the business and prospects of the Buyer, and we make a market in the stock of the Buyer. We have not received fees for providing investment banking services to the Company or the Buyer within the past two years. We serve as financial adviser to the Company in connection with the Transaction, and we are entitled to receive from the Company reimbursement of our expenses and a fee for our services as financial adviser to the Company, a significant portion of which is contingent upon the consummation of the Transaction. We are also entitled to receive a fee from the Company for providing our Opinion to the Board of Directors of the Company. The Company has also agreed to indemnify us for certain liabilities arising out of our engagement, including certain liabilities that could arise out of our providing this Opinion letter. We expect to pursue future investment banking services assignments with participants in this Transaction. In the ordinary course of business, Stephens Inc. and its affiliates and employees at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt, equity or derivative securities of any participants in the Transaction.

We are not legal, accounting, regulatory, or tax experts, and we have relied solely, and without independent verification, on the assessments of the Company and its other advisors with respect to such matters. We have assumed, with your consent, that the Transaction will not result in any materially adverse legal, regulatory, accounting or tax consequences for the Company or its shareholders and that any reviews of legal, accounting, regulatory or tax issues conducted as a result of the Transaction will be resolved favorably to the Company and its shareholders. We do not express any opinion as to any tax or other consequences that might result from the Transaction.

The Opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on the date hereof and on the information made available to us as of the date hereof. Market price data used in connection with this Opinion is based on reported market closing prices as of October 4, 2022. It should be understood that subsequent developments may affect this Opinion and that we do not have any obligation to update, revise or reaffirm this Opinion or otherwise comment on events occurring after the date hereof. We further note that the current volatility and disruption in the credit and financial markets relating to, among other things, the COVID-19 pandemic, the invasion of Ukraine or potential future changes in inflation rates may or may not have an effect on the Company or the Buyer, and we are not expressing an opinion as to the effects of such volatility or such disruption on the Transaction or any party to the Transaction. We further express no opinion as to the prices at which shares of the Buyer’s or Company’s common stock may trade at any time subsequent to the announcement of the Transaction.

In connection with developing this Opinion, we have assumed that, in all respects material to our analyses:

(i)	the Transaction and any related transactions will be consummated on the terms of the latest draft of the Agreement provided to us, without material waiver or modification;

(ii)	the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct;

(iii)	each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

(iv)	all conditions to the completion of the Transaction will be satisfied within the time frames contemplated by the Agreement without any waivers;

(v)

that in the course of obtaining the necessary regulatory, lending or other consents or approvals (contractual or otherwise) for the Transaction and any related transactions, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that would have a material adverse effect on the contemplated benefits of the Transaction to the Shareholders;

(vi)

there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company or the Buyer since the date of the most recent financial statements made available to us, and that no legal, political, economic, regulatory or other development has occurred that will adversely impact the Company or the Buyer; and

(vii)	the Transaction will be consummated in a manner that complies with applicable law and regulations.

This Opinion is directed to, and is for the use and benefit of, the Board of Directors of the Company (in its capacity as such) solely for purposes of assisting with its review and deliberations regarding the Transaction. Our Opinion does not address the merits of the underlying decision by the Company to engage in the Transaction, the merits of the Transaction as compared to other alternatives potentially available to the Company or the relative effects of any alternative transaction in which the Company might engage, nor is it intended to be a recommendation to any person or entity as to any specific action that should be taken in connection with the Transaction, including with respect to how to vote or act with respect to the Transaction. This Opinion is not intended to confer any rights or remedies upon any other person or entity. In addition, except as explicitly set forth in this letter, you have not asked us to address, and this Opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company. We have not been asked to express any opinion, and do not express any opinion, as to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or to any group of such officers, directors or employees, whether relative to the compensation to other shareholders of the Company or otherwise.

Our Fairness Opinion Committee has approved the Opinion set forth in this letter. Neither this Opinion nor its substance may be disclosed by you to anyone other than your advisors without our written permission. Notwithstanding the foregoing, this Opinion and a summary discussion of our underlying analyses and role as financial adviser to the Company may be included in communications to shareholders of the Company, provided that this Opinion letter is reproduced in its entirety, and we approve of the content of such disclosures prior to any filing, distribution or publication of such shareholder communications and prior to distribution of any amendments thereto.

Based on the foregoing and our general experience as investment bankers, and subject to the limitations, assumptions and qualifications stated herein, we are of the opinion, on the date hereof, that the consideration to be received by the Shareholders in the Transaction is fair to them from a financial point of view.

Very truly yours,

/s/ Stephens Inc.

STEPHENS INC.

Appendix I

TEXAS BUSINESS ORGANIZATIONS CODE

CHAPTER 10. MERGERS, INTEREST EXCHANGES, CONVERSIONS,

AND SALES OF ASSETS

SUBCHAPTER H. RIGHTS OF DISSENTING OWNERS

Sec. 10.351. APPLICABILITY OF SUBCHAPTER

(a) This subchapter does not apply to a fundamental business transaction of a domestic entity if, immediately before the effective date of the fundamental business transaction, all of the ownership interests of the entity otherwise entitled to rights to dissent and appraisal under this code are held by one owner or only by the owners who approved the fundamental business transaction.

(b) This subchapter applies only to a “domestic entity subject to dissenters’ rights,” as defined in Section 1.002. That term includes a domestic for-profit corporation, professional corporation, professional association, and real estate investment trust. Except as provided in Subsection (c), that term does not include a partnership or limited liability company.

(c) The governing documents of a partnership or a limited liability company may provide that its owners are entitled to the rights of dissent and appraisal provided by this subchapter, subject to any modification to those rights as provided by the entity’s governing documents.

Sec. 10.352. DEFINITIONS. In this subchapter:

(1) “Dissenting owner” means an owner of an ownership interest in a domestic entity subject to dissenters’ rights who:

(A) provides notice under Section 10.356; and

(B) complies with the requirements for perfecting that owner’s right to dissent under this subchapter.

(2) “Responsible organization” means:

(A) the organization responsible for:

(i) the provision of notices under this subchapter; and

(ii) the primary obligation of paying the fair value for an ownership interest held by a dissenting owner;

(B) with respect to a merger or conversion:

(i) for matters occurring before the merger or conversion, the organization that is merging or converting; and

(ii) for matters occurring after the merger or conversion, the surviving or new organization that is primarily obligated for the payment of the fair value of the dissenting owner’s ownership interest in the merger or conversion;

(C) with respect to an interest exchange, the organization the ownership interests of which are being acquired in the interest exchange;

(D) with respect to the sale of all or substantially all of the assets of an organization, the organization the assets of which are to be transferred by sale or in another manner; and

(E) with respect to an amendment to a domestic for-profit corporation’s certificate of formation described by Section 10.354(a)(1)(G), the corporation.

Sec. 10.353. FORM AND VALIDITY OF NOTICE.

(a) Notice required under this subchapter:

(1) must be in writing; and

(2) may be mailed, hand-delivered, or delivered by courier or electronic transmission.

(b) Failure to provide notice as required by this subchapter does not invalidate any action taken.

Sec. 10.354. RIGHTS OF DISSENT AND APPRAISAL.

(a) Subject to Subsection (b), an owner of an ownership interest in a domestic entity subject to dissenters’ rights is entitled to:

(1) dissent from:

(A) a plan of merger to which the domestic entity is a party if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of merger;

(B) a sale of all or substantially all of the assets of the domestic entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the sale;

(C) a plan of exchange in which the ownership interest of the owner is to be acquired;

(D) a plan of conversion in which the domestic entity is the converting entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of conversion;

(E) a merger effected under Section 10.006 in which:

(i) the owner is entitled to vote on the merger; or

(ii) the ownership interest of the owner is converted or exchanged;

(F) a merger effected under Section 21.459(c) in which the shares of the shareholders are converted or exchanged; or

(G) if the owner owns shares that were entitled to vote on the amendment, an amendment to a domestic for-profit corporation’s certificate of formation to:

(i) add the provisions required by Section 3.007(e) to elect to be a public benefit corporation; or

(ii) delete the provisions required by Section 3.007(e), which in effect cancels the corporation’s election to be a public benefit corporation; and

(2) subject to compliance with the procedures set forth in this subchapter, obtain the fair value of that ownership interest through an appraisal.

(b) Notwithstanding Subsection (a), subject to Subsection (c), an owner may not dissent from a plan of merger or conversion in which there is a single surviving or new domestic entity or non-code organization, or from a plan of exchange, if:

(1) the ownership interest, or a depository receipt in respect of the ownership interest, held by the owner:

(A) in the case of a plan of merger, conversion, or exchange, other than a plan of merger pursuant to Section 21.459(c), is part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that, on the record date set for purposes of determining which owners are entitled to vote on the plan of merger, conversion, or exchange, as appropriate, are either:

(i) listed on a national securities exchange; or

(ii) held of record by at least 2,000 owners; or

(B) in the case of a plan of merger pursuant to Section 21.459(c), is part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that, immediately before the date the board of directors of the corporation that issued the ownership interest held, directly or indirectly, by the owner approves the plan of merger, are either:

(i) listed on a national securities exchange; or

(ii) held of record by at least 2,000 owners;

(2) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration that is different from the consideration to be provided to any other holder of an ownership interest of the same class or series as the ownership interest held by the owner, other than cash instead of fractional shares or interests the owner would otherwise be entitled to receive; and

(3) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration other than:

(A) ownership interests, or depository receipts in respect of ownership interests, of a domestic entity or non-code organization of the same general organizational type that, immediately after the effective date of the merger, conversion, or exchange, as appropriate, will be part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are:

(i) listed on a national securities exchange or authorized for listing on the exchange on official notice of issuance; or

(ii) held of record by at least 2,000 owners;

(B) cash instead of fractional ownership interests, or fractional depository receipts in respect of ownership interests, the owner would otherwise be entitled to receive; or

(C) any combination of the ownership interests, or fractional depository receipts in respect of ownership interests, and cash described by Paragraphs (A) and (B).

(c) Subsection (b) shall not apply to a domestic entity that is a subsidiary with respect to a merger under Section 10.006.

(d) Notwithstanding Subsection (a), an owner of an ownership interest in a domestic for-profit corporation subject to dissenters’ rights may not dissent from an amendment to the corporation’s certificate of formation described by Subsection (a)(1)(G) if the shares held by the owner are part of a class or series of shares, on the record date set for purposes of determining which owners are entitled to vote on the amendment:

(1) listed on a national securities exchange; or

(2) held of record by at least 2,000 owners.

Sec. 10.355. NOTICE OF RIGHT OF DISSENT AND APPRAISAL.

(a) A domestic entity subject to dissenters’ rights that takes or proposes to take an action regarding which an owner has a right to dissent and obtain an appraisal under Section 10.354 shall notify each affected owner of the owner’s rights under that section if:

(1) the action or proposed action is submitted to a vote of the owners at a meeting; or

(2) approval of the action or proposed action is obtained by written consent of the owners instead of being submitted to a vote of the owners.

(b) If a parent organization effects a merger under Section 10.006 and a subsidiary organization that is a party to the merger is a domestic entity subject to dissenters’ rights, the responsible organization shall notify the owners of that subsidiary organization who have a right to dissent to the merger under Section 10.354 of their rights under this subchapter not later than the 10th day after the effective date of the merger. The notice must also include a copy of the certificate of merger and a statement that the merger has become effective.

(b-1) If a corporation effects a merger under Section 21.459(c), the responsible organization shall notify the shareholders of that corporation who have a right to dissent to the plan of merger under Section 10.354 of their rights under this subchapter not later than the 10th day after the effective date of the merger. Notice required under this subsection that is given to shareholders before the effective date of the merger may, but is not required to, contain a statement of the merger’s effective date. If the notice is not given to the shareholders until on or after the effective date of the merger, the notice must contain a statement of the merger’s effective date.

(c) A notice required to be provided under Subsection (a), (b), or (b-1) must:

(1) be accompanied by a copy of this subchapter; and

(2) advise the owner of the location of the responsible organization’s principal executive offices to which a notice required under Section 10.356(b)(1) or a demand under Section 10.356(b)(3), or both may be provided.

(d) In addition to the requirements prescribed by Subsection (c), a notice required to be provided:

(1) under Subsection (a)(1) must accompany the notice of the meeting to consider the action;

(2) under Subsection (a)(2) must be provided to:

(A) each owner who consents in writing to the action before the owner delivers the written consent; and

(B) each owner who is entitled to vote on the action and does not consent in writing to the action before the 11th day after the date the action takes effect; and

(3) under Subsection (b-1) must be provided”

(A) if given before the consummation of the offer described by Section 21.459(c)(2), to each shareholder to whom that offer is made; or

(B) if given after the consummation of the offer described by Section 21.459(c)(2), to each shareholder who did not tender the shareholder’s shares in that offer.

(e) Not later than the 10th day after the date an action described by Subsection (a)(1) takes effect, the responsible organization shall give notice that the action has been effected to each owner who voted against the action and sent notice under Section 10.356(b)(1).

(f) If the notice given under Subsection (b-1) did not include a statement of the effective date of the merger, the responsible organization shall, not later than the 10th day after the effective date, give a second notice to the shareholders notifying them of the merger’s effective date. If the second notice is given after the later of the date on which the offer described by Section 21.459(c)(2) is consummated or the 20th day after the date notice under Subsection (b-1) is given, then the second notice is required to be given to only those shareholders who have made a demand under Section 10.356(b)(3).

Sec. 10.356. PROCEDURE FOR DISSENT BY OWNERS AS TO ACTIONS; PERFECTION OF RIGHT OF DISSENT AND APPRAISAL.

(a) An owner of an ownership interest of a domestic entity subject to dissenters’ rights who has the right to dissent and appraisal from any of the actions referred to in Section 10.354 may exercise that right to dissent and appraisal only by complying with the procedures specified in this subchapter. An owner’s right of dissent and appraisal under Section 10.354 may be exercised by an owner only with respect to an ownership interest that is not voted in favor of the action.

(b) To perfect the owner’s rights of dissent and appraisal under Section 10.354, an owner:

(1) if the proposed action is to be submitted to a vote of the owners at a meeting, must give to the domestic entity a written notice of objection to the action that:

(A) is addressed to the entity’s president and secretary;

(B) states that the owner’s right to dissent will be exercised if the action takes effect;

(C) provides an address to which notice of effectiveness of the action should be delivered or mailed; and

(D) is delivered to the entity’s principal executive offices before the meeting;

(2) with respect to the ownership interest for which the rights of dissent and appraisal are sought:

(A) must vote against the action if the owner is entitled to vote on the action and the action is approved at a meeting of the owners; and

(B) may not consent to the action if the action is approved by written consent; and

(3) must give to the responsible organization a demand in writing that:

(A) is addressed to the president and secretary of the responsible organization;

(B) demands payment of the fair value of the ownership interests for which the rights of dissent and appraisal are sought;

(C) provides to the responsible organization an address to which a notice relating to the dissent and appraisal procedures under this subchapter may be sent;

(D) states the number and class of the ownership interests of the domestic entity owned by the owner and the fair value of the ownership interests as estimated by the owner; and

(E) is delivered to the responsible organization at its principal executive offices at the following time:

(i) not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(e) that the action has taken effect, if the action was approved by a vote of the owners at a meeting;

(ii) not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(d)(2) that the action has taken effect, if the action was approved by the written consent of the owners; or

(iii) not later than the 20th day after the date the responsible organization sends to the owner a notice that the merger was effected, if the action is a merger effected under Section 10.006; or

(iv) not later than the 20th day after the date the responsible organization gives to the shareholders the notice required by Section 10.355(b-1) or the date of the consummation of the offer described by Section 21.459(c)(2), whichever is later, if the action is a merger effected under Section 21.459(c).

(c) An owner who does not make a demand within the period required by Subsection (b)(3)(E) or, if Subsection (b)(1) is applicable, does not give the notice of objection before the meeting of the owners is bound by the action and is not entitled to exercise the rights of dissent and appraisal under Section 10.354.

(d) Not later than the 20th day after the date an owner makes a demand under Subsection (b)(3), the owner must submit to the responsible organization any certificates representing the ownership interest to which the demand relates for purposes of making a notation on the certificates that a demand for the payment of the fair value of an ownership interest has been made under this section. An owner’s failure to submit the certificates within the required period has the effect of terminating, at the option of the responsible organization, the owner’s rights to dissent and appraisal under Section 10.354 unless a court, for good cause shown, directs otherwise.

(e) If a domestic entity and responsible organization satisfy the requirements of this subchapter relating to the rights of owners of ownership interests in the entity to dissent to an action and seek appraisal of those ownership interests, an owner of an ownership interest who fails to perfect that owner’s right of dissent in accordance with this subchapter may not bring suit to recover the value of the ownership interest or money damages relating to the action.

Sec. 10.357. WITHDRAWAL OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST.

(a) An owner may withdraw a demand for the payment of the fair value of an ownership interest made under Section 10.356 before:

(1) payment for the ownership interest has been made under Sections 10.358 and 10.361; or

(2) a petition has been filed under Section 10.361.

(b) Unless the responsible organization consents to the withdrawal of the demand, an owner may not withdraw a demand for payment under Subsection (a) after either of the events specified in Subsections (a)(1) and (2).

Sec. 10.358. RESPONSE BY ORGANIZATION TO NOTICE OF DISSENT AND DEMAND FOR FAIR VALUE BY DISSENTING OWNER.

(a) Not later than the 20th day after the date a responsible organization receives a demand for payment made by a dissenting owner in accordance with Section 10.356(b)(3), the responsible organization shall respond to the dissenting owner in writing by:

(1) accepting the amount claimed in the demand as the fair value of the ownership interests specified in the notice; or

(2) rejecting the demand and including in the response the requirements prescribed by Subsection (c).

(b) If the responsible organization accepts the amount claimed in the demand, the responsible organization shall pay the amount not later than the 90th day after the date the action that is the subject of the demand was effected if the owner delivers to the responsible organization:

(1) endorsed certificates representing the ownership interests if the ownership interests are certificated; or

(2) signed assignments of the ownership interests if the ownership interests are uncertificated.

(c) If the responsible organization rejects the amount claimed in the demand, the responsible organization shall provide to the owner:

(1) an estimate by the responsible organization of the fair value of the ownership interests; and

(2) an offer to pay the amount of the estimate provided under Subdivision (1).

(d) If the dissenting owner decides to accept the offer made by the responsible organization under Subsection (c)(2), the owner must provide to the responsible organization notice of the acceptance of the offer not later than the 90th day after the date the action that is the subject of the demand took effect.

(e) If, not later than the 90th day after the date the action that is the subject of the demand took effect, a dissenting owner accepts an offer made by a responsible organization under Subsection (c)(2) or if a dissenting owner and a responsible organization reach an agreement on the fair value of the ownership interests, the responsible organization shall pay the agreed amount not later than the 120th day after the date the action that is the subject of the demand took effect, if the dissenting owner delivers to the responsible organization:

(1) endorsed certificates representing the ownership interests if the ownership interests are certificated; or

(2) signed assignments of the ownership interests if the ownership interests are uncertificated.

Sec. 10.359. RECORD OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST.

(a) A responsible organization shall note in the organization’s ownership interest records maintained under Section 3.151 the receipt of a demand for payment from any dissenting owner made under Section 10.356.

(b) If an ownership interest that is the subject of a demand for payment made under Section 10.356 is transferred, a new certificate representing that ownership interest must contain:

(1) a reference to the demand; and

(2) the name of the original dissenting owner of the ownership interest.

Sec. 10.360. RIGHTS OF TRANSFEREE OF CERTAIN OWNERSHIP INTEREST.

A transferee of an ownership interest that is the subject of a demand for payment made under Section 10.356 does not acquire additional rights with respect to the responsible organization following the transfer. The transferee has only the rights the original dissenting owner had with respect to the responsible organization after making the demand.

Sec. 10.361. PROCEEDING TO DETERMINE FAIR VALUE OF OWNERSHIP INTEREST AND OWNERS ENTITLED TO PAYMENT; APPOINTMENT OF APPRAISERS.

(a) If a responsible organization rejects the amount demanded by a dissenting owner under Section 10.358 and the dissenting owner and responsible organization are unable to reach an agreement relating to the fair value of the ownership interests within the period prescribed by Section 10.358(d), the dissenting owner or responsible organization may file a petition requesting a finding and determination of the fair value of the owner’s ownership interests in a court in:

(1) the county in which the organization’s principal office is located in this state; or

(2) the county in which the organization’s registered office is located in this state, if the organization does not have a business office in this state.

(b) A petition described by Subsection (a) must be filed not later than the 60th day after the expiration of the period required by Section 10.358(d).

(c) On the filing of a petition by an owner under Subsection (a), service of a copy of the petition shall be made to the responsible organization. Not later than the 10th day after the date a responsible organization receives service under this subsection, the responsible organization shall file with the clerk of the court in which the petition was filed a list containing the names and addresses of each owner of the organization who has demanded payment for ownership interests under Section 10.356 and with whom agreement as to the value of the ownership interests has not been reached with the responsible organization. If the responsible organization files a petition under Subsection (a), the petition must be accompanied by this list.

(d) The clerk of the court in which a petition is filed under this section shall provide by registered mail notice of the time and place set for the hearing to:

(1) the responsible organization; and

(2) each owner named on the list described by Subsection (c) at the address shown for the owner on the list.

(e) The court shall:

(1) determine which owners have:

(A) perfected their rights by complying with this subchapter; and

(B) become subsequently entitled to receive payment for the fair value of their ownership interests; and

(2) appoint one or more qualified appraisers to determine the fair value of the ownership interests of the owners described by Subdivision (1).

(f) The court shall approve the form of a notice required to be provided under this section. The judgment of the court is final and binding on the responsible organization, any other organization obligated to make payment under this subchapter for an ownership interest, and each owner who is notified as required by this section.

(g) The beneficial owner of an ownership interest subject to dissenters’ rights held in a voting trust or by a nominee on the beneficial owner’s behalf may file a petition described by Subsection (a) if no agreement between the dissenting owner of the ownership interest and the responsible organization has been reached within the period prescribed by Section 10.358(d). When the beneficial owner files a petition described by Subsection (a):

(1) the beneficial owner shall at that time be considered, for purposes of this subchapter, the owner, the dissenting owner, and the holder of the ownership interest subject to the petition; and

(2) the dissenting owner who demanded payment under Section 10.356 has no further rights regarding the ownership interest subject to the petition.

Sec. 10.362. COMPUTATION AND DETERMINATION OF FAIR VALUE OF OWNERSHIP INTEREST.

(a) For purposes of this subchapter, the fair value of an ownership interest of a domestic entity subject to dissenters’ rights is the value of the ownership interest on the date preceding the date of the action that is the subject of the appraisal. Any appreciation or depreciation in the value of the ownership interest occurring in anticipation of the proposed action or as a result of the action must be specifically excluded from the computation of the fair value of the ownership interest.

(b) In computing the fair value of an ownership interest under this subchapter, consideration must be given to the value of the domestic entity as a going concern without including in the computation of value any control premium, any minority ownership discount, or any discount for lack of marketability. If the domestic entity has different classes or series of ownership interests, the relative rights and preferences of and limitations placed on the class or series of ownership interests, other than relative voting rights, held by the dissenting owner must be taken into account in the computation of value.

(c) The determination of the fair value of an ownership interest made for purposes of this subchapter may not be used for purposes of making a determination of the fair value of that ownership interest for another purpose or of the fair value of another ownership interest, including for purposes of determining any minority or liquidity discount that might apply to a sale of an ownership interest.

Sec. 10.363. POWERS AND DUTIES OF APPRAISER; APPRAISAL PROCEDURES.

(a) An appraiser appointed under Section 10.361 has the power and authority that:

(1) is granted by the court in the order appointing the appraiser; and

(2) may be conferred by a court to a master in chancery as provided by Rule 171, Texas Rules of Civil Procedure.

(b) The appraiser shall:

(1) determine the fair value of an ownership interest of an owner adjudged by the court to be entitled to payment for the ownership interest; and

(2) file with the court a report of that determination.

(c) The appraiser is entitled to examine the books and records of a responsible organization and may conduct investigations as the appraiser considers appropriate. A dissenting owner or responsible organization may submit to an appraiser evidence or other information relevant to the determination of the fair value of the ownership interest required by Subsection (b)(1).

(d) The clerk of the court appointing the appraiser shall provide notice of the filing of the report under Subsection (b) to each dissenting owner named in the list filed under Section 10.361 and the responsible organization.

Sec. 10.364. OBJECTION TO APPRAISAL; HEARING.

(a) A dissenting owner or responsible organization may object, based on the law or the facts, to all or part of an appraisal report containing the fair value of an ownership interest determined under Section 10.363(b).

(b) If an objection to a report is raised under Subsection (a), the court shall hold a hearing to determine the fair value of the ownership interest that is the subject of the report. After the hearing, the court shall require the responsible organization to pay to the holders of the ownership interest the amount of the determined value with interest, accruing from the 91st day after the date the applicable action for which the owner elected to dissent was effected until the date of the judgment.

(c) Interest under Subsection (b) accrues at the same rate as is provided for the accrual of prejudgment interest in civil cases.

(d) The responsible organization shall:

(1) immediately pay the amount of the judgment to a holder of an uncertificated ownership interest; and

(2) pay the amount of the judgment to a holder of a certificated ownership interest immediately after the certificate holder surrenders to the responsible organization an endorsed certificate representing the ownership interest.

(e) On payment of the judgment, the dissenting owner does not have an interest in the:

(1) ownership interest for which the payment is made; or

(2) responsible organization with respect to that ownership interest.

Sec. 10.365. COURT COSTS; COMPENSATION FOR APPRAISER.

(a) An appraiser appointed under Section 10.361 is entitled to a reasonable fee payable from court costs.

(b) All court costs shall be allocated between the responsible organization and the dissenting owners in the manner that the court determines to be fair and equitable.

Sec. 10.366. STATUS OF OWNERSHIP INTEREST HELD OR FORMERLY HELD BY DISSENTING OWNER.

(a) An ownership interest of an organization acquired by a responsible organization under this subchapter:

(1) in the case of a merger, conversion, or interest exchange, shall be held or disposed of as provided in the plan of merger, conversion, or interest exchange; and

(2) in any other case, may be held or disposed of by the responsible organization in the same manner as other ownership interests acquired by the organization or held in its treasury.

(b) An owner who has demanded payment for the owner’s ownership interest under Section 10.356 is not entitled to vote or exercise any other rights of an owner with respect to the ownership interest except the right to:

(1) receive payment for the ownership interest under this subchapter; and

(2) bring an appropriate action to obtain relief on the ground that the action to which the demand relates would be or was fraudulent.

(c) An ownership interest for which payment has been demanded under Section 10.356 may not be considered outstanding for purposes of any subsequent vote or action.

Sec. 10.367. RIGHTS OF OWNERS FOLLOWING TERMINATION OF RIGHT OF DISSENT.

(a) The rights of a dissenting owner terminate if:

(1) the owner withdraws the demand under Section 10.356;

(2) the owner’s right of dissent is terminated under Section 10.356;

(3) a petition is not filed within the period required by Section 10.361; or

(4) after a hearing held under Section 10.361, the court adjudges that the owner is not entitled to elect to dissent from an action under this subchapter.

(b) On termination of the right of dissent under this section:

(1) the dissenting owner and all persons claiming a right under the owner are conclusively presumed to have approved and ratified the action to which the owner dissented and are bound by that action;

(2) the owner’s right to be paid the fair value of the owner’s ownership interests ceases;

(3) the owner’s status as an owner of those ownership interests is restored , as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were not canceled, converted, or exchanged as a result of the action or a subsequent action;

(4) the dissenting owner is entitled to receive the same cash, property, rights, and other consideration received by owners of the same class and series of ownership interests held by the owner, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were canceled, converted, or exchanged as a result of the action or a subsequent action;

(5) any action of the domestic entity taken after the date of the demand for payment by the owner under Section 10.356 will not be considered ineffective or invalid because of the restoration of the owner’s ownership interests or the other rights or entitlements of the owner under this subsection; and

(6) the dissenting owner is entitled to receive dividends or other distributions made after the date of the owner’s payment demand under Section 10.356, to owners of the same class and series of ownership interests held by the owner as if the demand had not been made, subject to any change in or adjustment to the ownership interests because of an action taken by the domestic entity after the date of the demand.

Sec. 10.368. EXCLUSIVITY OF REMEDY OF DISSENT AND APPRAISAL.

In the absence of fraud in the transaction, any right of an owner of an ownership interest to dissent from an action and obtain the fair value of the ownership interest under this subchapter is the exclusive remedy for recovery of:

(1) the value of the ownership interest; or

(2) money damages to the owner with respect to the action.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Article 8 of Prosperity’s Amended and Restated Articles of Incorporation, as amended (the “articles of incorporation”), and Article 8 of Prosperity’s Amended and Restated Bylaws, as amended (the “bylaws”), provide for mandatory indemnification to the fullest extent allowed under the Texas Business Organizations Code (the “TBOC”) for all former or present directors or officers and all persons who are or were serving at the request of Prosperity as a director, officer, partner or trustee of another foreign or domestic corporation, partnership, joint venture, trust or employee benefit plan.

The foregoing indemnification under Prosperity’s articles of incorporation and bylaws is only available if it is determined in accordance with Section 8.103 of the TBOC that:

(1) the person:

(A) acted in good faith;

(B) reasonably believed:

(i) in the case of conduct in the person’s official capacity, that the person’s conduct was in the corporation’s best interests; and

(ii) in any other case, that the person’s conduct was not opposed to the corporation’s best interests; and

(C) in the case of a criminal proceeding, did not have a reasonable cause to believe the person’s conduct was unlawful;

(2) with respect to expenses, the amount of expenses other than a judgment is reasonable; and

(3) indemnification should be paid.

Article 16 of Prosperity’s articles of incorporation provides that a director of Prosperity shall not be liable to Prosperity or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except to the extent the foregoing exculpation from liability is not permitted under Texas law.

Article 8 of Prosperity’s articles of incorporation and bylaws also provide that it has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, agent or in a similar capacity or who is or was serving as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another entity against any liability incurred by such person in such a capacity or arising out of such person’s status. In accordance with the foregoing provisions, Prosperity maintains directors and officers liability insurance.

Prosperity’s articles of incorporation and bylaws were previously filed with the Securities and Exchange Commission and are incorporated by reference into this registration statement.

Item 21. Exhibits and Financial Statement Schedules.

Exhibit Index

Exhibit Number	Description

2.1	Agreement and Plan of Reorganization, dated as of October 10, 2022, by and between Prosperity Bancshares, Inc. and First Bancshares of Texas, Inc. (included as Appendix A to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)

2.2	Agreement and Plan of Reorganization, dated as of October 10, 2022, by and between Prosperity Bancshares, Inc. and Lone Star State Bancshares, Inc. (included as Appendix B to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)

3.1	Amended and Restated Articles of Incorporation of Prosperity Bancshares, Inc. (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-63267))

3.2	Articles of Amendment to Amended and Restated Articles of Incorporation of Prosperity Bancshares, Inc. (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006)

3.3	Amended and Restated Bylaws of Prosperity Bancshares, Inc. (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed June 20, 2019)

4.1	Form of certificate representing shares of Prosperity Bancshares, Inc.’s common stock (incorporated herein by reference to Exhibit 4 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-63267))

5.1	Opinion of Bracewell LLP regarding the validity of the securities being registered*

8.1	Opinion of Bracewell LLP as to certain tax matters related to First Bancshares of Texas, Inc.*

8.2	Opinion of Bracewell LLP as to certain tax matters related to Lone Star State Bancshares, Inc.*

8.3	Opinion of Fenimore Kay Harrison LLP as to certain tax matters related to First Bancshares of Texas, Inc.*

8.4	Opinion of Fenimore Kay Harrison LLP as to certain tax matters related to Lone Star State Bancshares, Inc.*

21.1	Subsidiaries of Prosperity Bancshares, Inc. (incorporated herein by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021)

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm of Prosperity Bancshares, Inc.*

23.2	Consent of Bracewell LLP, included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference*

23.3	Consent of Bracewell LLP, included as part of its opinion filed as Exhibit 8.1 and incorporated herein by reference*

23.4	Consent of Bracewell LLP, included as part of its opinion filed as Exhibit 8.2 and incorporated herein by reference*

23.5	Consent of Fenimore Kay Harrison LLP, included as part of its opinion filed as Exhibit 8.3 and incorporated herein by reference*

Exhibit Number	Description

23.6	Consent of Fenimore Kay Harrison LLP, included as part of its opinion filed as Exhibit 8.4 and incorporated herein by reference*

24.1	Power of Attorney of Directors and Officers of the Registrant, included on the signature page of this Registration Statement on Form S-4 and incorporated herein by reference*

99.1	Consent of Stephens, Inc.*

99.2	Consent of Stephens, Inc.*

99.6	Form of Proxy for Special Meeting of Shareholders of First Bancshares of Texas, Inc.**

99.7	Form of Proxy for Special Meeting of Shareholders of Lone Star State Bancshares, Inc.**

99.8	Form of Employee Stock Ownership Plan Voting Instruction Card for Participants in the Lone Star State Bancshares, Inc. and Subsidiaries Employee Stock Ownership Plan**

107	Filing Fee Table*

*	Filed herewith
**	To be filed by amendment

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (1) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended, or the Securities Act, (2) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC, pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement), and (3) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6)

That every prospectus (1) that is filed pursuant to paragraph (5) above, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)

To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8)

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(9)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Prosperity has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, Texas, on January 11, 2023.

PROSPERITY BANCSHARES, INC.

By:	/s/ David Zalman
David Zalman
Senior Chairman and Chief Executive Officer

Power of Attorney

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in their respective capacities and on the respective dates indicated opposite their names. Each person whose signature appears below hereby authorizes each of David Zalman and Asylbek Osmonov with full power of substitution, to execute in the name and on behalf of such person any amendment or supplement (including any post-effective amendment) to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the registrant deems appropriate, and appoints David Zalman and Asylbek Osmonov with full power of substitution, attorney-in-fact to sign any and all amendments or supplements (including post-effective amendments and any related registration statement pursuant to Rule 462(b) under the Securities Act) hereto to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith and hereby ratifies and confirms that said attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Zalman David Zalman	Senior Chairman and Chief Executive Officer (principal executive officer); Director	January 11, 2023

/s/ Asylbek Osmonov Asylbek Osmonov	Chief Financial Officer (principal financial officer and principal accounting officer)	January 11, 2023

/s/ Ileana Blanco Ileana Blanco	Director	January 11, 2023

/s/ James A. Bouligny James A. Bouligny	Director	January 11, 2023

/s/ W. R. Collier W. R. Collier	Director	January 11, 2023

/s/ Kevin J. Hanigan Kevin J. Hanigan	Director	January 11, 2023

Signature	Title	Date

/s/ Leah Henderson Leah Henderson	Director	January 11, 2023

/s/ Ned S. Holmes Ned S. Holmes	Director	January 11, 2023

/s/ Jack Lord Jack Lord	Director	January 11, 2023

/s/ William T. Luedke IV William T. Luedke IV	Director	January 11, 2023

/s/ Perry Mueller, Jr., D.D.S. Perry Mueller, Jr., D.D.S.	Director	January 11, 2023

/s/ Laura Murillo Laura Murillo	Director	January 11, 2023

/s/ Harrison Stafford II Harrison Stafford II	Director	January 11, 2023

/s/ Robert Steelhammer Robert Steelhammer	Director	January 11, 2023

/s/ H.E. Timanus, Jr. H.E. Timanus, Jr.	Director	January 11, 2023